Filed pursuant to Rule 424(b)(3)
Registration No. 333-180173

PROSPECTUS

May 1, 2012

TIAA REAL ESTATE ACCOUNT

A Tax-Deferred Variable Annuity Option Offered by Teachers Insurance and Annuity Association of America (“TIAA”)

This prospectus tells you about the TIAA Real Estate Account, an investment option offered through individual and group variable annuity contracts issued by TIAA. Please read it carefully before investing and keep it for future reference.

The Real Estate Account, which we refer to sometimes as “the Account” in this prospectus, invests primarily in real estate and real estate-related investments. TIAA, one of the largest and most experienced mortgage and real estate investors in the nation, manages the Account’s assets.

The value of your investment in the Real Estate Account will go up or down depending on how the Account performs and you could lose money. The Account’s performance depends mainly on the value of the Account’s real estate and other real estate-related investments, the income generated by those investments and the Account’s expenses. The Account’s returns could go down if, for example, real estate values or rental and occupancy rates, or the value of real estate-related securities, decrease due to general economic conditions and/or a weak market for real estate generally. Property operating costs, costs associated with leverage on the Account’s properties, and government regulations, such as zoning or environmental laws, could also affect a property’s profitability. TIAA does not guarantee the investment performance of the Account, and you will bear the entire investment risk. For a detailed discussion of the specific risks of investing in the Account, see “Risk Factors” on page 14.

We take deductions daily from the Account’s net assets for the Account’s operating and investment management expenses. The Account also pays TIAA for bearing mortality and expense risks and for providing a liquidity guarantee. The current estimated annual expense deductions from the Account’s net assets over the next 12 months total 0.920%.

The Real Estate Account is designed as an option for retirement and tax-deferred savings plans for employees of non-profit and governmental institutions. TIAA currently offers the Real Estate Account under the following annuity contracts:

■	RA and GRAs (Retirement Annuities and Group Retirement Annuities)

■	SRAs (Supplemental Retirement Annuities)

■	GSRAs (Group Supplemental Retirement Annuities)

■	Retirement Choice and Retirement Choice Plus Annuity

■	GAs (Group Annuities) and Institutionally-Owned GSRAs

■	Classic and Roth IRAs (Individual Retirement Annuities) including SEP IRAs (Simplified Employee Pension Plans)

■	Keoghs

■	ATRAs (After-Tax Retirement Annuities)

■	Real Estate Account Accumulation Contract

Note that state regulatory approval may be pending for certain of these contracts and they may not currently be available in your state. TIAA may also offer the Real Estate Account as an investment option under additional contracts, both at the individual and plan sponsor level, in the future.

Neither the Securities and Exchange Commission (“SEC”) nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy of the information in this prospectus. Any representation to the contrary is a criminal offense.

An investment in the Real Estate Account is not a bank deposit and is not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency.

Please see Appendix C for definitions of certain special terms used in this prospectus.

The Real Estate Account securities offered by this prospectus are only being offered in those jurisdictions where it is legal to do so. No person may make any representation to you or give you any information about the offering that is not in the prospectus. If anyone provides you with information about the offering that is not in the prospectus, you shouldn’t rely on it.

 PROSPECTUS SUMMARY

 TIAA REAL ESTATE ACCOUNT

You should read this summary together with the more detailed information regarding the Account, including the Account’s financial statements and related notes, appearing elsewhere in this prospectus. More information about the Account may be obtained by writing us at 730 Third Avenue, New York, NY 10017-3206, calling us at 877 518- 9161 or visiting our website at www.tiaa-cref.org.

ABOUT THE TIAA REAL ESTATE ACCOUNT

The TIAA Real Estate Account was established in February 1995 as a separate account of Teachers Insurance and Annuity Association of America (“TIAA”) and interests in the Account were first offered to eligible participants on October 2, 1995. The Account offers individual and group accumulating annuity contracts (with contributions made on a pre-tax or after-tax basis), as well as individual lifetime and term-certain variable payout annuity contracts (including the payment of death benefits to beneficiaries). Investors are entitled to transfer funds to or from the Account under certain circumstances. Funds invested in the Account for each category of contract are expressed in terms of units, and unit values will fluctuate depending on the Account’s performance.

INVESTMENT OBJECTIVE

The Account seeks favorable long-term returns primarily through rental income and appreciation of real estate and real estate-related investments owned by the Account. The Account will also invest in non-real estate-related publicly traded securities and short-term higher quality liquid investments that are easily converted to cash to enable the Account to meet participant redemption requests, purchase or improve properties or cover other expense needs.

INVESTMENT STRATEGY

Real Estate-Related Investments. The Account intends to have between 75% and 85% of its net assets invested directly in real estate or real estate-related investments with the goal of producing favorable long-term returns primarily through rental income and appreciation. These investments may consist of:

•	Direct ownership interests in real estate,

•	Direct ownership of real estate through interests in joint ventures,

•	Indirect interests in real estate through real estate-related securities, such as:

•	real estate limited partnerships,

TIAA Real Estate Account ¡ Prospectus3

•	real estate investment trusts (“REITs”), which investments may consist of common or preferred stock interests,

•	investments in equity or debt securities of companies whose operations involve real estate (i.e., that primarily own or manage real estate) which may not be REITs, and

•	conventional mortgage loans, participating mortgage loans, and collateralized mortgage obligations, including commercial mortgage-backed securities (“CMBS”) and other similar investments.

The Account’s principal strategy is to purchase direct ownership interests in income-producing real estate, primarily office, industrial, retail and multi-family residential properties. The Account is targeted to hold between 65% and 80% of the Account’s net assets in such direct ownership interests at any time. Historically, over 70% of the Account’s net assets have been comprised of such direct ownership interests in real estate.

In addition, while the Account is authorized to hold up to 25% of its net assets in liquid real estate-related securities, such as REITs and CMBS, management intends that the Account will not hold more than 10% of its net assets in such securities on a long-term basis. Historically, less than 10% of the Account’s net assets have been comprised of interests in these securities. In particular, under the Account’s current investment guidelines, the Account is authorized to hold up to 10% of its net assets in CMBS. As of December 31, 2011, REIT securities comprised approximately 6.9% of the Account’s net assets, and the Account held no CMBS as of such date.

Non-Real Estate-Related Investments. The Account will invest the remaining portion of its assets (targeted to be between 15% and 25% of its net assets) in publicly-traded, liquid investments; namely:

•	U.S. treasury securities,

•	securities issued by U.S. government agencies or U.S. government sponsored entities,

•	corporate debt securities,

•	money market instruments, and

•	stock of companies that do not primarily own or manage real estate.

However, from time to time (most recently between late 2008 and mid 2010), the Account’s non-real estate-related liquid investments may comprise less than 15% (and possibly less than 10%) of its assets (on a net basis and/or a gross basis), especially during and immediately following periods of significant net participant outflows, in particular due to significant participant transfer activity. In addition, the Account, from time to time and on a temporary basis, may hold in excess of 25% of its net assets in non-real estate-related liquid investments, particularly during times of significant inflows into the Account and/or a lack of attractive real estate-related investments available in the market.

Liquid Securities. Primarily due to management’s need to manage fluctuations in cash flows, in particular during and immediately following

4Prospectus ¡ TIAA Real Estate Account

periods of significant participant net transfer activity into or out of the Account, the Account may, on a temporary basis (i) exceed the upper end of its targeted holdings (currently 35% of the Account’s net assets) in liquid securities of all types, including both publicly traded non-real estate-related liquid investments and liquid real estate-related securities, such as REITs and CMBS, or (ii) be below the low end of its targeted holdings in such liquid securities (currently 15% of the Account’s net assets).

The portion of the Account’s net assets invested in liquid investments of all types may exceed the upper end of its target, for example, if (i) the Account receives a large inflow of money in a short period of time, in particular due to significant participant transfer activity into the Account, (ii) the Account receives significant proceeds from sales of direct real estate assets, (iii) there is a lack of attractive direct real estate investments available on the market, and/or (iv) the Account anticipates more near-term cash needs, including to apply to acquire direct real estate investments, pay expenses or repay indebtedness.

Foreign Investments. The Account from time to time will also make foreign real estate investments. Under the Account’s investment guidelines, investments in direct foreign real estate, together with foreign real estate-related securities and foreign non-real estate-related liquid investments, may not comprise more than 25% of the Account’s net assets. However, through the date of this prospectus, such foreign real estate-related investments have never represented more than 7.5% of the Account’s net assets and management does not intend such foreign investments to exceed 10% of the Account’s net assets. As of December 31, 2011, the Account’s foreign assets represented approximately 2.0% of the Account’s net assets (after netting out the fair value of debt on our foreign properties).

Investments Summary. At December 31, 2011, the Account’s net assets totaled approximately $13.5 billion. As of that date, the Account’s investments in real estate properties, real estate joint ventures, limited partnerships and real estate-related marketable securities, net of the fair value of mortgage loans payable on real estate, represented 78.8% of the Account’s net assets.

At December 31, 2011, the Account held a total of 101 real estate property investments (including its interests in 11 real estate-related joint ventures), representing 73.9% of the Account’s total investments, measured on a gross asset value basis (“Total Investments”). As of that date, the Account also held investments in REIT equity securities (representing 6.0% of Total Investments), real estate limited partnerships (representing 2.0% of Total Investments), government agency notes (representing 10.0% of Total Investments) and U.S. Treasury Bills (representing 8.1% of Total Investments). See the Account’s audited financial statements for more information as to the Account’s investments as of December 31, 2011.

Borrowing. The Account is authorized to borrow money in accordance with its investment guidelines. Under the Account’s current investment guidelines, management intends to maintain the Account’s loan to value ratio at or below

TIAA Real Estate Account ¡ Prospectus5

30%. The Account’s “loan to value ratio” at any time is based on the outstanding principal amount of the Account’s debt to the Account’s total gross asset value. This ratio will be measured at the time of any debt incurrence and will be assessed after giving effect thereto.

As of December 31, 2011, the Account’s loan to value ratio was approximately 20.8%.

In addition, the Account may borrow up to 70% of the then-current value of a particular property. Non-construction mortgage loans on a property will be non-recourse to the Account. See “General Investment and Operating Policies — Other Real Estate-Related Policies — Borrowing” on page 41.

SUMMARY OF EXPENSE DEDUCTIONS

Expense deductions are made each valuation day from the net assets of the Account for various services to manage the Account’s investments, administer the Account and the contracts, distribute the contracts and to cover certain risks borne by TIAA. Investment management, administration and distribution services are provided “at cost” by TIAA and TIAA-CREF Individual & Institutional Services, LLC (“Services”), a registered broker-dealer and wholly owned subsidiary of TIAA. Currently, TIAA provides investment management services and administration services for the Account, and Services provides distribution services for the Account. In addition, TIAA charges the Account a fee to bear certain mortality and expense risks, and risks associated with providing the liquidity guarantee. TIAA guarantees that in the aggregate, the expense charges will never be more than 2.50% of average net assets per year.

The estimated annual expense deduction rate that appears in the expense table below reflects an estimate of the amount we currently expect to deduct to approximate the costs that the Account will incur from May 1, 2012 through April 30, 2013. Actual expenses may be higher or lower. The expenses identified in the table below do not include any fees which may be imposed by your employer under a plan maintained by your employer.

Type of Expense Deduction	Estimated Percent of Net Assets Annually	Services Performed

Investment Management	0.350%	For investment advisory, investment management, portfolio accounting, custodial and similar services, including independent fiduciary and appraisal fees
Administration	0.260%	For administration and operations of the Account and the contracts, including administrative services such as receiving and allocating premiums and calculating and making annuity payments
Distribution	0.085%	For services and expenses associated with distributing the annuity contracts
Mortality and Expense Risk	0.005%	For TIAA’s bearing certain mortality and expense risks
Liquidity Guarantee	0.220%	For TIAA’s liquidity guarantee
Total Annual Expense Deduction[1,2]	0.920%	Total

[1]	TIAA guarantees that the total annual expense deduction will not exceed an annual rate of 2.50% of average net assets.

[2]	Property-level expenses, including property management fees and transfer taxes, are not reflected in the table above; instead these expenses are charged directly to the Account’s properties.

Please see “Expense Deductions” on page 65 and “Selected Financial Data” on page 69 for additional information.

6Prospectus ¡ TIAA Real Estate Account

TIAA currently does not impose a fee on transfers from the Account, but reserves the right to impose a fee on transfers from the Account in the future.

Example. The following table shows you an example of the expenses you would incur on a hypothetical investment of $10,000 in the TIAA Real Estate Account over several periods. The table assumes a 5% annual return on assets and an annual expense deduction equal to 0.920%. These figures do not represent actual expenses or investment performance, which may differ.

1 Year	3 Year	5 Year	10 Year

$94	$294	$510	$1,136

SUMMARY RISK FACTORS

The value of your investment in the Account will fluctuate based on the value of the Account’s assets and the income the assets generate. You may lose money by investing in this Account. The Account’s assets and income can be affected by many factors, and you should consider the specific risks presented in this prospectus before investing in the Account. The principal risks include the following:

•

Acquiring and Owning Real Estate: The risks associated with acquiring and owning real property, including general economic and real estate market conditions, the availability of, and economic cost associated with, financing the Account’s properties, the risk that the Account’s properties become too concentrated (whether by geography, sector or by tenant mix), competition for acquiring real estate properties, leasing risk (including tenant defaults) and the risk of uninsured losses at properties (including due to terrorism and acts of violence);

•

Selling Real Estate: The risk that the sales price of a property might differ, perhaps significantly, from its estimated or appraised value, leading to losses or reduced profits to the Account, the risk that the Account might not be able to sell a property at a particular time for a price which management believes represents its fair or full value, the lack of availability of financing (for potential purchasers of the Account’s properties), disruptions in the credit and capital markets, and the risk that the Account may be required to make significant expenditures before the Account is able to market and/or sell a property;

•

Valuation: The risks associated with property valuations, including the fact that appraisals can be subjective in a number of respects, the fact that the Account’s appraisals are generally obtained on a quarterly basis and there may be periods in between appraisals of a property during which the value attributed to the property for purposes of the Account’s daily accumulation unit value may be more or less than the actual realizable value of the property;

•

Borrowing: Risks associated with financing the Account’s properties, including the risk of default on loans secured by the Account’s properties (which could lead to foreclosure), the risk associated with high loan to

TIAA Real Estate Account ¡ Prospectus7

value ratios on the Account’s properties (including the fact that the Account may have limited, or no net value in such a property), the risk that significant sums of cash could be required to make principal and interest payments on the loans and the risk that the Account may not have the ability to obtain financing or refinancing on favorable terms (or at all), which may be aggravated by general disruptions in credit and capital markets;

•

Participant Transactions and Cash Management: Investment risk associated with participant transactions, in particular that (i) significant net participant transfers out of the Account may impair our ability to pursue or consummate new investment opportunities that are otherwise attractive to the Account and/or may result in sales of real estate-related assets to generate liquidity, (ii) significant net participant transfers into the Account may result, on a temporary basis, in our cash holdings and/or holdings in liquid real estate-related investments exceeding our long-term targeted holding levels and (iii) high levels of cash in the Account during times of appreciating real estate values can impair the Account’s overall return;

•

Joint Venture Investments: The risks associated with joint venture partnerships, including the risk that a co-venturer may have interests or goals inconsistent with that of the Account, that a co-venturer may have financial difficulties, and the risk that the Account may have limited rights with respect to operation of the property and transfer of the Account’s interest;

•	Regulatory Matters: Uncertainties associated with environmental liability and regulations and other governmental regulatory matters such as zoning laws, rent control laws, and property taxes;

•

Foreign Investments: The risks associated with purchasing, owning and disposing foreign investments (primarily real estate properties), including political risk, the risk associated with currency fluctuations, regulatory and taxation risks and risks of enforcing judgments;

•

Conflicts of Interest: Conflicts of interest associated with TIAA serving as investment manager of the Account and provider of the liquidity guarantee at the same time as TIAA and its affiliates are serving as an investment manager to other real estate accounts or funds, including conflicts associated with satisfying its fiduciary duties to all such accounts and funds associated with purchasing, selling and leasing of properties;

•

Required Property Sales: The risk that, if TIAA were to own too large a percentage of the Account’s accumulation units through funding the liquidity guarantee (as determined by the independent fiduciary), the independent fiduciary could require the sales of properties to reduce TIAA’s ownership interest, which sales could occur at times and at prices that depress the sale proceeds to the Account;

8Prospectus ¡ TIAA Real Estate Account

•

Government and Government Agency Securities: Risks associated with investment securities issued by U.S. government agencies and U.S. government-sponsored entities, including the risk that the issuer may not have their securities backed by the full faith and credit of the U.S. government, and that transaction activity may fluctuate significantly from time to time, which could negatively impact the value of the securities and the Account’s ability to dispose of a security at a favorable time; and

•

Liquid Assets and Securities: Risks associated with investments in real estate-related liquid assets (which could include, from time to time, REIT securities and CMBS), and non-real estate-related liquid assets, including:

•	Financial/credit risk — Risks that the issuer will not be able to pay principal and interest when due or that the issuer’s earnings will fall;

•	Market volatility risk — Risk that the changing conditions in financial markets may cause the Account’s investments to experience price volatility;

•	Interest rate volatility risk — Risk that interest rate volatility may affect the Account’s current income from an investment; and

•	Deposit/money market risk — Risk that the Account could experience losses if banks fail.

More detailed discussions of these risks and other risk factors associated with an investment in the Account are contained starting on page 14 of this prospectus in the section entitled “Risk Factors.”

VALUING THE ACCOUNT’S ASSETS

The assets of the Account are valued at the close of each valuation day and the Account calculates and publishes a unit value, which is available on TIAA-CREF’s website (www.tiaa-cref.org), for each valuation day. The values of the Account’s properties are adjusted daily to account for capital expenditures and appraisals as they occur.

With respect to the Account’s real property investments, following the initial purchase of a property or the making of a mortgage loan on a property by the Account (at which time the Account normally receives an independent appraisal on such property), each of the Account’s real properties are appraised, and mortgage loans are valued, at least once every calendar quarter. Each of the Account’s real estate properties is appraised each quarter by an independent external state-certified (or its foreign equivalent) appraiser (which we refer to in this prospectus as an “independent appraiser”) who is a member of a professional appraisal organization. In addition, TIAA’s internal appraisal staff performs a review of each of these quarterly appraisals, in conjunction with the Account’s independent fiduciary, and TIAA’s internal appraisal staff or the independent fiduciary may request an additional appraisal or valuation outside of this quarterly cycle. Any differences in the conclusions of TIAA’s internal appraisal staff and the independent appraiser will be reviewed by the independent fiduciary, which will make a final

TIAA Real Estate Account ¡ Prospectus9

determination on the matter (which may include ordering a subsequent independent appraisal).

In general, the Account obtains appraisals of its real estate properties spread out throughout the quarter, which is intended to result in appraisal adjustments and thus adjustments to the valuations of its holdings (to the extent adjustments are made) that happen regularly throughout each quarter and not on one specific day in each period. In addition, an estimated daily equivalent of net operating income is taken into consideration and is adjusted for actual transactional activity. The remaining assets in the Account are primarily marketable securities that are priced on a daily basis and are included in the Account’s daily unit value.

As of December 31, 2011, the Account’s net assets totaled approximately $13.5 billion. See “Valuing the Account’s Assets” on page 58 for more information on how each class of the Account’s investments are valued.

PAST PERFORMANCE

The bar chart and performance table below illustrate how investment performance during the accumulation period has varied. The chart shows the Account’s total return (which includes all expenses) during the accumulation period over each of the last ten calendar years. It also shows the Account’s returns during the accumulation period for the one-, three-, five- and ten-year periods through December 31, 2011. These returns represent the total return during each such year and reflect both the Account’s investment income and capital appreciation from the Account’s total investments during each such year. How the Account has performed in the past is not necessarily an indication of how it will perform in the future. Please see “Risk Factors” beginning on page 14.

Best quarter: 5.68%, for the quarter ended December 31, 2010.
Worst quarter: –13.18%, for the quarter ended December 31, 2008.

AVERAGE ANNUAL TOTAL RETURNS (AS OF DECEMBER 31, 2011)

	1 Year	3 Year	5 Year	10 Year

TIAA Real Estate Account	12.99%	-2.52%	-1.98%	3.95%

10Prospectus ¡ TIAA Real Estate Account

ABOUT TIAA AND TIAA’S ROLE WITH THE ACCOUNT

TIAA is the companion organization of the College Retirement Equities Fund (“CREF”), the first company in the United States to issue a variable annuity. CREF is a nonprofit membership corporation established in New York State in 1952. Together, TIAA and CREF, serving approximately 3.8 million people and approximately 15,000 institutions as of December 31, 2011, form the principal retirement system for the nation’s education and research communities and form one of the largest pension systems in the U.S., based on assets under management. As of December 31, 2011, TIAA’s total statutory admitted assets were approximately $225.9 billion; the combined assets under management for TIAA, CREF and other entities within the TIAA-CREF organization (including TIAA-sponsored mutual funds) totaled approximately $464.4 billion. CREF does not stand behind TIAA’s guarantees and TIAA does not guarantee CREF products.

The Account does not have officers, directors or employees. TIAA employees, under the direction and control of TIAA’s Board of Trustees (the “Board”) and its Investment Committee, manage the investment of the Account’s assets, following investment management procedures TIAA has adopted for the Account. In addition, TIAA performs administration functions for the Account (which include receiving and allocating premiums, calculating and making annuity payments and providing recordkeeping and other services). Distribution services for the Account (which include, without limitation, distribution of the annuity contracts, advising existing annuity contract owners in connection with their accumulations and helping employers implement and manage retirement plans) are performed by Services. TIAA and Services provide investment management, administration and distribution services, as applicable, on an “at-cost” basis.

With its over 60 years in the real estate business and interests in properties located across the U.S. and internationally, TIAA is one of the nation’s largest and most experienced investors in mortgages and real estate equity interests. As of December 31, 2011, the TIAA General Account had a mortgage and real property portfolio (including interests in TIAA subsidiaries that hold real estate, real estate funds and joint ventures but excluding Real Estate Account units owned by TIAA, mortgage-backed securities and REIT securities) valued at approximately $21.0 billion.

Liquidity Guarantee. In the event that the Account’s level of liquidity is not sufficient to guarantee that Account participants may redeem their accumulation units (at their accumulation unit value as of the date of such redemption request received in good order), the TIAA General Account will purchase accumulation units issued by the Account (sometimes called “liquidity units”) in accordance with its liquidity guarantee. The cost of this guarantee is embedded in the overall expense charge of the Account. This liquidity guarantee is not a guarantee of either investment performance or the value of units in the Account.

TIAA Real Estate Account ¡ Prospectus11

This liquidity guarantee was first exercised in December 2008 and, as of the date of this prospectus, has not been exercised since June 2009. As of December 31, 2011, TIAA owns 4.7 million liquidity units, representing approximately 8.8% of the Account’s outstanding accumulation units as of such date. The Account’s independent fiduciary is vested with oversight of the liquidity guarantee, including overseeing the timing of any redemption of liquidity units held by TIAA.

The independent fiduciary currently intends to cause systematic redemptions of the liquidity units as follows. The independent fiduciary intends to cause a redemption of approximately one-quarter of the liquidity units held by TIAA on a daily basis throughout the third month of each calendar quarter, beginning June 1, 2012, so long as (i) the Account holds and is projected to hold at least 17% of its net assets in cash, cash equivalents and publicly traded, liquid non-real estate related securities, after taking into account certain projected sources and uses of cash flow into the Account, and (ii) recent historical net participant flows have been positive over the 20 business days prior to such redemption. If these conditions (along with other conditions and factors which the independent fiduciary may apply) are met consistently following June 1, 2012, TIAA would be fully redeemed by the end of March 2013. In addition, at any time the Account holds cash, cash equivalents and publicly traded, liquid non-real estate related securities in excess of 25% of its net assets, the independent fiduciary intends to cause a redemption of liquidity units in an amount equal to the Account’s average net participant flows during the preceding month. The independent fiduciary reserves the right to authorize or direct the redemption of all or a portion of liquidity units at any time. See “Establishing and Managing the Account — The Role of TIAA — Liquidity Guarantee” on page 45 and “— Role of the Independent Fiduciary” on page 47.

THE CONTRACTS

TIAA offers the Account as a variable option for the annuity contracts listed on the cover page of this prospectus, although some employer plans may not offer the Account as an option for certain contracts. Each payment to the Account buys a number of accumulation units. Similarly, any transfer or withdrawal from the Account results in the redemption of a number of accumulation units. The price you pay for an accumulation unit, and the price you receive for an accumulation unit when you redeem accumulation units, is the accumulation unit value (which we sometimes call the “AUV”) calculated for the business day on which we receive your purchase, redemption or transfer request in good order (unless you ask for a later date for a redemption or transfer).

The Right to Cancel Your Contract. Generally, you may cancel any RA, SRA, GSRA, Classic IRA, Roth IRA, ATRA or Keogh contract in accordance with the contract’s Right to Examine provision (unless we have begun making annuity payments from it) and subject to the time period regulated by the state in which the contract is issued. Although the contract terms and state law

12Prospectus ¡ TIAA Real Estate Account

provisions differ, you will generally have between 10 and 60 days to exercise this cancellation right.

Transfers and Withdrawals. Subject to the terms of the contracts and your employer’s plan, you can move your money to and from the Account in the following ways:

•

from the Account to a CREF investment account, a TIAA Access variable account (if available), TIAA’s traditional annuity or a fund (including TIAA-CREF affiliated funds) or other option available under your plan;

•

to the Account from a CREF investment account, a TIAA Access variable account (if available), TIAA’s traditional annuity (transfers from TIAA’s traditional annuity under RA, GRA or Retirement Choice contracts are subject to restrictions), a TIAA-CREF affiliated fund or from other companies/plans;

•	by withdrawing cash; and/or

•	by setting up a program of automatic withdrawals or transfers.

Importantly, transfers out of the Account to a TIAA or CREF account or into another investment option can be executed on any business day but are limited to once per calendar quarter, although some plans may allow systematic transfers that result in more than one transfer per calendar quarter. Other limited exceptions may apply. Also, transfers to CREF accounts or to certain other options may be restricted by your employer’s plan, current tax law or by the terms of your contract.

In addition, effective March 31, 2011 (or such later date as indicated in the contract or contract endorsement), individual participants are limited from making internal funding vehicle transfers into their Account accumulation if, after giving effect to such transfer, the total value of such participant’s Account accumulation (under all contracts issued to such participant) would exceed $150,000. Categories of transactions that TIAA deems “internal funding vehicle transfers” for purposes of this limitation are described in detail on page 128. As of the date of this prospectus, all jurisdictions in which the Account is offered have approved this limitation, but the effective date of the limitation as applies to an individual participant will be reflected on his or her applicable contract or endorsement form. Please see “How to Transfer and Withdraw Your Money” beginning on page 123.

By limiting these transfers to the Real Estate Account, we expect the amount of funds going into and out of the Account will be more predictable, which we believe will enhance our ability to invest and manage the Real Estate Account’s portfolio with a long-term perspective. Subsequent to March 31, 2011 (the time at which a substantial majority of participants became subject to the limitation), participant inflow levels have been tempered compared to inflow levels prior to this date. See “Management’s Discussion and Analysis of the Account’s Financial Condition and Results of Operations — Liquidity and Capital Resources” on page 99 for a discussion of participant flow activity.

TIAA Real Estate Account ¡ Prospectus13

The Annuity Period. Your income payments may be paid out of the Account through a variety of income options. Ordinarily, your annuity payments begin on the date you designate as your annuity starting date, subject to the terms of your employer’s plan. Your initial income payments are based on the value of your accumulation on the last valuation day before the annuity starting date and annuity payments can change after the initial payment based on the Account’s investment experience, the income option you choose and the income change method you choose. Important tax considerations may also apply. See “Receiving Annuity Income” beginning on page 131.

Death Benefits. Subject to the terms of your employer’s plan, TIAA may pay death benefits if you or your annuity partner dies. When you purchase your annuity contract, you name one or more beneficiaries to receive the death benefit if you die. You can change your beneficiaries anytime before you die, and, unless you instruct otherwise, your annuity partner can do the same after your death. Your choice of beneficiary for death benefits may, in some cases, be subject to the consent of your spouse and federal and state law may impose additional restrictions. If you die during the accumulation period, the death benefit is the amount of your accumulation. If you and your annuity partner die during the annuity period while payments are still due under a fixed-period annuity or for the remainder of a guaranteed period, the death benefit is the present value, based on interest at the effective annual rate of 4%, of the unit annuity payments due for the remainder of the period. Death benefits may be paid out during the accumulation period (currently under one of five available methods) or during the annuity period. Ordinarily, death benefits are subject to federal estate tax. Generally, if taken as a lump sum, death benefits would be taxed like complete withdrawals. If taken as annuity benefits, death benefits would be taxed like annuity payments. See “Death Benefits” on page 136.

RISK FACTORS

The value of your investment in the Account will fluctuate based on the value of the Account’s assets, the income the assets generate and the Account’s expenses. You can lose money by investing in the Account. There is risk associated with an investor attempting to “time” an investment in the Account’s units, or effecting a redemption of an investor’s units. The Account’s assets and income can be affected by many factors, and you should consider the specific risks presented below before investing in the Account. In particular, for a discussion of how forward-looking statements contained in this prospectus are subject to uncertainties that are difficult to predict, which may be beyond management’s control and which could cause actual results to differ materially from historical experience or management’s present expectations, please refer to the subsection entitled “Forward-Looking Statements,” which is contained in the section entitled “Management’s Discussion and Analysis of the Account’s Financial Condition and Results of Operations” on page 71.

14Prospectus ¡ TIAA Real Estate Account

RISKS ASSOCIATED WITH REAL ESTATE INVESTING

General Risks of Acquiring and Owning Real Property: As referenced elsewhere in this prospectus, the substantial majority of the Account’s net assets are comprised of direct ownership interests in real estate. As such, the Account is particularly subject to the risks inherent in acquiring and owning real property, including in particular the following:

•	Adverse Global and Domestic Economic Conditions. The economic conditions in the markets where the Account’s properties are located may be adversely impacted by factors which include:

•

adverse domestic or global economic conditions, particularly in the event of a deep recession which results in significant employment losses across many sectors of the economy and reduced levels of consumer spending;

•	a weak market for real estate generally and/or in specific locations where the Account may own property;

•	the availability of financing (both for the Account and potential purchasers of the Account’s properties);

•	an oversupply of, or a reduced demand for, certain types of real estate properties;

•	business closings, industry or sector slowdowns, employment losses and related factors;

•	natural disasters, flooding and other significant and severe weather-related events, including those caused by global climate change;

•	terrorist attacks and/or other man-made events; and

•	decline in population or shifting demographics.

The incidence of some or all of these factors could reduce occupancy, rental rates and the market value of the Account’s real properties or interests in investment vehicles (such as limited partnerships) which directly hold real properties.

•

Concentration Risk. The Account may experience periods in which its investments are geographically concentrated, either regionally or in certain markets with similar demographics. Further, while the Account seeks diversification across its four primary property types: office, industrial, retail and multi-family residential properties, the Account may experience periods where it has concentration in one property type, increasing the potential exposure if there were to be an oversupply of, or a reduced demand for, certain types of real estate properties in the markets in which the Account operates.

Also, the Account may experience periods in which its tenant base is concentrated within a particular industry sector. For example, the Account owns and operates a number of industrial properties, which typically feature larger tenant concentration. The insolvency and/or closing of a single tenant in one of our industrial properties may significantly impair the income generated by an industrial property, and may also depress the value of such property.

TIAA Real Estate Account ¡ Prospectus15

If any or all of these events occur, the Account’s income and performance may be adversely impacted disproportionately by deteriorating economic conditions in those areas or industry sectors in which the Account’s investments are concentrated. Also, the Account could experience a more rapid negative change in the value of its real estate investments than would be the case if its real estate investments were more diversified.

•

Leasing Risk. A number of factors could cause the Account’s rental income, a key source of the Account’s revenue and investment return, to decline, which would adversely impact the Account’s results and investment returns. These factors include the following:

•

A property may be unable to attract new tenants or retain existing tenants. This situation could be exacerbated if a concentration of lease expirations occurred during any one time period or multiple tenants exercise early termination at the same time.

•

The financial condition of our tenants may be adversely impacted, particularly in a prolonged economic downturn. The Account could lose revenue if tenants do not pay rent when contractually obligated, request some form of rent relief and/or default under a lease at one of the Account’s properties. Such a default could occur if a tenant declared bankruptcy, suffered from a lack of liquidity, failed to continue to operate its business or for other reasons. In the event of any such default, we may experience a delay in, or an inability to effect, the enforcement of our rights against that tenant, particularly if that tenant filed for bankruptcy protection. Further, any disputes with tenants could involve costly and time consuming litigation.

•

In the event a tenant vacates its space at one of the Account’s properties, whether as a result of a default, the expiration of the lease term, rejection of the lease in bankruptcy or otherwise, given current market conditions, we may not be able to re-lease the vacant space either (i) for as much as the rent payable under the previous lease or (ii) at all. Also, we may not be able to re-lease such space without incurring substantial expenditures for tenant improvements and other lease-up related costs, while still being obligated for any mortgage payments, real estate taxes and other expenditures related to the property.

•

In some instances, our properties may be specifically suited to and/or outfitted for the particular needs of a certain tenant based on the type of business the tenant operates. For example, many companies desire space with an open floor plan. We may have difficulty obtaining a new tenant for any vacant space in our properties, particularly if the floor plan limits the types of businesses that can use the space without major renovation, which may require us to incur substantial expense in re-planning the space. Also, upon expiration of a lease, the space preferences of our major tenants may no longer align with the space they previously rented, which could cause those tenants to

16Prospectus ¡ TIAA Real Estate Account

not renew their lease, or may require us to expend significant sums to reconfigure the space to their needs.

•

The Account owns and operates retail properties, which, in addition to the risks listed above, are subject to specific risks, including the insolvency and/or closing of an anchor tenant. Many times, anchor tenants will be “big box” stores and other large retailers that can be particularly adversely impacted by a global recession and reduced consumer spending generally. Factors that can impact the level of consumer spending include increases in fuel and energy costs, residential and commercial real estate and mortgage conditions, labor and healthcare costs, access to credit, consumer confidence and other macroeconomic factors. Under certain circumstances, co-tenancy clauses in tenants’ leases may allow certain tenants in a retail property to terminate their leases, reduce or withhold rental payments when overall occupancy at the property falls below certain minimum levels. The insolvency and/or closing of an anchor tenant may also cause such tenants to terminate their leases, or to fail to renew their leases at expiration.

•

Competition. The Account may face competition for real estate investments from multiple sources, including individuals, corporations, insurance companies or other insurance company separate accounts, as well as real estate limited partnerships, real estate investment funds, commercial developers, pension plans, other institutional and foreign investors and other entities engaged in real estate investment activities. Some of these competitors may have similar financial and other resources as the Account, and/or they may have investment strategies and policies (including the ability to incur significantly more leverage than the Account) that allow them to compete more aggressively for real estate investment opportunities, which could result in the Account paying higher prices for investments, experiencing delays in acquiring investments or failing to consummate such purchases. Any resulting delays in the acquisition of investments, or the failure to consummate acquisitions the Account deems desirable, may increase the Account’s costs or otherwise adversely affect the Account’s investment results.

In addition, the Account’s properties may be located close to properties that are owned by other real estate investors and that compete with the Account for tenants. These competing properties may be better located, more suitable for tenants than our properties or have owners who may compete more aggressively for tenants, resulting in a competitive advantage for these other properties. We may also face similar competition from other properties that may be developed in the future. This competition may limit the Account’s ability to lease space, increase its costs of securing tenants, limit our ability to maximize our rents and/or require the Account to make capital improvements it otherwise would not, in order to make its properties more attractive to prospective tenants.

TIAA Real Estate Account ¡ Prospectus17

•

Operating Costs. A property’s cash flow could decrease if operating costs, such as property taxes, utilities, litigation expenses associated with a property, maintenance and insurance costs that are not reimbursed by tenants increase in relation to gross rental income, or if the property needs unanticipated repairs and renovations. In addition, our expenses of owning and operating a property are not necessarily reduced when our income from a property is reduced.

•

Condemnation. A governmental agency may condemn and convert for a public use (i.e., through eminent domain) all or a portion of a property owned by the Account. While the Account would receive compensation in connection with any such condemnation, such compensation may not be in an amount the Account believes represents equivalent value for the condemned property. Further, a partial condemnation could impair the ability of the Account to maximize the value of the property during its operation, including making it more difficult to find new tenants or retain existing tenants. Finally, a property which has been subject to a partial condemnation may be more difficult to sell at a price the Account believes is appropriate.

•

Terrorism and Acts of War and Violence. Terrorist attacks may harm our property investments. The Account cannot assure you that there will not be further terrorist attacks against the United States, U.S. businesses or elsewhere in the world. These attacks or armed conflicts may directly or indirectly impact the value of the property we own or that secure our loans. Losses resulting from these types of events may be uninsurable or not insurable to the full extent of the loss suffered. Moreover, any of these events could cause consumer confidence and spending to decrease or result in increased volatility in the United States and worldwide financial markets and economy. Such events could also result in economic uncertainty in the United States or abroad. Adverse economic conditions resulting from terrorist activities could reduce demand for space in the Account’s properties and thereby reduce the value of the Account’s properties and therefore your investment return.

General Risks of Selling Real Estate Investments: Among the risks of selling real estate investments are:

•	The sale price of an Account property might differ, perhaps significantly, from its estimated or appraised value, leading to losses or reduced profits to the Account.

•

The Account might not be able to sell a property at a particular time for a price which management believes represents its fair or full value. This illiquidity may result from the cyclical nature of real estate, general economic conditions impacting the location of the property, disruption in the credit markets or the availability of financing on favorable terms or at all, and the supply of and demand for available tenant space, among other reasons. This might make it difficult to raise cash quickly which could impair the Account’s liquidity position (particularly during any period of

18Prospectus ¡ TIAA Real Estate Account

sustained significant net participant outflows) and also could lead to Account losses. Further, the liquidity guarantee does not serve as a working capital facility or credit line to enhance the Account’s liquidity levels generally, as its purpose is tied to participants having the ability to redeem their accumulation units upon demand (thus, alleviating the Account’s need to dispose of properties solely to increase liquidity levels in what management deems a suboptimal sales environment).

•

The Account may need to provide financing to a purchaser if no cash buyers are available, or if buyers are unable to receive financing on terms enabling them to consummate the purchase. Such seller financing introduces a risk that the counterparty may not perform its obligations to repay the amounts borrowed from the Account to complete the purchase.

•	For any particular property, the Account may be required to make expenditures for improvements to, or to correct defects in, the property before the Account is able to market and/or sell the property.

•	Interests in real estate limited partnerships tend to be in particular illiquid, and the Account may be unable to dispose of such investments at opportune times.

Valuation and Appraisal Risks: Investments in the Account’s assets are stated at fair value, which is defined as the price that would be received to sell the asset in an orderly transaction between market participants at the measurement date. Determination of fair value, particularly for real estate assets, involves significant judgment. Valuation of the Account’s real estate properties (which comprise a substantial majority of the Account’s net assets) are based on real estate appraisals, which are estimates of property values based on a professional’s opinion and may not be accurate predictors of the amount the Account would actually receive if it sold a property. Appraisals can be subjective in certain respects and rely on a variety of assumptions and conditions at that property or in the market in which the property is located, which may change materially after the appraisal is conducted. Among other things, market prices for comparable real estate may be volatile, in particular if there has been a lack of recent transaction activity in such market. Recent disruptions in the macroeconomy, real estate markets and the credit markets have led to a significant decline in transaction activity in most markets and sectors and the lack of observable transaction data may have made it more difficult for an appraisal to determine the fair value of the Account’s real estate. In addition, a portion of the data used by appraisers is based on historical information at the time the appraisal is conducted, and subsequent changes to such data, after an appraiser has used such data in connection with the appraisal, may not be adequately captured in the appraised value. Also, to the extent that the Account uses a relatively small number of independent appraisers to value a significant portion of its properties, valuations may be subject to any institutional biases of such appraisers and their valuation procedures.

TIAA Real Estate Account ¡ Prospectus19

Further, as the Account generally obtains appraisals on a quarterly basis, there may be circumstances in the period between appraisals or interim valuation adjustments in which the true realizable value of a property is not reflected in the Account’s daily net asset value calculation or in the Account’s periodic financial statements. This disparity may be more apparent when the commercial and/or residential real estate markets experience an overall and possibly dramatic decline (or increase) in property values in a relatively short period of time between appraisals.

If the appraised values of the Account’s properties as a whole are too high, those participants who purchased accumulation units prior to (i) a downward valuation adjustment of a property or multiple properties or (ii) a property or properties being sold for a lower price than the appraised value will be credited with less of an interest than if the value had previously been adjusted downward. Also, those participants who redeem during any such period will have received more than their pro rata share of the value of the Account’s assets, to the detriment of other non-redeeming participants. In particular, appraised property values may prove to be too high (as a whole) in a rapidly declining commercial real estate market. Further, implicit in the Account’s definition of fair value is a principal assumption that there will be a reasonable time to market a given property and that the property will be exchanged between a willing buyer and willing seller in a non-distressed scenario. However, an appraised value may not reflect the actual realizable value that would be obtained in a rush sale where time was of the essence. Also, appraised values may lag actual realizable values to the extent there is significant and rapid economic deterioration in a particular geographic market or a particular sector within a geographic market.

If the appraised values of the Account’s properties as a whole are too low, those participants who redeem prior to (i) an upward valuation adjustment of a property or multiple properties or (ii) a property or properties being sold for a higher price than the appraised value will have received less than their pro rata share of the value of the Account’s assets, and those participants who purchase units during any such period will be credited with more than their pro rata share of the value of the Account’s assets.

Finally, the Account recognizes items of income (such as net operating income from real estate investments, distributions from real estate limited partnerships or joint ventures, or dividends from REIT stocks) and expense in many cases on an intermittent basis, where the Account cannot predict with certainty the magnitude or the timing of such item. As such, even as the Account estimates items of net operating income on a daily basis, the AUV for the Account may fluctuate, perhaps significantly, from day to day, as a result of adjusting these estimates for the actual recognized item of income or expense.

Investment Risk Associated with Participant Transactions: The amount we have available to invest in new properties and other real estate-related assets will depend, in large part, on the level of net participant transfers into

20Prospectus ¡ TIAA Real Estate Account

or out of the Account as well as participant premiums into the Account. As noted elsewhere in this prospectus, the Account intends to hold between 15% and 25% of its net assets in investments other than real estate and real estate-related investments, comprised of publicly traded, liquid investments. These liquid assets are intended to be available to purchase real estate-related investments in accordance with the Account’s investment objective and strategy and are also available to meet participant redemption requests and the Account’s expense needs (including, from time to time, obligations on debt). Significant participant transaction activity into or out of the Account’s units is generally not predictable, and wide fluctuations can occur as a result of macroeconomic or geopolitical conditions, the performance of equities or fixed income securities or general investor sentiment, regardless of the historical performance of the Account or of the performance of the real estate asset class generally.

In the second half of 2008 and in 2009, the Account experienced significant net participant transfers out of the Account. Due in large part to this activity, the TIAA liquidity guarantee was initially executed in December 2008. See “Establishing and Managing the Account — The Role of TIAA — Liquidity Guarantee” on page 45. The Account experienced net participant outflows in 2009, causing the Account’s liquid assets to comprise less than 10% of the Account’s assets (on a net and total basis) throughout all of 2009 and into early 2010. Among other things, this continued shortfall in the amount of liquid assets impaired management’s ability to consummate new transactions. If the amount of net participant transfers out of the Account were to recur, particularly in the high volumes similar to those experienced in late 2008 and 2009, we may not have enough available liquid assets to pursue, or consummate, new investment opportunities presented to us that are otherwise attractive to the Account. This, in turn, could harm the Account’s returns. Even though net transfers out of the Account ceased in early 2010 and, as of the date of this prospectus, the Account has been in a net inflow position since this time, there is no guarantee that redemption activity will not increase again, perhaps in a significant and rapid manner.

Alternatively, periods of significant net transfer activity into the Account can result in the Account holding a higher percentage of its net assets in publicly traded liquid non-real estate-related investments than the Account’s managers would target to hold under the Account’s long-term strategy. Starting with the second quarter of 2010 and through December 31, 2011, the Account experienced net participant transfer activity into the Account in the amount of $2.9 billion. As of December 31, 2011, the Account’s non-real estate-related liquid investments (along with its cash and cash equivalents) comprised 20.8% of its net assets. At times, the portion of the Account’s net assets invested in these types of liquid instruments may exceed 25%, particularly if the Account receives a large inflow of money in a short period of time, coupled with a lack of attractive real estate-related investments on the market. Also, large inflows from participant transactions often occur in times of appreciating

TIAA Real Estate Account ¡ Prospectus21

real estate values and pricing, which can render it challenging to execute on some transactions at ideal prices.

In an appreciating real estate market generally, this large percentage of assets held in liquid investments and not in real estate and real estate-related investments may impair the Account’s overall returns. This scenario may be exacerbated in a low interest rate environment for U.S. Treasury securities and related highly liquid securities, such as has existed since 2009. In addition, to manage cash flow, the Account may temporarily hold a higher percentage of its net assets in liquid real estate-related securities, such as REIT and CMBS securities, than its long-term targeted holdings in such securities, particularly during and immediately following times of significant net transfer activity into the Account. Such holdings could increase the volatility of the Account’s returns.

Risks of Borrowing: The Account acquires some of its properties subject to existing financing and from time to time borrows new funds at the time of purchase. Also, the Account may from time to time place new leverage on, increase the leverage already placed on, or refinance maturing debt on, existing properties the Account owns. Under the Account’s current investment guidelines, the Account intends to maintain its loan to value ratio at or below 30% (measured at the time of incurrence and after giving effect thereto). As of December 31, 2011, the Account’s loan to value ratio was approximately 20.8%. Also, the Account may borrow up to 70% of the then-current value of a particular property. Non-construction mortgage loans on a property will be non-recourse to the Account.

Among the risks of borrowing money or otherwise investing in a property subject to a mortgage are:

•

General Economic Conditions. General economic conditions, dislocations in the capital or credit markets generally or the market conditions then in effect in the real estate finance industry, may hinder the Account’s ability to obtain financing or refinancing for its property investments on favorable terms or at all, regardless of the quality of the Account’s property for which financing or refinancing is sought. Such unfavorable terms might include high interest rates, increased fees and costs and restrictive covenants applicable to the Account’s operation of the property. Longer term disruptions in the capital and credit markets as a result of uncertainty, changing or increased regulation, reduced alternatives or failures of significant financial institutions could adversely affect our access to financing necessary to make profitable real estate investments. Our failure to obtain financing or refinancing on favorable terms due to the current state of the credit markets or otherwise could have an adverse impact on the returns of the Account. The negative effects presently remaining in the marketplace from the worldwide economic slowdown, banking crisis of 2008 and the ongoing sovereign debt and banking difficulties presently being experienced in the Eurozone could affect the Account’s ability to secure financing. These difficulties include tighter lending standards instituted by banks and financial

22Prospectus ¡ TIAA Real Estate Account

institutions, the reduced availability of credit facilities and project finance facilities from banks and the fall of consumer and/or business confidence.

•

Default Risk. The property or group of encumbered properties may not generate sufficient cash flow to support the debt service on the loan, the property may fail to meet certain financial or operating covenants contained in the loan documents and/or the property may have negative equity (i.e., the loan balance exceeds the value of the property) or inadequate equity. In any of these circumstances, we may default on the loan, including due to the failure to make required debt service payments when due. If a loan is in default, the Account may determine that it is not economically desirable and/or in the best interests of the Account to continue to make payments on the loan (including accessing other sources of funds to support debt service on the loan), and/or the Account may not be able to otherwise remedy such default on commercially reasonable terms or at all. In either case, the lender then could accelerate the outstanding amount due on the loan and/or foreclose on the underlying property, in which case the Account could lose the value of its investment in the foreclosed property. Further, any such default or acceleration could trigger a default under loan agreements in respect of other Account properties pledged as security for the defaulted loan or other loans. Finally, any such default could increase the Account’s borrowing costs, or result in less favorable terms, with respect to financing future properties.

•

Balloon Maturities. If the Account obtains a mortgage loan that involves a balloon payment, there is a risk that the Account may not be able to make the lump sum principal payment due under the loan at the end of the loan term, or otherwise obtain adequate refinancing on terms commercially acceptable to the Account or at all. The Account then may be forced to sell the property or other properties under unfavorable market conditions, restructure the loan on terms not advantageous to the Account, or default on its mortgage, resulting in the lender exercising its remedies, which may include repossession of the property, and the Account could lose the value of its investment in that property.

•

Variable Interest Rate Risk. If the Account obtains variable-rate loans, the Account’s returns may be volatile when interest rates are volatile. Further, to the extent that the Account takes out fixed-rate loans and interest rates subsequently decline, this may cause the Account to pay interest at above-market rates for a significant period of time. Any hedging activities the Account engages in to mitigate this risk may not fully protect the Account from the impact of interest rate volatility.

•

Valuation Risk. The market valuation of mortgage loans payable could have an adverse impact on the Account’s performance. Valuations of mortgage loans payable are generally based on the amount at which the liability could be transferred in a current transaction, exclusive of transaction costs, and such valuations are subject to a number of assumptions and

TIAA Real Estate Account ¡ Prospectus23

factors with respect to the loan and the underlying property, a change in any of which could cause the value of a mortgage loan to fluctuate.

A general disruption in the credit markets, such as the disruption experienced in 2008 and 2009, may aggravate some or all of these risks.

Risks of Joint Ownership: Investing in joint venture partnerships or other forms of joint property ownership may involve special risks, many of which are exacerbated when the consent of parties other than the Account are required to take action.

•	The co-venturer may have interests or goals inconsistent with those of the Account, including during times when a co-venturer may be experiencing financial difficulty. For example:

•

a co-venturer may desire a higher current income return on a particular investment than does the Account (which may be motivated by a longer-term investment horizon or exit strategy), or vice versa, which could cause difficulty in managing a particular asset;

•	a co-venturer may desire to maximize or minimize leverage in the venture, which may be at odds with the Account’s strategy;

•

a co-venturer may be more or less likely than the Account to agree to modify the terms of significant agreements (including loan agreements) binding the venture, or may significantly delay in reaching a determination whether to do so, each of which may frustrate the business objectives of the Account; and

•

for reasons related to its own business strategy, a co-venturer may have different concentration standards as to its investments (geographically, by sector, or by tenant), which might frustrate the execution of the business plan for the joint venture.

•

The co-venturer may be unable to fulfill its obligations (such as to fund its pro rata share of committed capital, expenditures or guarantee obligations of the venture) during the term of such agreement or may become insolvent or bankrupt, any of which could expose the Account to greater liabilities than expected and frustrate the investment objective of the venture.

•

If a co-venturer doesn’t follow the Account’s instructions or adhere to the Account’s policies, the jointly owned properties, and consequently the Account, might be exposed to greater liabilities than expected.

•

The Account may have limited rights with respect to the underlying property pursuant to the terms of the joint venture, including the right to operate, manage or dispose of a property, and a co-venturer could have approval rights over the marketing or the ultimate sale of the underlying property.

•

The terms of the Account’s ventures often provide for complicated agreements which can impede our ability to direct the sale of the property owned by the venture at times the Account views most favorable. One such agreement is a “buy-sell” right, which may force us to make a

24Prospectus ¡ TIAA Real Estate Account

decision (either to buy our co-venturer’s interest or sell our interest to our co-venturer) at inopportune times.

•	A co-venturer can make it harder for the Account to transfer its equity interest in the venture to a third party, which could adversely impact the valuation of the Account’s interest in the venture.

Risks of Developing or Redeveloping Real Estate or Buying Recently Constructed Properties: If the Account chooses to develop or redevelop a property or buys a recently constructed property, it may face the following risks:

•

There may be delays or unexpected increases in the cost of property development, redevelopment and construction due to strikes, bad weather, material shortages, increases in material and labor costs or other events.

•

There are risks associated with potential underperformance or nonperformance by, and/or solvency of, a contractor we select or other third party vendors involved in developing or redeveloping the property.

•

If we were viewed as developing or redeveloping underperforming properties, suffering losses on our investments, or defaulting on any loans on our properties, our reputation could be damaged. Damage to our reputation could make it more difficult to successfully develop or acquire properties in the future and to continue to grow and expand our relationships with our lenders, venture partners and tenants.

•

Because external factors may have changed from when the project was originally conceived (e.g., slower growth in the local economy, higher interest rates, overbuilding in the area or the regulatory and permitting environment), the property may not attract tenants on the schedule we originally planned and/or may not operate at the income and expense levels first projected.

Risks with Purchase-Leaseback Transactions: To the extent the Account invested in a purchase-leaseback transaction, the major risk is that the third party lessee will be unable to make required payments to the Account. If the leaseback interest is subordinate to other interests in the real property, such as a first mortgage or other lien, the risk to the Account increases because the lessee may have to pay the senior lienholder to prevent foreclosure before it pays the Account. If the lessee defaults or the leaseback is terminated prematurely, the Account might not recover its investment unless the property is sold or leased on favorable terms.

Regulatory Risks: Government regulation at the federal, state and local levels, including, without limitation, zoning laws, rent control or rent stabilization laws, laws regulating housing on the Account’s multifamily residential properties, the Americans with Disabilities Act, property taxes and fiscal, accounting, environmental or other government policies, could operate or change in a way that adversely affects the Account and its properties. For example, these regulations could raise the cost of acquiring, owning, improving or maintaining properties, present barriers to otherwise desirable investment

TIAA Real Estate Account ¡ Prospectus25

opportunities or make it harder to sell, rent, finance, or refinance properties either on economically desirable terms, or at all, due to the increased costs associated with regulatory compliance.

Environmental Risks: The Account may be liable for damage to the environment or injury to individuals caused by hazardous substances used or found on its properties. Under various environmental regulations, the Account may also be liable, as a current or previous property owner or mortgagee, for the cost of removing or cleaning up hazardous substances found on a property, even if it did not know of and wasn’t responsible for the hazardous substances. If any hazardous substances are present or the Account does not properly clean up any hazardous substances, or if the Account fails to comply with regulations requiring it to actively monitor the business activities on its premises, the Account may have difficulty selling or renting a property or be liable for monetary penalties. Further, environmental laws may impose restrictions on the manner in which a property may be used, the tenants which may be allowed, or the manner in which businesses may be operated, which may require the Account to expend funds. These laws may also cause the most ideal use of the property to differ from that originally contemplated and as a result could impair the Account’s returns. The cost of any required cleanup relating to a single real estate investment (including remediating contaminated property) and the Account’s potential liability for environmental damage, including paying personal injury claims and performing under indemnification obligations to third parties, could exceed the value of the Account’s investment in a property, the property’s value, or in an extreme case, a significant portion of the Account’s assets. Finally, while we may from time to time acquire third-party insurance related to environmental risks, such insurance coverage may be inadequate to cover the full cost of any loss and would cause us to be reliant on the financial health of our third-party insurer at the time any such claim is submitted.

Uninsurable Losses: Certain catastrophic losses (e.g., from earthquakes, wars, terrorist acts, nuclear accidents, wind, floods or environmental or industrial hazards or accidents) may be uninsurable or so expensive to insure against that it is economically disadvantageous to buy insurance for them. Further, the terms and conditions of the insurance coverage the Account has on its properties, in conjunction with the type of loss actually suffered at a property, may subject the property, or the Account as a whole, to a cap on insurance proceeds that is less than the loss or losses suffered. If a disaster that we have not insured against occurs, if the insurance contains a high deductible, and/or if the aggregate insurance proceeds for a particular type of casualty are capped, the Account could lose some of its original investment and any future profits from the property. Also, the Account may not have sufficient access to internal or external sources of funding to repair or reconstruct a damaged property to the extent insurance proceeds do not cover the full loss. In addition, some leases may permit a tenant to terminate its obligations in certain situations, regardless of whether those events are fully covered by

26Prospectus ¡ TIAA Real Estate Account

insurance. In that case, the Account would not receive rental income from the property while that tenant’s space is vacant, and any such vacancy might impact the value of that property. Finally, as with respect to all third-party insurance, we are reliant on the continued financial health of such insurers and their ability to pay on valid claims. If the financial health of an insurer were to deteriorate quickly, we may not be able to find adequate coverage from another carrier on favorable terms, which could adversely impact the Account’s returns.

RISKS OF INVESTING IN REAL ESTATE INVESTMENT TRUST SECURITIES

The Account invests in REIT securities for diversification, liquidity management and other purposes. The Account’s investment in REITs may also increase, as a percentage of net assets, during periods in which the Account is experiencing large net inflow activity, in particular due to net participant transfers into the Account. As of December 31, 2011, REIT securities comprised approximately 6.9% of the Account’s net assets. Investments in REIT securities are part of the Account’s real estate-related investment strategy and are subject to many of the same general risks associated with direct real property ownership. In particular, equity REITs may be affected by changes in the value of the underlying properties owned by the entity, while mortgage REITs may be affected by the quality of any credit extended. In addition to these risks, because REIT investments are securities and generally publicly traded, they may be exposed to market risk and potentially significant price volatility due to changing conditions in the financial markets and, in particular, changes in overall interest rates, regardless of the value of the underlying real estate such REIT may own. Also, sales of REIT securities by the Account for liquidity management purposes may occur at times when values of such securities have declined and it is otherwise an inopportune time to sell the security. Volatility in REITs can cause significant fluctuations in the Account’s AUV on a daily basis, as they are correlated to equity markets which have experienced significant day to day fluctuations over the past few years.

REITs do not pay federal income taxes if they distribute most of their earnings to their shareholders and meet other tax requirements. Many of the requirements to qualify as a REIT, however, are highly technical and complex. Failure to qualify as a REIT results in tax consequences, as well as disqualification from operating as a REIT for a period of time. Consequently, if we invest in a REIT security that later fails to qualify as a REIT, this may adversely affect the performance of our investment.

RISKS OF MORTGAGE-BACKED SECURITIES

The Account from time to time has invested in mortgage-backed securities and may in the future invest in such securities. Mortgage-backed securities, such as CMBS, are subject to many of the same general risks inherent in real estate investing, making mortgage loans and investing in debt securities. The underlying mortgage loans may experience defaults with greater frequency than projected when such mortgages were underwritten, which would impact

TIAA Real Estate Account ¡ Prospectus27

the values of these securities, and could hamper our ability to sell such securities. In particular, these types of investments may be subject to prepayment risk or extension risk (i.e., the risk that borrowers will repay the loans earlier or later than anticipated). If the underlying mortgage assets experience faster than anticipated prepayments of principal, the Account could fail to recoup some or all of its initial investment in these securities, since the original price paid by the Account was based in part on assumptions regarding the receipt of interest payments. If the underlying mortgage assets are repaid later than anticipated, the Account could lose the opportunity to reinvest the anticipated cash flows at a time when interest rates might be rising. The rate of prepayments depends on a variety of geographic, social and other functions, including prevailing market interest rates and general economic factors. Further, it is possible that the U.S. Government may change its support of, and policies regarding, Fannie Mae and Freddie Mac and, thus, the Account may be unable to acquire agency mortgage-backed securities in the future and even if the Account so acquired them, such changes may result in a negative effect on the pricing of such securities. Other policy changes impacting Fannie Mae and Freddie Mac and/or U.S. Government programs related to mortgages that may be implemented in the future could create market uncertainty and affect the actual or perceived credit quality of issued securities, adversely affecting mortgage-backed securities through an increased of risk of loss.

Importantly, the market value of these securities is also highly sensitive to changes in interest rates, liquidity of the secondary market and economic conditions impacting financial institutions and the credit markets generally. Note that the potential for appreciation, which could otherwise be expected to result from a decline in interest rates, may be limited by any increased prepayments. Further, volatility and disruption in the mortgage market and credit markets generally (such as was recently the case, particularly in 2008 and 2009) may cause there to be a very limited or even no secondary market for these securities and they therefore may be harder to sell than other securities.

RISKS OF U.S. GOVERNMENT AGENCY SECURITIES AND CORPORATE OBLIGATIONS

The Account invests in securities issued by U.S. government agencies and U.S. government-sponsored entities. Some of these issuers may not have their securities backed by the full faith and credit of the U.S. government, which could adversely affect the pricing and value of such securities. Also, the Account may invest in corporate obligations (such as commercial paper) and while the Account seeks out such holdings in short-term, higher-quality liquid instruments, the ability of the Account to sell these securities may be uncertain, particularly when there are general dislocations in the finance or credit markets, such as has recently been the case. Any such volatility could have a negative impact on the value of these securities. Further, transaction activity generally may fluctuate significantly from time to time, which could

28Prospectus ¡ TIAA Real Estate Account

impair the Account’s ability to dispose of a security at a favorable time, regardless of the credit quality of the underlying issuer. Also, inherent with investing in any corporate obligation is the risk that the credit quality of the issuer will deteriorate, which could cause the obligations to be downgraded and hamper the value or the liquidity of these securities. Finally, continued downgrades or threatened downgrades of the credit rating for U.S. government obligations generally could impact the pricing and liquidity of agency securities or corporate obligations in a manner which could impact the value of the Account’s units.

RISKS OF LIQUID INVESTMENTS

The Account’s investments in liquid investments (whether real estate-related, such as REITs, CMBS or some mortgage loans receivable, or non-real estate-related, such as cash equivalents and government securities, and whether debt or equity), are subject to the following general risks:

•

Financial / Credit Risk — The risk, for debt securities, that the issuer will not be able to pay principal and interest when due (and/or declare bankruptcy or be subject to receivership) and, for equity securities such as common or preferred stock, that the issuer’s current earnings will fall or that its overall financial soundness will decline, reducing the security’s value.

•

Market Volatility Risk — The risk that the Account’s investments will experience price volatility due to changing conditions in the financial markets even regardless of the credit quality or financial condition of the underlying issuer. This risk is particularly acute to the extent the Account holds equity securities, which have experienced significant short-term price volatility over the past year. Also, to the extent the Account holds debt securities, changes in overall interest rates can cause price fluctuations.

•	Interest Rate Volatility — The risk that interest rate volatility may affect the Account’s current income from an investment.

•

Deposit / Money Market Risk — The risk that, to the extent the Account’s cash held in bank deposit accounts exceeds federally insured limits as to that bank, the Account could experience losses if banks fail. In addition, there is some risk that investments held in money market accounts or funds can suffer losses.

Further, to the extent that a significant portion of the Account’s net assets at any particular time are comprised of cash, cash equivalents and non-real estate-related liquid securities, the Account’s returns may suffer as compared to the return that could have been generated by more profitable real estate-related investments.

RISKS OF FOREIGN INVESTMENTS

In addition to other investment risks noted above, foreign investments present the following special risks:

TIAA Real Estate Account ¡ Prospectus29

•

The value of foreign investments or rental income can increase or decrease due to changes in currency rates, currency exchange control regulations, possible expropriation or confiscatory taxation, political, social, and economic developments and foreign regulations. The Account translates into U.S. dollars purchases and sales of securities, income receipts and expense payments made in foreign currencies at the exchange rates prevailing on the respective dates of the transactions. The effect of any changes in currency exchange rates on investments and mortgage loans payable is included in the Account’s net realized and unrealized gains and losses. As such, fluctuations in currency exchange rates may impair the Account’s returns.

•

The Account may, but is not required to, hedge its exposure to changes in currency rates, which could involve extra costs. Further, any hedging activities might not be successful. In addition, a lender to a foreign property owned by the Account could require the Account to compensate it for its loss associated with such lender’s hedging activities.

•

Non-U.S. jurisdictions may impose taxes on the Account as a result of its investment activity in that jurisdiction. TIAA may be eligible for a foreign tax credit in respect of such tax paid by the Account and such credit (if available to TIAA) would be reimbursed to the Account. However, there may be circumstances where TIAA is unable to receive some or all of the benefit of a foreign tax credit and the Account would thus not receive reimbursement, which could harm the value of the Account’s units.

•	Foreign real estate markets may have different liquidity and volatility attributes than U.S. markets.

•

The regulatory environment in non-U.S. jurisdictions may disfavor owners and operators of real estate investment properties, resulting in less predictable and/or economically harmful outcomes if the Account were to face a significant dispute with a tenant or with a regulator itself.

•

It may be more difficult to obtain and collect a judgment on foreign investments than on domestic investments, and the costs associated with contesting claims relating to foreign investments may exceed those costs associated with a similar claim on domestic investments.

•

We may invest from time to time in securities issued by (1) entities domiciled in foreign countries, (2) domestic affiliates of such entities and/or (3) foreign domiciled affiliates of domestic entities. Such investments could be subject to the risks associated with investments subject to foreign regulation, including political unrest or the repatriation or nationalization of the issuer’s assets. These events could depress the value of such securities and/or make such securities harder to sell on favorable terms, if at all.

RISKS OF INVESTING IN MORTGAGE LOANS

The Account’s investment strategy includes, to a limited extent, investments in mortgage loans (i.e., the Account serving as lender).

30Prospectus ¡ TIAA Real Estate Account

•	General Risks of Mortgage Loans. The Account will be subject to the risks inherent in making mortgage loans, including:

•

The borrower may default on the loan, requiring that the Account foreclose on the underlying property to protect the value of its mortgage loan. Since its mortgage loans are usually non-recourse, the Account must rely solely on the value of a property for its security.

•

The larger the mortgage loan compared to the value of the property securing it, the greater the loan’s risk. Upon default, the Account may not be able to sell the property for its estimated or appraised value. Also, certain liens on the property, such as mechanics or tax liens, may have priority over the Account’s security interest.

•

A deterioration in the financial condition of tenants, which could be caused by general or local economic conditions or other factors beyond the control of the Account, or the bankruptcy or insolvency of a major tenant, may adversely affect the income of a property, which could increase the likelihood that the borrower will default under its obligations.

•	The borrower may be unable to make a lump sum principal payment due under a mortgage loan at the end of the loan term, unless it can refinance the mortgage loan with another lender.

•

If interest rates are volatile during the loan period, the Account’s variable-rate mortgage loans could have volatile yields. Further, to the extent the Account makes mortgage loans with fixed interest rates, it may receive lower yields than that which is then available in the market if interest rates rise generally.

•

Prepayment Risks. The Account’s mortgage loan investments will usually be subject to the risk that the borrower repays a loan early. Also, we may be unable to reinvest the proceeds at as high an interest rate as the original mortgage loan rate.

•

Interest Limitations. The interest rate we charge on mortgage loans may inadvertently violate state usury laws that limit rates, if, for example, state law changes during the loan term. If this happens, we could incur penalties or may be unable to enforce payment of the loan.

•	Risks of Participations. To the extent the Account invested in a participating mortgage, the following additional risks would apply:

•

The participation feature, in tying the Account’s returns to the performance of the underlying asset, might generate insufficient returns to make up for the higher interest rate the loan would have obtained without the participation feature.

•

In very limited circumstances, a court may characterize the Account’s participation interest as a partnership or joint venture with the borrower and the Account could lose the priority of its security interest or become liable for the borrower’s debts.

TIAA Real Estate Account ¡ Prospectus31

CONFLICTS OF INTEREST WITHIN TIAA

General. TIAA and its affiliates (including Teachers Advisors, Inc., its wholly owned subsidiary and a registered investment adviser) have interests in other real estate programs and accounts and also engage in other business activities and as such, they will have conflicts of interest in allocating their time between the Account’s business and these other activities. Also, the Account may be buying properties at the same time as TIAA affiliates that may have similar investment objectives to those of the Account. There is also a risk that TIAA will choose a property that provides lower returns to the Account than a property purchased by TIAA and its affiliates. Further, the Account will likely acquire properties in geographic areas where TIAA and its affiliates own properties. In addition, the Account may desire to sell a property at the same time another TIAA affiliate is selling a property in an overlapping market. Conflicts could also arise because some properties owned by TIAA and its affiliates may compete with the Account’s properties for tenants. Among other things, if one of the TIAA entities attracts a tenant that the Account is competing for, the Account could suffer a loss of revenue due to delays in locating another suitable tenant. TIAA has adopted allocation policies and procedures applicable to the purchasing conflicts scenario, but the resolution of such conflicts may be economically disadvantageous to the Account. As a result of TIAA’s and its affiliates’ obligations to other current and potential TIAA-sponsored investment vehicles with similar objectives to those of the Account, there is no assurance that the Account will be able to take advantage of every attractive investment opportunity that otherwise is in accordance with the Account’s investment objectives.

Liquidity Guarantee: In addition, as discussed elsewhere in this prospectus, the TIAA General Account provides a liquidity guarantee to the Account. As of the date of this prospectus, TIAA owns liquidity units purchased pursuant to this guarantee. While an independent fiduciary is responsible for establishing a “trigger point” (a percentage of TIAA’s ownership of liquidity units beyond which TIAA’s ownership may be reduced at the fiduciary’s direction), there is no express cap on the amount TIAA may be obligated to fund under this guarantee. Further, the Account’s independent fiduciary will oversee any redemption of TIAA liquidity units and, as of the date of this prospectus, has indicated its intent to initiate systematic redemptions under certain circumstances. TIAA’s ownership of liquidity units (including the potential for changes in its levels of ownership in the future) could result in the perception that TIAA is taking into account its own economic interests while serving as investment manager for the Account. In particular, the value of TIAA’s liquidity units fluctuates in the same manner as the value of accumulation units held by all participants. Any perception of a conflict of interest could cause participants to transfer accumulations out of the Account to another investment option, which could have an adverse impact on the Account’s ability to act most optimally upon its investment strategy. For a discussion of the relevant allocation policies and procedures TIAA has established as well as a

32Prospectus ¡ TIAA Real Estate Account

summary of other conflicts of interest which may arise as a result of TIAA’s management of the Account, see “Establishing and Managing the Account — the Role of TIAA — Conflicts of Interest” on page 49.

NO OPPORTUNITY FOR PRIOR REVIEW OF TRANSACTIONS

Investors do not have the opportunity to evaluate the economic or financial merit of the purchase, sale or financing of a property or other investment before the Account completes the transaction, so investors will need to rely solely on TIAA’s judgment and ability to select investments consistent with the Account’s investment objective and policies. Further, the Account may change its investment objective and pursue specific investments in accordance with any such amended investment objective without the consent of the Account’s investors.

RISKS OF REGISTRATION UNDER THE INVESTMENT COMPANY ACT OF 1940

The Account has not registered, and management intends to continue to operate the Account so that it will not have to register, as an “investment company” under the Investment Company Act of 1940, as amended (the “Investment Company Act”). Generally, a company is an “investment company” and required to register under the Investment Company Act if, among other things, it holds itself out as being engaged primarily, or proposes to engage primarily, in the business of investing, reinvesting or trading in securities, or it is engaged or proposes to engage in the business of investing, reinvesting, owning, holding or trading in securities and owns or proposes to acquire investment securities having a value exceeding 40% of the value of such company’s total assets (exclusive of government securities and cash items) on an unconsolidated basis.

If the Account were obligated to register as an investment company, the Account would have to comply with a variety of substantive requirements under the Investment Company Act that impose, among other things, limitations on capital structure, restrictions on certain investments, compliance with reporting, record keeping, voting and proxy disclosure requirements and other rules and regulations that could significantly increase its operating expenses and reduce its operating flexibility. To maintain compliance with the exemptions from the Investment Company Act, the Account may be unable to sell assets it would otherwise want to sell and may be unable to purchase securities it would otherwise want to purchase, which might materially adversely impact the Account’s performance.

THE ACCOUNT’S INVESTMENT OBJECTIVE AND STRATEGY

Investment Objective: The Account seeks favorable long-term returns primarily through rental income and appreciation of real estate and real estate-related investments owned by the Account. The Account will also invest in non-real estate-related publicly traded securities and short-term higher quality

TIAA Real Estate Account ¡ Prospectus33

liquid investments that are easily converted to cash to enable the Account to meet participant redemption requests, purchase or improve properties or cover other expense needs.

Investment Strategy:

Real Estate-Related Investments. The Account intends to have between 75% and 85% of its net assets invested directly in real estate or real estate-related investments with the goal of producing favorable long-term returns primarily through rental income and appreciation. These investments may consist of:

•	Direct ownership interests in real estate,

•	Direct ownership of real estate through interests in joint ventures,

•	Indirect interests in real estate through real estate-related securities, such as:

•	real estate limited partnerships,

•	REITs, which investments may consist of common or preferred stock interests,

•	investments in equity or debt securities of companies whose operations involve real estate (i.e., that primarily own or manage real estate) which may not be REITs, and

•	conventional mortgage loans, participating mortgage loans, and collateralized mortgage obligations, including CMBS and other similar investments.

The Account’s principal strategy is to purchase direct ownership interests in income-producing real estate, primarily office, industrial, retail and multi-family residential properties. The Account is targeted to hold between 65% and 80% of the Account’s net assets in such direct ownership interests at any time. Historically, over 70% of the Account’s net assets have been comprised of such direct ownership interests in real estate.

In addition, while the Account is authorized to hold up to 25% of its net assets in liquid real estate-related securities, such as REITs and CMBS, management intends that the Account will not hold more than 10% of its net assets in such securities on a long-term basis. Historically, less than 10% of the Account’s net assets have been comprised of interests in these securities. In particular, under the Account’s current investment guidelines, the Account is authorized to hold up to 10% of its net assets in CMBS. As of December 31, 2011, REIT securities comprised approximately 6.9% of the Account’s net assets, and the Account held no CMBS as of such date.

Non-Real Estate-Related Investments. The Account will invest the remaining portion of its assets (targeted to be between 15% and 25% of its net assets) in publicly traded, liquid investments; namely:

•	U.S. treasury securities,

•	securities issued by U.S. government agencies or U.S. government sponsored entities,

•	corporate debt securities,

•	money market instruments, and

34Prospectus ¡ TIAA Real Estate Account

•	stock of companies that do not primarily own or manage real estate.

However, from time to time (and most recently between late 2008 and mid 2010), the Account’s non-real estate-related liquid investments may comprise less than 15% (and possibly less than 10%) of its assets (on a net basis and/or a gross basis), especially during and immediately following periods of significant net participant outflows, in particular due to significant participant transfer activity. In addition, the Account, from time to time and on a temporary basis, may hold in excess of 25% of its net assets in non-real estate-related liquid investments, particularly during times of significant inflows into the Account and/or a lack of attractive real estate-related investments available in the market.

Liquid Securities. Primarily due to management’s need to manage fluctuations in cash flows, in particular during and immediately following periods of significant participant net transfer activity into or out of the Account, the Account may, on a temporary basis (i) exceed the upper end of its targeted holdings (currently 35% of the Account’s net assets) in liquid securities of all types, including both publicly traded non-real estate-related liquid investments and liquid real estate-related securities, such as REITs and CMBS, or (ii) be below the low end of its targeted holdings in such liquid securities (currently 15% of the Account’s net assets).

The portion of the Account’s net assets invested in liquid investments of all types may exceed the upper end of its target, for example, if (i) the Account receives a large inflow of money in a short period of time, in particular due to significant participant transfer activity into the Account, (ii) the Account receives significant proceeds from sales of direct real estate assets, (iii) there is a lack of attractive direct real estate investments available on the market, and/or (iv) the Account anticipates more near-term cash needs, including to apply to acquire direct real estate investments, pay expenses or repay indebtedness.

At December 31, 2011, the Account’s net assets totaled approximately $13.5 billion. As of that date, the Account’s investments in real estate properties, real estate joint ventures, limited partnerships and real estate-related marketable securities, net of the fair value of mortgage loans payable on real estate, represented 78.8% of the Account’s net assets.

As discussed in more detail on page 45 under “Establishing and Managing the Account — The Role of TIAA — Liquidity Guarantee” and pursuant to its existing liquidity guarantee obligation, TIAA has agreed to purchase accumulation units issued by the Account in the event the Account has insufficient cash and liquid investments to ensure the ability, on its own, to fund participant transfer, redemption or withdrawal requests. This liquidity guarantee was first exercised in December 2008 and as of the date of this prospectus, was last exercised in June 2009.

Borrowing. The Account may borrow money and assume or obtain a mortgage on a property. Under the Account’s current investment guidelines,

TIAA Real Estate Account ¡ Prospectus35

the Account intends to maintain a loan to value ratio at or below 30%. See “About the Account’s Investments — In General” below for more information.

At December 31, 2011, the Account held a total of 101 real estate property investments (including its interests in 11 real estate-related joint ventures), representing 73.9% of the Account’s total investments, measured on a gross asset value basis (“Total Investments”). As of that date, the Account also held investments in REIT equity securities (representing 6.0% of Total Investments), real estate limited partnerships (representing 2.0% of Total Investments), government agency notes (representing 10.0% of Total Investments) and U.S. Treasury Bills (representing 8.1% of Total Investments). See the Account’s audited financial statements for more information as to the Account’s investments as of December 31, 2011.

ABOUT THE ACCOUNT’S INVESTMENTS — IN GENERAL

DIRECT INVESTMENTS IN REAL ESTATE

Direct Purchase: The Account will generally buy direct ownership interests in existing or newly constructed income-producing properties, primarily office, industrial, retail, and multi-family residential properties. The Account will invest mainly in established properties with existing rent and expense schedules or in newly constructed properties with predictable cash flows or in which a seller agrees to provide certain minimum income levels. On occasion, the Account might invest in real estate development projects or engage in redevelopment projects. The Account does not directly invest in single-family residential real estate, nor does it currently invest in residential mortgage-backed securities (“RMBS”), although it may invest in such securities in the future.

Purchase-Leaseback Transactions: Although it has not yet done so, the Account can enter into purchase-leaseback transactions (leasebacks) in which it would buy land and income-producing improvements on the land (such as buildings), and simultaneously lease the land and improvements to a third party (the lessee). Leasebacks are generally for very long terms. Usually, the lessee is responsible for operating the property and paying all operating costs, including taxes and mortgage debt. The Account can also give the lessee an option to buy the land and improvements.

In some leasebacks, the Account may purchase only the land under an income-producing building and lease the land to the building owner. In those cases, the Account could seek to share (or “participate”) in any increase in property value from building improvements or in the lessee’s revenues from the building above a base amount. The Account can invest in leasebacks that are subordinated to other interests in the land, buildings, and improvements (e.g., first mortgages); in that case, the leaseback interest would be subject to greater risks.

36Prospectus ¡ TIAA Real Estate Account

INVESTMENTS IN MORTGAGES

General: The Account can originate or acquire interests in mortgage loans, generally on the same types of properties it might otherwise buy — i.e., the Account will be a creditor. These mortgage loans may pay fixed or variable interest rates or have “participating” features (as described below). Normally the Account’s mortgage loans will be secured by properties that have income-producing potential. They usually will not be insured or guaranteed by the U.S. government, its agencies or anyone else. They usually will be non-recourse, which means they won’t be the borrower’s personal obligations. Most will be first mortgage loans on existing income-producing property, with first-priority liens on the property. These loans may be amortized (i.e., principal is paid over the course of the loan), or may provide for interest-only payments, with a balloon payment at maturity. In addition, the Account may originate a mortgage loan on a property it has recently sold (this is sometimes called “seller financing”).

Participating Mortgage Loans: The Account may make mortgage loans which permit the Account to share (have a “participation”) in the income from or appreciation of the underlying property. These participations let the Account receive additional interest, usually calculated as a percentage of the income the borrower receives from operating, selling or refinancing the property. The Account may also have an option to buy an interest in the property securing the participating loan.

Managing Mortgage Loan Investments: TIAA can manage the Account’s mortgage loans in a variety of ways, including:

•	renegotiating and restructuring the terms of a mortgage loan;

•	extending the maturity of any mortgage loan made by the Account;

•	consenting to a sale of the property subject to a mortgage loan;

•	financing the purchase of a property by making a new mortgage loan in connection with the sale; and/or

•	selling the mortgage loans, or portions of them, before maturity.

OTHER REAL ESTATE-RELATED INVESTMENTS

Joint Investment Vehicles Involved in Real Estate Activities: The Account can hold interests in joint ventures, limited partnerships, funds, and other commingled investment vehicles involved in real estate-related activities, including owning, financing, managing, or developing real estate. Many times, the Account will have limited voting and management rights in a commingled vehicle, including over the selection and disposition of the underlying real estate-related assets owned by the vehicle, and the Account’s ability to sell freely its interests in commingled vehicles may be restricted by the terms of the governing agreements. From time to time, the Account may also serve as the manager or administrator for such a vehicle, for which it may earn fees. The Account will not hold real property jointly with TIAA or its affiliates.

Real Estate Investment Trusts: The Account may invest in REITs, which are entities (usually publicly owned and traded) that lease, manage, acquire,

TIAA Real Estate Account ¡ Prospectus37

hold mortgages on, and develop real estate. Normally the Account will attempt to replicate the holdings of widely recognized REIT indexes, but at times may gain exposure to REITs by purchasing the common or preferred stock of an individual REIT, by purchasing index funds or exchange traded funds, or by purchasing debt securities issued by a REIT. REITs seek to maximize share value and increase cash flows by acquiring and developing new real estate projects, upgrading existing properties or renegotiating existing arrangements to increase rental rates and occupancy levels. REITs must distribute at least 90% of their taxable income to shareholders in order to benefit from a special tax structure, which means they may pay high dividends. The value of a particular REIT can be affected by such factors as general economic and market conditions (in particular as to publicly traded REITs), the performance of the real estate sector in which the REIT primarily invests, cash flow, the skill of its management team, and defaults by its lessees or borrowers.

Mortgage-Backed Securities: The Account can invest in mortgage-backed securities and other mortgage-related or asset-backed instruments, including CMBS, RMBS, mortgage-backed securities issued or guaranteed by agencies or instrumentalities of the U.S. government, non-agency mortgage instruments, and collateralized mortgage obligations that are fully collateralized by a portfolio of mortgages or mortgage-related securities. Mortgage-backed securities are instruments that directly or indirectly represent a participation in, or are secured by and payable from, one or more mortgage loans secured by real estate. In most cases, mortgage-backed securities distribute principal and interest payments on the mortgages to investors. Interest rates on these instruments can be fixed or variable. Some classes of mortgage-backed securities may be entitled to receive mortgage prepayments before other classes do. Therefore, the prepayment risk for a particular instrument may be different than for other mortgage-related securities. Many classes of mortgage-backed securities have experienced volatility in pricing and liquidity since 2008.

Stock of Companies Involved in Real Estate Activities: From time to time, the Account can invest in common or preferred stock of companies whose business involves real estate. These stocks may be listed on U.S. or foreign stock exchanges or traded over-the-counter in the U.S. or abroad.

NON-REAL ESTATE-RELATED INVESTMENTS

The Account can also invest in:

•	U.S. treasury or U.S. government agency securities;

•

Money market instruments and other cash equivalents. These will usually be high-quality, short-term debt instruments, including U.S. government or government agency securities, commercial paper, certificates of deposit, bankers’ acceptances, repurchase agreements, interest-bearing time deposits, and corporate debt securities;

•	Corporate debt or asset-backed securities of U.S. or foreign entities, or debt securities of foreign governments or multinational organizations, but

38Prospectus ¡ TIAA Real Estate Account

only if they’re investment-grade and rated in the top four categories by a nationally recognized rating organization (or, if not rated, deemed by TIAA to be of equal quality); and

•	Common or preferred stock, or other ownership interests, of U.S. or foreign companies that aren’t involved in real estate, to a limited extent.

FOREIGN REAL ESTATE AND OTHER FOREIGN INVESTMENTS

The Account from time to time will also make foreign real estate investments. The Account from time to time will invest in foreign real estate or real estate-related investments. It might also invest in securities or other instruments of foreign government or private issuers. Under the Account’s investment guidelines, investments in direct foreign real estate, together with foreign real estate-related securities and foreign non-real estate-related liquid investments, may not comprise more than 25% of the Account’s net assets. However, through the date of this prospectus, such foreign real estate-related investments have never represented more than 7.5% of the Account’s net assets and management does not intend such foreign investments to exceed 10% of the Account’s net assets. As of the date of this prospectus, the Account holds interests in two foreign property investments (one in the United Kingdom and one in France), which, after netting out the fair value of debt on such properties, as of December 31, 2011, represented approximately 2.0% of the Account’s net assets (after netting out the fair value of debt on our foreign properties). See Appendix B for more information, including valuation information, concerning these investments.

Depending on investment opportunities, the Account’s foreign investments could at times be concentrated in one or two foreign countries. We will consider the special risks involved in foreign investing before investing in foreign real estate and won’t invest unless our standards are met.

GENERAL INVESTMENT AND OPERATING POLICIES

STANDARDS FOR REAL ESTATE INVESTMENTS

Buying Real Estate or Making Mortgage Loans: Before the Account purchases real estate or makes a mortgage loan, TIAA will consider such factors as:

•	the location, condition, and use of the underlying property;

•	its operating history and its future income-producing capacity; and

•	the quality, operating experience, and creditworthiness of the tenants or the borrower.

TIAA will also analyze the fair market value of the underlying real estate, taking into account the property’s operating cash flow (based on the historical and projected levels of rental and occupancy rates and expenses), as well as the general economic conditions in the area where the property is located.

TIAA Real Estate Account ¡ Prospectus39

Diversification: We haven’t placed percentage limitations on the type and location of properties that the Account can buy. However, the Account seeks to diversify its investments by type of property, geographic location and tenant mix. How much the Account diversifies will depend upon whether suitable investments are available, the Account’s ability to divest of properties that are in over-concentrated locations or sectors, and how much the Account has available to invest.

Special Criteria for Making Mortgage Loans: Ordinarily, the Account will only make a mortgage loan if the loan, when added to any existing debt, will not exceed 85% of the appraised value of the mortgaged property when the loan is made, unless the Account is compensated for taking additional risk.

Selling Real Estate Investments: The Account doesn’t intend to buy and sell its real estate investments simply to make short-term profits, although proceeds from sales of real estate investments do play a role in the Account’s cash management generally. Rather, the Account’s general strategy in selling real estate investments is to dispose of those assets which management believes:

•	have maximized in value;

•	have underperformed or face deteriorating property-specific or market conditions;

•	represent properties needing significant capital infusions in the future;

•

are appropriate to dispose of in order to remain consistent with its intent to diversify the Account by property type and geographic location (including reallocating the Account’s exposure to or away from certain property types in certain geographic locations); and/or

•	otherwise do not satisfy the investment objectives or strategy of the Account.

Management from time to time will evaluate the need to manage liquidity in the Account as part of its analysis as to whether to undertake a particular asset sale. The Account will reinvest any sale proceeds that management doesn’t believe it will need to pay operating expenses, fund other obligations (such as debt obligations and funding commitments under limited partnership agreements) or to meet participant redemption requests (e.g., cash withdrawals or transfers).

OTHER REAL ESTATE-RELATED POLICIES

Appraisals and Valuations of Real Estate Assets: The Account will rely on TIAA’s own analysis, normally along with an independent external appraisal, in connection with the purchase of a property by the Account. The Account will normally receive an independent external appraisal performed by a third party appraisal firm at or before the time it buys a real estate asset, and the Account also generally obtains an independent appraisal when it makes mortgage loans.

Subsequently, each of the Account’s real properties are appraised, and mortgage loans are valued, at least once every calendar quarter. Each of the Account’s real estate properties are appraised each quarter by an independent

40Prospectus ¡ TIAA Real Estate Account

third party appraiser who is a member of a professional appraisal organization. In addition, TIAA’s internal appraisal staff performs a review of each independent appraisal of each real estate property as the final step in the Account’s process of determining the value, in conjunction with the Account’s independent fiduciary, and TIAA’s internal appraisal staff or the independent fiduciary may request an additional appraisal or valuation outside of this quarterly cycle. Any differences in the conclusions of TIAA’s internal appraisal staff and the independent appraiser will be reviewed by the independent fiduciary, which will make a final determination on the matter (which may include ordering a subsequent independent appraisal).

See “Valuing the Account’s Assets” on page 58 for more information on how each class of the Account’s investments (including assets other than real estate properties) are valued.

Borrowing: The Account may borrow money and assume or obtain a mortgage on a property — i.e., make leveraged real estate investments. Under the Account’s current investment guidelines, management intends to maintain the Account’s loan to value ratio at or below 30% (measured at the time of incurrence and after giving effect thereto). Forms of borrowing may include

•	incurring new debt on the Account’s properties,

•	refinancing outstanding debt,

•	assuming debt on the Account’s properties, or

•	long term extensions of the maturity date of outstanding debt.

The Account’s loan to value ratio at any time is based on the ratio of the outstanding principal amount of the Account’s debt to the Account’s total gross asset value. The Account’s total gross asset value, for these purposes, is equal to the total fair value of the Account’s assets (including the fair value of the Account’s interest in joint ventures), with no reduction associated with any indebtedness on such assets.

In times of high net inflow activity, in particular during times of high net participant transfer inflows, management may determine to apply a portion of such cash flows to make prepayments of indebtedness prior to scheduled maturity, which would have the effect of reducing the Account’s loan to value ratio. Such prepayments may require the Account to pay fees or ‘yield maintenance’ amounts to lenders.

In calculating outstanding indebtedness, we will include only the Account’s actual percentage interest in any borrowings on a joint venture investment and not that of any joint venture partner. Also, at the time the Account (or a joint venture in which the Account is a partner) enters into a revolving line of credit, management deems the maximum amount which may be drawn under that line of credit as fully incurred, regardless of whether the maximum amount available has been drawn from time to time.

As of December 31, 2011, the aggregate principal amount of the Account’s outstanding debt (including the Account’s share of debt on its joint venture

TIAA Real Estate Account ¡ Prospectus41

investments) was approximately $3.6 billion and the Account’s loan to value ratio was approximately 20.8%.

The Account may only borrow up to 70% of the then current value of a property, although construction loans may be for 100% of costs incurred in developing the property. Except for construction loans, any mortgage loans on a property will be non-recourse to the Account, meaning that if there is a default on a loan in respect of a specific property, the lender will have recourse to (i.e., be able to foreclose on) only the property encumbered (or the joint venture owning the property), or to other specific Account properties that may have been pledged as security for the defaulted loan, but not to any other assets of the Account. When possible, the Account will seek to have loans mature at different times to limit the risks of borrowing.

The Account will not obtain mortgage financing on properties it owns from TIAA or any of its affiliates. Under certain circumstances, TIAA or an affiliate may provide a loan to a third party purchaser of a property sold by the Account, but no such financing will be made with respect to a property the Account still owns. However, the Account may place an intra-company mortgage on an Account property held by a subsidiary for tax planning or other purposes. This type of mortgage will not be subject to the general limitations on borrowing described above.

When the Account assumes or obtains a mortgage on a property, it will bear the expense of mortgage payments. It will also be exposed to certain additional risks, which are described in “Risk Factors — Risks of Borrowing” on page 22.

In addition, while it has not done so through the date of this prospectus, the Account may obtain a line of credit to meet short-term cash needs, which line of credit may be unsecured and/or contain terms that may require the Account to secure a loan with one or more of its properties. Management expects the proceeds from any such short-term borrowing would be used to meet the cash flow needs of the Account’s properties and real estate-related investments, but depending on the circumstances, proceeds could be used for Account-level funding needs (including the need to honor unexpected participant withdrawal activity).

Discretion to Evict or Foreclose: TIAA may, in its discretion, evict defaulting tenants or foreclose on defaulting borrowers to maintain the value of an investment, when it decides that it is in the Account’s best interests.

Property Management and Leasing Services: The Account usually will hire a national or regional independent third party property management company to perform the day-to-day management services for each of the Account’s properties, including supervising any on-site personnel, negotiating maintenance and service contracts, providing advice on major repairs and capital improvements and assisting the Account in ensuring compliance with environmental regulations. The property manager will also recommend changes in rent schedules and create marketing and advertising programs to

42Prospectus ¡ TIAA Real Estate Account

attain and maintain high levels of occupancy by responsible tenants. The Account may also hire independent third party leasing companies to perform or coordinate leasing and marketing services to fill any vacancies. The fees paid to the property management company, along with any leasing commissions and expenses, will reduce the Account’s cash flow from a property.

Insurance: We intend to arrange for, or require proof of, comprehensive insurance, including liability, fire, and extended coverage, for the Account’s real properties and properties securing mortgage loans or subject to purchase-leaseback transactions. The Account currently participates in property, casualty and other related insurance programs as part of TIAA’s property insurance programs, and the Account only bears the cost of insuring only the properties it owns. The terms and conditions of the insurance coverage the Account has on its properties, in conjunction with the type of loss actually suffered at a property, may subject the property, or the Account as a whole, to a cap on insurance proceeds that is less than the loss or losses suffered. In addition, the Account’s insurance policies on its properties currently include catastrophic coverage for wind, earthquakes and terrorist acts, but we can’t assure you that it will be adequate to cover all losses. We also can’t assure you that we will be able to obtain coverage for wind, earthquakes and terrorist acts at an acceptable cost, if at all, at the time a policy expires. While the Account will seek to have coverage placed with highly rated, financially healthy insurance carriers, the Account is reliant on the continued financial health of the third-party insurers it engages.

OTHER POLICIES

Investment Company Act of 1940: The Account has not registered, and we intend to operate the Account so that it will not have to register, as an “investment company” under the Investment Company Act. This will require monitoring the Account’s portfolio so that it won’t have more than 40 percent of total assets, other than U.S. government securities and cash items, in investment securities. As a result, the Account may be unable to make some potentially profitable investments, it may be unable to sell assets it would otherwise want to sell or it may be forced to sell investments in investment securities before it would otherwise want to do so.

Changing Operating Policies or Winding Down: Under the terms of the contracts and in accordance with applicable insurance law, TIAA can decide to change, in its sole discretion, the operating policies of the Account or to wind it down. If the Account is wound down, you may need to transfer your accumulations or annuity income to TIAA’s traditional annuity or any CREF account available under your employer’s plan. All investors in the Account will be notified in advance if we decide to change a significant policy or wind down the Account.

TIAA Real Estate Account ¡ Prospectus43

ESTABLISHING AND MANAGING THE ACCOUNT —
THE ROLE OF TIAA

ESTABLISHING THE ACCOUNT

The Board established the Real Estate Account as a separate account of TIAA under New York law on February 22, 1995. The Account is regulated by the New York State Department of Financial Services (“NYDFS,” formerly, the New York State Insurance Department) and the insurance departments of the other jurisdictions in which the annuity contracts are offered. Although TIAA owns the assets of the Real Estate Account, and the Account’s obligations under the contract are obligations of TIAA, the Account’s income, investment gains, and investment losses are credited to or charged against the assets of the Account without regard to TIAA’s other income, gains, or losses. Under New York insurance law, we can’t charge the Account with liabilities incurred by any other TIAA business activities or any other TIAA separate account.

MANAGING THE ACCOUNT

TIAA employees, under the direction and control of the Board and its Investment Committee, manage the investment of the Account’s assets, following investment management procedures TIAA has adopted for the Account. The Account does not have officers, directors or employees. TIAA’s investment management responsibilities include:

•	identifying and recommending purchases, sales and financings of appropriate real estate-related and other investments;

•	providing (including by arranging for others to provide) all portfolio accounting, custodial, and related services for the Account; and

•	arranging for others to provide certain advisory or other management services to the Account’s joint ventures or other investments.

In addition, TIAA performs administration functions for the Account (which include receiving and allocating premiums, calculating and making annuity payments and providing recordkeeping and other services). Distribution services for the Account (which include, without limitation, distribution of the annuity contracts, advising existing annuity contract owners in connection with their accumulations and helping employers implement and manage retirement plans) are performed by Services. TIAA and Services provide investment management, administration and distribution services, as applicable, on an “at-cost” basis. For more information about the charge for investment management, administration and distribution services, see “Expense Deductions” on page 65.

You don’t have the right to vote for TIAA Trustees. See “General Matters — Voting Rights” on page 144. For information about the Trustees, certain executive officers of TIAA and the Account’s portfolio management team, see Appendix A of this prospectus.

TIAA’s ERISA Fiduciary Status. To the extent that assets of a plan subject to the Employee Retirement Income Security Act of 1974, as amended

44Prospectus ¡ TIAA Real Estate Account

(“ERISA”), are allocated to the Account, TIAA will be acting as an “investment manager” and a fiduciary under ERISA with respect to those assets.

LIQUIDITY GUARANTEE

The TIAA General Account provides the Account with a liquidity guarantee enabling the Account to have funds available to meet participant redemption, transfer or cash withdrawal requests. This guarantee is required by the NYDFS. If the Account can’t fund participant requests from the Account’s own cash flow and liquid investments, the TIAA General Account will fund such requests by purchasing accumulation units (accumulation units that are purchased by TIAA are generally referred to as “liquidity units”) issued by the Account. TIAA guarantees that you can redeem your accumulation units at their accumulation unit value next determined after your transfer or cash withdrawal request is received in good order. Whether the liquidity guarantee is exercised is based on the cash level of the Account from time to time, as well as recent participant withdrawal activity and the Account’s expected working capital, debt service and cash needs, all subject to the oversight of the independent fiduciary. While the proceeds from liquidity unit purchases are not placed in a segregated account solely to fund participant requests, the guarantee is in place to meet participant needs. Liquidity units owned by TIAA are valued in the same manner as accumulation units owned by the Account’s participants. Importantly, however, this liquidity guarantee is not a guarantee of the investment performance of the Account or a guarantee of the value of your units. Transfers from the Account to a CREF or TIAA account, or another investment option, are limited to once every calendar quarter (except for specifically prescribed systematic transfers established in accordance with the terms of the participant’s contract and employer’s plan), and cash withdrawals may be further restricted by the terms of your plan.

TIAA’s obligation to provide Account participants liquidity through purchases of liquidity units is not subject to an express regulatory or contractual limitation, although as described below under “—Role of the Independent Fiduciary,” the independent fiduciary may (but is not obligated to) require the reduction of TIAA’s interest through sales of assets from the Account if TIAA’s interest exceeds a predetermined trigger point. Even if this trigger point were reached and regardless of whether the independent fiduciary has required the Account to dispose of any assets, TIAA’s obligation to provide liquidity under the guarantee will continue.

The Account pays TIAA for the risk associated with providing the liquidity guarantee through a daily deduction from the Account’s net assets. See “Expense Deductions” on page 65. Primarily as a result of significant net participant transfers throughout 2008 (in particular, in the second half of 2008), pursuant to this liquidity guarantee obligation, the TIAA General Account first purchased liquidity units on December 24, 2008. Through the date of this prospectus, the TIAA General Account has paid an aggregate of approximately $1.2 billion to purchase liquidity units in a number of separate

TIAA Real Estate Account ¡ Prospectus45

transactions, with the last such transaction occurring in June 2009. As of the date of this prospectus, no liquidity units have been redeemed by TIAA. Management cannot predict whether future liquidity unit purchases will be required under the liquidity guarantee.

Redemption of Liquidity Units. The independent fiduciary is vested with oversight and approval over any redemption of TIAA’s liquidity units, acting in the best interests of Real Estate Account participants. The independent fiduciary has indicated to management that, as of the date of this prospectus, it intends to initiate systematic redemptions of the liquidity units held by the TIAA General Account at such times as it deems appropriate. The independent fiduciary currently intends to cause a redemption of approximately one-quarter of the liquidity units held by TIAA on a daily basis throughout the third month of each calendar quarter, beginning June 1, 2012, so long as (i) the Account holds and is projected to hold at least 17% of its net assets in cash, cash equivalents and publicly traded, liquid non-real estate related securities, after taking into account certain projected sources and uses of cash flow into the Account, and (ii) recent historical net participant flows have been positive over the 20 business days prior to such redemption. If these conditions (along with other conditions and factors which the independent fiduciary may apply) are met consistently following June 1, 2012, TIAA would be fully redeemed by the end of March 2013. In addition, at any time the Account holds cash, cash equivalents and publicly traded, liquid non-real estate related securities in excess of 25% of its net assets, the independent fiduciary intends to cause a redemption of liquidity units in an amount equal to the Account’s average net participant flows during the preceding month. As of December 31, 2011, the Account held 20.8% of its net assets in such liquid non-real estate-related investments (along with its cash and cash equivalents).

In administering any redemptions (including those intended as described above), the independent fiduciary has indicated to management that it intends to evaluate, among other things (i) projected acquisitions and dispositions of real estate and real estate-related investments, (ii) participant inflow and outflow trends, (iii) the Account’s net income and (iv) obligations to make debt service payments and pay principal balances of mortgages on Account properties. The independent fiduciary is vested with oversight and approval over any redemption of liquidity units owned by TIAA, acting in the best interests of Real Estate Account participants.

As a general matter, the independent fiduciary may authorize or direct the redemption of all or a portion of liquidity units at any time and TIAA will request the approval of the independent fiduciary before any liquidity units are redeemed. There is no guarantee that the independent fiduciary will cause redemptions and even if redemptions do commence, management cannot predict the time period over which such redemptions would continue. Further, neither management nor the independent fiduciary can predict when TIAA’s liquidity units may be redeemed in full.

46Prospectus ¡ TIAA Real Estate Account

Upon termination and liquidation of the Account (wind-up), any liquidity units held by TIAA will be the last units redeemed, unless the independent fiduciary directs otherwise. Finally, TIAA may redeem its liquidity units more frequently than once per calendar quarter, subject at all times to the oversight and approval of the Account’s independent fiduciary (discussed in more detail in the subsection entitled “— Role of the Independent Fiduciary” immediately below).

ROLE OF THE INDEPENDENT FIDUCIARY

Because TIAA’s ability to purchase and sell liquidity units raises certain technical issues under ERISA, TIAA applied for and received a prohibited transaction exemption from the U.S. Department of Labor in 1996 (“PTE-96-76”). In connection with the exemption, TIAA has appointed an independent fiduciary for the Real Estate Account, with overall responsibility for reviewing Account transactions to determine whether they are in accordance with the Account’s investment guidelines. Real Estate Research Corporation, a real estate consulting firm whose principal offices are located in Chicago, Illinois, was initially appointed as independent fiduciary effective March 1, 2006 and currently serves as the Account’s independent fiduciary. The independent fiduciary’s responsibilities include:

•	reviewing and approving the Account’s investment guidelines and monitoring whether the Account’s investments comply with those guidelines;

•	reviewing and approving valuation procedures for the Account’s properties;

•

approving adjustments to any property valuations that change the value of the property or the Account as a whole above or below certain prescribed levels, or that are made within three months of the annual independent appraisal;

•	reviewing and approving how the Account values accumulation and annuity units;

•	approving the appointment of all independent appraisers;

•	reviewing the purchase and sale of units by TIAA to ensure that the Account uses the correct unit values; and

•

requiring appraisals besides those normally conducted, if the independent fiduciary believes that any of the properties have changed materially, or that an additional appraisal is necessary to ensure the Account has correctly valued a property.

In addition, Real Estate Research Corporation has certain responsibilities with respect to the Account that it had historically undertaken or is currently undertaking with respect to TIAA’s purchase and ownership of liquidity units, including among other things, reviewing the purchases and redemption of liquidity units by TIAA to ensure the Account uses the correct unit values. In connection therewith, as set forth in PTE 96-76, the independent fiduciary’s responsibilities include:

TIAA Real Estate Account ¡ Prospectus47

•	establishing the percentage of total liquidity units that TIAA’s ownership should not exceed (the “trigger point”) and creating a method for changing the trigger point;

•	approving any adjustment of TIAA’s ownership interest in the Account and, in its discretion, requiring an adjustment if TIAA’s ownership of liquidity units reaches the trigger point; and

•

once the trigger point has been reached, participating in any program to reduce TIAA’s ownership in the Account by utilizing cash flow or liquid investments in the Account, or by utilizing the proceeds from asset sales. If the independent fiduciary were to determine that TIAA’s ownership should be reduced following the trigger point, its role in participating in any asset sales program would include:

(i)	participating in the selection of properties for sale,
(ii)	providing sales guidelines, and
(iii)	approving those sales if, in the independent fiduciary’s opinion, such sales are desirable to reduce TIAA’s ownership of liquidity units.

As of the date of this prospectus, the independent fiduciary, which has the right to adjust the trigger point, has established the trigger point at 45% of the outstanding accumulation units and it will continue to monitor TIAA’s ownership interest in the Account and provide further recommendations as necessary. As of December 31, 2011, TIAA owned approximately 8.8% of the outstanding accumulation units of the Account. In establishing the appropriate trigger point, including whether or not to require certain actions once the trigger point has been reached, the independent fiduciary will assess, among other things and to the extent consistent with PTE 96-76 and the independent fiduciary’s duties under ERISA, the risk that a conflict of interest could arise due to the level of TIAA’s ownership interest in the Account.

A special subcommittee consisting of five (5) independent outside members of the Investment Committee of the Board renewed the appointment of Real Estate Research Corporation as the independent fiduciary for an additional three-year term, which appointment was effective as of March 1, 2012, and continues through February 28, 2015. This subcommittee may renew the independent fiduciary appointment, remove the independent fiduciary, or appoint its successor. The independent fiduciary can be removed for cause by the vote of three (3) out of the five (5) subcommittee members and will not be reappointed if two (2) of the subcommittee members disapprove of the reappointment. The independent fiduciary can resign after providing at least 180 days’ written notice.

TIAA pays the independent fiduciary directly. The investment management charge paid to TIAA includes TIAA’s costs for retaining the independent fiduciary. Under PTE 96-76, the independent fiduciary must receive less than 5% of its annual gross revenues (including payment for its services to the Account) from TIAA and its affiliates.

48Prospectus ¡ TIAA Real Estate Account

When you decide as a participant or plan fiduciary to invest in the Account, after TIAA has provided you with full and fair disclosure, including the disclosure in this prospectus, you are also acknowledging that you approve and accept Real Estate Research Corporation or any successor to serve as the Account’s independent fiduciary.

CONFLICTS OF INTEREST

General. Employees of TIAA that provide advice with respect to the Real Estate Account may also provide investment advice with respect to investments managed by Teachers Advisors, Inc. (“Advisors”), an indirect, wholly owned subsidiary of TIAA and a registered investment adviser. In addition, TIAA and its affiliates offer (and may in the future offer) other accounts and investment products that are not managed under an “at cost” expense structure. Therefore, TIAA and its employees may at times face various conflicts of interest. For example, the TIAA General Account and a privately offered core property investment fund managed by Advisors (the “core property investment fund”) may sometimes compete with the Real Estate Account in the purchase of investments. (Each of the TIAA General Account, the Real Estate Account and the core property investment fund together with any other real estate accounts or funds that are established or may be established by TIAA or its affiliates in the future, are herein referred to as an “account.”)

Many of the personnel of TIAA involved in performing services to the Real Estate Account will have competing demands on their time. The personnel will devote such time to the affairs of the Account as TIAA’s management determines, in its sole discretion exercising good faith, is necessary to properly service the Account. TIAA believes that it has sufficient personnel to discharge its responsibility to the Real Estate Account, the General Account, the core property investment fund and other accounts to avoid conflicts of interest. TIAA or its affiliates may form other real estate investment vehicles in the future and we will take steps to assure that those vehicles are integrated into these conflict of interest policies. TIAA does not accept acquisition or placement fees for the services it provides to the Account.

Allocation Procedure. TIAA and its affiliates allocate new investments (including real property investments, but generally not real estate limited partnership investments) among the accounts in accordance with a written allocation procedure as adopted by TIAA and modified from time to time. Generally, the portfolio managers for each of the accounts will evaluate acquisition opportunities which conform to the investment strategy of the account. If more than one account expresses an interest in a particular investment in a particular sector, a strict rotation system will be used whereby the interested account highest on the list will be allowed to pursue the transaction, and then such account will drop to the bottom of the rotation for new investments in that sector. This rotation system is employed on a sector-by-sector basis for each of the office, retail, industrial, multifamily and other

TIAA Real Estate Account ¡ Prospectus49

sectors; meaning that an account (including the Real Estate Account) could, at any one time, be at the top or the bottom of the rotation for new investment opportunities in all of the four sectors in which the Real Estate Account invests. If only one account is interested, that account will be allocated the opportunity with no change in its position in the rotation. In addition, there may be circumstances where multiple properties are presented to TIAA for sale as a single acquisition opportunity, and the proposed price is inclusive of all the properties. If more than one account has interest in all or a portion of such bundled acquisition opportunity, TIAA’s acquisition staff will investigate with the seller whether the properties can be unbundled and offered to the accounts on an individual basis and the sector-based rotation system described above will apply to the allocation of such unbundled properties.

An asset allocation oversight committee made up of senior officers of TIAA (representing its asset management, risk management, product management, internal audit, compliance, legal and accounting groups) will review and discuss, on a quarterly basis, the allocations made during the previous quarter based on this allocation procedure to, among other things, ensure the procedure is being followed and to review and approve any changes to the procedure. In addition, the procedure will be reviewed by this internal committee on at least an annual basis.

In addition, non-discretionary mandates within an account, where the account is a major co-investor, will be included as part of that account’s rotation and will not have a separate place in the foregoing rotation among accounts. If an account has more than one non-discretionary mandate with overlapping investment strategies, the portfolio manager for that account will maintain a strict rotation system to allocate among such mandates any opportunities that fit the mandates’ investment strategies and which the portfolio manager has elected to offer to the mandates. A non-discretionary mandate refers to a fund or account in which TIAA or its affiliates has no discretion to make investment decisions on behalf of the non-TIAA co-investor; in other words, each of TIAA and the co-investor would have to approve the acquisition of a property. Records of allocations made pursuant to intra-account rotations will be included on the quarterly real estate allocation report and provided to the asset allocation oversight committee as described above.

Leasing Conflicts. Conflicts could also arise because some properties in the TIAA General Account, the core property investment fund and other accounts may compete for tenants with the Real Estate Account’s properties. Management believes the potential for leasing conflicts are minimized by the unique characteristics of each property, including location, submarket, physical characteristics, amenities and lease rollover schedules. Management believes the differing business strategies of the accounts also reduce potential conflicts. If a conflict arises, as appropriate, the competing accounts will arrange that different property managers and leasing brokers are engaged, each charged with using their best efforts to support the property management and leasing activity for each particular property and an ethical screen will be placed

50Prospectus ¡ TIAA Real Estate Account

between the internal asset managers for the respective properties. Any conflicts that arise will be reported to the next occurring global real estate portfolio oversight committee (which is comprised of portfolio managers for the accounts).

Sales Conflicts. Conflicts could also potentially arise when two TIAA accounts attempt to sell properties located in the same market or submarket, especially if there are a limited number of potential purchasers and/or if such purchaser has an ongoing business relationship with TIAA or one of its specific accounts.

Liquidity Guarantee. TIAA’s ownership of liquidity units (including potential changes in future ownership levels) could result in the perception that TIAA is taking into account its own economic interests while serving as investment manager for the Account. In particular, there is the concern that TIAA could make investment decisions (and other management decisions) with respect to the Account which serve the interest of the TIAA General Account, at the expense of those participants that have chosen the Account as an investment option. This could manifest itself, among other ways, by the Account disposing its properties solely to raise liquidity in avoidance of having a need for the liquidity guarantee, or by foregoing otherwise attractive investment opportunities so as not to impair liquid asset levels.

Management believes that any conflict (or potential conflict) is mitigated by, among other things, the detailed valuation procedure for the Account’s properties, which includes independent appraisals and the oversight of the independent fiduciary. Also, the independent fiduciary oversees the liquidity guarantee execution to ensure the proper unit values are applied, and the independent fiduciary will oversee any liquidity unit redemptions. Further, the independent fiduciary is vested with the right to establish a trigger point, which is a level of ownership at which the fiduciary is empowered, but not required, to reduce TIAA’s ownership interest (with the goal to mitigate any potential conflict of interest) through the means described in the immediately preceding section. For example, the independent fiduciary could perceive a conflict of interest if it believed that management directed the sale of properties solely to increase liquidity (not in accordance with the Account’s investment guidelines or at “fire sale” prices) with the sole goal of avoiding the need for further TIAA liquidity unit purchases under the liquidity guarantee. In such case, the independent fiduciary would be authorized to adjust the trigger point, at which time the fiduciary would have control over the sales of properties (including the timing and pricing) to ensure such sales are in the best interests of the Account.

While it retains the oversight over the Account’s investment guidelines, valuation and appraisal matters and the liquidity guarantee as described above in “— Role of the Independent Fiduciary,” the independent fiduciary’s authority to override investment management decisions made by TIAA’s managers acting on behalf of the Account is limited to those circumstances after which the trigger point has been reached or during a wind-down of the Account.

TIAA Real Estate Account ¡ Prospectus51

INDEMNIFICATION

The Account has agreed to indemnify TIAA and its affiliates, including its officers and trustees, against certain liabilities to the extent permitted by law, including liabilities under the Securities Act of 1933. The Account may make such indemnification out of its assets.

SUMMARY OF THE ACCOUNT’S PROPERTIES

THE PROPERTIES — IN GENERAL

As of December 31, 2011, the Account owned a total of 101 real estate property investments (90 of which were wholly owned and 11 of which were held in real estate-related joint ventures), representing 73.9% of the Account’s total investment portfolio (on a gross asset value basis). The real estate portfolio included:

•	34 office property investments (four of which were held in joint ventures and one property located in London, United Kingdom);

•	26 industrial property investments (including one held in a joint venture);

•	23 apartment property investments;

•	16 retail property investments (including five held in joint ventures and one property located in Paris, France);

•	a 75% joint venture interest in a portfolio of storage facilities located throughout the United States; and

•	a fee interest encumbered by a ground lease

Of the 101 real estate property investments, 31 were subject to mortgages (including seven joint venture property investments).

In the tables and the footnotes contained in Appendix B to this prospectus, you will find more detailed information about each of the Account’s portfolio property investments as of December 31, 2011. The Account’s property investments include both properties that are wholly owned by the Account and properties owned by the Account’s joint venture investments. Certain property investments detailed in Appendix B are comprised of a portfolio of properties.

COMMERCIAL (NON-RESIDENTIAL) PROPERTIES

At December 31, 2011, the Account held 78 commercial (non-residential) property investments in its portfolio, including a portfolio of storage facilities located throughout the United States. Eleven of these property investments were held through joint ventures, and 19 were subject to mortgages (including seven joint venture property investments). Although the terms vary under each lease, certain expenses, such as real estate taxes and other operating expenses, are paid or reimbursed in whole or in part by the tenants.

Management believes that the Account’s portfolio is diversified by both property type and geographic location. As of December 31, 2011, the portfolio consisted of:

52Prospectus ¡ TIAA Real Estate Account

•

Office. 34 property investments containing approximately 17 million square feet located in 12 states, the District of Columbia and the United Kingdom. As of December 31, 2011, the Account’s office properties had an aggregate fair value of approximately $5.8 billion.

•

Industrial. 26 property investments containing approximately 30.9 million square feet located in 11 states, including a 60% interest in a portfolio of industrial properties located throughout the United States. As of December 31, 2011, the Account’s industrial properties had an aggregate fair value of approximately $1.6 billion.

•

Retail. 16 property investments containing approximately 19.2 million square feet located in five states, the District of Columbia and Paris, France. As of December 31, 2011, the Account’s retail properties had an aggregate fair value of approximately $1.7 billion. One of the retail property investments is an 85% interest in a portfolio containing 40 individual retail shopping centers located throughout the Eastern and Southeastern states.

•

Other — Storage. The Account has a 75% interest in a portfolio of storage facilities located throughout the United States containing approximately 1.7 million square feet. As of December 31, 2011, the Account’s interest in this portfolio had a fair value of approximately $60.6 million.

•

Other — Land. During 2011, the Account invested in a fee interest real estate investment encumbered by a ground lease. As of December 31, 2011, this real estate investment had a fair value of $320.0 million.

As of December 31, 2011, the fair value weighted average lease rate of the Account’s entire commercial real estate portfolio was 91.7%. The overall lease rate of the Account’s commercial real estate portfolio was 91.6%. The Account’s:

•	office property investments were 89.3% leased on a fair value weighted basis and 88.0% leased on a weighted average square foot basis;

•	industrial property investments were 94.9% leased on a fair value weighted basis and 93.4% leased on a weighted average square foot basis;

•	retail property investments were 95.4% leased on a fair value weighted basis and 91.9% leased on a weighted average square foot basis; and

•	storage portfolio was 87.0% leased.

TIAA Real Estate Account ¡ Prospectus53

Major Tenants: The following tables list the Account’s ten most significant tenants based on the total space they occupied as of December 31, 2011 in each of the Account’s commercial property types.

MAJOR OFFICE TENANTS	Occupied Square Feet	Percentage of Total Rentable Area of Account’s Office Properties	Percentage of Total Rentable Area of Non-Residential Properties

BHP Petroleum (Americas), Inc.(1)	568,915	4.0%	1.0%
Crowell & Moring LLP (1)	447,822	3.1%	0.8%
The Bank of New York Mellon Corporation(2)	372,909	2.6%	0.6%
Microsoft Corporation(1)	361,528	2.5%	0.6%
Atmos Energy Corporation(1)	312,238	2.2%	0.5%
GE Healthcare(1)	309,278	2.2%	0.5%
Yahoo! Inc.(2)	302,324	2.1%	0.5%
Metropolitan Life Insurance Co.(3)	242,057	1.7%	0.4%
Pearson Education, Inc.(1)	234,745	1.6%	0.4%
Pillsbury Winthrop(1)	225,233	1.6%	0.4%

MAJOR INDUSTRIAL TENANTS	Occupied Square Feet	Percentage of Total Rentable Area of Account’s Industrial Properties	Percentage of Total Rentable Area of Non-Residential Properties

Wal-Mart Stores, Inc.(1)	1,099,112	3.8%	1.9%
General Electric Company (1)	1,004,000	3.5%	1.7%
Regal West Corporation(1)	968,535	3.4%	1.6%
Restoration Hardware, Inc.(1)	886,052	3.1%	1.5%
Kumho Tire U.S.A. Inc.(1)	830,485	2.9%	1.4%
Tyco Healthcare Retail Group, Inc.(1)	800,000	2.8%	1.4%
Michelin North America, Inc.(1)	756,690	2.6%	1.3%
Technicolor Videocassette of Michigan, Inc.(1)	708,532	2.5%	1.2%
Del Monte Fresh Product, N.A., Inc.(1)	689,660	2.4%	1.2%
R.R. Donnelley & Sons Company (1)	659,157	2.3%	1.1%

MAJOR RETAIL TENANTS	Occupied Square Feet	Percentage of Total Rentable Area of Account’s Retail Properties	Percentage of Total Rentable Area of Non-Residential Properties

Wal-Mart Stores, Inc.(1)	767,056	4.9%	1.3%
Publix Super Markets, Inc.(3)	445,889	2.8%	0.8%
Dick’s Sporting Goods, Inc.(2)	445,486	2.8%	0.8%
Kohl’s Corporation(2)	436,361	2.8%	0.7%
Ross Stores, Inc.(2)	414,913	2.6%	0.7%
Bed Bath & Beyond, Inc.(3)	378,418	2.4%	0.6%
Belk, Inc.(2)	371,706	2.4%	0.6%
Best Buy Co., Inc.(3)	342,552	2.2%	0.6%
Michael’s Stores, Inc.(3)	338,731	2.2%	0.6%
PetSmart, Inc.(2)	328,766	2.1%	0.6%

(1)	Tenant occupied space within wholly owned property investments.

(2)	Tenant occupied space within joint venture investments.

(3)	Tenant occupied space within wholly owned property investments and joint venture investments.

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The following tables list the rentable area subject to expiring leases during the next five years, and an aggregate figure for expirations in 2017 and thereafter, in the Account’s commercial (non-residential) properties. While many of these leases contain renewal options with varying terms, these charts assume that none of the tenants exercise their renewal options, including those with terms that expired on December 31, 2011 or are month to month leases.

OFFICE PROPERTIES Year of Lease Expiration	Rentable Area Subject to Expiring Leases (sq. ft.)	Percentage of Total Rentable Area of Account’s Office Properties Represented by Expiring Leases

2012	1,078,159	6.3%
2013	1,258,121	7.3%
2014	2,050,338	12.0%
2015	1,362,590	8.0%
2016	1,310,376	7.7%
2017 and thereafter	7,032,090	41.1%

Total	14,091,674	82.3%

INDUSTRIAL PROPERTIES Year of Lease Expiration	Rentable Area Subject to Expiring Leases (sq. ft.)	Percentage of Total Rentable Area of Account’s Industrial Properties Represented by Expiring Leases

2012	2,933,947	9.5%
2013	5,809,418	18.8%
2014	2,524,109	8.2%
2015	6,997,966	22.7%
2016	3,354,683	10.9%
2017 and thereafter	5,983,108	19.4%

Total	27,603,231	89.4%

RETAIL PROPERTIES Year of Lease Expiration	Rentable Area Subject to Expiring Leases (sq. ft.)	Percentage of Total Rentable Area of Account’s Retail Properties Represented by Expiring Leases

2012	1,231,537	6.4%
2013	1,659,266	8.6%
2014	1,523,798	7.9%
2015	1,548,562	8.0%
2016	2,129,575	11.0%
2017 and thereafter	10,506,737	54.4%

Total	18,599,475	96.3%

RESIDENTIAL PROPERTIES

The Account’s residential property portfolio currently consists of 23 property investments composed of first class or luxury multi-family, garden, mid-rise, and high-rise apartment buildings. The portfolio contains approximately 9,155 units located in ten states and has a 94.0% occupancy rate as of December 31, 2011. Twelve of the residential properties in the portfolio are subject to mortgages. The complexes generally contain studios and one- to three-bedroom apartment units with a range of amenities, such as patios or balconies, washers and dryers, and central air conditioning. Many of these apartment communities have on-site fitness facilities, including some with

TIAA Real Estate Account ¡ Prospectus55

swimming pools. Rents on each of the properties tend to be comparable with competitive communities and are not subject to rent regulation. The Account is responsible for the expenses of operating its residential properties.

As of December 31, 2011, the Account’s residential properties had an aggregate fair value of approximately $2.0 billion. Set forth in Appendix B to this prospectus is a table containing detailed information regarding the residential properties in the Account’s portfolio as of December 31, 2011.

RECENT TRANSACTIONS

The following describes property and financing transactions by the Account since August 24, 2011, the date of the last supplement to the Account prospectus describing property transactions. Except as noted, the expenses for operating the properties purchased are either borne or reimbursed, in whole or in part, by the property tenants, although the terms vary under each lease. The Account is responsible for operating expenses not reimbursed under the terms of a lease. All rental rates are quoted on an annual basis unless otherwise noted.

PURCHASES

Industrial Properties

Weston Business Center — Weston, FL

On August 26, 2011, the Account purchased an industrial property located in Weston, Florida, for $84.8 million. The Weston Business Center is a 679,918 square foot industrial park built in 1998 and 1999 comprised of four Class A warehouse distribution buildings on 10.4 acres in Weston, Florida. The four buildings represent 63% of the entire park, which consists of six buildings and 1,076,000 square feet. The buildings are 100% leased to six tenants. The three largest tenants are Anda, Inc. (152,178 square feet), American Express (224,650 square feet) and Office Depot (230,940 square feet). Rental rates average $7.31 per square foot.

Retail Properties

The Forum at Carlsbad — Carlsbad, CA

On September 9, 2011, the Account purchased a retail property located in Carlsbad, California, for $183.3 million. The property is a premier grocery anchored lifestyle center in San Diego’s northwest county. Constructed in 2003 and located along El Camino Real in Carlsbad, CA, the property consists of 264,619 square feet of institutional quality retail space, divided among eight separate buildings, that were 99.1% leased at time of purchase to a variety of local and national retailers including: H&M (19,479 square feet), Urban Outfitters (12,659 square feet), Jimbo’s (18,000 square feet), and Bed, Bath & Beyond (28,000 square feet).

The Shops at Wisconsin Place — Chevy Chase, MD

On February 3, 2012, the Account purchased a retail property and a 33.3% interest in a joint venture located in Chevy Chase, Maryland for $114.3 million. The property is an 118,000 square foot retail center. It is currently 98% leased

56Prospectus ¡ TIAA Real Estate Account

and is anchored by Whole Foods (owned) and Bloomingdale’s (un-owned). The remaining tenancy is a diversified mix of retailers and restaurants (i.e. Anthropologie, Capital Grille, PF Changs, Eileen Fisher, White House Black Market). The Shops at Wisconsin Place is the retail component of a mixed-use project which includes a 299,200 square foot office building owned by Boston Properties and a 432 unit multifamily high-rise owned by Archstone Smith. The entire project resides on a ground lease. The ground lease and associated fee is held within a joint venture, owned equally (33.33%) by the Account, Archstone Smith and Boston Properties.

SALES

Multifamily Properties

The Lodge at Willow Creek — Lone Tree, CO

On October 21, 2011, the Account sold an apartment building located in Lone Tree, Colorado for a net sale price of $46.2 million and realized a gain from sale of $15.9 million, the majority of which had been previously recognized as an unrealized gain in the Account’s consolidated statements of operations. The Account’s cost basis (excluding selling costs) in the property as of the date of sale was $30.3 million according to the records of the Account.

Office Properties

One Virginia Square — Arlington, VA

On November 3, 2011, the Account sold an office building located in Arlington, Virginia for a net sale price of $61.4 million and realized a gain of $13.9 million from the sale, the majority of which had been previously recognized as an unrealized gain in the Account’s consolidated statements of operations. The Account’s cost basis (excluding selling costs) in the property at the date of the sale was $47.5 million according to the records of the Account.

Pointe on Tampa Bay — Tampa, FL

On January 11, 2012, the Account sold an office building located in Tampa, Florida for a net sale price of $46.2 million and realized a loss from sale of $5.1 million, the majority of which had been previously recognized as an unrealized loss in the Account’s consolidated statements of operations. The Account’s cost basis (excluding selling costs) in the property as of the date of sale was $51.3 million according to the records of the Account.

Retail Properties

Champlin Marketplace — Champlin, MN

On September 21, 2011, the Account sold a retail building located in Champlin, Minnesota for a net sale price of $12.7 million and realized a loss from sale of $5.8 million, the majority of which had been previously recognized as an unrealized loss in the Account’s consolidated statements of operations. The Account’s cost basis (excluding selling costs) in the property as of the date of sale was $18.5 million according to the records of the Account.

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DDR Joint Venture — Morrow, GA

On December 15, 2011, a retail property located in Morrow, Georgia was sold by the Account’s joint venture investment with Developers Diversified Realty Corporation, (the “DDR Joint Venture”), a venture in which the Account holds an 85% interest. The Account’s portion of the net sale price was $19.1 million. The Account realized a loss from the sale of $60.4 million, the majority of which had been previously recognized as an unrealized loss in the Account’s consolidated statements of operations. The Account’s portion of its cost basis (excluding selling costs) in the property at the date of the sale was $79.5 million according to the records of the Account. Concurrent with the sale of the aforementioned retail property, this venture paid off debt associated with the property, the Account’s portion of this debt was $25.7 million.

DDR Joint Venture — Tampa, FL

On February 23, 2012, a retail property located in Tampa, Florida was sold by the Account’s DDR Joint Venture. The Account’s portion of the net sale price was $3.3 million. The Account realized a loss from the sale of $3.3 million, the majority of which had been previously recognized as an unrealized loss in the Account’s consolidated statements of operations. The Account’s portion of its cost basis (excluding selling costs) in the property at the date of the sale was $6.6 million (excluding debt) according to the records of the Account. Concurrent with the sale, the DDR Joint Venture repaid a mortgage loan associated with the sold retail asset. Of the mortgage loan repaid, $3.5 million related to the Account’s interest.

FINANCINGS

The Palatine — Arlington, VA

On December 16, 2011, the Account entered into a mortgage agreement on this multifamily property investment in the principal amount of $80.0 million with a fixed interest rate of 4.25% for a period of 10 years.

The Forum at Carlsbad — Carlsbad, CA

On February 29, 2012, the Account entered into a $90.0 million mortgage loan payable on this retail property. The debt matures March 1, 2022 and is interest only through March 1, 2017 at which time both principal and interest payments are due through maturity. The interest rate is fixed at 4.25% over the life of the loan.

VALUING THE ACCOUNT’S ASSETS

We value the Account’s assets as of the close of each valuation day by taking the sum of:

•	the value of the Account’s cash, cash equivalents, and short-term and other debt instruments;

•	the value of the Account’s other securities and other non-real estate assets;

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•	the value of the individual real properties (based on the most recent valuation of that property) and other real estate-related investments owned by the Account;

•

an estimate of the net operating income accrued by the Account from its properties, other real estate-related investments and non-real estate-related investments (including short-term marketable securities) since the end of the prior valuation day; and

•

actual net operating income earned from the Account’s properties, other real estate-related investments and non-real estate-related investments (but only to the extent any such item of income differs from the estimated income accrued for on such investments), and then reducing the sum by the Account’s liabilities, including the daily investment management, administration and distribution fees and certain other fees and expenses attributable to operating the Account. Daily estimates of net operating income are adjusted to reflect actual net operating income on a monthly basis, at which time such adjustments (if any) are reflected in the Account’s unit value. See “Expense Deductions” on page 65.

Fair value for the Account’s assets is based upon quoted market prices in active exchange markets, where available. If listed prices or quotes in such markets are not available, fair value is based upon vendor-provided, evaluated prices or internally developed models that primarily use market-based or independently sourced market data, including interest rate yield curves, market spreads, and currency rates. Valuation adjustments may be made to reflect credit quality, a counterparty’s creditworthiness, the Account’s creditworthiness, liquidity, and other observable and unobservable data that are applied consistently over time.

The methods described above are considered to produce a fair value calculation that represents a good faith estimate as to what an unaffiliated buyer in the market place would pay to purchase the asset or receive to transfer the liability. Since fair value calculations involve significant professional judgment in the application of both observable and unobservable attributes, actual realizable values or future fair values may differ from amounts reported. Furthermore, while the Account believes its valuation methods are appropriate and consistent with other market participants, the use of different methodologies or assumptions to determine the fair value of certain financial instruments, while reasonable, could result in different estimates of fair value at the reporting date.

VALUING REAL ESTATE INVESTMENTS

Valuing Real Property: Investments in real estate properties are stated at fair value, as determined in accordance with policies and procedures reviewed by the Investment Committee of the Board and in accordance with the responsibilities of the Board as a whole. Accordingly, the Account does not record depreciation.

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Fair value for real estate properties is defined as the price that would be received to sell the asset in an orderly transaction between market participants at the measurement date. Determination of fair value involves significant levels of judgment because the actual market value of real estate can be determined only by negotiation between the parties in a sales transaction. Property and investment values are affected by, among other things, the availability of capital, occupancy rates, rental rates, and interest and inflation rates. As a result, determining real estate and investment values involves many assumptions. Amounts ultimately realized from each investment may vary significantly from the market value presented. Actual results could differ from those estimates. See “Risk Factors — Risks Associated with Real Estate Investing — Valuation and Appraisal Risks” on page 19.

In accordance with the Account’s procedures designed to comply with Fair Value Measurements and Disclosures in U.S. Generally Accepted Accounting Principles (“GAAP”), the Account values real estate properties purchased by the Account initially based on an independent appraisal at the time of the closing of the purchase, which may result in a potential unrealized gain or loss reflecting the difference between an investment’s fair value (i.e., exit price) and its cost basis (which is inclusive of transaction costs).

Subsequently, each property will be valued each quarter by an independent appraiser and the property value will be updated as appropriate. In general, the Account obtains independent appraisals of its real estate properties spread out throughout the quarter, which is intended to result in appraisal adjustments, and thus, adjustments to the valuations of its holdings (to the extent such adjustments are made), that happen regularly throughout each quarter and not on one specific day in each quarter.

Further, management reserves the right to order an appraisal and/or conduct another valuation outside of the normal quarterly process when facts or circumstances at a specific property change (for example, under certain circumstances a valuation adjustment could be made when bids are obtained for properties held for sale). The Account’s independent fiduciary, Real Estate Research Corporation, oversees the Account’s entire appraisal process and, among other things, must approve all independent appraisers used by the Account. TIAA’s internal appraisal staff oversees the entire appraisal process and reviews each independent quarterly appraisal, in conjunction with the Account’s independent fiduciary, prior to the value reflected in that appraisal being recorded in the Account. Any differences in the conclusions of TIAA’s internal appraisal staff and the independent appraiser will be reviewed by the independent fiduciary, which will make a final determination on the matter (which may include ordering a subsequent independent appraisal).

Real estate appraisals are estimates of property values based on a professional’s opinion. All appraisals are performed in accordance with Uniform Standards of Professional Appraisal Practices, the real estate appraisal industry standards created by The Appraisal Foundation. Appraisals of properties held outside of the U.S. are performed in accordance with

60Prospectus ¡ TIAA Real Estate Account

industry standards commonly applied in the applicable jurisdiction. Further, these independent appraisers (as well as TIAA’s internal appraisal staff) are always expected to be MAI-designated members of the Appraisal Institute (or its European equivalent, Royal Institute of Chartered Surveyors) and state certified appraisers from national or regional firms with relevant property type experience and market knowledge. Under the Account’s current procedures, each independent appraisal firm will be rotated off of a particular property at least every three years, although such appraisal firm may perform appraisals of other Account properties subsequent to such rotation.

We intend that the overarching principle and primary objective when valuing our real estate investments will be to produce a valuation that represents a fair and accurate estimate of the fair value of our investments. Implicit in our definition of fair value is the consummation of a sale as of a specified date and the passing of title from seller to buyer under conditions whereby:

•	Buyer and seller are typically motivated;

•	Both parties are well informed or well advised, and acting in what they consider their best interests;

•	A reasonable time is allowed for exposure in the open market;

•	Payment is made in terms of cash or in terms of financial arrangements comparable thereto; and

•	The price represents the normal consideration for the property sold unaffected by special or creative financing or sales concessions granted by anyone associated with the sale.

The Account’s net asset value will include the value of any note receivable (an amount that someone else owes the Account) from selling a real estate-related investment. We’ll estimate the value of the note by applying a discount rate appropriate to then-current market conditions.

Development Properties. Development properties will be carried at fair value, which is anticipated initially to equal the Account’s cost, and the value will be adjusted as additional development costs are incurred. At a minimum, once a property receives a certificate of occupancy, within one year from the initial funding by the Account, or the property is substantially leased, whichever is earlier, the property will be appraised by an independent external appraiser, approved by the independent fiduciary. We may also have the properties independently appraised earlier if circumstances warrant.

Property Portfolios. The Account may, at times, value individual properties together (whether or not purchased at the same time) in a portfolio as a single asset, to the extent we believe that the property may be sold as one portfolio. The Account may also realize efficiencies in property management by pooling a number of properties into a portfolio. The value assigned to the portfolio as a whole may be more or less than the valuation of each property individually. The Account will also, from time to time, sell one or more individual properties that comprise a portfolio, with the Account retaining title to the remaining individual properties comprising that portfolio. In such a circumstance, the

TIAA Real Estate Account ¡ Prospectus61

Account could determine to no longer designate such remaining properties as one portfolio.

Because of the nature of real estate assets and because the fair value of our investments is not reduced by transaction costs that will be incurred to sell the investments, the Account’s net asset value won’t necessarily reflect the net realizable value of its real estate assets (i.e., what the Account would receive if it sold them). See “—Valuation Adjustments” on page 63 below.

Valuing Real Property Subject to a Mortgage: When a real estate property is subject to a mortgage, the mortgage is valued independently of the property and its fair value is reported separately. The independent fiduciary reviews and approves all mortgage valuation adjustments before such adjustments are recorded by the Account. The Account will continue to use the revised value for each real estate property and mortgage loan payable to calculate the Account’s daily net asset value until the next valuation review or appraisal.

Valuing Mortgage Loans Receivable (i.e., the Account as a creditor): Mortgage loans receivable are stated at fair value and are initially valued at the face amount of the mortgage loan funding. Subsequently, mortgage loans receivable are valued at least quarterly based on market factors, such as market interest rates and spreads for comparable loans, the liquidity for mortgage loans of similar characteristics, the performance of the underlying collateral and the credit quality of the counterparty.

Valuing Mortgage Loans Payable (i.e., the Account as a debtor): Mortgage loans payable are stated at fair value. The estimated fair value of mortgage loans payable is generally based on the amount at which the liability could be transferred in a current transaction, exclusive of transaction costs. Fair values are estimated based on market factors, such as market interest rates and spreads on comparable loans, the liquidity for mortgage loans of similar characteristics, the performance of the underlying collateral (such as the loan-to-value ratio and the cash flow of the underlying collateral), the maturity date of the loan, the return demands of the market, and the credit quality of the Account. Different assumptions or changes in future market conditions could significantly affect estimated fair values. At times, the Account may assume debt in connection with the purchase of real estate.

Valuing Real Estate Joint Ventures: Real estate joint ventures are stated at the fair value of the Account’s ownership interests in the underlying entities. The Account’s ownership interests are valued based on the fair value of the underlying real estate, any related mortgage loans payable, and other factors, such as ownership percentage, ownership rights, buy/sell agreements, distribution provisions and capital call obligations. In addition, any restrictions on the right of the Account to transfer its ownership interest to third parties could adversely affect the value of the Account’s interest. Upon the disposition of all real estate investments by an investee entity, the Account will continue to state its equity in the remaining net assets of the investee entity during the

62Prospectus ¡ TIAA Real Estate Account

wind down period, if any, that occurs prior to the dissolution of the investee entity.

Valuing Real Estate Limited Partnerships: Limited partnerships are stated at the fair value of the Account’s ownership in the partnership, which is based on the most recent net asset value of the partnership, as reported by the sponsor. Since market quotations are not readily available, the limited partnership interests are valued at fair value as determined in good faith under the direction of the Investment Committee of the Board and in accordance with the responsibilities of the Board as a whole. As circumstances warrant, prior to the receipt of financial statements of the limited partnership, the Account will estimate the value of its interests in good faith and will from time to time seek input from the issuer or the sponsor of the investment vehicle.

Net Operating Income: The Account usually receives operating income from its investments intermittently, not daily. In fairness to participants, we estimate the Account’s net operating income rather than applying it when we actually receive it, and assume that the Account has earned (accrued) a proportionate amount of that estimated amount daily. You bear the risk that, until we adjust the estimates when we receive actual items of income, the Account’s net assets could be under- or over-valued.

Every year, we prepare a month-by-month estimate of the revenues and expenses (estimated net operating income) for each of the Account’s properties. Each day, we add the appropriate fraction of the estimated net operating income for the month to the Account’s net asset value.

Every month, the Account receives a report of the actual operating results for the prior month for each property (actual net operating income). We then recognize the actual net operating income on the accounting records of the Account and adjust the outstanding daily accrued receivable accordingly. As the Account actually receives income from a property, we’ll adjust the daily accrued receivable and other accounts appropriately.

Valuation Adjustments: General. Management reserves the right to order an appraisal and/or conduct another valuation outside of the normal quarterly process when facts or circumstances at a specific property change. Also, the independent fiduciary can require additional appraisals if it believes a property’s value may have changed materially and such change is not reflected in the quarterly valuation review, or otherwise to ensure that the Account is valued appropriately. For example, under certain circumstances a valuation adjustment could be made when bids are obtained for properties held for sale by the Account. In addition, adjustments may be made for events or circumstances indicating an impairment of a tenant’s ability to pay amounts due to the Account under a lease (including due to a bankruptcy filing of that tenant). Also, adjustments may be made to reflect factors (such as sales values for comparable properties or local employment rate) bearing uniquely on a particular region in which the Account holds properties. We may not always be aware of each event that might require a valuation adjustment, and because our evaluation is based on subjective factors and we give different weight to

TIAA Real Estate Account ¡ Prospectus63

different factors, we may not in all cases make a valuation adjustment where changing conditions could potentially affect the value of an investment.

Required Approvals. The independent fiduciary will need to approve adjustments to any valuation of one or more properties or real estate-related assets that:

•	is made within three months of the annual independent appraisal, or

•	results in an increase or decrease of:

•	more than 6 percent of the value of any of the Account’s properties since the last independent annual appraisal;

•	more than 2 percent in the value of the Account since the prior calendar month; and/or

•	more than 4 percent in the value of the Account within any calendar quarter.

Right to Change Valuation Methods: If we decide that a different valuation method would reflect the value of a real estate-related investment more accurately, we may use that method if the independent fiduciary consents. Changes in TIAA’s valuation methods could change the Account’s net asset value and change the values at which participants purchase or redeem Account interests.

VALUING OTHER INVESTMENTS (INCLUDING CERTAIN REAL ESTATE-RELATED INVESTMENTS)

Debt Securities and Money Market Instruments: We value debt securities (excluding money market instruments) for which market quotations are readily available based on the most recent bid price or the equivalent quoted yield for such securities (or those of comparable maturity, quality and type). We derive these values utilizing an independent pricing service, such as FT Interactive Data Corp, Reuters and Bloomberg, except when we believe the prices do not accurately reflect the security’s fair value. We value money market instruments with maturities of one year or less in the same manner as debt securities, or by using a pricing matrix that has various types of money market instruments along one axis and various maturities along the other. Debt securities for which market quotations are not readily available are valued at fair value as determined in good faith by the Investment Committee of the Board and in accordance with the responsibilities of the Board as a whole.

Equity Securities: We value equity securities (including REITs) listed or traded on the New York Stock Exchange (or any of its affiliated exchanges) at their last sale price on the valuation day. If no sale is reported that day, we use the mean of the last bid and asked prices, exclusive of transaction costs. Equity securities listed or traded on any other exchange are valued in a comparable manner on the principal exchange where traded.

We value equity securities traded on the Nasdaq Stock Market at the Nasdaq Official Closing Price on the valuation day. If no sale is reported that day, we use the mean of the last bid and asked prices, exclusive of transaction

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costs. Other U.S. over-the-counter equity securities are valued at the mean of the last bid and asked prices.

Mortgage-Backed Securities: We value mortgage-backed securities, including CMBS and RMBS, in the same manner in which we value debt securities, as described above.

Foreign Securities: To value equity and fixed income securities traded on a foreign exchange or in foreign markets, we use their closing values under the generally accepted valuation method in the country where traded, as of the valuation date. We convert this to U.S. dollars at the exchange rate in effect on the valuation day. Under certain circumstances (for example, if there are significant movements in the United States markets and there is an expectation the securities traded on foreign markets will adjust based on such movements when the foreign markets open the next day), the Account may adjust the value of equity or fixed income securities that trade on a foreign exchange or market after the foreign exchange or market has closed.

Investments Lacking Current Market Quotations: We value securities or other assets for which current market quotations are not readily available at fair value as determined in good faith under the direction of the Investment Committee of the Board and in accordance with the responsibilities of the Board as a whole. In evaluating fair value for the Account’s interest in certain commingled investment vehicles, the Account will generally look to the value periodically assigned to interests by the issuer. When possible, the Account will seek to have input in formulating the issuer’s valuation methodology.

EXPENSE DEDUCTIONS

Expense deductions are made each valuation day from the net assets of the Account for various services to manage the Account’s investments, administer the Account and the contracts, distribute the contracts and to cover certain risks borne by TIAA. Investment management, administration and distribution services are provided “at cost” by TIAA and Services. Currently, TIAA provides investment management services and administration services for the Account, and Services provides distribution services for the Account. In addition, TIAA charges the Account a fee to bear certain mortality and expense risks, and risks associated with providing the liquidity guarantee. TIAA guarantees that in the aggregate, the expense charges will never be more than 2.50% of average net assets per year.

The estimated annual expense deduction rate that appears in the expense table below reflects an estimate of the amount we currently expect to deduct to approximate the costs that the Account will incur from May 1, 2012 through April 30, 2013. Actual expenses may be higher or lower. The expenses identified in the table below do not include any fees which may be imposed by your employer under a plan maintained by your employer.

TIAA Real Estate Account ¡ Prospectus65

Type of Expense Deduction	Estimated Percent of Net Assets Annually	Services Performed

Investment Management	0.350%	For investment advisory, investment management, portfolio accounting, custodial and similar services, including independent fiduciary and appraisal fees
Administration	0.260%	For administration and operations of the Account and the contracts, including administrative services such as receiving and allocating premiums and calculating and making annuity payments
Distribution	0.085%	For services and expenses associated with distributing the annuity contracts
Mortality and Expense Risk	0.005%	For TIAA’s bearing certain mortality and expense risks
Liquidity Guarantee	0.220%	For TIAA’s liquidity guarantee
Total Annual Expense Deduction[1,2]	0.920%	Total

[1]	TIAA guarantees that the total annual expense deduction will not exceed an annual rate of 2.50% of average net assets.

[2]	Property-level expenses, including property management fees and transfer taxes, are not reflected in the table above; instead these expenses are charged directly to the Account’s properties.

Since expenses for services provided to the Account are charged to the Account at cost, they are estimates for the year based on projected expense and asset levels. Administration charges include certain costs associated with the provision by TIAA entities of recordkeeping and other services for retirement plans and other pension products in addition to the Account. A portion of these expenses are allocated to the Account in accordance with applicable allocation procedures. In limited circumstances, TIAA may pay third parties for providing certain recordkeeping services for the Account.

At the end of every quarter, we reconcile the amount deducted from the Account during that quarter as discussed above with the expenses the Account actually incurred. If there is a difference, we add it to or deduct it from the Account in equal daily installments over the remaining days in the immediately following quarter, provided that material differences may be repaid in the current calendar quarter in accordance with GAAP. Our at-cost deductions are based on projections of Account assets and overall expenses, and the size of any adjusting payments will be directly affected by how different our projections are from the Account’s actual assets or expenses. The expenses identified in the table above do not include any fees which may be imposed by your employer under a plan maintained by your employer.

The size of the Account’s assets can be affected by many factors, including changes in the value of portfolio holdings, net income earned on the Account’s investments, premium activity and participant transfers into or out of the Account and participant cash withdrawals from the Account. In addition, our operating expenses can fluctuate based on a number of factors including participant transaction volume, operational efficiency, and technological, personnel and other infrastructure costs. Historically, the adjusting payments have resulted in both upward and downward adjustments to the Account’s expense deductions for the following quarter.

The Board can revise the estimated expense rates (the daily deduction rate before the quarterly adjustment referenced above) for the Account from time

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to time, usually on an annual basis, to keep deductions as close as possible to actual expenses.

Currently there are no deductions from premiums, transfers or withdrawals, but we reserve the right to change this in the future. Any such deductions would only be assessed to the extent the relevant contract provided for such deductions at the time the contract was issued.

EMPLOYER PLAN FEE WITHDRAWALS

Your employer may, in accordance with the terms of your plan, and in accordance with TIAA’s policies and procedures, withdraw amounts from your Real Estate Account accumulation under your Retirement Choice or Retirement Choice Plus contract, and, on a limited basis, under your GA, GSRA, GRA or Keogh contract, to pay fees associated with the administration of the plan. These fees are separate from the expense deductions of the Account, and are not included for purposes of TIAA’s guarantee that the total annual expense deduction of the Account will not exceed 2.50% of average net assets per year.

The amount and the effective date of an employer plan fee withdrawal will be in accordance with the terms of your plan. TIAA will determine all values as of the end of the effective date. An employer plan fee withdrawal cannot be revoked after its effective date. Each employer plan fee withdrawal will be made on a pro rata basis from all your available TIAA and CREF accounts. An employer plan fee withdrawal reduces the accumulation from which it is paid by the amount withdrawn.

CERTAIN RELATIONSHIPS WITH TIAA

As noted elsewhere in this prospectus, the TIAA General Account plays a significant role in operating the Real Estate Account, including providing a liquidity guarantee, and investment advisory, administration and other services. In addition, Services, a wholly owned subsidiary of TIAA, provides distribution services for the Account.

Liquidity Guarantee. As noted above under “Establishing and Managing the Account — The Role of TIAA — Liquidity Guarantee” on page 45, if the Account’s liquid assets and its cash flow from operating activities and participant transactions are insufficient to fund redemption requests, the TIAA General Account has agreed to purchase liquidity units. TIAA thereby guarantees that a participant can redeem accumulation units at their net asset value next determined.

In the years ended December 31, 2008 and December 31, 2009, TIAA purchased liquidity units in a number of separate transactions at a purchase price equal to $155.6 million and approximately $1.1 billion, respectively. Since January 1, 2010 and through the date of this prospectus, the TIAA General Account has purchased no additional liquidity units. These liquidity units are

TIAA Real Estate Account ¡ Prospectus67

valued in the same manner as are accumulation units held by the Account’s participants.

For the years ended December 31, 2011, December 31, 2010 and December 31, 2009, the Account expensed $23.7 million, $13.1 million and $12.4 million, respectively, for this liquidity guarantee from TIAA through a daily deduction from the net assets of the Account.

Investment Advisory, Administration and Distribution Services/Mortality and Expense Risks Borne by TIAA. As noted above under “Expense Deductions” on page 65, deductions are made each valuation day from the net assets of the Account for various services required to manage investments, administer the Account and distribute the contracts. These services are performed at cost by TIAA and Services. Deductions are also made each valuation day to cover mortality and expense risks borne by TIAA.

For the years ended December 31, 2011, December 31, 2010 and December 31, 2009, the Account expensed $53.9 million, $50.2 million and $42.5 million, respectively, for investment advisory services and $6.2 million, $4.4 million and $4.7 million, respectively, for mortality and expense risks provided/borne by TIAA. For the same period, the Account expensed $37.5 million, $28.1 million and $35.8 million, respectively, for administrative and distribution services provided by TIAA and Services, as applicable.

LEGAL PROCEEDINGS

The Account is party to various claims and routine litigation arising in the ordinary course of business. As of the date of this prospectus, management of the Account does not believe that the results of any such claims or litigation, individually or in the aggregate, will have a material effect on the Account’s business, financial position or results of operations.

68Prospectus ¡ TIAA Real Estate Account

SELECTED FINANCIAL DATA

The following selected financial data should be considered in conjunction with the Account’s financial statements and notes provided in this prospectus (amounts in thousands except for per accumulation unit amounts).

	Years Ended December 31,
	2011	2010	2009	2008	2007

Investment income:
Real estate income, net	$435.6	$421.1	$479.7	$500.4	$529.5
Income from real estate joint ventures and limited partnerships	86.4	89.3	114.6	116.9	93.7
Dividends and interest	22.4	8.6	1.7	81.5	141.9

Total investment income	544.4	519.0	596.0	698.8	765.1
Expenses	121.3	95.8	95.5	153.0	140.3

Investment income, net	423.1	423.2	500.5	545.8	624.8
Net realized and unrealized gain (losses) on investments and mortgage loans payable	1,076.0	757.0	(3,612.5)	(2,513.0)	1,438.4

Net increase (decrease) in net assets resulting from operations	1,499.1	1,180.2	(3,112.0)	(1,967.2)	2,063.2
Participant transactions	1,225.0	1,743.0	(1,575.7)	(4,340.0)	1,464.6
TIAA Purchase of Liquidity Units	—	—	1,058.7	155.6	—

Net increase (decrease) in net assets	$2,724.1	$2,923.2	$(3,629.0)	$(6,151.6)	$3,527.8

	Years Ended December 31,
	2011	2010	2009	2008	2007

Total assets	$15,749.9	$12,839.9	$9,912.7	$13,576.9	$19,232.7
Total liabilities	2,222.7	2,036.8	2,032.8	2,068.0	1,572.2

Total net assets	$13,527.2	$10,803.1	$7,879.9	$11,508.9	$17,660.5

Number of per accumulation unit amounts	53.4	48.1	39.5	41.5	55.1

Net asset value, per accumulation unit	$247.654	$219.173	$193.454	$267.348	$311.410

Mortgage loans payable	$2,028.2	$1,860.2	$1,858.1	$1,830.0	$1,392.1

TIAA Real Estate Account ¡ Prospectus69

QUARTERLY SELECTED FINANCIAL INFORMATION

The following quarterly selected unaudited financial data for each full quarter of 2011 and 2010 are derived from the financial statements of the Account for the years ended December 31, 2011 and 2010 (amounts in thousands).

	2011				Year Ended December 31, 2011
	For the Three Months Ended
	March 31	June 30	September 30	December 31

Investment income, net	$94.7	$123.8	$110.5	$94.1	$423.1
Net realized and unrealized (loss) gain on investments and mortgage loans payable	286.5	368.6	180.9	240.0	1,076.0

Net (decrease) increase in net assets resulting from operations	$381.2	$492.4	$291.4	$334.1	$1,499.1

Total return	3.42%	4.12%	2.32%	2.56%	12.99%

	2010				Year Ended December 31, 2010
	For the Three Months Ended
	March 31	June 30	September 30	December 31

Investment income, net	$96.6	$115.9	$112.6	$98.1	$423.2
Net realized and unrealized (loss) gain on investments and mortgage loans payable	(249.1)	241.0	300.8	464.3	757.0

Net (decrease) increase in net assets resulting from operations	$(152.5)	$356.9	$413.4	$562.4	$1,180.2

Total return	-1.94%	4.44%	4.68%	5.68%	13.29%

70Prospectus ¡ TIAA Real Estate Account

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
THE ACCOUNT’S FINANCIAL CONDITION AND
RESULTS OF OPERATIONS

The following discussion and analysis of our financial condition and results of operations should be read together with our consolidated financial statements and notes contained in this prospectus and with consideration to the sub-section entitled “Forward-Looking Statements,” which begins below, and the section entitled “Risk Factors.” The past performance of the Account is not indicative of future results.

FORWARD-LOOKING STATEMENTS

Some statements in this prospectus which are not historical facts may be “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements about management’s expectations, beliefs, intentions or strategies for the future, include the assumptions and beliefs underlying these forward-looking statements, and are based on current expectations, estimates and projections about the real estate industry, domestic and global economic conditions, including conditions in the credit and capital markets, the sectors, and markets in which the Account invests and operates, and the transactions described in this prospectus. While management believes the assumptions underlying any of its forward-looking statements and information to be reasonable, such information may be subject to uncertainties and may involve certain risks which may be difficult to predict and are beyond management’s control. These risks and uncertainties could cause actual results to differ materially from those contained in any forward-looking statement. These risks and uncertainties include, but are not limited to, the following:

•

Acquiring and Owning Real Estate: The risks associated with acquiring and owning real property, including general economic and real estate market conditions, the availability of, and economic cost associated with, financing the Account’s properties, the risk that the Account’s properties become too concentrated (whether by geography, sector or by tenant mix), competition for acquiring real estate properties, leasing risk (including tenant defaults) and the risk of uninsured losses at properties (including due to terrorism and acts of violence);

•

Selling Real Estate: The risk that the sales price of a property might differ, perhaps significantly, from its estimated or appraised value, leading to losses or reduced profits to the Account, the risk that the Account might not be able to sell a property at a particular time for a price which management believes represents its fair or full value, the risk of a lack of availability of financing (for potential purchasers of the Account’s properties), risks associated with disruptions in the credit and capital markets, and the risk that the Account may be required to make significant expenditures before the Account is able to market and/or sell a property;

TIAA Real Estate Account ¡ Prospectus71

•

Valuation: The risks associated with property valuations, including the fact that appraisals can be subjective in a number of respects, the fact that the Account’s appraisals are generally obtained on a quarterly basis and there may be periods in between appraisals of a property during which the value attributed to the property for purposes of the Account’s daily accumulation unit value may be more or less than the actual realizable value of the property;

•

Borrowing: Risks associated with financing the Account’s properties, including the risk of default on loans secured by the Account’s properties (which could lead to foreclosure), the risk associated with high loan to value ratios on the Account’s properties (including the fact that the Account may have limited, or no net value in such a property), the risk that significant sums of cash could be required to make principal and interest payments on the loans and the risk that the Account may not have the ability to obtain financing or refinancing on favorable terms (or at all), which may be aggravated by general disruptions in credit and capital markets;

•

Participant Transactions and Cash Management: Investment risk associated with participant transactions, in particular that (i) significant net participant transfers out of the Account may impair our ability to pursue or consummate new investment opportunities that are otherwise attractive to the Account and/or may result in sales of real estate-related assets to generate liquidity, (ii) significant net participant transfers into the Account may result, on a temporary basis, in our cash holdings and/or holdings in liquid real estate-related investments exceeding our long-term targeted holding levels and (iii) high levels of cash in the Account during times of appreciating real estate values can impair the Account’s overall return;

•

Joint Venture Investments: The risks associated with joint venture partnerships, including the risk that a co-venturer may have interests or goals inconsistent with that of the Account, that a co-venturer may have financial difficulties, and the risk that the Account may have limited rights with respect to operation of the property and transfer of the Account’s interest;

•	Regulatory Matters: Uncertainties associated with environmental liability and regulations and other governmental regulatory matters such as zoning laws, rent control laws, and property taxes;

•

Foreign Investments: The risks associated with purchasing, owning and disposing foreign investments (primarily real estate properties), including political risk, the risk associated with currency fluctuations, regulatory and taxation risks and risks of enforcing judgments;

•

Conflicts of Interest: Conflicts of interest associated with TIAA serving as investment manager of the Account and provider of the liquidity guarantee at the same time as TIAA and its affiliates are serving as an investment manager to other real estate accounts or funds, including conflicts associated with satisfying its fiduciary duties to all such accounts and funds associated with purchasing, selling and leasing of properties;

72Prospectus ¡ TIAA Real Estate Account

•

Required Property Sales: The risk that, if TIAA were to own too large a percentage of the Account’s accumulation units through funding the liquidity guarantee (as determined by the independent fiduciary), the independent fiduciary could require the sales of properties to reduce TIAA’s ownership interest, which sales could occur at times and at prices that depress the sale proceeds to the Account;

•

Government and Government Agency Securities: Risks associated with investment securities issued by U.S. government agencies and U.S. government-sponsored entities, including the risk that the issuer may not have their securities backed by the full faith and credit of the U.S. government, and that transaction activity may fluctuate significantly from time to time, which could negatively impact the value of the securities and the Account’s ability to dispose of a security at a favorable time; and

•

Liquid Assets and Securities: Risks associated with investments in real estate-related liquid assets (which could include, from time to time, REIT securities and CMBS), and non-real estate-related liquid assets, including:

•	Financial/credit risk — Risks that the issuer will not be able to pay principal and interest when due or that the issuer’s earnings will fall;

•	Market volatility risk — Risk that the changing conditions in financial markets may cause the Account’s investments to experience price volatility;

•	Interest rate volatility risk — Risk that interest rate volatility may affect the Account’s current income from an investment; and

•	Deposit/money market risk — Risk that the Account could experience losses if banks fail.

More detailed discussions of certain of these risk factors are contained in the section of this prospectus entitled “Risk Factors” and in this section below and also in the section entitled “Quantitative and Qualitative Disclosures About Market Risk,” that could cause actual results to differ materially from historical experience or management’s present expectations.

Caution should be taken not to place undue reliance on management’s forward-looking statements, which represent management’s views only as of the date of this prospectus. Neither management nor the Account undertake any obligation to update publicly or revise any forward-looking statement, whether as a result of new information, changed assumptions, future events or otherwise.

Commercial real estate market statistics discussed in this section are obtained by the Account from sources that management considers reliable, but some of the data are preliminary for the year or quarter ended December 31, 2011 and may be subsequently revised. Prior period data may have been adjusted to reflect updated calculations. Investors should not rely exclusively on the data presented below in forming a judgment regarding the current or prospective performance of the commercial real estate market generally.

TIAA Real Estate Account ¡ Prospectus73

2011 U.S. ECONOMIC AND COMMERCIAL REAL ESTATE OVERVIEW

Economic and Capital Markets Overview and Outlook

The U.S. economy finished 2011 on a healthy note. The Bureau of Economic Analysis’s initial estimate of Gross Domestic Product (“GDP”) growth in the fourth quarter of 2011 was a gain of 2.8%, as compared to a 1.8% increase in the third quarter of 2011 and a 1.3% increase in the second quarter of 2011. The stronger growth in GDP during the fourth quarter was due to healthy consumer spending, continued growth in exports, inventory rebuilding, and ongoing business spending on capital equipment and software. Despite prolonged weakness in the single family housing market, residential investment also contributed to GDP growth for the third consecutive quarter. While the contribution from residential investment has been very modest, it is suggestive of future improvement in this important sector of the economy. The healthy growth of fourth quarter GDP came despite indications of a possible recession in Europe as well as significant strain in global capital markets due to escalation of the European sovereign debt crisis. For 2011 as a whole, U.S. GDP grew by a 1.7% rate. While much stronger growth was anticipated at the start of the year, the resilience of the U.S. economy in the face of significant headwinds is noteworthy and bodes well for 2012.

A variety of economic indicators suggest that the U.S. expansion is strengthening and broadening. Unemployment claims have fallen in recent months, industrial production increased in November and December, consumer confidence is back to a level last seen in spring 2011, and existing home sales have risen for three consecutive months. The employment report for January 2012 suggested growing momentum in the labor market as 243,000 new jobs were created, and the unemployment rate decreased to 8.3%. While overall gains by the U.S. economy during 2011 were modest for a post-recession recovery, they nonetheless suggest that the U.S. economy is healing and is less vulnerable to damage from the abundant risks that remain. These risks include the ongoing Eurozone debt crisis, the potential for U.S. fiscal and/or monetary policy mistakes, and the potential for periods of high volatility in global financial markets.

Underlying strength in the U.S. economy during 2011 was shown by the creation of 1.6 million jobs as compared with 940,000 in 2010, 4% growth in industrial production, export growth of 7%, and retail sales growth of close to 8%. Despite these positive developments, growth continues to be constrained. Constraining factors include a weak housing market, overleveraged households, lack of credit for small businesses and consumers, and persistently high unemployment. Politics have further complicated the situation as contentious negotiations over the U.S. debt ceiling resulted in a downgrade of U.S. government debt and slowed growth in the second half of 2011. Similarly, the 2012 presidential elections are likely to limit focus and resolve on critical domestic issues and federal government budget cuts that are required as part of the debt ceiling agreement which could hamper growth. Global factors, and

74Prospectus ¡ TIAA Real Estate Account

particularly the European sovereign debt crisis, caused turmoil in the capital markets and slowed growth in the global economy during 2011, and have the potential to cause upheaval in both the capital markets and global economy in 2012. In a January 2012 survey of top economists for the Blue Chip Financial Forecasts publication, contagion effects from the European sovereign debt crisis were seen as the biggest risk to U.S. economic growth in 2012.

The Eurozone financial crisis escalated in the second half of 2011. After Greece, Ireland and Portugal were forced to seek bailouts, global equity markets tumbled and volatility increased dramatically. Sizeable losses to investors’ stock portfolios resulted in a massive flight to safety. Concerns grew following unsuccessful attempts by Germany, France and the European Central Bank (“ECB”) to commit to a credible plan of action. The spotlight subsequently shifted to Italy and France and heightened fears that the future of the euro could be in doubt. With evidence accumulating that a credit crunch was developing, the ECB and The Federal Reserve teamed up to provide liquidity and low cost funds to the stressed European banking system. The ECB also instituted measures to boost the liquidity of European banks that must meet new capital requirements. After a period of calm during the final weeks of 2011, Standard & Poor’s (“S&P”) downgraded France and eight other European nations in early 2012. A few days after France lost its AAA rating, S&P downgraded the European Financial Stability Fund (“EFSF”) which provides a financial backstop to overleveraged Eurozone countries. Financial markets nonetheless remained stable, largely in anticipation of further fiscal support from Germany, France and the ECB.

As of late January 2012, the situation remained unsettled and efforts to resolve the crisis are ongoing. Prospects for a favorable outcome are buoyed by what appears to be a growing realization that preserving the union benefits all of its members. Prospects are also bolstered by member nations’ plans to increase their financial commitment to the ECB and International Monetary Fund so that adequate funds are available to assist troubled countries and to continue to buy bonds on the open market. European policymakers are trying to balance the need for fiscal discipline and austerity measures with the need to stimulate sufficient economic growth to reduce the overall level of debt. However, solutions will require very difficult policy adjustments that are unlikely to occur quickly. As the crisis drags on, the risk of a shock lingers. The Greek Parliament recently approved the strict financial reforms required to obtain a second bailout from the European Union and International Monetary Fund, but some analysts believe that Greece’s debt load could ultimately prove too large, leading to an eventual departure from the Eurozone. Many economists put the probability of a breakup of the Eurozone at only 20-25%, but shocks could still emanate from Europe without a breakup. While Europe’s troubles cast a cloud of uncertainty over global growth prospects, the growing durability of the U.S. economic growth suggests that it can maintain its moderate growth trajectory in the event of spillover from Europe.

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Some economists have pointed out that recent economic reports show signs of growing strength and suggest that the U.S. economy could perform better than expected in 2012. Upside possibilities are suggested by modest growth in residential investment over the past three quarters. One reason for the slower U.S. economic recovery has been the lack of the typical post-recession stimulus from the housing sector. The housing sector remains weak, but the combination of an increase in residential housing investment in the last three quarters, indications that home prices are starting to stabilize, and increases in existing home sales during recent months suggests that the housing market may be turning. Moreover, the negative contribution to GDP growth from the residential sector over the last two and half years is finally starting to reverse. Similarly, layoffs and spending cuts from state and local governments are starting to slow, and tax revenues for the first three quarters of 2011 surpassed their prior peak for the same period in 2008, which together suggest that the negative impacts on GDP growth from state and local government spending could soon reverse as well. Neither the single-family housing market nor state and local governments are on firm ground, but modest improvement in these two sectors coupled with continuing gains in other sectors could push GDP growth closer to 2.5% in 2012. Achieving this level of growth will depend upon the severity of a potential recession in Europe, a key U.S. export and trading market, as well as balanced spending and policy decisions in Washington DC.

Top economists surveyed for the January 2012 Blue Chip Financial Forecasts publication believe fiscal drag from federal, state and local governments is the biggest domestic risk to U.S. economic growth in 2012. At the national level, Congressional stalemate over raising the debt ceiling and S&P’s downgrade of the U.S. slowed growth in the second half of 2011. Additional issues may arise as Congress grapples with the mandatory cuts associated with the failed super-committee and another round of debt ceiling negotiations. Defense spending cuts of $260 billion over the next five years are also being discussed which could have a detrimental effect on overall economic activity as well as significant effects at the local level depending upon the mix of personnel and service cuts. On a positive note, the emergency extension of unemployment benefits and payroll tax rate reductions into the first quarter of 2012 were critical to maintain fourth quarter’s momentum, but both measures will have to be extended through all of 2012 for maximum benefit. With 2012 GDP growth likely to be moderate, fiscal policy needs to protect spending from all federal government sources to the greatest extent possible. That may be challenging to achieve with a Presidential election approaching in November 2012 and intense anti-spending opposition.

Monetary policy risks are also substantial. The Federal funds rate remains at 0 to 1/4 percent and the Fed has pledged to keep rates low into 2014. Low rates have enabled some households to refinance their home mortgages at historically low rates, but many are ineligible because of the drop in home values and credit scores that do not meet today’s strict underwriting standards. Low rates are also helping states and localities to refinance their

76Prospectus ¡ TIAA Real Estate Account

debt and lower their interest payments. Abundant liquidity has produced only minimal growth in bank lending, however. The Federal Reserve’s “quantitative easing” programs have been completed but have also had mixed results. Due to a combination of quantitative easing, slower global growth, and investor skittishness, 10 year Treasury rates fell below 2.0% in the fourth quarter of 2011 and remain at that level in early 2012. Another round of asset purchases by the Federal Reserve is possible, but probably only if economic conditions weaken. The challenge for the Federal Reserve is largely related to managing financial markets’ confidence in its ability to maintain the current easy money policy for the appropriate amount of time, long enough to provide adequate support to the economy but not too long to fan inflation or create a bubble. This could prove challenging when economic growth begins to accelerate.

Despite recent signs of improvement, the housing market could continue to slow U.S. economic growth in 2012. As President Obama noted in his February 4, 2012 weekly address, “The housing crisis has been the single biggest drag on our recovery from the recession.” With over 10 million homeowners owing more on their mortgages than their homes are worth, home prices need to start recovering for there to be a sustainable rebound in consumer confidence and household spending. The recent $26 billion federal-state settlement with top U.S. banks over mortgage abuses will likely provide some relief to the market in the form of principal write-downs and other aid to homeowners at risk of default. However, there is reportedly a large backlog of homes in the initial stages of foreclosure that were put on hold while settlement negotiations were underway. With a settlement now reached, foreclosure proceedings will likely resume and a flood of new inventory is expected to hit the market which could cause housing prices to decline further. The Obama Administration’s proposal to provide mortgage refinancing assistance to responsible homeowners would reduce monthly mortgage payments for some homeowners, but it alone may not be sufficient to bring the housing market out of the doldrums.

During the fourth quarter of 2011, equity markets made up the losses that occurred during the third quarter as a result of growing concerns about the global economy and European sovereign debt crisis. The Dow Jones Industrial Average gained almost 15% in the fourth quarter after a loss of 13% in the third quarter. Similarly, the S&P 500 added 14% after a third quarter decline of 15%. For 2011 as a whole, the Dow Jones Industrial Average gained 5.5% while the S&P 500 was flat. Investors’ hypersensitivity to risk caused government bond yields in safe havens like the U.S. and Germany to fall below 2.0%. Yields on 10-year Treasuries, which tumbled during the third quarter of 2011, remained at or just below 2.0% for much of the fourth quarter and remain there as of early January 2012. Reflective of the overall nervousness of the markets, both Germany and the Netherlands sold bonds with negative yields in early 2012. Gold and commodity prices, which had surged to record levels during the first half of 2011, tumbled in the third quarter as evidence accumulated that the global

TIAA Real Estate Account ¡ Prospectus77

economy was slowing. Gold prices fell further in the fourth quarter, settling at some 15% below their 2011 peak.

Recent trends in key economic indicators are summarized in the table below. Evidence of the strengthening in economic activity is shown by the steady improvement in GDP growth over the course of 2011. Similarly, employment growth picked up in the second half of the year following a weak second quarter. Growth of private sector payrolls (not shown below) was even stronger, with a gain of 1.9 million in 2011. Employment cuts by state and local governments, which reduced overall employment growth in 2011, slowed in the latter half of the year. As a result of steady employment growth, the unemployment rate fell to 8.5% in December, the lowest rate in over two and a half years. Consensus Blue Chip forecasts indicate that U.S. employment is expected to grow by 1.7 million, or 435,000 per quarter, in 2012.

ECONOMIC INDICATORS*

	2010Q4	2011Q1	2011Q2	2011Q3	2011Q4	Actual		Forecast
						2010	2011	2012

Economy(1)
Gross Domestic Product (GDP)	2.3%	0.4%	1.3%	1.8%	2.8%	3.0%	1.7%	2.2%
Employment Growth (Thousands)	416	497	290	441	412	940	1,640	2,100
Interest Rates(2)
10 Year Treasury	2.86%	3.46%	3.21%	2.43%	2.86%	3.21%	2.79%	2.60%
Federal Funds Rate	0.0– 0.25%	0.0– 0.25%	0.0– 0.25%	0.0– 0.25%	0.0– 0.25%	0.0– 0.25%	0.0– 0.25%	0.0– 0.25%

Sources: BEA, BLS, Federal Reserve, Blue Chip Consensus Forecasts, and Moody’s Analytics

*	Data subject to revision.

(1)	GDP growth rates are annual rates.

(2)	The Treasury rates are an average over the stated time period. The Federal Funds rates are as of the end of the stated time period.

Other indicators of U.S. economic activity, including those summarized in the table below, highlight the lingering sluggishness in key sectors of the U.S. economy. Retail sales grew at a healthy rate during the fourth quarter of 2011; however, consumers held out for bargains, and retailers were forced to slash prices in order to maintain sales during the full holiday season. Similarly, the housing market remains weak, but has showed tentative signs of improvement in recent months. Existing home sales increased 1.7% for all of 2011, but with stronger gains in November and December. The National Association of Realtors’ Pending Home Sales Index, which is a forward-looking index based on signed sales contracts, reached its highest level in nineteen months in November. Modest job growth coupled with attractive prices and record low mortgage interest rates has provided a boost to the market in recent months. However, the underlying strength of the housing market will be clearer during the spring 2012 selling season.

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BROAD ECONOMIC INDICATORS*

	Full Year			October 2011	November 2011	December 2011
	2009	2010	2011

% Change from prior month or year
Inflation(1) (Consumer Price Index)	−0.4%	1.6%	3.2%	−0.1%	0.0%	0.0%
Retail Sales (excl. auto, parts & gas)	−2.9%	4.2%	5.8%	0.7%	0.2%	0.0%
Existing Home Sales	4.9%	−4.8%	1.7%	1.4%	3.3%	5.0%
New Home Sales	−22.9%	−13.9%	−6.5%	1.7%	2.3%	−2.2%
Single-Family Housing Starts	−28.5%	5.9%	−9.0%	3.6%	3.0%	4.4%
Annual or Monthly Average
Unemployment Rate	9.3%	9.6%	9.0%	8.9%	8.7%	8.5%

*	Data subject to revision. 2011 data are estimates based on currently available data.

(1)	Inflation is the year-over-year percentage change in the unadjusted annual average.

Sources: Census Bureau, Bureau of Labor Statistics, National Association of Realtors, Moody’s Analytics

The January 11, 2012 Beige Book reported that economic activity continued to expand at a moderate to modest pace in most Federal Reserve Districts (“Districts”) since the October 2011 report. Two Districts reported an increase in the pace of growth, two reported growth as “moderate”, and another seven reported growth as “modest”. Only one District reported that activity had flattened out. Consumer spending picked up in most Districts, with significant gains in holiday spending being reported compared with last year. Similarly, travel and tourism activity was up significantly versus last year. Manufacturing activity expanded in most Districts; however, there was some moderation in the technology sector. Demand for non-financial services including professional and business services grew strongly. The pace of single-family home sales remained sluggish, but demand for rental units increased in a number of Districts. Similarly, construction of single-family homes remained at depressed levels while construction of multi-family residences saw further increases. Commercial real estate demand remained somewhat soft overall, but improved in a number of Districts including New York and San Francisco. Little or no growth was reported in lending activity. On the whole, modest full-time hiring and numerous job seekers kept a lid on wage growth. In short, regional reports provided confirmation of the strengthening in economic activity during the fourth quarter of 2011.

The general consensus of both public and private economists is that economic activity will pick up gradually over the course of 2012. In the economic forecast prepared for the December 13, 2011 FOMC meeting, the staff of the FOMC “...continued to project that the pace of economic activity would pick up gradually in 2012 and 2013, supported by accommodative monetary policy, further increases in credit availability, and improvements in consumer and business sentiment.” However, growth in GDP was expected “...to be sufficient to reduce the slack in product and labor markets only slowly, and the unemployment rate was expected to remain elevated at the end of 2013.” Considerable downside risk remains but the resilience of the economy in 2011 and solid growth in the fourth quarter of 2011 lend credence to the belief that economic conditions will strengthen further in 2012. While a breakout year is

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not expected, growth in 2012 is expected to be stronger than that in 2011. The consensus of economists surveyed as part of the January 1, 2012 Blue Chip Financial Forecast publication is for GDP to grow by 2.2% in 2012. While growth of this magnitude would be an improvement over 2011, it is still well short of the U.S. economy’s inherent growth potential of 3.0%, and it still relatively modest considering that it will soon be three years from the official end of the Great Recession. Growth of this magnitude would nonetheless provide adequate support for continued improvement in commercial real estate market conditions over the course of 2012.

Real Estate Market Conditions and Outlook

Commercial real estate market statistics discussed in this section are obtained by the Account from sources that Management considers reliable, but some of the data are preliminary for the quarter ended December 31, 2011 and may subsequently be revised. Prior period numbers may have been adjusted to reflect updated data. Industry sources such as CB Richard Ellis Econometric Advisors calculate vacancy based on square footage. Except where otherwise noted, the Account’s vacancy data is calculated as a percentage of net rentable space leased, weighted by property value. Investors should not rely exclusively on the data presented below in forming a judgment regarding the current or prospective performance of the real estate market generally.

Commercial real estate investment activity slowed during the fourth quarter of 2011, but remained healthy in 2011 as a whole. Concerns about the global economy, the Eurozone debt crisis, and U.S. budget negotiations contributed to the fourth quarter’s decline. Nonetheless, commercial real estate fundamentals generally improved in the fourth quarter of 2011 and throughout 2011, and particularly for the apartment market where increased demand and solid rent growth were reported in markets across the country. Improvements in office, industrial and retail market conditions were more modest, but still noteworthy given the moderate level of economic growth.

According to Real Capital Analytics (“RCA”), sales of office, industrial, retail and apartment property totaled over $60 billion in the fourth quarter of 2011, unchanged from the fourth quarter of 2010. According to RCA, “...investment started to lose momentum at mid-year.” Still, commercial property sales totaled $220 million in 2011 as a whole and increased 57% compared with 2010. While sales growth moderated, RCA reported that cap rates held steady for industrial and suburban office properties and declined for apartment and retail properties during the fourth quarter. Central Business District (CBD) office capitalization rates rose, but largely for statistical reasons specifically, a lack of major market transactions and an increase in sales in secondary markets. However, capatilization rates for pending deals in several major markets were in the low 5.0% rate, which is consistent with anecdotal reports of tighter cap rates for top tier, major market properties. In terms of investment volume, the office and apartment sectors continued to be the most active, but sales of industrial and retail property also picked up. Investor interest remains

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concentrated on major markets such as Washington DC, New York, Boston, San Francisco and Los Angeles. Sales activity in secondary and tertiary markets has increased as investors search for higher initial returns.

The moderation in economic and sales activity was reflected in Green Street Advisors’ Commercial Property Price Index (“CPPI”). The CPPI increased just 0.8% during the fourth quarter of 2011 and 1% in the third quarter. (The CPPI is a transactions-based index which is weighted by property value such that the larger properties have a proportionally larger impact on the index.) Commercial property prices as measured by the CPPI have recovered the majority of the declines experienced during the 2007-2009 downturn; however, prices are still 10% below their August 2007 highs. In its December 2011 report, Green Street noted “Low return hurdles continue to provide pricing support, particularly for top-quality properties, but this has recently been offset by the uncertainty surrounding the economic outlook.”

Commercial real estate had a strong year despite economic and capital markets fluctuations. For the four quarter period ending December 31, 2011, NCREIF Fund Index Open-End Diversified Core Equity (“NFI-ODCE”) returns were 16.0%, consisting of a 5.5% income return and a 10.1% capital return. By comparison, returns for the four quarter period ending September 30, 2011 were 18.3%. The moderation in fourth quarter 2011 returns was consistent with economic and capital markets developments during the quarter and is also reflective of the significant increases in property values during the first half of 2011.

Data for the Account’s top five markets in terms of fair value as of December 31, 2011 are provided below. These markets represent 42.7% of the Account’s total real estate portfolio. The Account’s top five markets were unchanged compared with the third quarter of 2011.

Metropolitan Area	Account % Leased Market Value Weighted*	# of Property Investments	Metro Area as a % of Total Real Estate Portfolio	Metro Area as a % of Total Investments

Washington-Arlington-Alexandria DC-VA-MD-WV	84.4%	8	13.4%	9.9%
New York-Wayne-White Plains NY-NJ	96.7%	5	9.1%	6.7%
Boston-Quincy MA	90.6%	5	7.5%	5.6%
Los Angeles-Long Beach- Glendale CA	89.8%	8	6.5%	4.8%
San Francisco-San Mateo- Redwood City CA	94.1%	4	6.2%	4.6%

*

Weighted by market value, which differs from the calculations provided for market comparisons to CBRE-EA data and are used here to reflect the fair market value of the Account’s monetary investments in those markets.

Office

According to CB Richard Ellis Economic Advisors (“CBRE-EA”), the national office vacancy rate declined to 16.0% in the fourth quarter of 2011, down from 16.2% in the third quarter. The vacancy rate declined gradually over the course of 2011 as U.S. economic conditions improved. By comparison, the vacancy rate for the Account’s office portfolio declined to 12.0% as of the fourth

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quarter of 2011 as compared with 12.8% in the third quarter of 2011. As shown in the table below, the vacancy rate of properties owned by the Account in four of its top five office markets—Boston, San Francisco, Seattle and Houston—were well below their respective market averages. The vacancy rate of the Account’s properties in its top market, Washington DC, increased to 19.6% due in part to the recent move out by a large tenant in one of the Account’s properties. The space is currently being marketed to new tenants with active lease negotiations underway for approximately one-third of the space. The vacancy rate of the Account’s properties in San Francisco declined to 6.2% in the fourth quarter from 21.5% in the third quarter as a result of a new lease signed for the majority of the available space in one of the Account’s properties.

Sector	Metropolitan Area	Total Sector by Metro Area ($M)	% of Total Investments	Account Weighted Average Vacancy		Metropolitan Area Vacancy*
				2011Q4	2011Q3	2011Q4	2011Q3

Office	Account/Nation			12.0%	12.8%	16.0%	16.2%

1	Washington-Arlington-Alexandria DC-VA-MD-WV	$1,223.6	7.9%	19.6%	18.3%	13.4%	13.2%
2	Boston-Quincy MA	$836.3	5.4%	10.2%	10.5%	12.9%	13.0%
3	San Francisco-San Mateo-Redwood City CA	$624.7	4.0%	6.2%	21.5%	10.8%	11.7%
4	Seattle-Bellevue-Everett WA	$530.8	3.4%	8.7%	8.7%	15.1%	16.1%
5	Houston-Bay Town-Sugar Land TX	$447.5	2.9%	3.3%	4.7%	15.1%	15.1%

*	Source: CBRE-EA. Market vacancy is the percentage of space vacant. The Account’s vacancy is the value-weighted percentage of unleased space.

The Account’s results are consistent with the improvement in office market conditions at the national level in the fourth quarter of 2011. Demand for office space is driven largely by job growth in the financial services and professional and business services sectors. During the fourth quarter of 2011, the financial services sector added 14,000 jobs as compared with an increase of 1,000 jobs in the third quarter of 2011. The professional and business services sector added 61,000 jobs in the fourth quarter of 2011, following a gain of 138,000 in the third quarter of 2011. Over the course of 2011, professional and business services added 452,000 jobs.

While office employment growth is a driver of aggregate demand for space, the leasing activity that occurs each quarter is a function of the expiration of leases signed in prior years, which in turn constitute a second source of demand for vacant space. In the current economic and market environment, companies are looking for opportunities to upgrade their space and plan for the long term as leases expire, but they are often leasing less space in order to reduce overhead costs. Similarly, many companies are moving from older, less efficient buildings to newer, technologically functional buildings where they are able to reduce their space requirements by reducing the average square feet per employee and eliminating or reducing the amount of meeting rooms and common space. Class A buildings have been the primary beneficiaries of this

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“flight to quality” with accompanying growth in rental rates as the amount of available Class A space shrinks. The Account’s investments in a number of major markets are well positioned to benefit from this trend. In addition, 90% of the Account’s office investments are located in target markets which are generally experiencing stronger office employment growth as well as continued high levels of investor interest.

Industrial

Industrial market conditions are influenced to a large degree by growth in GDP, industrial production and international trade flows. Momentum in the industrial market has been building following ten consecutive quarters of GDP growth, a 3% increase in industrial production during the fourth quarter of 2011, and a rebound of global trade flows. During the fourth quarter of 2011, the national industrial availability rate declined for the fifth consecutive quarter to 13.5% as compared to 13.7% in the third quarter of 2011. By comparison, the vacancy rate for the Account’s industrial property portfolio averaged 6.6% in the fourth quarter of 2011. The vacancy rate of the Account’s properties in each of its top five industrial markets remained well below their respective market averages.

Sector	Metropolitan Area	Total Sector by Metro Area ($M)	% of Total Investments	Account Weighted Average Vacancy		Metropolitan Area Availability*
				2011Q4	2011Q3	2011Q4	2011Q3

Industrial	Account/Nation			6.6%	6.6%	13.5%	13.7%

1	Riverside-San Bernardino-Ontario CA	$472.0	3.0%	2.9%	5.0%	12.1%	12.1%
2	Dallas-Plano-Irving TX	$201.1	1.3%	1.3%	1.3%	14.7%	15.3%
3	Seattle-Bellevue-Everett WA	$159.2	1.0%	6.5%	6.7%	12.0%	12.0%
4	Fort Lauderdale-Pompano Beach-Deerfield Beach FL	$156.6	1.0%	3.9%	3.9%	14.0%	13.9%
5	Chicago-Naperville-Joliet IL	$123.2	0.8%	3.7%	3.7%	18.1%	18.1%

*	Source: CBRE-EA. Market availability is the percentage of space available for rent. Account vacancy is the value-weighted percentage of unleased space.

Multi-Family

Apartment markets tightened further during the fourth quarter of 2011. The national vacancy rate declined to an average of 5.3% in the fourth quarter of 2011 as compared to 6.0% in the fourth quarter of 2010. (Year-over-year comparisons are necessary to account for seasonal leasing patterns.) Effective rents (which include concessions like free rent) increased in virtually all markets tracked by CBRE-EA. The improvement in market conditions has been due to a combination of a decline in home-ownership rates as a result of the housing crisis and an increase in household formations as a result of modest job growth. Consistent with conditions at the national level, the vacancy rate of the Account’s multi-family portfolio remained low at an average of 3.5% in the fourth quarter of 2011 versus 2.7% in the third quarter of 2011. As shown in the table below, the average vacancy rate for the Account’s

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properties in all of its top apartment markets remained roughly at or below their respective market averages.

Sector	Metropolitan Statistical Area	Total Sector by Metro Area ($M)	% of Total Investments	Account Weighted Average Vacancy		Metropolitan Area Vacancy*
				2011Q4	2011Q3	2011Q4	2011Q3

Apartment	Account/Nation			3.5%	2.7%	5.3%	5.8%

1	New York-Wayne-White Plains NY-NJ	$365.6	2.4%	1.8%	2.0%	5.3%	4.0%
2	Houston-Bay Town-Sugar Land TX	$249.8	1.6%	4.1%	2.8%	8.2%	8.5%
3	Washington-Arlington-Alexandria DC-VA-MD-WV	$236.4	1.5%	5.0%	5.3%	4.1%	3.9%
4	Denver-Aurora CO	$214.7	1.4%	3.2%	2.1%	4.5%	4.7%
5	Atlanta-Sandy Springs-Marietta GA	$134.3	0.9%	2.7%	2.0%	8.5%	9.0%

*	Source: CBRE-EA. Market vacancy is the percentage of units vacant. The Account’s vacancy is the value-weighted percentage of unleased units.

Retail

Retail market conditions remain soft due to cautious consumer spending due to job worries, persistently high unemployment and a stagnant housing market. Preliminary estimates from the U.S. Census Bureau indicate that retail sales excluding motor vehicles and parts increased 1.2% in the fourth quarter of 2011 as compared with the third quarter of 2011, and 6.7% compared with the fourth quarter of 2010. While holiday spending in 2011 was stronger than in 2010, retailers remain cautious about opening new stores given the uncertain economic outlook. Availability rates in neighborhood and community centers averaged 13.2% in the fourth quarter of 2011, unchanged from both the third and second quarters of 2011. Contrary to trends at the national level, the vacancy rate for the Account’s retail portfolio declined to 8.1% during the fourth quarter of 2011 as compared with 8.9% in the third quarter of 2011. The vacancy rate of the Account’s retail portfolio is well below average, and the portfolio vacancy rate has now declined for four consecutive quarters.

Outlook

The weakening of the global economy and escalation of Eurozone issues in the second half of 2011 gave investors and companies solid reasons to exercise caution. Investors showed restraint in new acquisitions, targeted high-quality buildings in top tier metropolitan markets in order to minimize risk. Companies showed restraint in their leasing decisions by negotiating in a very deliberate and cost-efficient fashion, focusing on reducing occupancy costs through tighter space planning. With the uncertainty of 2011 carrying over in 2012, a similarly cautious approach is expected through the first half of 2012. Uncertainty about the outcome and implications of the Presidential election could extend the sense of unease into the latter part of 2012. Until evidence of progress is seen in U.S. budget negotiations and in tackling the Eurozone

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crisis, investors and tenants are likely to remain cautious, and commercial real estate fundamentals are likely to improve only slowly.

Even with an uncertain backdrop, tenants will need to make space decisions as leases expire. A case in point is the strong leasing activity reported in most major office markets during the fourth quarter of 2011. Data from CBRE-EA show that absorption, which is the net change in occupied space and a fundamental indicator of demand, totaled 9.1 million square feet nationally in the fourth quarter of 2011 as compared with 3.1 million square feet in the third quarter of 2011. For 2011 as a whole, office space absorption nationally totaled 26 million square feet versus 21 million square feet in 2010; industrial space absorption totaled 117 million square feet in 2011 versus only 18 million square feet in 2010. Commercial real estate markets will likely remain active in 2012 even in the event of slower economic growth, though completion of leasing transactions will likely require more time and negotiation. At the start of 2012, real estate market conditions are generally favorable, construction is modest, and prospects for commercial real estate are promising if the U.S. economy performs as expected.

Management continued to implement its strategy to reposition the Account’s property portfolio’s geographic and property sector concentrations during 2011. Three properties were sold during the fourth quarter of 2011, consisting of one apartment complex, one office building and one community center, which further contributed to the Account’s repositioning objectives. Rebalancing activities in prior quarters of 2011 included the acquisition of prime shopping centers, apartment buildings and industrial property in target markets and the disposition of office buildings in non-target markets and joint-venture interests in self storage facilities. As a result of these activities, the Account’s investment in office properties declined to 50.4% of total real estate holdings as of the fourth quarter of 2011 versus 56.3% as of the fourth quarter of 2010. Adjusted for joint venture ownership interests, the Account’s investment in office properties represented 45.7% of total real estate holdings as of the fourth quarter of 2011. Throughout 2011, Management has focused on income growth through aggressive property management and leasing in combination with expense management. Management believes that results for the fourth quarter of 2011 as a whole demonstrate the significant improvements that have occurred as a result of the execution of its strategy. As of the fourth quarter of 2011, the Account’s holdings were 91.6% leased as compared with 91.2% as of the third quarter of 2011. During the fourth quarter of 2011, the Account’s real estate assets generated a 1.39% income return and a 1.20% capital return. As shown in the graph below, returns for the fourth quarter of 2011 were the seventh consecutive quarter of positive income and capital returns.

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ACCOUNT RETURNS

Participant inflows continued at a relatively steady pace during the fourth quarter of 2011, with the Account holding a sizeable cash position as of the end of the year. Management intends to manage the Account’s cash position in a manner that maximizes the performance of the Account in accordance with its investment objective and strategy while maintaining adequate liquidity reserves. Investment activities will include the active pursuit of new investment acquisitions with a focus on direct, privately owned real estate, along with liquid real estate-related securities. Potential acquisitions will be evaluated in the context of overall Account objectives, with an emphasis on industrial, retail, and multi-family properties in order to further reduce the Account’s exposure to the office sector. Management believes repositioning activities, which started in 2010 and continued through 2011, have placed the Account in a position to benefit from ongoing improvement in commercial real estate market conditions and investors’ focus on major metropolitan markets. Investment activities in 2012 will seek to further refine the Account’s geographic and property type mix in accordance with the Account’s overall objectives. While commercial property prices have increased measurably from their lows in the latter half of 2009, Management believes properties can still be acquired at prices that generate attractive initial cash-on-cash returns and which represent reasonable value in comparison to replacement costs. Emphasis will continue to be given to institutional quality properties that have a strong occupancy history and favorable tenant rollover schedules.

Investments as of December 31, 2011

As of December 31, 2011, the Account had total net assets of $13.5 billion, a 4.3% increase from the end of the third quarter of 2011 and a 25.2% increase from December 31, 2010. The increase in the Account’s net assets from December 31, 2010 to December 31, 2011 was primarily caused by an increase in

86Prospectus ¡ TIAA Real Estate Account

participant inflows into the Account in addition to the appreciation in value of the Account’s investments.

As of December 31, 2011, the Account owned a total of 101 real estate property investments (90 of which were wholly owned, 11 of which were held in joint ventures). The real estate portfolio included 34 office property investments (four of which were held in joint ventures and one located in London, England), 26 industrial property investments (including one held in a joint venture), 23 apartment property investments, 16 retail property investments (including five held in joint ventures and one located in Paris, France), one 75% owned joint venture interest in a portfolio of storage facilities, and one fee interest encumbered by a ground lease. Of the 101 real estate property investments, 31 are subject to debt (including seven joint venture property investments).

The outstanding principal on mortgage loans payable on the Account’s wholly owned real estate portfolio as of December 31, 2011 was $2.0 billion. The Account’s proportionate share of outstanding principal on mortgage loans payable within its joint venture investments was $1.6 billion, which is netted against the underlying properties when determining the joint venture investments fair value presented on the consolidated statements of investments. When the mortgage loans payable within the joint venture investments are considered, total outstanding principal on the Account’s portfolio as of December 31, 2011 was $3.6 billion, which represented a loan to value ratio of 20.8%. The Account currently has no Account-level debt.

Management believes that the Account’s real estate portfolio is diversified by location and property type. The Account’s largest investment, 1001 Pennsylvania Avenue located in Washington, DC, represented 5.7% of total real estate investments and 4.2% of total investments. As discussed in the Account’s prospectus, the Account does not intend to buy and sell its real estate investments simply to make short-term profits. Rather, the Account’s general strategy in selling real estate investments is to dispose of those assets that management believes (i) have maximized in value, (ii) have underperformed or face deteriorating property-specific or market conditions, (iii) need significant capital infusions in the future, (iv) are appropriate to dispose of in order to remain consistent with the Account’s intent to diversify the Account by property type and geographic location (including reallocating the Account’s exposure to or away from certain property types in certain geographic locations), or (v) otherwise do not satisfy the investment objectives of the Account. Management from time to time will evaluate the need to manage liquidity in the Account as part of its analysis as to whether to undertake a particular asset sale. The Account could reinvest any sale proceeds that it does not need to pay operating expenses or to meet debt service or redemption requests (e.g., cash withdrawals or transfers, and any redemption of TIAA’s liquidity units in the future).

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During 2011, the Account purchased eight wholly owned real estate investments for $1.1 billion as displayed in the chart below (amounts in millions).

PROPERTY INVESTMENTS ACQUIRED IN 2011
(In millions)

Property Name	Property Type	City	State	Net Acquisition Cost	Joint Venture/% Interest	Mortgage Loans Payable		Net Investment

425 Park Avenue	Ground Lease	New York	NY	$315.9	NA	$—		$315.9
The Corner (200 W. 72nd St.)	Apartment	New York	NY	210.3	NA	(105.0)		105.3
The Forum at Carlsbad	Retail	Carlsbad	CA	183.3	NA	—		183.3
The Palatine	Apartment	Arlington	VA	142.4	NA	(80.0	)(1)	62.4
Weston Business Center	Industrial	Weston	FL	84.8	NA	—		84.8
Residences at Rivers Edge	Apartment	Medford	MA	80.1	NA	—		80.1
The Pepper Building	Apartment	Philadelphia	PA	51.3	NA	—		51.3
Northpark Village Square	Retail	Valencia	CA	40.6	NA	—		40.6

Total				$1,108.7		$(185.0)		$923.7

NA - Not applicable

(1)	Mortgage loans payable incurred subsequent to acquisition.

During 2011, the Account sold six wholly owned real estate investments for a net sales price of $333.4 million and completed one partial sale for a net sales price of $2.6 million. The Account’s joint venture investments sold 6 real estate investments and one partial sale for a net sales price of $32.2 million and $3.5 million, respectively, while concurrently settling $30.1 million of debt associated with certain of those assets, all representing the Account’s proportionate share. A property held within the Account’s DDR TC LLC joint venture (“DDR Joint Venture”) investment located in Aiken, South Carolina was foreclosed. The Account realized a loss of $41.7 million and $71.4 million from its wholly owned real estate investment sales and from its proportionate share of real estate investment sales from within its joint venture investments, respectively.

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PROPERTY INVESTMENTS SOLD IN 2011
(In millions)

Property Name	Property Type	City	State	Net Sales Price (less selling expense)	Payoff of Mortgage Loans

Wholly Owned
Wellpoint Office Campus	Office	Westlake Village	CA	$36.4	$—
Oak Brook Regency Towers	Apartment	Oak Brook	IL	69.4	—
Morris Property	Office	Parsippany	NJ	107.3	—
Champlin Marketplace	Retail	Champlin	MN	12.7	—
The Lodge at Willow Creek	Apartment	Lone Tree	CO	46.2	—
One Virginia Square	Office	Arlington	VA	61.4	—
Wholly Owned—Partial Property Sale
Lincoln Centre (3.48% Sold)	Office	Dallas	TX	2.6	—
Joint Ventures
Goody’s Shopping Center(1)	Retail	Augusta	GA	0.5	(0.7)
Euless and Orem—Storage Facility(2)	Other	Euless and Orem	TX and UT	5.4	(3.7)
Aiken Exchange(1)(3)	Retail	Aiken	SC	—	—
North Freeway and South Freeway—Storage Portfolio(2)	Other	Forth Worth	TX	2.8	—
Port Richey—Storage Portfolio(2)	Other	Port Richey	FL	2.2	—
Kansas City & Raytown—Storage portfolio(2)	Other	Kansas City & Raytown	KS & MS	2.2	—
Southlake Pavilion(1)	Retail	Morrow	GA	19.1	(25.7)
Joint Ventures—Partial Property Sales
Pennsauken—Storage Portfolio(2)	Other	Pennsauken	NJ	3.5	—

Total				$371.7	$(30.1)

(1)	Joint Venture Investment Property sales (85% interest).

(2)	Joint Venture Investment Property sales (75% interest).

(3)	Foreclosed property.

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The following charts reflect the diversification of the Account’s real estate assets by region and property type and list its ten largest investments by gross fair value. All information is based on the fair values of the investments at December 31, 2011.

DIVERSIFICATION BY FAIR VALUE(1)

	East	West	South	Midwest	Foreign(2)	Total

Office	22.1%	15.9%	9.7%	0.4%	2.3%	50.4%
Apartment	6.7%	5.5%	5.0%	0.0%	0.0%	17.2%
Industrial	1.3%	6.8%	4.5%	1.2%	0.0%	13.8%
Retail	2.9%	2.8%	7.6%	0.2%	1.8%	15.3%
Other(3)	3.0%	0.2%	0.1%	0.0%	0.0%	3.3%

Total	36.0%	31.2%	26.9%	1.8%	4.1%	100.0%

(1)	Wholly owned properties are represented at fair value and gross of any debt, while joint venture properties are represented at the net equity value.

(2)	Represents real estate investments in the United Kingdom and France.

(3)	Represents interest in Storage Portfolio investment and fee interest encumbered by a ground lease real estate investment.

Properties in the “East” region are located in: CT, DC, DE, KY, MA, MD, ME, NC, NH, NJ, NY, PA, RI, SC, VA, VT, WV.

Properties in the “West” region are located in: AK, AZ, CA, CO, HI, ID, MT, NM, NV, OR, UT, WA, WY.

Properties in the “South” region are located in: AL, AR, FL, GA, LA, MS, OK, TN, TX.

Properties in the “Midwest” region are located in: IA, IL, IN, KS, MI, MN, MO, ND, NE, OH, SD, WI.

TOP TEN LARGEST REAL ESTATE INVESTMENTS

Property Investment Name	City	State	Type	Value ($M)(a)		Property as a % of Total Real Estate Portfolio	Property as a % of Total Investments

1001 Pennsylvania Avenue	Washington	DC	Office	656.1	(b)	5.7	4.2
Four Oaks Place	Houston	TX	Office	447.5		3.9	2.9
Fourth and Madison	Seattle	WA	Office	385.4	(c)	3.4	2.5
780 Third Avenue	New York City	NY	Office	340.2		3.0	2.2
DDR Joint Venture	Various	USA	Retail	338.4	(d)	3.0	2.2
50 Fremont	San Francisco	CA	Office	332.3	(e)	2.9	2.1
99 High Street	Boston	MA	Office	326.3	(f)	2.8	2.1
425 Park Avenue	New York	NY	Land	320.0		2.8	2.1
The Newbry	Boston	MA	Office	293.8		2.6	1.9
The Florida Mall	Orlando	FL	Retail	284.3	(g)	2.5	1.8

(a)

Value as reported in the December, 31, 2011 Statement of Investments. Investments owned 100% by the Account are reported based on fair value. Investments in joint ventures are reported at fair value and are presented at the Account’s ownership interest.

(b)	This property investment is presented gross of debt. The value of the Account’s interest less the fair value of leverage is $446.1M.

(c)	This property investment is presented gross of debt. The value of the Account’s interest less the fair value of leverage is $240.4M.

(d)

This property is held in an 85% / 15% joint venture with Developers Diversified Realty Corporation (“DDR”), and consists of 41 retail properties located in 13 states and is presented net of debt with a fair value of $975.2 million.

(e)	This property investment is presented gross of debt. The value of the Account’s interest less the fair value of leverage is $197.3M.

(f)	This property investment is presented gross of debt. The value of the Account’s interest less the fair value of leverage is $136.9M.

(g)	This property investment is a 50% / 50% joint venture with Simon Property Group, L.P., and is presented net of debt with a fair value of $189.4 million.

90Prospectus ¡ TIAA Real Estate Account

As of December 31, 2011, the Account’s net assets totaled $13.5 billion. At December 31, 2011, the Account held 73.9% of its total investments in real estate and real estate joint ventures. The Account also held investments in government agency notes representing 10.0% of total investments, U.S. Treasury securities representing 8.1% of total investments, real estate-related equity securities representing 6.0% of total investments, and real estate limited partnerships, representing 2.0% of total investments.

RESULTS OF OPERATIONS

Year Ended December 31, 2011 Compared to Year Ended December 31, 2010

Performance

The Account’s total return was 13.0% for the year ended December 31, 2011 as compared to 13.3% for the year ended 2010. The Account’s performance during the year ended December 31, 2011 reflects an increase in the aggregate value of the Account’s real estate property investments, including investments owned in joint ventures and limited partnerships primarily as a result of the volatile market conditions experienced throughout the year and the $150,000 per participant transfer limitation which was effective in most jurisdictions on March 31, 2011.

The Account’s annualized total returns over the past one, three, five, and ten year periods ended December 31, 2011 were 13.0%, -2.5%, -2.0%, and 4.0%, respectively. As of December 31, 2011, the Account’s annualized total return since inception was 5.7%.

The Account’s total net assets increased from $10.8 billion at December 31, 2010 to $13.5 billion at December 31, 2011. The primary drivers of this 25.2% increase were net participant inflows into the Account and appreciation in value of the Account’s investments.

Investment Income, Net

The table below shows the net investment income for the years ended December 31, 2011 and 2010 and the dollar and percentage changes for those periods (dollars in millions).

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	Years Ended December 31,		Change
	2011	2010	$	%

INVESTMENT INCOME
Real estate income, net:
Rental income	$874.1	$862.5	$11.6	1.3%

Real estate property level expenses and taxes:
Operating expenses	217.8	220.0	(2.2)	−1.0%
Real estate taxes	111.5	114.7	(3.2)	−2.8%
Interest expense	109.2	106.7	2.5	2.3%

Total real estate property level expenses and taxes	438.5	441.4	(2.9)	−0.7%

Real estate income, net	435.6	421.1	14.5	3.4%
Income from real estate joint ventures and limited partnerships	86.4	89.3	(2.9)	−3.2%
Interest	3.3	3.0	0.3	10.0%
Dividends	19.1	5.6	13.5	241.1%

TOTAL INVESTMENT INCOME	544.4	519.0	25.4	4.9%

Expenses—Note 2:
Investment advisory charges	53.9	50.2	3.7	7.4%
Administrative charges	28.7	22.1	6.6	29.9%
Distribution charges	8.8	6.0	2.8	46.7%
Mortality and expense risk charges	6.2	4.4	1.8	40.9%
Liquidity guarantee charges	23.7	13.1	10.6	80.9%

TOTAL EXPENSES	$121.3	$95.8	$25.5	26.6%

INVESTMENT INCOME, NET	$423.1	$423.2	$(0.1)	0.0%

Rental Income: The $11.6 million or 1.3% increase in real estate rental income for the year ended December 31, 2011 as compared to the same period in 2010 was related to the acquisition of eight wholly owned real estate investments offset by six wholly owned real estate investment dispositions during 2011.

Operating Expenses: Operating expenses decreased by $2.2 million or 1.0% for the year ended December 31, 2011 as compared to the comparable period of 2010. The decrease was driven by wholly owned real estate investment dispositions during the year offset by wholly owned real estate investment acquisitions.

Real Estate Taxes: Real estate taxes decreased $3.2 million or 2.8% for the year ended 2011 as compared to the comparable period of 2010. The decrease in real estate taxes is a result of lower tax assessments at various wholly owned real estate investments and dispositions offset by current property acquisitions, as previously discussed above.

Interest Expense: Interest expense increased $2.5 million, or 2.3% for the year ended 2011 as compared to the comparable period of 2010. The increase was primarily attributed to two new mortgage loans entered into during the year ended 2011.

Income from Real Estate Joint Ventures and Limited Partnerships: Income from real estate joint ventures and limited partnerships decreased $2.9

92Prospectus ¡ TIAA Real Estate Account

million or 3.2% during the year ended 2011 compared to the comparable period of 2010. The decrease was attributable to decreased distributions from the joint ventures and limited partnerships as a result of various joint venture investments retaining cash for purposes of capital expenditures for tenant improvements.

Dividend and Interest Income: Dividend and interest income increased $13.8 million from the comparable period of 2010. The increase in dividend income can be directly attributed to the Account’s increased investment in real estate related securities held of $927.9 million as compared to $495.3 million for the periods ended December 31, 2011 and 2010, respectively.

Expenses: The Account’s expenses increased $25.5 million or 26.6% for the year ended 2011 as compared to the comparable period of 2010. The increase in Account level expenses was primarily due to the increase in the Account’s net assets throughout the year ended December 31, 2011. Investment advisory, administrative and distribution charges are costs charged to the Account associated with managing the Account. These costs are primarily fixed, but generally correspond to the level of assets under management. During the current year these fixed costs have risen at a slower pace than the Account’s net assets. Mortality and expense risk charges increased as a result of higher net assets; however, the overall basis point charge to the Account has remained at five basis points of net assets. The increase in the liquidity guarantee charge was associated with the six basis point increase effective May 1, 2011. See Note 2—Management Agreements and Arrangements to the consolidated financial statements included herein for further discussion related to these expenses.

Net Realized and Unrealized Gains and Losses on Investments and Mortgage Loans Payable

The table below shows the net realized and unrealized gain (loss) on investments and mortgage loans payable for the years ended December 31, 2011 and 2010 and the dollar and percentage changes for those periods (dollars in millions).

TIAA Real Estate Account ¡ Prospectus93

	Years Ended December 31,		Change
	2011	2010	$	%

NET REALIZED AND UNREALIZED GAIN (LOSS) ON INVESTMENTS AND MORTGAGE LOANS PAYABLE
Net realized gain (loss) on investments:
Real estate properties	$(41.7)	$(12.5)	$(29.2)	233.6%
Real estate joint ventures and limited partnerships	(70.5)	(185.7)	115.2	−62.0%
Marketable securities	6.5	0.4	6.1	N/M

Total net realized loss on investments:	(105.7)	(197.8)	92.1	−46.6%

Net change in unrealized appreciation (depreciation) on:
Real estate properties	829.9	638.2	191.7	30.0%
Real estate joint ventures and limited partnerships	331.0	357.5	(26.5)	−7.4%
Marketable securities	21.5	15.0	6.5	43.3%
Mortgage loans receivable	—	3.7	(3.7)	N/M
Mortgage loans payable	(0.7)	(59.6)	58.9	−98.8%

Net change in unrealized appreciation on investments and mortgage loans payable	1,181.7	954.8	226.9	23.8%

NET REALIZED AND UNREALIZED GAIN ON INVESTMENTS AND MORTGAGE LOANS PAYABLE	$1,076.0	$757.0	$319.0	42.1%

N/M—Not meaningful

Real Estate Properties: During the year ended December 31, 2011, the Account experienced net realized and unrealized gains on real estate properties of $788.2 million compared to net realized and unrealized gain of $625.7 million for the comparable period of 2010. The net realized and unrealized gain on real estate properties was primarily driven by net unrealized gains on the Accounts wholly owned real estate property investments of $829.9 million compared to 638.2 million for the comparable period of 2010, an increase of $191.7 million or 30.0%. The net unrealized gains in the Account continue to be driven by improved but stabilizing market conditions in 2011. Included within the net unrealized gains discussed above, were foreign exchange losses of $3.3 million for the year ended December 31, 2011 as compared to a loss of $18.4 million for the comparable period of 2010, and related to the Account’s foreign investments properties.

Real Estate Joint Ventures and Limited Partnerships: Real estate joint ventures and limited partnerships experienced net realized and unrealized gains of $260.5 million for the year ended December 31, 2011 compared to net realized and unrealized gains of $171.8 million for the comparable period of 2010. The increase compared to the comparable period of 2010 is primarily due to a decrease in realized losses from the sale of real estate property investments from within the Account’s joint venture investments.

Marketable Securities: The Account’s marketable securities positions experienced net realized and unrealized gains of $28.0 million as compared to $15.4 million for the comparable period of 2010. The increase is directly

94Prospectus ¡ TIAA Real Estate Account

attributable to the Account’s increased investment in real estate related marketable securities (primarily REITs). At December 31, 2011 the Account’s real estate related marketable securities were $927.9 million as compared to $495.3 million as of December 31, 2010, an increase of $432.6 million or 46.6%.

Additionally, the Account held $2.8 billion of short term marketable securities invested in government agency notes and United States Treasury Securities, which had nominal appreciation due to the short term nature of the investments.

Mortgage Loan Receivable: During the year ended December 31, 2010 the Account settled in full its mortgage loan receivable investment at its face value.

Mortgage Loans Payable: Mortgage loans payable experienced net unrealized losses of $0.7 million for the year ended December 31, 2011 compared to net unrealized losses of $59.6 million for the comparable period of 2010. Valuation adjustments to mortgage loans payable are highly dependent upon interest rates, investment return demands, the performance of the underlying real estate investment, and where applicable, foreign exchange rates. The decrease in net unrealized losses during the year ended December 31, 2011 was due to stabilizing markets during 2011. Of the $0.7 million net unrealized loss, $2.2 million was related to valuation increases in mortgage loans payable offset in part by foreign exchange fluctuations of $1.5 million.

Year Ended December 31, 2010 Compared to Year Ended December 31, 2009

Performance

The Account’s total return was 13.3% for the year ended December 31, 2010 as compared to -27.6% for the year ended 2009. The Account’s performance during the year ended December 31, 2010 reflects an increase in the aggregate value of the Account’s real estate property investments, including investments owned in joint ventures and limited partnerships resulting from the strengthened economy, financial and credit markets.

The Account’s annualized total returns over the past one, three, five, and ten year periods ended December 31, 2010 were 13.3%, -11.1%, -1.8%, and 3.3%, respectively. As of December 31, 2010, the Account’s annualized total return since inception was 5.2%.

The Account’s total net assets increased from $7.9 billion at December 31, 2009 to $10.8 billion at December 31, 2010. The primary driver of this 37.1% increase was net participant inflows into the Account in addition to appreciation in value of the Account’s wholly owned, joint venture, and limited partnership real estate investments.

Investment Income, Net

The table below shows the net investment income for the years ended December 31, 2010 and 2009 and the dollar and percentage changes for those periods (dollars in millions).

TIAA Real Estate Account ¡ Prospectus95

	Years Ended December 31,		Change
	2010	2009	$	%

INVESTMENT INCOME
Real estate income, net:
Rental income	$862.5	$948.3	$(85.8)	−9.0%

Real estate property level expenses and taxes:
Operating expenses	220.0	238.7	(18.7)	-7.8%
Real estate taxes	114.7	128.7	(14.0)	−10.9%
Interest expense	106.7	101.2	5.5	5.4%

Total real estate property level expenses and taxes	441.4	468.6	(27.2)	−5.8%

Real estate income, net	421.1	479.7	(58.6)	−12.2%
Income from real estate joint ventures and limited partnerships	89.3	114.6	(25.3)	−22.1%
Interest	3.0	1.7	1.3	76.5%
Dividends	5.6	—	5.6	N/M

TOTAL INVESTMENT INCOME	519.0	596.0	(77.0)	−12.9%

Expenses:
Investment advisory charges	50.2	42.5	7.7	18.1%
Administrative charges	22.1	28.0	(5.9)	−21.1%
Distribution charges	6.0	7.8	(1.8)	−23.1%
Mortality and expense risk charges	4.4	4.7	(0.3)	−6.4%
Liquidity guarantee charges	13.1	12.5	0.6	4.8%

TOTAL EXPENSES	95.8	95.5	0.3	0.3%

INVESTMENT INCOME, NET	$423.2	$500.5	$(77.3)	−15.4%

N/M—Not meaningful

Rental Income: The $85.8 million decrease in real estate rental income for the year ended December 31, 2010 as compared to the same period in 2009 is primarily a result of the seven full and six partial wholly owned property investment sales that occurred in the second half of 2009. These disposed properties accounted for $54.0 million, or 62.9%, of the $85.8 million total change. The remaining $31.8 million is attributed to increased vacancies at certain properties, reduced rental rates, and rent concessions for renewed leases, as well as unfavorable common area adjustments resulting from the properties maintaining lower property operating expenses.

Operating Expenses: Operating expenses declined 7.8% for the 12 months ended December 31, 2010 as a result of fewer property investments under management. Property investments that were sold accounted for $15.3 million, or 81.8%, of the total decline in operating expenses. The remaining decreases in expenses were primarily related to decreases in security expenses, insurance, and professional fees. The expense declines were partially offset by increases in utilities, general building expenses, and bad debt expense.

Real Estate Taxes: Real estate taxes experienced a 10.9% decrease for the year ended December 31, 2010 as compared to the prior year. This was a result of fewer property investments under management and lower tax assessments across the existing properties held by the Account.

96Prospectus ¡ TIAA Real Estate Account

Interest Expense: Interest expense increased $5.5 million, or 5.4%, for the year ended December 31, 2010. This increase is a result of higher interest rates on new loan agreements entered into by the Account during the year ended December 31, 2010 as compared to the loan agreements that matured during 2010. See Note 9—Mortgage Loans Payable to the consolidated financial statements included herein.

Income from Real Estate Joint Ventures and Limited Partnerships: The $25.3 million decline in income from real estate joint ventures and limited partnerships was primarily attributed to a decrease in revenues as a result of an increase in vacancies as well rent concessions across the joint venture portfolios held by the Account and the sale of 22 properties from within the DDR Joint Venture and the Account’s interest in Tyson’s Executive Plaza II during 2010.

Expenses: The Account incurred overall Account level expenses of $95.8 million for the year ended December 31, 2010, which represents a 0.3% increase from $95.5 million for the same period in 2009. Administrative and distribution charges declined as a result of the general decline in costs allocated to manage and distribute the Account and the reduction in the average net assets of the Account. Unlike administrative and distribution charges, investment advisory charges do not decline at the same rate as average net assets as certain portions of investment advisory charges are fixed and not directly associated to the average net asset value of the Account. Investment advisory charges increased primarily due to costs associated with new investments in technology. Mortality and expense risk charges declined during the year ended December 31, 2010 primarily due to lower average net assets as compared to the same period in 2009. Liquidity guarantee expenses increased as a result of the increase in the fees that TIAA charges to provide the liquidity guarantee from 10 basis points to 15 basis points, which was effective as of May 1, 2009.

TIAA Real Estate Account ¡ Prospectus97

Net Realized and Unrealized Gains and Losses on Investments and Mortgage Loans Payable

The table below shows the net realized and unrealized gain (loss) on investment and mortgage loans payable for the years ended December 31, 2010 and 2009 and the dollar and percentage changes for those periods (dollars in millions).

	Years Ended December 31,		Change
	2010	2009	$	%

NET REALIZED AND UNREALIZED GAIN (LOSS) ON INVESTMENTS AND MORTGAGE LOANS PAYABLE
Net realized gain (loss) on investments:
Real estate properties	$(12.5)	$(281.8)	$269.3	−95.6%
Real estate joint ventures and limited partnerships	(185.7)	—	(185.7)	N/M
Marketable securities	0.4	—	0.4	N/M
Mortgage loans payable	—	(0.4)	0.4	N/M

Net realized (loss) on investments	(197.8)	(282.2)	84.4	−29.9%

Net change in unrealized appreciation (depreciation) on:
Real estate properties	638.2	(2,244.9)	2,883.1	−128.4%
Real estate joint ventures and limited partnerships	357.5	(1,030.2)	1,387.7	−134.7%
Marketable securities	15.0	—	15.0	N/M
Mortgage loans receivable	3.7	(0.5)	4.2	N/M
Mortgage loans payable	(59.6)	(54.7)	(4.9)	9.0%

Net change in unrealized appreciation(depreciation) on investments and mortgage loans payable	954.8	(3,330.3)	4,285.1	−128.7%

NET REALIZED AND UNREALIZED GAIN (LOSS) ON INVESTMENTS AND MORTGAGE LOANS PAYABLE	$757.0	$(3,612.5)	$4,369.5	−121.0%

N/M—Not meaningful

Real Estate Properties: During the year ended December 31, 2010, the Account experienced a net realized and unrealized gain on investments and mortgage loans payable of $757.0 million compared to a net realized and unrealized loss of $3.6 billion for the year ended December 31, 2009. The net realized and unrealized gains on investments and mortgage loans payable was primarily driven by net realized and unrealized gains on the Account’s wholly owned real estate property investments of $625.7 million for the year ended December 31, 2010 compared to a loss of $2.5 billion during the same period in 2009. The net realized and unrealized gains in the Account continue to be attributed to improved market conditions and real estate values that occurred throughout the year 2010. For the two International properties held by the Account, the foreign exchange fluctuations (losses) for the year ended December 31, 2010 offset the total net realized and unrealized gain by $20.3 million. The Account experienced losses from the foreign exchange fluctuation

98Prospectus ¡ TIAA Real Estate Account

in the first two quarters of 2010, a reverse effect seen in the third quarter 2010, and stable rates during the fourth quarter of 2010.

Real Estate Joint Ventures and Limited Partnerships: Real estate joint ventures and limited partnerships experienced a net realized and unrealized gain of $171.8 million for the year ended December 31, 2010 compared to a $1.0 billion loss for the year ended December 31, 2009. The net realized and unrealized gains on joint ventures and limited partnerships were due to increases in value of the Account’s existing real estate assets, which reflected the net effects of an improving overall economy, and an increase in value of the underlying property investments within the joint ventures and limited partnership funds.

Marketable Securities: During the year ended December 31, 2010, the Account’s marketable securities position was $2.9 billion, which was comprised of $495.3 million of real estate-related marketable securities and $2.4 billion of other securities such as U. S. Treasury securities and government agency notes. The net realized and unrealized gain of $15.4 million experienced by the Account on marketable securities was primarily due to increases in the value of real estate-related equity securities.

Mortgage Loan Receivable: For the year ended December 31, 2010, the Account had a net unrealized gain on the mortgage loan receivable of $3.7 million compared to $0.5 million loss for the comparable period in 2009, as a result of the mortgage loan receivable being settled in full at its face value during September 2010.

Mortgage Loans Payable: Mortgage loans payable experienced a net realized and unrealized loss of $59.6 million during the year ended December 31, 2010 compared to net realized and unrealized loss of $55.1 million in the comparable period in 2009. Valuation adjustments associated with mortgage loans payable are highly dependent upon interest rates, spreads, investment return demands, the performance of the underlying real estate investment, and where applicable, foreign exchange. Of the $59.6 million realized and unrealized loss associated with mortgage loans payable, $66.2 million was related to valuation increases in mortgage payable offset by foreign exchange fluctuations of $6.6 million.

LIQUIDITY AND CAPITAL RESOURCES

As of December 31, 2011 and 2010, the Account’s cash, cash equivalents and non-real estate-related marketable securities had a value of $2.8 and $2.4 billion, respectively (20.8% and 22.3% of the Account’s net assets at such dates, respectively). When compared to December 31, 2010, the Account’s non-real estate-related liquid assets have increased by $0.4 billion. This increase is primarily the result of net participant inflows into the Account offset by real estate related investment acquisitions.

TIAA Real Estate Account ¡ Prospectus99

Fourth Quarter 2011 Compared to Third Quarter 2011

During the fourth quarter of 2011, the Account received $444.3 million in premiums as compared to $497.3 million received during the third quarter of 2011, which included $256.4 million of participant transfers into the Account as compared to $314.8 million during the third quarter of 2011. The Account had participant outflows of $224.5 million in annuity payments, withdrawals and death benefits during the fourth quarter of 2011 as compared to $438.4 million during the third quarter of 2011, which included $116.0 million and $317.9 million of participant transfers out of the Account for the fourth and third quarters of 2011, respectively.

Year Ended December 31, 2011 Compared to Year Ended
December 31, 2010

During the year ended December 31, 2011, the Account received $2.3 billion in premiums, which included $1.6 billion of participant transfers into the Account. The Account had outflows of $1.1 billion in annuity payments, withdrawals and death benefits, which included $658.9 million of participant transfers out of the Account. During the twelve months ended December 31, 2010, the Account received $2.6 billion in premiums, which included $1.9 billion of participant transfers into the Account. The Account had outflows of $851.5 million in annuity payments, withdrawals and death benefits, which included $520.9 million of participant transfers out of the Account. See Note 1 — Organization and Significant Accounting Policies of the consolidated financial statements as included herein.

Management believes that the reduction in transfers into the Account is primarily related to the transfer limitation on the Account which was effective in the substantial majority of jurisdictions on March 31, 2011, as discussed in more detail in the paragraph below.

Effective March 31, 2011 (or such later date as indicated in the contract or contract endorsement) individual participants are limited from making “internal funding vehicle transfers” into their Account accumulation if, after giving effect to such transfer, the total value of such participant’s Account accumulation (under all contracts issued to such participant) would exceed $150,000. This limitation is subject to certain exceptions. Management believes that, compared to periods prior to the transfer limitation being in effect, participant transfer inflow activity will continue to be tempered following the effective date of this limitation in additional jurisdictions.

Liquidity Guarantee

Primarily as a result of significant net participant transfers out of the Account during late 2008 and early 2009, pursuant to TIAA’s existing liquidity guarantee obligation, the TIAA general account purchased approximately $1.2 billion of liquidity units issued by the Account in a number of separate transactions between December 24, 2008 and June 1, 2009. During the period June 2, 2009 through December 31, 2011, the TIAA general account did not

100Prospectus ¡ TIAA Real Estate Account

purchase or redeem any additional liquidity units. As disclosed under “Establishing and Managing the Account — the Role of TIAA — Liquidity Guarantee” in the Account’s prospectus, in accordance with this liquidity guarantee obligation, TIAA guarantees that all participants in the Account may redeem their accumulation units at their accumulation unit value next determined after their transfer or cash withdrawal request is received in good order.

Net participant transfers out of the Account significantly slowed following the first quarter of 2009, and net participant transfer activity turned to inflows in early 2010, which has continued through the date of this prospectus. As a result, while management cannot predict whether any future TIAA liquidity unit purchases will be required under this liquidity guarantee, it is unlikely that additional purchases will be required in the near term. However, management cannot predict for how long net inflows will continue to occur. If net outflows were to occur (even if not at the same intensity as in 2008 and early 2009), it could have a negative impact on the Account’s operations and returns and could require TIAA to purchase additional liquidity units, perhaps to a significant degree, as was the case in late 2008 and early 2009.

TIAA’s obligation to provide Account participants liquidity through purchases of liquidity units is not subject to an express regulatory or contractual limitation, although as described in the paragraph below, the independent fiduciary may (but is not obligated to) require the reduction of TIAA’s interest through sales of assets from the Account if TIAA’s interest exceeds the trigger point. Even if the independent fiduciary so requires, TIAA’s obligation to provide liquidity under the guarantee, which is required by the NYDFS, will continue. Management believes that TIAA has the ability to meet its obligations under this liquidity guarantee.

Whenever TIAA owns liquidity units, the duties of the Account’s independent fiduciary, as part of its monitoring of the Account, include reviewing the purchase and redemption of liquidity units by TIAA to ensure the Account uses the correct accumulation unit values. In addition, the independent fiduciary’s responsibilities include:

•	establishing the percentage of total accumulation units that TIAA’s ownership should not exceed (the “trigger point”) and creating a method for reviewing the trigger point;

•	approving any adjustment of TIAA’s ownership interest in the Account and, in its discretion, requiring an adjustment if TIAA’s ownership of liquidity units reaches the trigger point; and

•

once the trigger point has been reached, participating in any program to reduce TIAA’s ownership in the Account by utilizing cash flow or liquid investments in the Account, or by utilizing the proceeds from asset sales. If the independent fiduciary were to determine that TIAA’s ownership should be reduced following the trigger point, its role in participating in any asset sales program would include (i) participating in the selection of

TIAA Real Estate Account ¡ Prospectus101

properties for sale, (ii) providing sales guidelines and (iii) approving those sales if, in the independent fiduciary’s opinion, such sales are desirable to reduce TIAA’s ownership of liquidity units.

As of the date of this prospectus, the independent fiduciary, which has the right to adjust the trigger point, has established the trigger point at 45% of the outstanding accumulation units and it will continue to monitor TIAA’s ownership interest in the Account and provide further recommendations as necessary. As of December 31, 2011, TIAA owned approximately 8.8% of the outstanding accumulation units of the Account. In establishing the appropriate trigger point, including whether or not to require certain actions once the trigger point has been reached, the independent fiduciary will assess, among other things and to the extent consistent with the Prohibited Transaction Exemption (PTE 96-76) issued by the U.S. Department of Labor in 1996 with respect to the liquidity guarantee and the independent fiduciary’s duties under ERISA, the risk that a conflict of interest could arise due to the level of TIAA’s ownership interest in the Account.

Redemption of Liquidity Units. The independent fiduciary currently intends to cause systematic redemptions of the liquidity units as follows. The independent fiduciary intends to cause a redemption of approximately one-quarter of the liquidity units held by TIAA on a daily basis throughout the third month of each calendar quarter, beginning June 1, 2012, so long as (i) the Account holds and is projected to hold at least 17% of its net assets in cash, cash equivalents and publicly traded, liquid non-real estate related securities, after taking into account certain projected sources and uses of cash flow into the Account, and (ii) recent historical net participant flows have been positive over the 20 business days prior to such redemption. If these conditions (along with other conditions and factors which the independent fiduciary may apply) are met consistently following June 1, 2012, TIAA would be fully redeemed by the end of March 2013. In addition, at any time the Account holds cash, cash equivalents and publicly traded, liquid non-real estate related securities in excess of 25% of its net assets, the independent fiduciary intends to cause a redemption of liquidity units in an amount equal to the Account’s average net participant flows during the month.

In administering any redemptions (including those intended as described above), the independent fiduciary has indicated to management that it intends to evaluate, among other things (i) projected acquisitions and dispositions of real estate and real estate related investments, (ii) participant inflow and outflow trends, (iii) the Account’s net income and (iv) obligations to make debt service payments and pay principal balances of mortgages on Account properties. The independent fiduciary is vested with oversight and approval over any redemption of liquidity units owned by TIAA, acting in the best interests of Real Estate Account participants.

As a general matter, the independent fiduciary may authorize or direct the redemption of all or a portion of liquidity units at any time and TIAA will request the approval of the independent fiduciary before any liquidity units are

102Prospectus ¡ TIAA Real Estate Account

redeemed. There is no guarantee that the independent fiduciary will cause redemptions in the near term and even if redemptions do commence, management cannot predict the time period over which such redemptions would continue. Further, neither management nor the independent fiduciary can predict when TIAA’s liquidity units may be redeemed in full.

Upon termination and liquidation of the Account (wind-up), any liquidity units held by TIAA will be the last units redeemed, unless the independent fiduciary directs otherwise. The Account pays TIAA for the risk associated with providing the liquidity guarantee through a daily deduction from the Account’s net assets.

The Account’s net investment income continues to be an additional source of liquidity for the Account. Net investment income was $423.1 million for the year ended December 31, 2011 as compared to $423.2 million for the comparable period of 2010. Total net investment income decreased slightly primarily as a result of increased income from the Account’s wholly owned real estate investments, interest income, and dividend income, offset by higher Account expenses as a result of higher average net assets over the period.

As of December 31, 2011, cash and cash equivalents, along with real estate-related and non real estate-related marketable securities comprised 27.7% of the Account’s net assets. The Account’s liquid assets continue to be available to purchase additional suitable real estate properties, meet the Account’s debt obligations, expense needs, and participant redemption requests (i.e., cash withdrawals, benefit payments, or transfers).

As of December 31, 2011, $1.1 billion in principal amount of debt obligations will mature through December 31, 2012, $209.0 million related to debt obligations secured by its wholly owned real estate investments and $877.1 million related to debt obligations secured by the Account’s joint venture investments. An aggregate of $597.4 million in principal amount of debt obligations (which represents the Account’s share) secured by a total of 29 properties in the Account’s DDR Joint Venture investment matures in February 2012 and March 2012.

As of December 31, 2011, 17 properties and a $12.8 million letter of credit within the DDR Joint Venture investment secure $471.8 million in principal amount of debt obligations (which represents the Account’s share) maturing March 1, 2012. In February 2012, the maturity date of this debt obligation was extended to June 1, 2012, and at the time of extension, the Account’s portion of the debt obligation was $459.0 million.

As of December 31, 2011, 12 properties within the DDR Joint Venture investment secure $125.6 million in principal amount of debt obligations (which represents the Account’s share) maturing February 27, 2012. In February 2012, the maturity date of this debt obligation was extended to May 29, 2012, and at the time of extension, the Account’s portion of the debt obligation was $138.4 million. Additionally, as part of this extension, the DDR Joint Venture agreed it would not convey or encumber one specific property from within the DDR Joint

TIAA Real Estate Account ¡ Prospectus103

Venture during the 90 day extension period, and delivered a deed of trust in escrow that would be recorded against the property in the event of a default. As of the date of this prospectus, management believes that the DDR Joint Venture will be able to refinance this debt obligation or repay the principal due at maturity on or prior to the maturity date (as extended).

Management is evaluating the full range of options available to the Account in its capacity as an investor in these joint ventures. Management believes that the Account and the joint venture entities in which the Account invests will have the ability to address these non-recourse obligations in a number of ways, including among others, repaying the principal due at maturity, refinancing such debt, restructuring such debt, and/or electing to default on the loans secured by such properties if the joint ventures were unable to reach a satisfactory resolution with respect to such obligations.

Leverage

The Account may borrow money and assume or obtain a mortgage on a property to make leveraged real estate investments. Also, to meet any short-term cash needs, the Account may obtain a line of credit that may be unsecured and/or contain terms that may require the Account to secure the loan with one or more of its properties.

The Account is authorized to borrow money in accordance with its investment guidelines. Under the Account’s current investment guidelines, the Account’s loan to value ratio (as described below) is to be maintained at or below 30%. Such incurrences of debt from time to time may include:

•	placing new debt on properties;

•	refinancing outstanding debt;

•	assuming debt on acquired properties or interests in the Account’s properties; and/or

•	long term extensions of the maturity date of outstanding debt.

In calculating this limit, only the Account’s actual percentage interest in any borrowings is included, and not that percentage interest held by any joint venture partner. Further, the Account may only borrow up to 70% of the then-current value of a property, although construction loans may be for 100% of the costs incurred in developing a property. As of December 31, 2011 the Account did not have any construction loans. Also, at the time the Account (or a joint venture in which the Account is a partner) enters into a revolving line of credit, management deems the maximum amount which may be drawn under that line of credit as fully incurred, regardless of whether the maximum amount available has been drawn from time to time.

As of December 31, 2011, the Account’s ratio of outstanding principal amount of debt to total gross asset value (i.e., a “loan to value ratio”) was 20.8%. The Account intends to maintain its loan to value ratio at or below 30% (this ratio is measured at the time of incurrence and after giving effect thereto). The Account’s total gross asset value, for these purposes, is equal to the total fair value of the Account’s assets (including the fair value of the

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Account’s interest in joint ventures), with no reduction associated with any indebtedness on such assets.

In times of high net inflow activity, in particular during times of high net participant transfer inflows, management may determine to apply a portion of such cash flows to make prepayments of indebtedness prior to scheduled maturity, which would have the effect of reducing the Account’s loan to value ratio.

RECENT TRANSACTIONS

The following describes property transactions by the Account in the fourth quarter of 2011. Except as noted, the expenses for operating the properties purchased are either borne or reimbursed, in whole or in part, by the property tenants, although the terms vary under each lease. The Account is responsible for operating expenses not reimbursed under the terms of a lease. All rental rates are quoted on an annual basis unless otherwise noted.

PURCHASES

None.

SALES

The Lodge at Willow Creek—Lone Tree, CO

On October 21, 2011, the Account sold an apartment building located in Lone Tree, Colorado for a net sale price of $46.2 million and realized a gain from sale of $15.9 million, the majority of which had been previously recognized as an unrealized gain in the Account’s consolidated statements of operations. The Account’s cost basis (excluding selling costs) in the property as of the date of sale was $30.3 million according to the records of the Account.

One Virginia Square—Arlington, VA

On November 3, 2011, the Account sold an office building located in Arlington, Virginia for a net sale price of $61.4 million and realized a gain of $13.9 million from the sale, the majority of which had been previously recognized as an unrealized gain in the Account’s consolidated statements of operations. The Account’s cost basis (excluding selling costs) in the property at the date of the sale was $47.5 million according to the records of the Account.

DDR Joint Venture—Morrow, GA

On December 15, 2011, a retail property located in Morrow, Georgia was sold by the DDR Joint Venture. The Account holds an 85.0% interest in the DDR Joint Venture. The Account’s portion of the net sale price was $19.1 million. The Account realized a loss from the sale of $60.4 million, the majority of which had been previously recognized as an unrealized loss in the Account’s consolidated statements of operations. The Account’s portion of its cost basis (excluding selling costs) in the property at the date of the sale was $79.5 million according to the records of the Account. Concurrent with the sale of the aforementioned retail property, the DDR Joint Venture paid off debt

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associated with the property, the Account’s portion of this debt was $25.7 million.

FINANCINGS

The Palatine—Arlington, VA

On December 16, 2011, the Account entered into a mortgage agreement on this multifamily property investment in the principal amount of $80.0 million with a fixed interest rate of 4.25% for a period of 10 years.

CONTRACTUAL OBLIGATIONS

The following table sets forth a summary regarding the Account’s known contractual obligations, including required interest payments for those items that are interest bearing, at December 31, 2011 (amounts in millions):

	Amounts Due During Years Ending December 31,					Thereafter	Total
	2012	2013	2014	2015	2016

Mortgage Loans Payable:
Principal Payments	$209.0	$552.9	$225.3	$462.5	$153.0	$405.9	$2,008.6
Interest Payments(1)	112.9	90.4	62.5	51.2	19.8	86.9	423.7

Total Mortgage Loans Payable	$321.9	$643.3	$287.8	$513.7	$172.8	$492.8	$2,432.3
Other Commitments(2)	26.1	—	—	—	—	—	26.1
Tenant improvements(3)	103.5	—	—	—	—	—	103.5

Total Contractual Obligations	$451.5	$643.3	$287.8	$513.7	$172.8	$492.8	$2,561.9

(1)	These amounts represent interest payments due on mortgage loans payable based on the stated rates and, where applicable, the foreign currency exchange rates at December 31, 2011.

(2)	This includes the Account’s commitment to purchase interest in four limited partnerships, which could be called by the partner at any time.

(3)	This amount represents tenant improvments and leasing inducements committed by the Account in tenant leases that have not been incurred as of the year ended December 31, 2011.

Note that the Contractual Obligations table above does not include payments on debt held in Investments in Joint Ventures which are the obligation of the individual joint venture entities. See Note 7—Investments in Joint Ventures to the Account’s consolidated financial statements.

EFFECTS OF INFLATION AND INCREASING OPERATING EXPENSES

Inflation, along with increased insurance, taxes, utilities and security costs, may increase property operating expenses in the future. Any such increases in operating expenses are generally billed to tenants either through contractual lease provisions in office, industrial, and retail properties or through rent increases in apartment complexes. The Account remains responsible for the expenses for unleased space in a property as well as expenses which may not be reimbursed under the terms of an existing lease.

Critical Accounting Policies

The consolidated financial statements of the Account are prepared in conformity with accounting principles generally accepted in the United States of America.

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In preparing the Account’s consolidated financial statements, management is required to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues, and expenses. Management bases its estimates on historical experience and assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates.

Determination of Investments at Fair Value: The Account reports all investments and investment related mortgage loans payable at fair value. The Financial Accounting Standards Board (“FASB”) has defined fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants.

The following is a description of the valuation methodologies used to determine the fair value of the Account’s investments and investment related mortgage payables.

Valuation of Real Estate Properties — Investments in real estate properties are stated at fair value, as determined in accordance with policies and procedures reviewed by the Investment Committee of the Board and in accordance with the responsibilities of the Board as a whole. Accordingly, the Account does not record depreciation. Determination of fair value involves judgment because the actual fair value of real estate can be determined only by negotiation between the parties in a sales transaction. The Account’s primary objective when valuing its real estate investments will be to produce a valuation that represents a reasonable estimate of the fair value of its investments. Implicit in the Account’s definition of fair value are the consummation of a sale as of a specified date and the passing of title from seller to buyer under conditions whereby:

•	Buyer and seller are typically motivated;

•	Both parties are well informed or well advised, and acting in what they consider their best interests;

•	A reasonable time is allowed for exposure in the open market;

•	Payment is made in terms of cash or in terms of financial arrangements comparable thereto; and

•	The price represents the normal consideration for the property sold unaffected by special or creative financing or sales concessions granted by anyone associated with the sale.

Property and investment values are affected by, among other things, the availability of capital, occupancy rates, rental rates, and interest and inflation rates. As a result, determining real estate and investment values involves many assumptions. Key inputs and assumptions include rental income and expense amounts, related rental income and expense growth rates, discount rates and capitalization rates. Valuation techniques include discounted cash flow analysis, prevailing market capitalization rates or multiples applied to earnings from the property, analysis of recent comparable sales transactions, actual sale

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negotiations and bona fide purchase offers received from third parties. Amounts ultimately realized from each investment may vary significantly from the fair value presented.

Real estate properties owned by the Account are initially valued based on an independent third party appraisal, as reviewed by TIAA’s internal appraisal staff and as applicable the Account’s independent fiduciary at the time of the closing of the purchase, which may result in a potential unrealized gain or loss reflecting the difference between an investment’s fair value (i.e., exit price) and its cost basis (which is inclusive of transaction costs).

Subsequently, each property is appraised each quarter by an independent third party appraiser, reviewed by TIAA’s internal appraisal staff and as applicable the Account’s independent fiduciary. In general, the Account obtains appraisals of its real estate properties spread out throughout the quarter, which is intended to result in appraisal adjustments, and thus, adjustments to the valuations of its holdings (to the extent such adjustments are made) that happen regularly throughout each quarter and not on one specific day or month in each period.

Further, management reserves the right to order an appraisal and/or conduct another valuation outside of the normal quarterly process when facts or circumstances at a specific property change. For example, under certain circumstances a valuation adjustment could be made when the account receives a bona fide bid for the sale of a property held within the Account or one of the Account’s joint ventures. In addition, adjustments may be made for events or circumstances indicating an impairment of a tenant’s ability to pay amounts due to the Account under a lease (including due to a bankruptcy filing of that tenant). Alternatively, adjustments may be made to reflect the execution or renewal of a significant lease. Also, adjustments may be made to reflect factors (such as sales values for comparable properties or local employment rate) bearing uniquely on a particular region in which the Account holds properties. TIAA’s internal appraisal staff oversees the entire appraisal process, in conjunction with the Account’s independent fiduciary (the independent fiduciary is more fully described in the paragraph below). Any differences in the conclusions of TIAA’s internal appraisal staff and the independent appraiser will be reviewed by the independent fiduciary, which will make a final determination on the matter (which may include ordering a subsequent independent appraisal).

The independent fiduciary, Real Estate Research Corporation, has been appointed by a special subcommittee of the Investment Committee of the Board to, among other things, oversee the appraisal process. The independent fiduciary must approve all independent appraisers used by the Account. All appraisals are performed in accordance with Uniform Standards of Professional Appraisal Practices, the real estate appraisal industry standards created by The Appraisal Foundation. Real estate appraisals are estimates of property values based on a professional’s opinion. Appraisals of properties held outside of the U.S. are performed in accordance with industry standards

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commonly applied in the applicable jurisdiction. These independent appraisers are always expected to be MAI-designated members of the Appraisal Institute (or its European equivalent, Royal Institute of Chartered Surveyors) and state certified appraisers from national or regional firms with relevant property type experience and market knowledge. Under the Account’s current procedures, each independent appraisal firm will be rotated off of a particular property at least every three years, although such appraisal firm may perform appraisals of other Account properties subsequent to such rotation.

Also, the independent fiduciary can require additional appraisals if factors or events have occurred that could materially change a property’s value (including those identified above) and such change is not reflected in the quarterly valuation review, or otherwise to ensure that the Account is valued appropriately. The independent fiduciary must also approve any valuation change of real estate-related assets where a property’s value changed by more than 6% from the most recent independent annual appraisal, or if the value of the Account would change by more than 4% within any calendar quarter or more than 2% since the prior calendar month. When a real estate property is subject to a mortgage, the property is valued independently of the mortgage and the property and mortgage fair values are reported separately (see “Valuation of Mortgage Loans Payable” below). The independent fiduciary reviews and approves all mortgage valuation adjustments before such adjustments are recorded by the Account. The Account continues to use the revised value for each real estate property and mortgage loan payable to calculate the Account’s daily net asset value until the next valuation review or appraisal.

Valuation of Real Estate Joint Ventures — Real estate joint ventures are stated at the fair value of the Account’s ownership interests of the underlying entities. The Account’s ownership interests are valued based on the fair value of the underlying real estate, any related mortgage loans payable, and other factors, such as ownership percentage, ownership rights, buy/sell agreements, distribution provisions and capital call obligations. Upon the disposition of all real estate investments by an investee entity, the Account will continue to state its equity in the remaining net assets of the investee entity during the wind down period, if any, which occurs prior to the dissolution of the investee entity.

Valuation of Real Estate Limited Partnerships — Limited partnership interests are stated at the fair value of the Account’s ownership in the partnership which is based on the most recent net asset value of the partnership, as reported by the sponsor. Since market quotations are not readily available, the limited partnership interests are valued at fair value as determined in good faith under the direction of the Investment Committee of the Board and in accordance with the responsibilities of the Board as a whole.

Valuation of Marketable Securities — Equity securities listed or traded on any national market or exchange are valued at the last sale price as of the close of the principal securities market or exchange on which such securities are

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traded or, if there is no sale, at the mean of the last bid and asked prices on such market or exchange, exclusive of transaction costs.

Debt securities, other than money market instruments, are generally valued at the most recent bid price or the equivalent quoted yield for such securities (or those of comparable maturity, quality and type). Money market instruments, with maturities of one year or less, are valued in the same manner as debt securities or derived from a pricing matrix.

Equity and fixed income securities traded on a foreign exchange or in foreign markets are valued using their closing values under the valuation methods generally accepted in the country where traded, as of the valuation date. This value is converted to U.S. dollars at the exchange rate in effect on the valuation day. Under certain circumstances (for example, if there are significant movements in the United States markets and there is an expectation the securities traded on foreign markets will adjust based on such movements when the foreign markets open the next day), the Account may adjust the value of equity or fixed income securities that trade on a foreign exchange or market after the foreign exchange or market has closed.

Valuation of Mortgage Loans Receivable — Mortgage loans receivable are stated at fair value and are initially valued at the face amount of the mortgage loan funding. Subsequently, mortgage loans receivable are valued at least quarterly based on market factors, such as market interest rates and spreads for comparable loans, the liquidity for mortgage loans of similar characteristics, the performance of the underlying collateral and the credit quality of the counterparty.

Valuation of Mortgage Loans Payable — Mortgage loans payable are stated at fair value. The estimated fair value of mortgage loans payable are based on the amount at which the liability could be transferred to a third party exclusive of transaction costs. Mortgage loans payable are valued internally by TIAA’s internal appraisal department, as reviewed by the Account’s independent fiduciary, at least quarterly based on market factors, such as market interest rates and spreads for comparable loans, the performance of the underlying collateral (such as the loan-to-value ratio and the cash flow of the underlying collateral), the liquidity for mortgage loans of similar characteristics, the maturity date of the loan, the return demands of the market, and the credit quality of the Account. Interest expense for mortgage loans payable is recorded on the accrual basis taking into account the outstanding principal contractual interest rates and financing costs at the time mortgage payables are entered into by the Account.

See Note 6 — Assets and Liabilities Measured at Fair Value on a Recurring Basis for further discussion and disclosure regarding the determination of the Account’s investments fair values.

Foreign currency transactions and translation: Portfolio investments and other assets and liabilities denominated in foreign currencies are translated into U.S. dollars at the exchange rates prevailing at the end of the period.

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Purchases and sales of securities, income receipts and expense payments made in foreign currencies are translated into U.S. dollars at the exchange rates prevailing on the respective dates of the transactions. The effect of any changes in foreign currency exchange rates on portfolio investments and mortgage loans payable are included in net realized and unrealized gains and losses on real estate properties and mortgage loans payable. Net realized gains and losses on foreign currency transactions include disposition of foreign currencies, and currency gains and losses between the accrual and receipt dates of portfolio investment income and between the trade and settlement dates of portfolio investment transactions.

Accumulation and Annuity Funds: The accumulation fund represents the net assets attributable to participants in the accumulation phase of their investment (“Accumulation Fund”). The annuity fund represents the net assets attributable to the participants currently receiving annuity payments (“Annuity Fund”). The net increase or decrease in net assets from investment operations is apportioned between the accounts based upon their relative daily net asset values. Once an Account participant begins receiving lifetime annuity income benefits, payment levels cannot be reduced as a result of the Account’s adverse mortality experience. In addition, the contracts pursuant to which the Account is offered are required to stipulate the maximum expense charge for all Account level expenses that can be assessed, which is not to exceed to 2.5% of average net assets per year. The Account pays a fee to TIAA to assume mortality and expense risks.

Accounting for Investments: The investments held by the Account are accounted for as follows:

Real Estate Properties — Rent from real estate properties consists of all amounts earned under tenant operating leases, including base rent, recoveries of real estate taxes and other expenses and charges for miscellaneous services provided to tenants. Rental income is recognized in accordance with the billing terms of the lease agreements. The Account bears the direct expenses of the real estate properties owned. These expenses include, but are not limited to, fees to local property management companies, property taxes, utilities, maintenance, repairs, insurance, and other operating and administrative costs. An estimate of the net operating income earned from each real estate property is accrued by the Account on a daily basis and such estimates are adjusted when actual operating results are determined.

Real Estate Joint Ventures — The Account has limited ownership interests in various real estate joint ventures (collectively, the “Joint Ventures”). The Account records its contributions as increases to its investments in the Joint Ventures, and distributions from the Joint Ventures are treated as income within income from real estate joint ventures and limited partnerships in the Account’s consolidated statements of operations. Distributions that are identified as returns of capital or capital gains or losses are recorded as unrealized gains and realized gains and losses, respectively. Income from the Joint Ventures is recorded based on the Account’s proportional interest of the

TIAA Real Estate Account ¡ Prospectus111

income distributed by the Joint Ventures. Income earned by the Joint Venture, but not yet distributed to the Account by the Joint Ventures is recorded as unrealized gains and losses.

Limited Partnerships — The Account has limited ownership interests in various private real estate funds (primarily limited partnerships) and a private real estate investment trust (collectively, the “Limited Partnerships”). The Account records its contributions as increases to the investments, and distributions from the investments are treated as income within income from real estate joint ventures and limited partnerships in the Account’s consolidated statements of operations. Distributions that are identified as returns of capital or capital gains or losses are recorded as unrealized gains and realized gains and losses, respectively. Unrealized gains and losses are recorded based upon the changes in the net asset values of the Limited Partnerships as determined from the financial statements of the Limited Partnerships when received by the Account. Prior to the receipt of the financial statements from the Limited Partnerships, the Account estimates the value of its interest in good faith and will from time to time seek input from the issuer or the sponsor of the investment. Changes in value based on such estimates are recorded by the Account as unrealized gains and losses.

Marketable Securities — Transactions in marketable securities are accounted for as of the date the securities are purchased or sold (trade date). Interest income is recorded as earned. Dividend income is recorded on the ex-dividend date within dividend income. Dividends that are identified as returns of capital or capital gains or losses are recorded as unrealized gains and realized gains or losses, respectively. Realized gains and losses on securities transactions are accounted for on the specific identification method.

Realized and Unrealized Gains and Losses — Unrealized gains and losses are recorded as the fair values of the Account’s investments are adjusted, and as discussed within the Real Estate Joint Ventures and Limited Partnership sections above. Realized gains and losses are recorded at the time an investment is sold or a distribution is received from the Joint Ventures or Limited Partnerships. Real estate transactions are accounted for as of the date on which the purchase or sale transactions for the real estate properties close (settlement date). The Account recognizes a realized gain on the sale of a real estate property to the extent that the contract sales price exceeds the cost-to-date of the property being sold. A realized loss occurs when the cost-to-date exceeds the sales price.

Net Assets — The Account’s net assets as of the close of each valuation day are valued by taking the sum of:

•	the value of the Account’s cash; cash equivalents, and short-term and other debt instruments;

•	the value of the Account’s other securities and other non-real estate assets;

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•	the value of the individual real properties (based on the most recent valuation of that property) and other real estate-related investments owned by the Account;

•

an estimate of the net operating income accrued by the Account from its properties, other real estate-related investments and non real estate-related investments (including short-term marketable securities) since the end of the prior valuation day; and

•

actual net operating income earned from the Account’s properties, other real estate-related investments and non real estate-related investments (but only to the extent any such item of income differs from the estimated income accrued for on such investments).

and then reducing the sum by liabilities held within the Account, including the daily investment management fee, administration and distribution fees and certain other expenses attributable to operating the Account.

After the end of every quarter, the Account reconciles the amount of expenses deducted from the Account (which is established in order to approximate the costs that the Account will incur) with the expenses the Account actually incurred. If there is a difference, the Account adds it to or deducts it from the Account in equal daily installments over the remaining days of the following quarter. Material differences may be repaid in the current calendar quarter. The Account’s at-cost deductions are based on projections of Account assets and overall expenses, and the size of any adjusting payments will be directly affected by the difference between management’s projections and the Account’s actual assets or expenses.

Federal Income Taxes: Based on provisions of the Internal Revenue Code, Section 817, the Account is taxed as a segregated asset account of TIAA and as such, the Account should incur no material federal income tax attributable to the net investment activity of the Account. Management has analyzed the Account’s tax positions taken for all open federal income tax years (2007-2011) and has concluded no provisions for federal income tax are required as of December 31, 2011.

New Accounting Pronouncements

In January 2010, the FASB issued ASU No. 2010-06, “Improving Disclosures about Fair Value Measurements” which requires new disclosures related to transfers in and out of levels 1 and 2, and the separate disclosure of purchases, sales, issuances and settlements when reconciling activity in level 3. This ASU also amends prior disclosure requirements to call for the disaggregation of assets and liabilities into appropriate subsets, and the disclosure of valuation techniques and inputs for recurring and nonrecurring fair value measurements in levels 2 and 3. The new disclosure requirement for reconciling level 3 activity was effective January 1, 2011. All other new or amended disclosure requirements were effective January 1, 2010 for the Account and are reflected in the notes to the consolidated financial statements. These changes did not impact the Account’s financial position or results of operations.

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In May 2011, the FASB issued ASU No. 2011-04, “Amendments to Achieve Common Fair Value Measurements and Disclosure Requirements in U.S. GAAP and IFRSs”, with the intention to converge fair value standards between U.S. GAAP and International Financial Reporting Standards. This ASU is largely consistent with existing fair value measurement principles in U.S. GAAP, expands ASC 820’s existing disclosure requirements for fair value measurements and makes other amendments. Many of these amendments are being made to eliminate unnecessary wording differences between U.S. GAAP and IFRS. However, some could change how the fair value measurement guidance in ASC 820 is applied. Changes in applying fair value standards and additional disclosure requirements are effective on January 1, 2012. The Account is currently assessing the impact of applying the revised standards but does not anticipate a material impact to the Account’s financial position or results of operations.

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QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

The Account’s real estate holdings, including real estate joint ventures and limited partnerships, which, as of December 31, 2011, represented 75.9% of the Account’s total investments, expose the Account to a variety of risks. These risks include, but are not limited to:

•

General Real Estate Risk — The risk that the Account’s property values or rental and occupancy rates could go down due to general economic conditions, a weak market for real estate generally, disruptions in the credit and/or capital markets, or changing supply and demand for certain types of properties;

•

Appraisal Risk — The risk that the sale price of an Account property (i.e., the value that would be determined by negotiations between independent parties) might differ substantially from its estimated or appraised value, leading to losses or reduced profits to the Account upon sale;

•

Risk Relating to Property Sales — The risk that the Account might not be able to sell a property at a particular time for its full value, particularly in a poor market. This might make it difficult to raise cash quickly and also could lead to Account losses;

•

Risks of Borrowing — The risk that interest rate changes may impact Account returns if the Account takes out a mortgage on a property, buys a property subject to a mortgage or holds a property subject to a mortgage; and

•

Foreign Currency Risk — The risk that the value of the Account’s foreign investments, related debt, or rental income could increase or decrease due to changes in foreign currency exchange rates or foreign currency exchange control regulations, and hedging against such changes, if undertaken by the Account, may entail additional costs and be unsuccessful.

The Account believes the diversification of its real estate portfolio, both geographically and by sector, along with its quarterly valuation procedure, helps manage the real estate and appraisal risks described above.

As of December 31, 2011, 24.1% of the Account’s total investments were comprised of marketable securities. As of December 31, 2011, marketable securities include high-quality debt instruments (i.e., government agency notes) and REIT securities. The Statement of Investments for the Account sets forth the general financial terms of these instruments, along with their fair values, as determined in accordance with procedures described earlier in Critical Accounting Policies section above and in Note 1 — Organization and Significant Accounting Policies to the Account’s consolidated financial statements included herewith. The Account’s marketable securities are considered held for trading purposes. Currently, the Account does not invest in derivative financial investments, nor does the Account engage in any hedging activity.

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Risks associated with investments in real estate-related liquid assets (which could include, from time to time, REIT securities and CMBS), and non-real estate-related liquid assets, including financial/credit risk, market volatility risk, interest rate volatility risk and deposit/money market risk.

•

Financial/Credit Risk — The risk, for debt securities, that the issuer will not be able to pay principal and interest when due (and/or declare bankruptcy or be subject to receivership) and, for equity securities such as common or preferred stock, that the issuer’s current earnings will fall or that its overall financial soundness will decline, reducing the security’s value.

•

Market Volatility Risk — The risk that the Account’s investments will experience price volatility due to changing conditions in the financial markets regardless of the credit quality or financial condition of the underlying issuer. This risk is particularly acute to the extent the Account holds equity securities, which have experienced significant short-term price volatility over the past year. Also, to the extent the Account holds debt securities; changes in overall interest rates can cause price fluctuations.

•	Interest Rate Volatility — The risk that interest rate volatility may affect the Account’s current income from an investment.

•

Deposit/Money Market Risk — The risk that, to the extent the Account’s cash held in bank deposit accounts exceeds federally insured limits as to that bank, the Account could experience losses if banks fail. The Account does not believe it has exposure to significant concentration of deposit risk. In addition, there is some risk that investments held in money market accounts can suffer losses.

In addition, to the extent the Account were to hold mortgage-backed securities (including commercial mortgage-backed securities) these securities are subject to prepayment risk or extension risk (i.e., the risk that borrowers will repay the loans earlier or later than anticipated). If the underlying mortgage assets experience faster than anticipated repayments of principal, the Account could fail to recoup some or all of its initial investment in these securities, since the original price paid by the Account was based in part on assumptions regarding the receipt of interest payments. If the underlying mortgage assets are repaid later than anticipated, the Account could lose the opportunity to reinvest the anticipated cash flows at a time when interest rates might be rising. The rate of prepayment depends on a variety of geographic, social and other functions, including prevailing market interest rates and general economic factors. The fair value of these securities is also highly sensitive to changes in interest rates. Note that the potential for appreciation, which could otherwise be expected to result from a decline in interest rates, may be limited by any increased prepayments. These securities may be harder to sell than other securities.

In addition to these risks, real estate equity securities (such as REIT stocks and mortgage-backed securities) would be subject to many of the same general risks inherent in real estate investing, making mortgage loans and investing in

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debt securities. For more information on the risks associated with all of the Account’s investments, see “Risk Factors” in this prospectus on page 14.

THE CONTRACTS

TIAA offers the Real Estate Account as a variable option for the annuity contracts described below. Some employer plans may not offer the Real Estate Account as an option for RA, GA, SRA, GRA, GSRA (including institutionally owned GSRA), Retirement Choice, Retirement Choice Plus or Keogh contracts. CREF is a companion organization to TIAA. A companion CREF contract may have been issued to you when you received the TIAA contract offering the Account. For more information about the CREF annuity contracts, the TIAA traditional annuity, the TIAA Access variable annuity accounts, other TIAA annuities and separate accounts offered from time to time and particular funds and investment options offered under the terms of your plan, please see the applicable contracts and respective prospectuses for those investment options.

Importantly, neither TIAA nor CREF guarantee the investment performance of the Account nor do they guarantee the value of your units at any time.

RA (RETIREMENT ANNUITY) AND GRA (GROUP RETIREMENT ANNUITY)

RA and GRA contracts are used mainly for employee retirement plans. RA contracts are issued directly to you. GRA contracts, which are group contracts, are issued through an agreement between your employer and TIAA.

Depending on the terms of your employer’s plan, RA premiums can be paid by your employer, you, or both. GRA premiums can only be paid by your employer (though some such premiums may be paid by your employer pursuant to a salary reduction agreement). If you’re paying some or all of the entire periodic premium, your contributions can be in either pre-tax dollars by salary reduction or after-tax dollars by payroll deduction. Your employer may offer you the option of making contributions in the form of after-tax Roth IRA-style contributions, though you won’t be able to take tax deductions for these contributions. You can also transfer accumulations from another investment choice under your employer’s plan to your contract. Your GRA premiums can be from pre-tax or after-tax contributions. Ask your employer for more information about these contracts. Your GRA premiums can be from pre-tax or after-tax contributions. As with RAs, you can transfer your accumulations from another investment choice under your employer’s plan to your GRA contract.

SRA (SUPPLEMENTAL RETIREMENT ANNUITY) AND GSRA (GROUP SUPPLEMENTAL RETIREMENT ANNUITY)

These are generally limited to supplemental voluntary tax-deferred annuity (“TDA”) plans and supplemental 401(k) plans. SRA contracts are issued directly to you. GSRA contracts, which are group contracts, are issued through an agreement between your employer and TIAA. Generally, your employer

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pays premiums in pre-tax dollars through salary reduction. Your employer may offer you the option of making contributions in the form of after-tax Roth IRA-style contributions, though you won’t be able to take tax deductions for these contributions. Although you can’t pay premiums directly, you can transfer amounts from other TDA plans.

RETIREMENT CHOICE/RETIREMENT CHOICE PLUS ANNUITIES

These are very similar in operation to the GRAs and GSRAs, respectively, except that, unlike GRAs, they are issued directly to your employer or your plan’s trustee, and they may be issued to your employer directly without participant recordkeeping. Among other rights, the employer retains the right to transfer accumulations under these contracts to alternate funding vehicles.

CLASSIC IRA AND ROTH IRA

Classic IRAs are individual contracts issued directly to you. You and your spouse can each open a Classic IRA with an annual contribution of up to $5,000 or by rolling over funds from another IRA or eligible retirement plan, if you meet the Account’s eligibility requirements. If you are age 50 or older, you may contribute up to $6,000. The combined limit for your contributions to a Classic IRA and a Roth IRA for a single year is $5,000, or $6,000 if you are age 50 or older, excluding rollovers. (The dollar limits listed are for 2012; different dollar limits may apply in future years.)

Roth IRAs are also individual contracts issued directly to you. You and your spouse can each open a Roth IRA with an annual contribution up to $5,000 or with a rollover from another IRA or a Classic IRA issued by TIAA if you meet the Account’s eligibility requirements, subject to rules applicable to Roth IRA conversions. If you are age 50 or older you may contribute up to $6,000. The combined limit for your contributions to a Classic IRA and a Roth IRA for a single year is $5,000, or $6,000 if you are age 50 or older, excluding rollovers. (The dollar limits listed are for 2012; different dollar limits may apply in future years.)

We can’t issue a joint Classic IRA or Roth IRA contract. Your employer may offer SEP IRAs (Simplified Employee Retirement Plans), which are subject to different rules.

Classic and Roth IRAs may together be referred to as “IRAs” in this prospectus.

GA (GROUP ANNUITY) AND INSTITUTIONALLY OWNED GSRAs

These are used exclusively for employer retirement plans and are issued directly to your employer or your plan’s trustee. Your employer pays premiums directly to TIAA (you can’t pay the premiums directly to TIAA) and your employer or the plan’s trustee may control the allocation of contributions and transfers to and from these contracts including withdrawing completely from the Account. If a GA or Institutionally Owned GSRA contract is issued pursuant to your plan, the rules relating to transferring and withdrawing your money, receiving any annuity income or death benefits, and the timing of

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payments may be different, and are determined by your plan. Ask your employer or plan administrator for more information.

KEOGH CONTRACTS

TIAA also offers contracts under Keogh plans. If you are a self-employed individual who owns an unincorporated business, you can use the Account’s Keogh contracts for a Keogh plan, and cover common law employees, subject to the Account’s eligibility requirements.

ATRA (AFTER-TAX RETIREMENT ANNUITY)

The after-tax retirement annuities (“ATRA”) are individual non-qualified deferred annuity contracts, issued to participants who are eligible and would like to remit personal premiums under the contractual provisions of their RA contract. To be eligible, you must have an active and premium-paying or paid up RA contract.

Note that the tax rules governing these non-qualified contracts differ significantly from the treatment of qualified contracts. See “Taxes” on page 138 for more information.

ELIGIBILITY FOR IRA AND KEOGH CONTRACTS

Each of you and your spouse can open a Classic or Roth IRA or a Keogh if you’re a current or retired employee or trustee of an Eligible Institution, or if you own a TIAA or CREF annuity contract or a TIAA individual insurance contract. To be considered a retired employee for this purpose, an individual must be at least 55 years old and have completed at least three years of service at an Eligible Institution. In the case of partnerships, at least half the partners must be eligible individuals and the partnership itself must be primarily engaged in education or research. Eligibility may be restricted by certain income limits on opening Roth IRA contracts.

REAL ESTATE ACCOUNT ACCUMULATION CONTRACT

TIAA offers a new accumulation-only contract for certain institutions. Under this plan-level contract, the plan sponsor creates custom fund-of-funds allocations for participants by selecting various underlying investment options, including, among others, the TIAA Real Estate Account and other TIAA-CREF-affiliated options. The plan sponsor can (i) make withdrawals to satisfy withdrawal requests by individual participants, (ii) make withdrawals to achieve the rebalancing objectives and stated investment percentages of the custom fund-of-funds or (iii) choose to discontinue the contract and cash out in a lump sum any accumulations under the contract. In addition, TIAA can choose to discontinue the contract if continuance is materially detrimental to its interests, in which case any accumulations under the contract will be paid out. The contract contains specific provisions regarding the effective date for withdrawals and crediting premiums to the contract. Ask your employer or plan administrator for more information.

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STATE REGULATORY APPROVAL

State regulatory approval may be pending for certain of these contracts and they may not currently be available in your state.

STARTING OUT

Generally, we’ll issue you a TIAA contract when we receive a completed application or enrollment form in good order. “Good order” means actual receipt of the order along with all information and supporting legal documentation necessary to effect the transaction. This information and documentation generally includes your complete application and any other information or supporting documentation we may require. With respect to purchase requests, “good order” also generally includes receipt of sufficient funds by us to effect the transaction. We may, in our sole discretion, determine whether any particular transaction request is in good order and reserve the right to change or waive any good order requirement at any time either in general or with respect to a particular plan, contract or transaction.

If your application is incomplete and we do not receive the necessary information and signed application in good order within five business days of our receipt of the initial premium, we will return the initial premium at that time. See also “—Determining the Value of Your Interest in the Account — Accumulation Units” on page 122 below.

If we receive premiums from your employer and, where applicable, a completed application from you before we receive your specific allocation instructions (or if your allocation instructions violate employer plan restrictions or do not total 100%), we will invest all premiums remitted on your behalf in the default option your employer has designated. We consider your employer’s designation of a default option to be an instruction to us to allocate your premiums to that option as described above. You should consult your plan documents or sales representative to determine your employer’s designated default option and to obtain information about that option. Further, to the extent you hold an IRA contract, the default option will be that fund or account specified in your IRA forms. When we receive complete allocation instructions from you, we’ll follow your instructions for future premiums. However, if you want the premiums previously allocated to the default option (and earnings and losses on them) to be transferred to the options identified in your instructions, you must specifically request that we transfer these amounts from the default option to your investment option choices.

Amounts may be invested in an account other than the Real Estate Account (absent a participant’s specific instructions) only in the limited circumstances identified in the paragraph immediately above and the circumstances outlined below on page 128 under “How to Transfer and Withdraw Your Money — Restrictions on Premiums and Transfers to the Account” namely: (1) we receive premiums before we receive your completed application or allocation instructions, (2) a participant’s allocations violate employer plan restrictions or

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do not total 100%, or (3) we stop accepting premiums for and/or transfers into the Account.

TIAA doesn’t generally restrict the amount or frequency of payment of premiums to your contract, although we may in the future. Your employer’s retirement plan may limit your premium amounts. There also may be restrictions on remitting premiums on an IRA. In addition, the Code limits the total annual premiums you may invest in plans qualified for favorable tax treatment. If you want to directly contribute personal premiums under the contractual provisions of your RA contract, you will be issued an ATRA contract. Premiums and any earnings on the ATRA contract will not be subject to your employer’s retirement plan. The restrictions relating to these premiums are in the contract itself.

In most cases (subject to any restriction we may impose, as described in this prospectus), TIAA accepts premiums to a contract during your accumulation period. Once your first premium has been paid, your TIAA contract can’t lapse or be forfeited for nonpayment of premiums. However, TIAA can stop accepting premiums to the Real Estate Account at any time.

You may remit premium payments to the following address: P.O. Box 1259, Charlotte, N.C. 28201.

Note that we cannot accept money orders or travelers checks. In addition, we will not accept a third-party check where the relationship of the payor to the account owner cannot be identified from the face of the check.

You will receive a confirmation statement each time you make a transfer to or a cash withdrawal from the Account. The statement will show the date and amount of each transaction. However, if you’re remitting premiums through an employer or other qualified plan, using an automatic investment plan or systematic withdrawal plan, you may instead receive a statement confirming those transactions following the end of each calendar quarter.

If you have any accumulations in the Account, you will be sent a statement in each quarter which sets forth the following information:

(1)	Premiums paid during the quarter;

(2)	The number and dollar value of accumulation units in the Account credited to you during the quarter and in total;

(3)	Cash withdrawals, if any, from the Account during the quarter; and

(4)	Any transfers during the quarter.

You also will receive reports containing the financial statements of the Account and certain information about the Account’s investments.

IMPORTANT INFORMATION ABOUT PROCEDURES FOR OPENING A NEW ACCOUNT

To help the U.S. government fight the funding of terrorism and money laundering activities, Federal law requires all financial institutions to obtain, verify and record information that identifies each person who opens an account.

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What this means for you: When you open an account, we will ask for your name, street address (not a post office box), date of birth, Social Security number and other information that will allow us to identify you, such as your home telephone number and driver’s license or certain other identifying documents. Until you provide us with the information needed, we may not be able to open an account or effect any transactions for you. Furthermore, if we are unable to verify your identity, or that of another person authorized to act on your behalf, or if it is believed that potentially criminal activity has been identified, we reserve the right to take such action as deemed appropriate, which may include closing your account.

CHOOSING AMONG INVESTMENT ACCOUNTS

Once an account is opened on your behalf, you may allocate all or part of your premiums to the Real Estate Account, unless your employer’s plan precludes that choice. You can also allocate premiums to TIAA’s traditional annuity, the CREF variable investment accounts, the TIAA Access variable annuity accounts, other TIAA annuities and separate accounts offered from time to time (if available under the terms of your employer’s plan) and, in some cases, certain funds if the account or fund is available under your employer’s plan.

You can change your allocation choices for future premiums by:

•	writing to our office at P.O. Box 1259, Charlotte, N.C. 28201;

•	using the TIAA-CREF Web Center’s account access feature at www.tiaa-cref.org; or

•	calling our Automated Telephone Service (24 hours a day) at 800 842-2252.

THE RIGHT TO CANCEL YOUR CONTRACT

Generally, you may cancel any RA, SRA, GSRA, Classic IRA, Roth IRA, ATRA or Keogh contract in accordance with the contract’s Right to Examine provision (unless we have begun making annuity payments from it) and subject to the time period regulated by the state in which the contract is issued. Although the contract terms and state law provisions differ, you will generally have between 10 and 60 days to exercise this cancellation right. To cancel a contract, you must mail or deliver the contract with your cancellation instructions (or signed Notice of Cancellation when such has been provided with your contract) to our home office. We’ll cancel the contract, then send either the current accumulation or the premium, depending on the state in which your contract was issued, to whomever originally submitted the premiums. Unless we are returning premiums paid as required by state law, you will bear the investment risk during this period.

DETERMINING THE VALUE OF YOUR INTEREST IN THE ACCOUNT — ACCUMULATION UNITS

Each payment to the Real Estate Account buys a number of accumulation units. Similarly, any withdrawal from the Account results in the redemption of

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a number of accumulation units. The price you pay for accumulation units, and the price you receive for accumulation units when you redeem accumulation units, is the value of the accumulation units calculated for the business day on which we receive your purchase, redemption or transfer request in good order (unless you ask for a later date for a redemption or transfer). This date is called the “effective date.” Therefore, if we receive your purchase, redemption or transfer request in good order before the NYSE closes, that business day will be considered the effective date of your order. If we receive your request in good order after the NYSE closes, the next business day will be considered the effective date of your order.

Payments and orders to redeem accumulation units (or adjustments thereto) may be processed after the effective date. “Processed” means when amounts are credited or debited to you in the Account. In the event there are market fluctuations between the effective date and the processing date and the price of accumulation units on the processing date is higher or lower than your price on the effective date, that difference will be paid or retained by Services, the Account’s distributor. This amount, which may be positive or negative, together with similar amounts paid or retained by Services in connection with transactions involving other investment products offered under pension plans administered by TIAA or its affiliates and the amount of interest, if any, paid by Services to participants in connection with certain delayed payments, is apportioned to the Account pursuant to an agreement with Services, under which the Account reimburses Services for the services it has provided to the Account.

The accumulation unit value reflects the Account’s investment experience (i.e., the real estate net operating income accrued, as well as dividends, interest and other income accrued), realized and unrealized capital gains and losses, as well as Account expense charges.

Calculating Accumulation Unit Values: We calculate the Account’s accumulation unit value at the end of each valuation day. To do that, we multiply the previous day’s value by the net investment factor for the Account. The net investment factor is calculated as A divided by B, where A and B are defined as:

A.	The value of the Account’s net assets at the end of the current valuation period, less premiums received during the current valuation period.

B.	The value of the Account’s net assets at the end of the previous valuation period, plus the net effect of transactions made at the start of the current valuation period.

HOW TO TRANSFER AND WITHDRAW YOUR MONEY

Generally, TIAA allows you to move your money to or from the Real Estate Account in the following ways:

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•	from the Real Estate Account to a CREF investment account, a TIAA Access variable account (if available) or TIAA’s traditional annuity;

•

to the Real Estate Account from a CREF investment account, a TIAA Access variable account (if available) or TIAA’s traditional annuity (transfers from TIAA’s traditional annuity under RA, GRA or Retirement Choice contracts are subject to restrictions);

•	from the Real Estate Account to a fund (including TIAA-CREF affiliated funds), if available under your plan;

•	to the Real Estate Account from a TIAA-CREF affiliated fund, if available under your plan;

•

depending on the terms of your plan, contracts and governing instruments, to the Real Estate Account from other TIAA annuity products and separate accounts, and/or from the Real Estate Account to other TIAA annuity products and separate accounts;

•	from the Real Estate Account to investment options offered by other companies, if available under your plan;

•	to the Real Estate Account from other companies/plans;

•	by withdrawing cash; and

•	by setting up a program of automatic withdrawals or transfers.

For more information regarding the transfer policies of CREF, TIAA Access, TIAA’s traditional annuity or another investment option listed above, please see the respective contract, prospectus or other governing instrument. These options may be limited by the terms of your employer’s plan, by current tax law, or by the terms of your contract, as set forth below.

Currently, transfers from the Real Estate Account to any TIAA annuity offered by your employer’s plan, to one of the CREF accounts or to funds offered under the terms of your plan must generally be at least $1,000 (except for systematic transfers, which must be at least $100) or your entire accumulation, if less. In the future, we may eliminate these minimum transaction levels. Lump sum cash withdrawals from the Real Estate Account and transfers to other companies are not subject to a minimum amount. Transfers and cash withdrawals are currently free. TIAA can place restrictions on transfers or charge fees for transfers and/or withdrawals in the future.

As indicated, transfers and cash withdrawals are effective at the end of the business day we receive your request and all required documentation in good order. You can also choose to have transfers and withdrawals take effect at the close of any future valuation day. For any transfers to TIAA’s traditional annuity, the crediting rate will be the rate in effect at the close of business of the first day that you participate in TIAA’s traditional annuity, which is the next business day after the effective date of the transfer.

To request a transfer or to withdraw cash, you may:

•	write to TIAA’s office at P.O. Box 1259, Charlotte, N.C. 28201;

•	call us at 800 842-2252; or

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•	for internal transfers, using the TIAA-CREF Web Center’s account access feature at www.tiaa-cref.org

If you are married, and all or part of your accumulation is attributable to contributions made under

•	an employer plan subject to ERISA; or

•

an employer plan that provides for spousal rights to benefits, then only to the extent required by the Internal Revenue Code the (“Code”) or ERISA or the terms of your employer plan, your rights to choose certain benefits are restricted by the rights of your spouse to benefits.

You may be required to complete and return certain forms to effect these transactions. We can limit, suspend or terminate your ability to transact by telephone, over the Internet, or by fax at any time, for any reason.

Before you transfer or withdraw cash, please make sure that you consult the terms of your employer’s plan, as it may contain additional restrictions. In addition, please make sure you understand the possible federal and other income tax consequences. See “Taxes” on page 138.

TRANSFERS TO AND FROM OTHER TIAA-CREF ACCOUNTS AND FUNDS

Transfers from the Real Estate Account. Once every calendar quarter you can transfer some or all of your accumulation in the Real Estate Account to TIAA’s traditional annuity, to another TIAA annuity offered by your employer’s plan, to one of the CREF accounts, to a TIAA Access variable annuity account or to funds (which may include TIAA-CREF affiliated funds) offered under the terms of your employer’s plan. Transfers to TIAA’s traditional annuity or other TIAA annuities or accounts, a CREF account or to certain other options may be restricted by your employer’s plan, current tax law or by the terms of your contract. In addition, there are important exceptions to this once per calendar quarter limitation, as outlined below under “—Market Timing / Excessive Trading Policy” on page 129.

Transfers to the Real Estate Account. Currently, you can also transfer some or all of your accumulation in TIAA’s traditional annuity, in your CREF accounts, TIAA Access variable annuity accounts or in the funds or TIAA annuities offered under the terms of your plan to the Real Estate Account, if your employer’s plan offers the Account; subject to the terms of the plan, current tax law and the terms of your contract. Transfers from TIAA’s traditional annuity to the Real Estate Account under RA, GRA or Retirement Choice contracts can only be effected over a period of time (up to 10 annual installments) and may be subject to other limitations, as specified in your contract. Amounts held under an ATRA contract cannot be transferred to or from any retirement plan contract.

Currently, these transfers must generally be at least $1,000 (except for systematic transfers, which must be at least $100) or your entire accumulation, if less. Because excessive transfer activity can hurt Account performance and other participants, subject to applicable state law and the terms of your contract, we may seek to further limit how often, or in what amounts, you may

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make transfers, or we may otherwise modify the transfer privilege generally. See “—Restrictions on Premiums and Transfers to the Account” below.

TRANSFERS TO OTHER COMPANIES

Generally you may transfer funds from the Real Estate Account to a company other than TIAA or CREF, subject to certain tax restrictions. This right may be limited by your employer’s plan or the terms of your contract. If your employer participates in our special transfer services program, we can make automatic monthly transfers from your RA or GRA contract to another company. Roth amounts in a 403(b) or 401(a) plan can only be rolled over to another Roth account under such plan or to a Roth IRA, as permitted by applicable law and the terms of the plans.

Under the Retirement Choice and Retirement Choice Plus contracts, your employer could transfer monies from the Account and apply it to another account or investment option, subject to the terms of your plan, and without your consent.

TRANSFERS FROM OTHER COMPANIES/PLANS

Subject to your employer’s plan and federal tax law, you can usually transfer or roll over money from another 403(b), 401(a)/403(a) or governmental 457(b) retirement plan to your qualified TIAA contract. You may also roll over before-tax amounts in a Traditional IRA to 403(b) plans, 401(a)/403(a) plans or eligible governmental 457(b) plans, provided such employer plans agree to accept the rollover. Roth amounts in a 403(b) or 401(a) plan can only be rolled over to another Roth account under such plan or to a Roth IRA, as permitted by applicable law and the terms of the plans. Funds in a private 457(b) plan can be transferred to another private 457(b) plan only. Accumulations in private 457(b) plans may not be rolled over to a qualified plan (e.g., a 401(a) plan), a 403(b) plan, a governmental 457(b) plan or an IRA.

WITHDRAWING CASH

You may withdraw cash from your SRA, GSRA, IRA, ATRA or Keogh Real Estate Account accumulation at any time during the accumulation period, provided federal tax law and the terms of your employer’s plan permit it (see below). Normally, you can’t withdraw money from a contract if you’ve already applied that money to begin receiving lifetime annuity income. Current federal tax law restricts your ability to make cash withdrawals from your accumulation under most voluntary salary reduction agreements.

Withdrawals are generally available only if you reach age 59 1/2, leave your job, become disabled, die, satisfy requirements related to qualified distributions or if your employer terminates its retirement plan. If your employer’s plan permits, you may also be able to withdraw money if you encounter hardship, as defined by the IRS, but hardship withdrawals can be from contributions only, and not investment earnings. You may be subject to a 10% penalty tax if you make a withdrawal before you reach age 59 1/2, unless an exception applies to your situation.

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Under current federal tax law, you are not permitted to withdraw from 457(b) plans earlier than the calendar year in which you reach age 70 1/2, leave your job or are faced with an unforeseeable emergency (as defined by law). There are generally no early withdrawal tax penalties if you withdraw under any of these circumstances (i.e., no 10% tax on distributions prior to age 59 1/2). If you’re married, you may be required by law or your employer’s plan to show us advance written consent from your spouse before TIAA makes certain transactions on your behalf.

Special rules and restrictions apply to Classic and Roth IRAs.

If you request a withdrawal, we will send the proceeds by check to the address of record, or by electronic funds transfer to the bank account on file. A letter of instruction with a bank signature guarantee is required if the withdrawal is sent to a bank account not on file, to an address other than the address of record, or to an address of record that has been changed within the last 14 calendar days. You may obtain a signature guarantee from some commercial or savings banks, credit unions, trust companies, or member firms of a U.S. stock exchange. A notary public cannot provide a signature guarantee. Please contact us for further information. We reserve the right to require a signature guarantee on any redemption.

SYSTEMATIC WITHDRAWALS AND TRANSFERS

If your employer’s plan allows, you can set up a program to make cash withdrawals or transfers automatically by specifying that we withdraw from your Real Estate Account accumulation, or transfer to or from the Real Estate Account, any fixed number of accumulation units, dollar amount, or percentage of accumulation until you tell us to stop or until your accumulation is exhausted. Currently, the program must be set up so that at least $100 is automatically transferred or withdrawn at a time. In the future, we may eliminate this minimum transfer amount. Further, a systematic plan of this type may allow pre-specified transfers or withdrawals to be made more often than quarterly, depending on the terms of your employer’s plan.

WITHDRAWALS TO PAY FINANCIAL ADVISOR FEES

If permitted by your employer’s plan, you may authorize a series of systematic withdrawals to pay the fees of a financial advisor. Such systematic withdrawals are subject to all provisions applicable to systematic withdrawals, except as otherwise described in this section. One series of systematic withdrawals to pay financial advisor fees may be in effect at the same time that one other series of systematic withdrawals is also in effect. Systematic withdrawals to pay financial advisor fees must be scheduled to be made quarterly only, on the first day of each calendar quarter. The amount withdrawn from each investment account must be specified in dollars or as a percentage of accumulation, and will be in proportion to the accumulations in each account at the end of the business day prior to the withdrawal. The financial advisor may request that we stop making withdrawals. We reserve

TIAA Real Estate Account ¡ Prospectus127

the right to determine the eligibility of financial advisors for this type of fee reimbursement. Before you set up this program, make sure you understand the possible tax consequences of these withdrawals. See the discussion under “Taxes” on page 138 below.

RESTRICTIONS ON PREMIUMS AND TRANSFERS TO THE ACCOUNT

From time to time we may stop accepting premiums for and/or transfers into the Account. We might do so if, for example, we can’t find enough appropriate real estate-related investment opportunities at a particular time. Whenever reasonably possible, we will notify you before we decide to restrict premiums and/or transfers. However, because we may need to respond quickly to changing market conditions or to the liquidity needs and demands of the Account, we reserve the right (subject to the terms of some contracts) to stop accepting premiums and/or transfers at any time without prior notice.

Effective March 31, 2011 (or such later date as indicated in the contract or contract endorsement), individual participants are limited from making internal funding vehicle transfers into their Account accumulation if, after giving effect to such transfer, the total value of such participant’s Account accumulation (under all contracts issued to such participant) would exceed $150,000. When and to the extent a jurisdiction approves this limitation, we will mail participants appropriate contracts or contract endorsements detailing the limitation and the effective date thereof. These contracts or endorsements will contain important details with respect to this limitation.

As of the date of this prospectus, all jurisdictions in which the Account is offered have approved this limitation, but the effective date of the limitation as applies to an individual participant will be reflected on his or her applicable contract or endorsement form.

Under this limitation, an internal funding vehicle transfer means the movement (or attempted movement) of accumulations from any of the following to the Account:

•	a TIAA Traditional annuity accumulation,

•	a Real Estate Account accumulation (from one contract to another),

•	a companion CREF certificate,

•	other TIAA separate account accumulations, and

•	any other funding vehicle accumulation which is administered by TIAA or CREF on the same record-keeping system as the contract.

The following transfers are currently not subject to this limitation:

•	systematic transfers,

•	automatic rebalancing activity,

•	any transaction arising from a TIAA-sponsored advice product or service, and

•	Transfer Payout Annuity payments directed to the Account.

This limitation does not apply to most types of premium contributions and certain group contracts recordkept on non-TIAA platforms. Minimum

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Distribution Option (“MDO”) contracts will be subject to this limitation, but the limitation does not apply to other annuity pay-out contracts.

A transfer which cannot be applied pursuant to this limitation, along with any other attempted movements of funds submitted as part of a noncompliant transfer request into the Account, will be rejected in its entirety and therefore the funds that were to be transferred will remain in the investment option from which the transfer was to be made. The Account accumulation unit values used in applying this provision will be those calculated as of the valuation day preceding the day on which the proposed transfer is to be effective. A participant will not be required to reduce his or her accumulation to a level at or below $150,000 if the total value of the participant’s Account accumulation under all contracts exceeds $150,000 as of March 31, 2011 or such later effective date as indicated in the contract or contract endorsement. TIAA reserves the right in the future to modify the nature of this limitation and to include categories of transactions associated with services that may be introduced in the future.

If we decide to stop accepting premiums into the Account, amounts that would otherwise be allocated to the Account will be allocated to the default option designated by your employer instead (or the default option specified on your IRA forms), unless you give us other allocation instructions. We will not transfer these amounts out of the default option designated by your employer when the restriction period is over, unless you request that we do so. However, we will resume allocating premiums to the Account on the date we remove the restrictions.

ADDITIONAL LIMITATIONS

Federal law requires us to obtain, verify and record information that identifies each person who opens an account. Until we receive the information we need, we may not be able to effect transactions for you. Furthermore, if we are unable to verify your identity, or that of another person authorized to act on your behalf, or if we believe that we have identified potentially criminal activity, we reserve the right to take such action as we deem appropriate, which may include closing your account.

MARKET TIMING / EXCESSIVE TRADING POLICY

There are participants who may try to profit from making transactions back and forth among the CREF accounts, the Real Estate Account, the TIAA Access variable accounts and the funds or other investment options available under the terms of your plan in an effort to “time” the market or for other reasons. As money is shifted in and out of these accounts, the accounts or funds may incur transaction costs, including, among other things, expenses for buying and selling securities. These costs are borne by all participants, including long-term investors who do not generate these costs. In addition, excessive trading can interfere with efficient portfolio management and cause dilution if traders are able to take advantage of pricing inefficiencies.

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Consequently, the Account is not appropriate for market timing or frequent trading and you should not invest in the Account if you want to engage in such activity.

To discourage this activity, transfers of accumulations from the Real Estate Account to a CREF or TIAA account, or another investment option, are limited to once every calendar quarter. A few limited exceptions to this once per calendar quarter limitation apply, including:

(i)	systematic transfers out of the Real Estate Account (as described on page 127 in “—Systematic Withdrawals and Transfers”),

(ii)	annual portfolio rebalancing activities,

(iii)	plan or plan-sponsor initiated transactions, including transfers and rollovers made to external carriers,

(iv)	participants enrolled in TIAA’s qualified managed account for retirement plan assets,

(v)	single-sum distributions where funds are moved from one TIAA annuity contract or certificate to another, as well as those made directly to a participant,

(vi)	asset allocation programs and similar programs approved by TIAA’s management,

(vii)	death and hardship withdrawals or withdrawals made pursuant to a qualified domestic relations order (“QDRO”), and

(viii)	certain transactions made within a retirement or employee benefit plan, such as contributions, mandatory (or minimum) distributions and loans.

TIAA reserves the right to reject any purchase or exchange request with respect to the Account, including when it is believed that a request would be disruptive to the Account’s efficient portfolio management. TIAA also may suspend or terminate your ability to transact in the Account by telephone, fax or over the Internet for any reason, including the prevention of excessive trading. A purchase or exchange request could be rejected or electronic trading privileges could be suspended because of the timing or amount of the investment or because of a history of excessive trading by the participant. Because TIAA has discretion in applying this policy, it is possible that similar transaction activity could be handled differently because of the surrounding circumstances. Notwithstanding such discretion, TIAA seeks to apply its excessive trading policies and procedures uniformly to all Account participants. As circumstances warrant, TIAA may request transaction data from intermediaries from time to time to verify whether the Account’s policies are being followed and/or to instruct intermediaries to take action against participants who have violated the Account’s policies. TIAA has the right to modify these policies and procedures at any time without advance notice.

The Account is not appropriate for excessive trading. You should not invest in the Account if you want to engage in excessive trading or market timing activity.

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Participants seeking to engage in excessive trading may deploy a variety of strategies to avoid detection, and, despite TIAA’s efforts to discourage excessive trading, there is no guarantee that TIAA or its agents will be able to identify all such participants or curtail their trading practices.

If you invest in the Account through an intermediary, including through a retirement or employee benefit plan, you may be subject to additional market timing or excessive trading policies implemented by the intermediary or plan. Please contact your intermediary or plan sponsor for more details.

RECEIVING ANNUITY INCOME

THE ANNUITY PERIOD IN GENERAL

You can annuitize and receive an income stream from all or part of your Real Estate Account accumulation. Unless you opt for a lifetime annuity, generally you must be at least age 59 1/2 to begin receiving annuity income payments from your annuity contract free of a 10 percent early distribution penalty tax. Your employer’s plan may also restrict when you can begin income payments. Under the minimum distribution rules of the Code, you generally must begin receiving some payments from your contract shortly after you reach the later of age 70 1/2 or you retire. Please consult your tax advisor. For more information, see “Taxes — Minimum Distribution Requirements,” on page 139. Also, you can’t begin a one-life annuity after you reach age 90, nor may you begin a two-life annuity after either you or your annuity partner reach age 90.

Your income payments may be paid out from the Real Estate Account through a variety of income options. You can pick a different income option for different portions of your accumulation, but once you’ve started payments you usually can’t change your income option or annuity partner for that payment stream. Usually income payments are monthly. You can choose quarterly, semi-annual, and annual payments as well. (TIAA has the right to not make payments at any interval that would cause the initial payment to be less than $100.) We’ll send your payments by mail to your home address or, on your request, by mail or electronic funds transfer to your bank.

Your initial income payments are based on the value of your accumulation on the last valuation day before the annuity starting date. Your payments change after the initial payment based on the Account’s investment experience and the income change method you choose.

There are two income change methods for annuity payments: annual and monthly. Under the annual income change method, payments from the Account change each May 1, based on the net investment results during the prior year (from the day following the last valuation day in March of the prior year through the last valuation day in the March of the current year). Under the monthly income change method, payments from the Account change every month, based on the net investment results during the previous month. For the formulas used to calculate the amount of annuity payments, see pages 134-135.

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The total value of your annuity payments may be more or less than your total premiums. TIAA reserves the right to modify or stop offering the annual or monthly change methods.

ANNUITY STARTING DATE

Ordinarily, annuity payments begin on the date you designate as your annuity starting date, provided we have received all documentation necessary for the income option you’ve picked. If something’s missing, we’ll defer your annuity starting date until we receive the missing items and/or information. You may designate any future date for your annuitization request, in accordance with our procedures and as long as it is one on which we process annuitizations. Your first annuity check may be delayed while we process your choice of income options and calculate the amount of your initial payment. Any premiums received within 70 days after payments begin may be used to provide additional annuity income. Premiums received after 70 days will remain in your accumulating annuity contract until you have given us further instructions. Ordinarily, your first annuity payment can be made on any business day between the first and twentieth of any month.

ANNUITY INCOME OPTIONS

Both the number of annuity units you purchase and the amount of your income payments will depend on which income option you pick. Your employer’s plan, tax law and ERISA may limit which income options you can use to receive income from an RA or GRA, GSRA, Retirement Choice, Retirement Choice Plus or Keogh contract. Ordinarily you’ll choose your income options shortly before you want payments to begin, but you can make or change your choice any time before your annuity starting date. After your annuity starting date, you cannot change your income option.

All Real Estate Account income options provide variable payments, and the amount of income you receive depends in part on the investment experience of the Account. The current options are:

•

One-Life Annuity with or without Guaranteed Period: Pays income as long as you live. If you opt for a guaranteed period (10, 15 or 20 years) and you die before it’s over, income payments will continue to your beneficiary until the end of the period. If you don’t opt for a guaranteed period, all payments end at your death — so that it’s possible for you to receive only one payment if you die less than a month after payments start.

•	Annuity for a Fixed Period: Pays income for any period you choose from five to 30 years (two to 30 years for RAs, SRAs and GRAs). This option is not available under all contracts.

•

Two-Life Annuities: Pays income to you as long as you live, then continues at either the same or a reduced level for the life of your annuity partner. There are four types of two-life annuity options, all available with or without a guaranteed period — Full Benefit to Survivor, Two-Thirds Benefit to Survivor, 75% Benefit to Annuity Partner and a Half-Benefit to

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Annuity Partner. Under the Two-Thirds Benefit to Survivor option, payments to you will be reduced upon the death of your annuity partner.

•

MDO Annuity: Generally available only if you must begin annuity payments under the Code minimum distribution requirements. (Some employer plans allow you to elect this option earlier — contact TIAA for more information.) The option pays an amount designed to fulfill the distribution requirements under federal tax law. Please consult your tax advisor for more information.

You must apply your entire accumulation under a contract if you want to use the MDO annuity. It is possible that income under the MDO annuity will cease during your lifetime. Prior to age 90, and subject to applicable plan and legal restrictions, you can elect a distribution option other than the MDO option and apply any remaining part of an accumulation applied to the MDO annuity to any other income option for which you’re eligible. Using an MDO won’t affect your right to take a cash withdrawal of any accumulation not yet distributed. This payout annuity is not available under Retirement Choice or Retirement Choice Plus contracts, and is not available for IRA contracts issued on or after October 11, 2010. Instead, required minimum distributions, under Retirement Choice or Retirement Choice Plus contracts, will be paid directly from these contracts pursuant to the terms of your employer’s plan.

For any of the income options described above, current federal tax law provides that your guaranteed period can’t exceed the joint life expectancy of you and your beneficiary or annuity partner, and other Code stipulations may make some income options unavailable to you. If you are married at your annuity start date, you may be required by law to choose an income option that provides survivor annuity income to your spouse, unless your spouse waives the right. Other income options may become available in the future, subject to the terms of your retirement plan and relevant federal and state laws. For more information about any annuity option, please contact us.

Receiving Lump Sum Payments (Retirement Transition Benefit): If your employer’s plan allows, you may be able to receive a single sum payment of up to 10 percent of the value of any part of an accumulation being converted to annuity income on the annuity starting date. (This does not apply to IRAs.) Of course, if your employer’s plan allows cash withdrawals, you can take a larger amount (up to 100 percent) of your Real Estate Account accumulation as a cash payment. The retirement transition benefit will be subject to current federal income tax requirements and possible early distribution penalties. See “Taxes” on page 138.

TRANSFERS DURING THE ANNUITY PERIOD

After you begin receiving annuity income, you, subject to your employer’s plan, can transfer all or part of the future annuity income (which is the actuarial present value of the payments based on the applicable interest rate and the mortality basis associated with that fund at the time of the transfer) payable once each calendar quarter (i) from the Real Estate Account into a

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“comparable annuity” payable from a CREF or TIAA account or TIAA’s traditional annuity, or (ii) from a CREF account into a comparable annuity payable from the Real Estate Account. Comparable annuities are those which are payable under the same income option, and have the same first and second annuitant, and remaining guaranteed period.

We’ll process your transfer on the business day we receive your request in good order. You can also choose to have a transfer take effect at the close of any future business day. Transfers under the annual income payment method will affect your annuity payments beginning on the May 1 following the March 31 which is on or after the effective date of the transfer. Transfers under the monthly income payment method and all transfers into TIAA’s traditional annuity will affect your annuity payments beginning with the first payment due after the monthly payment valuation day that is on or after the transfer date. You can switch between the annual and monthly income change methods, and the switch will go into effect on the last valuation day of the following March. Although the payout streams are actuarially equivalent and there is no charge for engaging in such a transfer, it is possible that the new funds may apply different mortality or interest assumptions, and could therefore result in variation between the initial payments from the new fund and the payments that were being made out of the original fund.

ANNUITY PAYMENTS

The amount of annuity payments we pay you or your beneficiary (annuitant) will depend upon the number and value of the annuity units payable. The number of annuity units is first determined on the day before the annuity starting date. The amount of the annuity payments will change according to the income change method chosen.

Under the annual income change method, the value of an annuity unit for payments is redetermined on March 31 of each year (or, if March 31 is not a valuation day, the immediately preceding valuation day). This date is called the “annual payment valuation day.” Annuity payments change beginning May 1. The change reflects the net investment experience of the Real Estate Account. The net investment experience for the twelve months following the annual payment valuation day will be reflected in the annuity unit value determined on the next year’s annual payment valuation day.

Under the monthly income change method, the value of an annuity unit for payments is determined on the payment valuation day, which is the 20th day of the month preceding the payment due date or, if the 20th is not a business day, the preceding business day. The monthly changes in the value of an annuity unit reflect the net investment experience of the Real Estate Account. The formulas for calculating the number and value of annuity units payable are described below.

Calculating the Number of Annuity Units Payable: When a participant or a beneficiary converts the value of all or a portion of his or her accumulation into an income-paying contract, the number of annuity units payable from the

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Real Estate Account under an income change method is determined by dividing the value of the Account accumulation to be applied to provide the annuity payments by the product of the annuity unit value for that income change method and an annuity factor. The annuity factor as of the annuity starting date is the value of an annuity in the amount of $1.00 per month beginning on the first day such annuity units are payable, and continuing for as long as such annuity units are payable.

The annuity factor will reflect interest assumed at the effective annual rate of 4 percent, and the mortality assumptions for the person(s) on whose life (lives) the annuity payments will be based. Mortality assumptions will be based on the then-current settlement mortality schedules for this Account. Annuitants bear no mortality risk under their contracts — actual mortality experience will not reduce annuity payments after they have started. TIAA may change the mortality assumptions used to determine the number of annuity units payable for any future accumulations converted to provide annuity payments.

The number of annuity units payable under an income change method under your contract will be reduced by the number of annuity units you transfer out of that income change method under your contract. The number of annuity units payable will be increased by any internal transfers you make to that income change method under your contract.

Value of Annuity Units: The Real Estate Account’s annuity unit value is calculated separately for each income change method for each valuation day. The annuity unit value for each income change method is determined by updating the annuity unit value from the previous valuation day to reflect the net investment performance of the Account for the current valuation period relative to the 4 percent assumed investment return. In general, your payments will increase if the performance of the Account is greater than 4 percent and decrease if the value is less than 4 percent. The value is further adjusted to take into account any changes expected to occur in the future at revaluation either once a year or once a month, assuming the Account will earn the 4 percent assumed investment return in the future.

The initial value of the annuity unit for a new annuitant is the value determined as of the valuation day before annuity payments start.

For participants under the annual income change method, the value of the annuity unit for payment remains level until the following May 1. For those who have already begun receiving annuity income as of March 31, the value of the annuity unit for payments due on and after the next succeeding May 1 is equal to the annuity unit value determined as of the last valuation day in March.

For participants under the monthly income change method, the value of the annuity unit for payments changes on the payment valuation day of each month for the payment due on the first of the following month.

Further, certain variable annuity payouts might not be available if issuing the payout annuity would violate state law.

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TIAA reserves the right, subject to approval by the Board of Trustees, to modify the manner in which the number and/or value of annuity units is calculated in the future. No such modification will reduce any participant’s benefit once the participant’s annuitization period has commenced.

DEATH BENEFITS

AVAILABILITY; CHOOSING BENEFICIARIES

Subject to the terms of your employer’s plan, TIAA may pay death benefits if you or your annuity partner dies. When you purchase your annuity contract, you name one or more beneficiaries to receive the death benefit if you die. You can change your beneficiaries anytime before you die, and, unless you instruct otherwise, your annuity partner can do the same after your death.

YOUR SPOUSE’S RIGHTS

Your choice of beneficiary for death benefits may, in some cases, be subject to the consent of your spouse. Similarly, if you are married at the time of your death, federal law may require a portion of the death benefit be paid to your spouse even if you have named someone else as beneficiary. If you die without having named any beneficiary, any portion of your death benefit not payable to your spouse will generally go to your estate unless your employer’s plan provides otherwise.

AMOUNT OF DEATH BENEFIT

If you die during the accumulation period, the death benefit is the amount of your accumulation. If you and your annuity partner die during the annuity period while payments are still due under a fixed-period annuity or for the remainder of a guaranteed period, the death benefit is the present value, based on interest at the effective annual rate of 4%, of the unit annuity payments due for the remainder of the period.

PAYMENT OF DEATH BENEFIT

To authorize payment and pay a death benefit, we must have received all necessary forms and documentation, including proof of death and the selection of the method of payment.

METHODS OF PAYMENT OF DEATH BENEFITS

Generally, you can choose for your beneficiary the method we’ll use to pay the death benefit, but few participants do this. If you choose a payment method, you can also prevent your beneficiaries from changing it. Most people leave the choice to their beneficiaries. We can prevent any choice if its initial payment is less than $25. If death occurs while your contract is in the accumulation stage, in most cases we can pay the death benefit using the TIAA-CREF Savings & Investment Plan. We won’t do this if you preselected another option or if the beneficiary elects another option. Some beneficiaries aren’t eligible for the TIAA-CREF Savings & Investment Plan. In addition, the

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TIAA-CREF Savings & Investment Plan is not available under Retirement Choice, Retirement Choice Plus or IRA contracts issued on or after October 11, 2010. If your beneficiary isn’t eligible and doesn’t specifically tell us to start paying death benefits within a year of your death, we can start making payments to them over five years using the fixed-period annuity method of payment.

Payments During the Accumulation Period: Currently, the available methods of payment for death benefits from funds in the accumulation period are:

•	Single-Sum Payment, in which the entire death benefit is paid to your beneficiary at once;

•	One-Life Annuity with or without Guaranteed Period, in which the death benefit is paid monthly for the life of the beneficiary or through the guaranteed period;

•

Annuity for a Fixed Period of 5 to 30 years (not available under Retirement Choice or Retirement Choice Plus), in which the death benefit is paid for a fixed period (This option is not available under all contracts);

•

Accumulation-Unit Deposit Option, which pays a lump sum at the end of a fixed period, ordinarily two to five years, during which period the accumulation units deposited participate in the Account’s investment experience (generally the death benefit value must be at least $5,000); (This option is not available under all contracts) and

•

Minimum Distribution Option (also called the TIAA-CREF Savings & Investment Plan), which automatically pays income according to the Code’s minimum distribution requirements. This option is not available under Retirement Choice or Retirement Choice Plus contracts, and is not available for IRA contracts issued on or after October 11, 2010. It operates in much the same way as the MDO annuity income option. It’s possible, under this method, that your beneficiary will not receive income for life.

Death benefits are usually paid monthly (unless you chose a single-sum method of payment), but your beneficiary can switch them to quarterly, semi-annual, or annual payments. Note that for Retirement Choice, Retirement Choice Plus and IRA contracts issued on or after October 11, 2010, instead of an annuity for a fixed period, beneficiaries may only receive either a single-sum payment or a one-life annuity.

Payments During the Annuity Period: If you and your annuity partner die during the annuity period, your beneficiary can choose to receive any remaining guaranteed periodic payments due under your contract. Alternatively, your beneficiary can choose to receive the commuted value of those payments in a single sum unless you have indicated otherwise. The amount of the commuted value will be different than the total of the periodic payments that would otherwise be paid.

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Ordinarily, death benefits are subject to federal estate tax. Generally, if taken as a lump sum, death benefits would be taxed like complete withdrawals. If taken as annuity benefits, death benefits would be taxed like annuity payments. For more information on death benefits, see the discussion under “Taxes” below, or for further detail, contact TIAA.

TAXES

This section offers general information concerning federal taxes. It doesn’t cover every situation. Tax treatment varies depending on the circumstances, and state and local taxes may also be involved. For complete information on your personal tax situation, check with a qualified tax advisor.

HOW THE REAL ESTATE ACCOUNT IS TREATED FOR TAX PURPOSES

The Account is not a separate taxpayer for purposes of the Code — its earnings are taxed as part of TIAA’s operations. Although TIAA is not expected to owe any federal income taxes on the Account’s earnings, if TIAA does incur taxes attributable to the Account, it may make a corresponding charge against the Account.

TAXES IN GENERAL

During the accumulation period, Real Estate Account premiums paid in before-tax dollars, employer contributions and earnings attributable to these amounts are not taxed until they’re withdrawn. Annuity payments, single-sum withdrawals, systematic withdrawals, and death benefits are usually taxed as ordinary income. Premiums paid in after-tax dollars aren’t taxable when withdrawn, but earnings attributable to these amounts are taxable unless those amounts are contributed as Roth contributions to a 401(a), 403(b) or governmental 457(b) plan and certain criteria are met before the amounts (and the income on the amounts) are withdrawn. Death benefits are usually also subject to federal estate and state estate or inheritance taxation. Generally, transfers between qualified retirement plans are not taxed. Generally, contributions you can make under an employer’s plan are limited by federal tax law. Employee voluntary salary reduction contributions and Roth after-tax contributions to 403(b) and 401(k) plans are limited in the aggregate to $17,000 per year ($22,500 per year if you are age 50 or older). Certain long-term employees may be able to defer up to $20,000 per year in a 403(b) plan ($25,500 per year if you are age 50 or older). Contributions to Classic and Roth IRAs, other than rollover contributions, cannot generally exceed $5,000 per year ($6,000 per year for taxpayers age 50 or older). The maximum contribution limit to a 457(b) non-qualified deferred compensation plan for employees of state and local governments is $17,000 ($22,500 if you are age 50 or older). Special catch-up rules may permit a higher contribution in one or more of the last three years prior to an individual’s normal retirement age under the plan.

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Note that the dollar limits listed above are for 2012; different dollar limits may apply in future years.

EARLY DISTRIBUTIONS

If you want to withdraw funds or begin receiving income from any 401(a), 403(a), or 403(b) retirement plan or an IRA before you reach age 59 1/2, you may have to pay a 10 percent early distribution tax on the taxable amount. Distributions from a Roth IRA generally are not taxed, except that, once aggregate distributions exceed contributions to the Roth IRA, income tax and a 10% penalty tax may apply to distributions made (1) before age 59 1/2 (subject to certain exceptions) or (2) during the five taxable years starting with the year in which the first contribution is made to any Roth IRA. A 10 percent penalty tax may apply to amounts attributable to a conversion from an IRA if they are distributed during the five taxable years beginning with the year in which the conversion was made. You won’t have to pay this tax in certain circumstances. Early distributions from 457(b) plans are not subject to a 10% penalty tax unless, in the case of a governmental 457(b) plan, the distribution includes amounts rolled over to the plan from an IRA, 401(a)/403(a), or 403(b) plan. Consult your tax advisor for more information.

MINIMUM DISTRIBUTION REQUIREMENTS

In most cases, payments from qualified contracts must begin by April 1 of the year after the year you reach age 70 1/2, or if later, by retirement. For Classic IRAs, and with respect to 5 percent or more owners of the business covered by a Keogh plan, payments must begin by April 1 of the year after you reach age 70 1/2. Under the terms of certain retirement plans, the plan administrator may direct us to make the minimum distributions required by law even if you do not elect to receive them. In addition, if you don’t begin distributions on time, you may be subject to a 50 percent excise tax on the amount you should have received but did not. Roth IRAs are generally not subject to these rules requiring minimum distributions during your lifetime. You are responsible for requesting distributions that comply with the minimum distribution rules. Please consult your tax advisor for more information.

WITHHOLDING ON DISTRIBUTIONS

If we pay an “eligible rollover” distribution directly to you, federal law requires us to withhold 20 percent from the taxable portion. On the other hand, if we roll over such a distribution directly to an IRA or employer plan, we do not withhold any federal income tax. The 20 percent withholding also does not apply to certain types of distributions that are not considered eligible rollovers such as payments from IRAs, hardship withdrawals, lifetime annuity payments, substantially equal periodic payments over your life expectancy or over 10 or more years, or minimum distribution payments.

For the taxable portion of non-eligible rollover distributions, we will usually withhold federal income taxes unless you tell us not to and you are eligible to avoid withholding. However, if you tell us not to withhold but we don’t have

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your taxpayer identification number on file, we still are required to deduct taxes. These rules also apply to distributions from governmental 457(b) plans. In general, all amounts received under a private 457(b) plan are taxable and are subject to federal income tax withholding as wages. Nonresident aliens who pay U.S. taxes are subject to different withholding rules.

SPECIAL RULES FOR AFTER-TAX RETIREMENT ANNUITIES

If you paid premiums directly to an RA and the premiums are not subject to your employer’s retirement plan, or if you have been issued an ATRA contract, the following general discussion describes our understanding of current federal income tax law that applies to these accumulations. This discussion does not apply to premiums paid on your behalf under the terms of your employer’s retirement plan. It also does not cover every situation and does not address all possible circumstances.

In General. These annuities are generally not taxed until distributions occur. When distributions occur, they are taxed as follows:

•

Withdrawals, including withdrawals of the entire accumulation under the contract, are generally taxed as ordinary income to the extent that the contract’s value is more than your investment in the contract (i.e., what you have paid into it).

•

Annuity payments are generally treated in part as taxable ordinary income and in part as non-taxable recovery of your investment in the contract until you recover all of your investment in the contract. After that, annuity payments are taxable in full as ordinary income.

Required Distributions. In general, if you die after you start your annuity payments but before the entire interest in the annuity contract has been distributed, the remaining portion must be distributed at least as quickly as under the method in effect on the date of your death. If you die before your annuity payments begin, the entire interest in your annuity contract generally must be distributed within five years after your death, or be used to provide payments that begin within one year of your death and that will be made for the life of your designated beneficiary or for a period not extending beyond the life expectancy of your designated beneficiary. The “designated beneficiary” refers to a natural person you designate and to whom ownership of the contract passes because of your death. However, if the designated beneficiary is your surviving spouse, your surviving spouse can continue the annuity contract as the new owner.

Death Benefit Proceeds. Death benefit proceeds are taxed like withdrawals of the entire accumulation in the contract if distributed in a single sum and are taxed like annuity payments if distributed as annuity payments. Your beneficiary may be required to take death benefit proceeds within a certain time period.

Penalty Tax on Certain Distributions. You may have to pay a penalty tax (10 percent of the amount treated as taxable income) on distributions you take prior to age 59 1/2. There are some exceptions to this rule, however. You should consult a tax advisor for information about those exceptions.

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Withholding. Annuity distributions are generally subject to federal income tax withholding but most recipients can usually choose not to have the tax withheld.

Certain Designations or Exchanges. Designating an annuitant, payee or other beneficiary, or exchanging a contract may have tax consequences that should be discussed with a tax advisor before you engage in any of these transactions.

Multiple Contracts. All non-qualified deferred annuity contracts issued by us and certain of our affiliates to the same owner during a calendar year must generally be treated as a single contract in determining when and how much income is taxable and how much income is subject to the 10 percent penalty tax (see above).

Diversification Requirements. The investments of the Real Estate Account must be “adequately diversified” in order for the ATRA Contracts to be treated as annuity contracts for Federal income tax purposes. It is intended that Real Estate Account will satisfy these diversification requirements.

Owner Control. In certain circumstances, owners of non-qualified variable annuity contracts have been considered for Federal income tax purposes to be the owners of the assets of the separate account supporting their contracts due to their ability to exercise investment control over those assets. When this is the case, the contract owners have been currently taxed on income and gains attributable to the variable account assets. While we believe that the ATRA Contracts do not give you investment control over assets in the Real Estate Account or any other separate account underlying your ATRA Contract, we reserve the right to modify the ATRA Contracts as necessary to prevent you from being treated as an owner of the assets in the Real Estate Account.

FEDERAL ESTATE TAXES

While no attempt is being made to discuss the Federal estate tax implications of the Contract, you should keep in mind that the value of an annuity contract owned by a decedent and payable to a beneficiary by virtue of surviving the decedent is included in the decedent’s gross estate. Depending on the terms of the annuity contract, the value of the annuity included in the gross estate may be the value of the lump sum payment payable to the designated beneficiary or the actuarial value of the payments to be received by the beneficiary. Consult an estate planning advisor for more information.

GENERATION-SKIPPING TRANSFER TAX

Under certain circumstances, the Code may impose a “generation skipping transfer tax” when all or part of an annuity contract is transferred to, or a death benefit is paid to, an individual two or more generations younger than the Owner. Regulations issued under the Code may require us to deduct the tax from your Contract, or from any applicable payment, and pay it directly to the IRS.

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RESIDENTS OF PUERTO RICO

The IRS has announced that income from an annuity received by residents of Puerto Rico is U.S.-source income that is generally subject to United States federal income tax.

ANNUITY PURCHASES BY NONRESIDENT ALIENS

The discussion above provides general information regarding U.S. federal income tax consequences to annuity purchasers that are U.S. citizens or residents. Purchasers that are not U.S. citizens or residents will generally be subject to U.S. federal withholding tax on taxable distributions from annuity contracts at a 30% rate, unless a lower treaty rate applies. In addition, purchasers may be subject to state and/or municipal taxes and taxes that may be imposed by the purchaser’s country of citizenship or residence. Prospective purchasers who are nonresident aliens are advised to consult with a qualified tax adviser regarding U.S., state, and foreign taxation with respect to an annuity contract purchase.

SPECIAL RULES FOR WITHDRAWALS TO PAY ADVISORY FEES

If you have arranged for us to pay advisory fees to your financial advisor from your accumulations, those partial withdrawals generally will not be treated as taxable distributions as long as:

•	the payment is for expenses that are ordinary and necessary;

•	the payment is made from a Section 401 or 403 retirement plan or an IRA;

•

your financial advisor’s payment is only made from the accumulations in your retirement plan or IRA, as applicable, and not directly by you or anyone else, under the agreement with your financial advisor; and

•	once advisory fees begin to be paid from your retirement plan or IRA, as applicable, you continue to pay those fees solely from your plan or IRA, as applicable, and not from any other source.

However, withdrawals to pay advisory fees to your financial advisor from your accumulations under an ATRA contract will be treated as taxable distributions.

FOREIGN TAX CREDIT

The Account may be subject to foreign taxes on investments in other countries, including capital gains tax on any appreciation in value when a real estate investment in a foreign jurisdiction is eventually sold. Any potential tax impact will not be reflected in the valuation of the foreign investment and may not be fully reflected in a tax accrual by the Account. Upon payment of any foreign tax by the Account, TIAA will receive a foreign tax credit, which may be available to reduce its U.S. tax burden. The Account is a segregated asset account of TIAA and incurs no material federal income tax attributable to the investment performance of the Account under the Code. As a result, the Account will not realize any tax benefit from any foreign tax credit that may be available to TIAA; however, to the extent that TIAA can utilize the foreign tax

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credit in its consolidated tax return, TIAA will reimburse the Account for that benefit at that time. The extent to which TIAA is able to utilize the credits when the Account incurs a foreign tax will determine the amount and timing of reimbursement from TIAA to the Account for the resulting foreign tax credit. The Account’s unit values may be adversely impacted in the future if a foreign tax is paid, and TIAA is not able to utilize (and therefore does not reimburse the Account for), either immediately or in the future, the foreign tax credit earned as a result of the foreign tax paid by the Account.

POSSIBLE TAX LAW CHANGES

Although the likelihood of legislative changes is uncertain, there is always the possibility that the tax treatment of your contract could change by legislation or otherwise. Consult a tax advisor with respect to legislative developments and their effect on your contract.

We have the right to modify the contract in response to legislative changes that could otherwise diminish the favorable tax treatment that annuity contract owners currently receive. We make no guarantee regarding the tax status of any contract and do not intend the above discussion as tax advice.

GENERAL MATTERS

MAKING CHOICES AND CHANGES

You may have to make certain choices or changes (e.g., changing your income option, making a cash withdrawal) by written notice satisfactory to us and received at our home office or at some other location that we have specifically designated for that purpose. When we receive a notice of a change in beneficiary or other person named to receive payments, we’ll execute the change as of the date it was signed, even if the signer has died in the meantime. We execute all other changes as of the date received.

TELEPHONE AND INTERNET TRANSACTIONS

You can use our Automated Telephone Service (“ATS”) or the TIAA-CREF Web Center’s account access feature to check your account balances, transfer to TIAA’s traditional annuity, TIAA Access variable annuity accounts or CREF, and/or allocate future premiums among the accounts and funds available to you through TIAA-CREF. Note that, currently, all requests to make lump-sum transfers out of the Real Estate Account to another investment option (whether or not affiliated with TIAA or CREF) may not be made by means of TIAA-CREF’s Internet website. You will be asked to enter your Personal Identification Number (“PIN”) and Social Security number for both systems. (You can establish a PIN by calling us.) Both will lead you through the transaction process and will use reasonable procedures to confirm that instructions given are genuine. If we use such procedures, we are not responsible for incorrect or fraudulent transactions. All transactions made over the ATS and Internet are electronically recorded.

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To use the ATS, you need a touch-tone phone. The toll free number for the ATS is 800 842-2252. To use the Internet, go to the account access feature of the TIAA-CREF Web Center at www.tiaa-cref.org. We can suspend or terminate your ability to transact by telephone, over the Internet, or by fax at any time, for any reason.

VOTING RIGHTS

You don’t have the right to vote on the management and operation of the Account directly; however, you may send ballots to advise the TIAA Board of Overseers about voting for nominees for the TIAA Board of Trustees.

ELECTRONIC PROSPECTUS

If you received this prospectus electronically and would like a paper copy, please call 877 518-9161 and we will send it to you. Under certain circumstances where we are legally required to deliver a prospectus to you, we cannot send you a prospectus electronically unless you’ve consented.

HOUSEHOLDING

To lower costs and eliminate duplicate documents sent to your home, we may begin mailing only one copy of the Account’s prospectus, prospectus supplements or any other required documents to your household, even if more than one participant lives there. If you would prefer to continue receiving your own copy of any of these documents, you may call us toll-free at 877 518-9161, or write us.

MISCELLANEOUS POLICIES

Amending the Contracts: The contract may be amended by agreement of TIAA and the contractholder without the consent of any other person, provided that such change does not reduce any benefit purchased under the contract up to that time. Any endorsement or amendment of the contract, waiver of any of its provisions, or change in rate schedule will be valid only if in writing and signed by an executive officer of TIAA.

If You’re Married: If you’re married, you may be required by law or your employer’s plan to get advance written consent from your spouse before we make certain transactions for you. If you’re married at your annuity starting date, you may also be required by law or your employer’s plan to choose an income option that provides survivor annuity income to your spouse, unless he or she waives that right in writing. There are limited exceptions to the waiver requirement.

Texas Optional Retirement Program Restrictions: If you’re in the Texas Optional Retirement Program, you or your beneficiary can redeem some or all of your accumulation only if you retire, die, or leave your job in the state’s public institutions of higher education.

Assigning Your Contract: Generally, neither you nor your beneficiaries can assign your ownership of a TIAA retirement contract to anyone else.

144Prospectus ¡ TIAA Real Estate Account

Overpayment of Premiums: If your employer mistakenly sends more premiums on your behalf than you’re entitled to under your employer’s retirement plan or the Code, we’ll refund them to your employer as long as we’re requested to do so (in writing) before you start receiving annuity income.

Any time there’s a question about premium refunds, TIAA will rely on information from your employer. If you’ve withdrawn or transferred the amounts involved from your accumulation, we won’t refund them.

Errors or Omissions: We reserve the right to correct any errors or omissions on any form, report, or statement that we send you.

Payment to an Estate, Guardian, Trustee, etc.: We reserve the right to pay in one sum the commuted value of any benefits due an estate, corporation, partnership, trustee, or other entity not a natural person. Neither TIAA nor the Account will be responsible for the conduct of any executor, trustee, guardian, or other third party to whom payment is made.

Benefits Based on Incorrect Information: If the amounts of benefits provided under a contract were based on information that is incorrect, benefits will be recalculated on the basis of the correct data. If the Account has overpaid or underpaid, appropriate adjustments will be made.

Proof of Survival: We reserve the right to require satisfactory proof that anyone named to receive benefits under a contract is living on the date payment is due. If we have not received this proof after we request it in writing, the Account will have the right to make reduced payments or to withhold payments entirely until such proof is received.

DISTRIBUTION

The annuity contracts are offered continuously by Services, which is registered with the SEC as a broker-dealer and a registered investment adviser and is a member of the Financial Industry Regulatory Authority (“FINRA”). Teachers Personal Investors Services, Inc. (“TPIS”), also a broker-dealer registered with the SEC and a member of FINRA, may participate in the distribution of the contracts on a limited basis. Services and TPIS are direct or indirect wholly owned subsidiaries of TIAA. Their addresses are at 730 Third Avenue, New York, NY 10017-3206. No commissions are paid for distributing the contracts.

STATE REGULATION

TIAA, the Real Estate Account, and the contracts (including any proposed modification thereto) are subject to regulation by the NYDFS as well as by the insurance regulatory authorities of certain other states and jurisdictions.

TIAA and the Real Estate Account must file with the NYDFS both quarterly and annual statements. The Account’s books and assets are subject to review and examination by the NYDFS at all times, and a full examination into the

TIAA Real Estate Account ¡ Prospectus145

affairs of the Account is made at least every five years. In addition, a full examination of the Real Estate Account operations is usually conducted periodically by some other states.

LEGAL MATTERS

All matters involving state law and relating to the contracts, including TIAA’s right to issue the contracts, have been passed upon by Jon Feigelson, Senior Vice President, General Counsel and Head of Corporate Governance of TIAA. Dechert LLP has provided legal advice to the Account related to certain matters under the federal securities laws.

EXPERTS

The financial statements as of December 31, 2011 and December 31, 2010 and for each of the three years in the period ended December 31, 2011 included in this Prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The statutory statements of admitted assets, liabilities and capital and contingency reserves of TIAA as of December 31, 2011 and December 31, 2010 and for each of the three years in the period ended December 31, 2011 included in this registration statement of which this Prospectus forms a part have been so included in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

Aarons Grant & Habif, LLC, an independent registered public accounting firm, has audited the statement of revenues and certain expenses of the following properties:

(i)	The Palatine, Arlington, Virginia, for the year ended December 31, 2010;

(ii)	Pepper Building, Philadelphia, Pennsylvania, for the year ended December 31, 2010;

(iii)	425 Park Avenue, New York, New York, for the year ended December 31, 2010;

(iv)	River’s Edge Apartments, Medford, Massachusetts, for the year ended December 31, 2010;

(v)	Northpark Village Square, Valencia, California, for the year ended December 31, 2010;

(vi)	The Forum at Carlsbad, Carlsbad, California, for the year ended December 31, 2010;

(vii)	Weston Business Center, Weston, Florida, for the year ended December 31, 2010;

(viii)	The Corner, New York, New York, for the year ended December 31, 2010; and

146Prospectus ¡ TIAA Real Estate Account

(ix)	Shops at Wisconsin Place, Chevy Chase, Maryland, for the year ended December 31, 2011.

After reasonable inquiry, the Account is not aware of any material factors relating to the specific properties audited by Aarons Grant & Habif, LLC, other than as specifically set forth elsewhere in this prospectus that would cause the reported financial information indicated in such financial statements not to be necessarily indicative of future operating results.

We have included these financial statements in the prospectus and elsewhere in the registration statement in reliance on Aarons Grant & Habif, LLC’s reports, given on the authority of such firm as experts in accounting and auditing.

ADDITIONAL INFORMATION

INFORMATION AVAILABLE AT THE SEC

The Account has filed with the SEC a registration statement under the Securities Act of 1933, which contains this prospectus and additional information related to the offering described in this prospectus. The Account also files annual, quarterly, and current reports, along with other information, with the SEC, as required by the Securities Exchange Act of 1934. You may read and copy the full registration statement, and any reports and information filed with the SEC for the Account, at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, DC 20549. This information can also be obtained through the SEC’s website on the Internet (www.sec.gov). The public may obtain information on the operation of the SEC’s Public Reference Room by calling the SEC at 800 SEC-0330.

FURTHER INFORMATION; REPORTS TO PARTICIPANTS

TIAA will mail to each participant in the Real Estate Account periodic reports providing information relating to their accumulations in the Account, including premiums paid, number and value of accumulations, and withdrawals or transfers during the period, as well as such other information as may be required by applicable law or regulations. Further information may be obtained from TIAA at 730 Third Avenue, New York, NY 10017-3206.

CUSTOMER COMPLAINTS

Customer complaints may be directed to our Participant Relations Unit, P. O. Box 1259, Charlotte, NC 28201-1259, telephone 800 842-2252.

TIAA Real Estate Account ¡ Prospectus147

FINANCIAL STATEMENTS

The financial statements of the TIAA Real Estate Account and condensed unaudited statutory-basis financial statements of TIAA follow within this prospectus. The full audited statutory-basis financial statements of TIAA, which are incorporated into this prospectus by reference, are available upon request by calling 877 518-9161.

The financial statements of TIAA should be distinguished from the financial statements of the Account and should be considered only as bearing on the ability of TIAA to meet its obligations under the contracts. They should not be considered as bearing upon the assets held in the Account.

INDEX TO FINANCIAL STATEMENTS

TIAA REAL ESTATE ACCOUNT

149	Report of Management Responsibility
150	Report of the Audit Committee
152	Statements of Assets and Liabilities
153	Statements of Operations
154	Statements of Changes in Net Assets
155	Statements of Cash Flows
156	Notes to Financial Statements
180	Statement of Investments
191	Report of Independent Registered Public Accounting Firm

PRO FORMA CONDENSED FINANCIAL STATEMENTS (UNAUDITED):

192	Pro Forma Condensed Statement of Assets and Liabilities
192	Pro Forma Condensed Statement of Operations
193	Notes to Pro Forma Condensed Financial Statements

PROPERTY FINANCIAL STATEMENTS:

194	The Palatine, Arlington, Virginia, for the year ended December 31, 2010
197	Pepper Building, Philadelphia, Pennsylvania, for the year ended December 31, 2010
200	425 Park Avenue, New York, New York, for the year ended December 31, 2010
203	River’s Edge Apartments, Medford, Massachusetts, for the year ended December 31, 2010
206	Northpark Village Square, Valencia, California, for the year ended December 31, 2010
209	The Forum at Carlsbad, Carlsbad, California, for the year ended December 31, 2010
212	Weston Business Center, Weston, Florida, for the year ended December 31, 2010
215	The Corner, New York, New York, for the year ended December 31, 2010
218	Shops at Wisconsin Place, Chevy Chase, Maryland, for the year ended December 31, 2011

TEACHERS INSURANCE AND ANNUITY ASSOCIATION OF AMERICA

222	Condensed Statutory-Basis Financial Statements Information
223	Basis of Presentation

148Prospectus ¡ TIAA Real Estate Account

REPORT OF MANAGEMENT RESPONSIBILITY

To the Participants of the TIAA Real Estate Account:

The accompanying consolidated financial statements of the TIAA Real Estate Account (“Account”) of Teachers Insurance and Annuity Association of America (“TIAA”) are the responsibility of TIAA’s management. They have been prepared in accordance with accounting principles generally accepted in the United States of America and have been presented fairly and objectively in accordance with such principles.

TIAA has established and maintains an effective system of internal controls over financial reporting designed to provide reasonable assurance that assets are properly safeguarded, that transactions are properly executed in accordance with management’s authorization, and to carry out the ongoing responsibilities of management for reliable consolidated financial statements. In addition, TIAA’s internal audit personnel provide regular reviews and assessments of the internal controls and operations of the Account, and the Senior Vice President of Internal Audit regularly reports to the Audit Committee of the TIAA Board of Trustees.

The independent registered public accounting firm of PricewaterhouseCoopers LLP has audited the accompanying consolidated financial statements for the years ended December 31, 2011, 2010 and 2009. To maintain auditor independence and avoid even the appearance of a conflict of interest, it continues to be the Account’s policy (consistent with TIAA’s specific auditor independence policies, which are designed to avoid such conflicts) that any management advisory or consulting services would be obtained from a firm other than the independent accounting firm. The independent auditors’ report expresses an independent opinion on the fairness of presentation of the Account’s consolidated financial statements.

The Audit Committee of the TIAA Board of Trustees, comprised entirely of independent, non-management trustees, meets regularly with management, representatives of the independent registered public accounting firm and internal audit group personnel to review matters relating to financial reporting, internal controls and auditing. In addition to the annual independent audit of the Account’s consolidated financial statements, the New York State Insurance Department and other state insurance departments regularly examine the operations and consolidated financial statements of the Account as part of their periodic corporate examinations.

March 15, 2012

/s/ Roger W. Ferguson, Jr.	/s/ Virginia M. Wilson
Roger W. Ferguson, Jr. President and Chief Executive Officer	Virginia M. Wilson Executive Vice President and Chief Financial Officer

TIAA Real Estate Account ¡ Prospectus149

REPORT OF THE AUDIT COMMITTEE

To the Participants of the TIAA Real Estate Account:

The TIAA Audit Committee (“Committee”) oversees the financial reporting process of the TIAA Real Estate Account (“Account”) on behalf of TIAA’s Board of Trustees. The Committee operates in accordance with a formal written charter (copies of which are available upon request) which describes the Audit Committee’s responsibilities. All members of the Committee are independent, as defined under the listing standards of the New York Stock Exchange.

Management has the primary responsibility for the Account’s consolidated financial statements, development and maintenance of a strong system of internal controls and disclosure controls, and compliance with applicable laws and regulations. In fulfilling its oversight responsibilities, the Committee reviewed and approved the audit plans of the internal audit group and the independent registered public accounting firm in connection with their respective audits of the Account. The Committee also meets regularly with the internal audit group and the independent registered public accounting firm, both with and without management present, to discuss the results of their examinations, their evaluation of internal controls, and the overall quality of financial reporting. As required by its charter, the Committee will evaluate rotation of the independent registered public accounting firm whenever circumstances warrant, but in no event will the evaluation be later than between their fifth and tenth years of service.

The Committee reviewed and discussed the accompanying audited consolidated financial statements with management, including a discussion of the quality and appropriateness of the accounting principles and financial reporting practices followed, the reasonableness of significant judgments, and the clarity and completeness of disclosures in the consolidated financial statements. The Committee has also discussed the audited consolidated financial statements with PricewaterhouseCoopers LLP, the independent registered public accounting firm responsible for expressing an opinion on the conformity of these audited consolidated financial statements with accounting principles generally accepted in the United States of America.

The discussion with PricewaterhouseCoopers LLP focused on their judgments concerning the quality and appropriateness of the accounting principles and financial reporting practices followed by the Account, the clarity and completeness of the consolidated financial statements and related disclosures, and other significant matters, such as any significant changes in accounting policies, internal controls, management judgments and estimates, and the nature of any uncertainties or unusual transactions. In addition, the Committee discussed with PricewaterhouseCoopers LLP the auditors’ independence from management and the Account, and has received a written disclosure regarding such independence, as required by the Securities and Exchange Commission.

150Prospectus ¡ TIAA Real Estate Account

Based on the review and discussions referred to above, the Committee has approved the release of the accompanying audited consolidated financial statements for publication and filing with appropriate regulatory authorities.

Rosalie J. Wolf, Audit Committee Chair
Jeffrey R. Brown, Audit Committee Member
Lawrence H. Linden, Audit Committee Member
Donald K. Peterson, Audit Committee Member

March 15, 2012

TIAA Real Estate Account ¡ Prospectus151

CONSOLIDATED STATEMENTS OF ASSETS AND LIABILITIES

TIAA REAL ESTATE ACCOUNT

(In millions, except per accumulation unit amounts)	December 31,
	2011	2010

ASSETS
Investments, at fair value:
Real estate properties (cost: $10,358.3 and $9,449.1)	$9,857.6	$8,115.5
Real estate joint ventures and limited partnerships (cost: $2,193.3 and $2,223.3)	1,898.9	1,629.1
Marketable securities:
Real estate related (cost: $895.3 and $480.4)	927.9	495.3
Other (cost: $2,802.6 and $2,396.6)	2,802.8	2,396.7

Total investments (cost: $16,249.5 and $14,549.4)	15,487.2	12,636.6

Cash and cash equivalents	17.5	12.9
Due from investment advisor	6.8	11.1
Other	238.4	179.3

TOTAL ASSETS	15,749.9	12,839.9

LIABILITIES
Mortgage loans payable, at fair value—Note 9 (principal outstanding: $2,008.6 and $1,842.9)	2,028.2	1,860.2
Accrued real estate property level expenses	166.9	153.7
Other	27.6	22.9

TOTAL LIABILITIES	2,222.7	2,036.8

COMMITMENTS AND CONTINGENCIES—Note 12
NET ASSETS
Accumulation Fund	13,227.2	10,535.7
Annuity Fund	300.0	267.4

TOTAL NET ASSETS	$13,527.2	$10,803.1

NUMBER OF ACCUMULATION UNITS OUTSTANDING—Note 11	53.4	48.1

NET ASSET VALUE, PER ACCUMULATION UNIT—Note 10	$247.654	$219.173

152Prospectus ¡ TIAA Real Estate Account         See notes to the consolidated financial statements

CONSOLIDATED STATEMENTS OF OPERATIONS

TIAA REAL ESTATE ACCOUNT

(In millions)	Years Ended December 31,
	2011	2010	2009

INVESTMENT INCOME
Real estate income, net:
Rental income	$874.1	$862.5	$948.3

Real estate property level expenses and taxes:
Operating expenses	217.8	220.0	238.7
Real estate taxes	111.5	114.7	128.7
Interest expense	109.2	106.7	101.2

Total real estate property level expenses and taxes	438.5	441.4	468.6

Real estate income, net	435.6	421.1	479.7
Income from real estate joint ventures and limited partnerships	86.4	89.3	114.6
Interest	3.3	3.0	1.7
Dividends	19.1	5.6	—

TOTAL INVESTMENT INCOME	544.4	519.0	596.0

EXPENSES—NOTE 2:
Investment advisory charges	53.9	50.2	42.5
Administrative charges	28.7	22.1	28.0
Distribution charges	8.8	6.0	7.8
Mortality and expense risk charges	6.2	4.4	4.7
Liquidity guarantee charges	23.7	13.1	12.5

TOTAL EXPENSES	121.3	95.8	95.5

INVESTMENT INCOME, NET	423.1	423.2	500.5

NET REALIZED AND UNREALIZED GAIN (LOSS) ON INVESTMENTS AND MORTGAGE LOANS PAYABLE
Net realized gain (loss) on investments:
Real estate properties	(41.7)	(12.5)	(281.8)
Real estate joint ventures and limited partnerships	(70.5)	(185.7)	—
Marketable securities	6.5	0.4	—
Mortgage loans payable	—	—	(0.4)

Net realized loss on investments	(105.7)	(197.8)	(282.2)

Net change in unrealized appreciation (depreciation) on:
Real estate properties	829.9	638.2	(2,244.9)
Real estate joint ventures and limited partnerships	331.0	357.5	(1,030.2)
Marketable securities	21.5	15.0	—
Mortgage loans receivable	—	3.7	(0.5)
Mortgage loans payable	(0.7)	(59.6)	(54.7)

Net change in unrealized appreciation (depreciation) on investments and mortgage loans payable	1,181.7	954.8	(3,330.3)

NET REALIZED AND UNREALIZED GAIN (LOSS) ON INVESTMENTS AND MORTGAGE LOANS PAYABLE	1,076.0	757.0	(3,612.5)

NET INCREASE (DECREASE) IN NET ASSETS RESULTING FROM OPERATIONS	$1,499.1	$1,180.2	$(3,112.0)

See notes to the consolidated financial statements         TIAA Real Estate Account ¡ Prospectus153

CONSOLIDATED STATEMENTS OF CHANGES IN NET ASSETS

TIAA REAL ESTATE ACCOUNT

(In millions)	Years Ended December 31,
	2011	2010	2009

FROM OPERATIONS
Investment income, net	$423.1	$423.2	$500.5
Net realized loss on investments	(105.7)	(197.8)	(282.2)
Net change in unrealized appreciation (depreciation) on investments and mortgage loans payable	1,181.7	954.8	(3,330.3)

NET INCREASE (DECREASE) IN NET ASSETS RESULTING FROM OPERATIONS	1,499.1	1,180.2	(3,112.0)

FROM PARTICIPANT TRANSACTIONS
Premiums	2,321.0	2,594.5	1,065.8
Purchase of Liquidity Units by TIAA	—	—	1,058.7
Annuity payments	(24.3)	(19.1)	(26.9)
Withdrawals and death benefits	(1,071.7)	(832.4)	(2,614.6)

NET INCREASE (DECREASE) IN NET ASSETS RESULTING FROM PARTICIPANT TRANSACTIONS	1,225.0	1,743.0	(517.0)

NET INCREASE (DECREASE) IN NET ASSETS	2,724.1	2,923.2	(3,629.0)
NET ASSETS
Beginning of year	10,803.1	7,879.9	11,508.9

End of year	$13,527.2	$10,803.1	$7,879.9

154Prospectus ¡ TIAA Real Estate Account         See notes to the consolidated financial statements

CONSOLIDATED STATEMENTS OF CASH FLOWS

TIAA REAL ESTATE ACCOUNT

(In millions)	Years Ended December 31,
	2011	2010	2009

CASH FLOWS FROM OPERATING ACTIVITIES
Net increase (decrease) in net assets resulting from operations	$1,499.1	$1,180.2	$(3,112.0)
Adjustments to reconcile net increase (decrease) in net assets resulting from operations to net cash (used in) provided by operating activities:
Net realized loss on investments	105.7	197.8	282.2
Net change in unrealized (appreciation) depreciation on investments and mortgage loans payable	(1,181.7)	(954.8)	3,330.3
Purchase of real estate properties	(1,108.9)	—	—
Capital improvements on real estate properties	(162.7)	(130.4)	(141.5)
Proceeds from sale of real estate properties	335.9	91.9	408.8
Proceeds from mortgage loan receivable	—	75.0	—
Proceeds from long term investments	38.3	97.2	—
Purchases of long term investments	(465.7)	(598.3)	(81.3)
Increase in other investments	(392.3)	(1,646.8)	(160.1)
Change in due to (from) investment advisor	4.2	(6.7)	(14.2)
(Increase) decrease in other assets	(61.3)	8.7	14.3
Decrease in accrued real estate property level expenses	(2.9)	(11.3)	(1.9)
Increase (decrease) in other liabilities	4.7	0.1	(1.3)

NET CASH (USED IN) PROVIDED BY OPERATING ACTIVITIES	(1,387.6)	(1,697.4)	523.3

CASH FLOWS FROM FINANCING ACTIVITIES
Mortgage loans proceeds received	185.0	273.3	—
Principal payments of mortgage loans payable	(17.8)	(330.8)	(3.6)
Premiums	2,321.0	2,594.5	1,065.8
Purchase of Liquidity Units by TIAA	—	—	1,058.7
Annuity payments	(24.3)	(19.1)	(26.9)
Withdrawals and death benefits	(1,071.7)	(832.4)	(2,614.6)

NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES	1,392.2	1,685.5	(520.6)

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	4.6	(11.9)	2.7
CASH AND CASH EQUIVALENTS
Beginning of year	12.9	24.8	22.1

End of year	$17.5	$12.9	$24.8

SUPPLEMENTAL DISCLOSURES:
Cash paid for interest	$109.2	$106.1	$102.6

Debt transferred in sale of property	$—	$—	$(23.5)

See notes to the consolidated financial statements         TIAA Real Estate Account ¡ Prospectus155

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

TIAA REAL ESTATE ACCOUNT

Note 1—Organization and Significant Accounting Policies

Business: The TIAA Real Estate Account (“Account”) is a segregated investment account of Teachers Insurance and Annuity Association of America (“TIAA”) and was established by resolution of TIAA’s Board of Trustees (the “Board”) on February 22, 1995, under the insurance laws of the State of New York, for the purpose of funding variable annuity contracts issued by TIAA. The Account offers individual and group accumulating annuity contracts (with contributions made on a pre-tax or after-tax basis), as well as individual lifetime and term-certain variable payout annuity contracts (including the payment of death benefits to beneficiaries). Investors are entitled to transfer funds to or from the Account, and make withdrawals from the Account on a daily basis under certain circumstances. Funds invested in the Account for each category of contract are expressed in terms of units, and unit values will fluctuate depending on the Account’s performance.

The investment objective of the Account is to seek favorable long-term returns primarily through rental income and capital appreciation from real estate and real estate-related investments owned by the Account. The Account holds real estate properties directly and through subsidiaries wholly owned by TIAA for the benefit of the Account. The Account also holds interests in real estate joint ventures and limited partnerships in which the Account does not hold a controlling interest; as such, such interests are not consolidated into these consolidated financial statements. The Account also has invested in mortgage loans receivable collateralized by commercial real estate properties. Additionally, the Account invests in real estate-related and non real estate-related publicly-traded securities, cash and other instruments to maintain adequate liquidity levels for operating expenses, capital expenditures and to fund benefit payments (withdrawals, transfers and related transactions).

The consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America, which requires the use of estimates made by management. Actual results may vary from those estimates and such differences may be material. The following is a summary of the significant accounting policies of the Account.

Basis of Presentation: The accompanying consolidated financial statements include the Account and those subsidiaries wholly owned by TIAA for the benefit of the Account. All significant intercompany accounts and transactions between the Account and such subsidiaries have been eliminated. The Accumulation Unit Value (“AUV”) used for financial reporting purposes may differ from the AUV used for processing transactions. The AUV used for financial reporting purposes includes security and participant transactions effective through the date of the report.

156Prospectus ¡ TIAA Real Estate Account

NOTES TO THE CONSOLIDATED
FINANCIAL STATEMENTS         continued

Determination of Investments at Fair Value: The Account reports all investments at fair value in accordance with the Financial Accounting Standards Board (“FASB”) Accounting Standard Codification (“ASC”) 946, Financial Services — Investment Companies. Further in accordance with the adoption of the fair value option allowed under ASC 825, Financial Instruments, and at the election of Account management, mortgage loans payable are reported at fair value. The FASB has defined fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants.

The following is a description of the valuation methodologies used to determine the fair value of the Account’s investments and investment related mortgage loans payable.

Valuation of Real Estate Properties — Investments in real estate properties are stated at fair value, as determined in accordance with policies and procedures reviewed by the Investment Committee of the Board and in accordance with the responsibilities of the Board as a whole. Accordingly, the Account does not record depreciation. Determination of fair value involves significant levels of judgment because the actual fair value of real estate can be determined only by negotiation between the parties in a sales transaction. The Account’s primary objective when valuing its real estate investments will be to produce a valuation that represents a reasonable estimate of the fair value of its investments. Implicit in the Account’s definition of fair value are the consummation of a sale as of a specified date and the passing of title from seller to buyer under conditions whereby:

•	Buyer and seller are typically motivated;

•	Both parties are well informed or well advised, and acting in what they consider their best interests;

•	A reasonable time is allowed for exposure in the open market;

•	Payment is made in terms of cash or in terms of financial arrangements comparable thereto; and

•	The price represents the normal consideration for the property sold unaffected by special or creative financing or sales concessions granted by anyone associated with the sale.

Property and investment values are affected by, among other things, the availability of capital, occupancy rates, rental rates, and interest and inflation rates. As a result, determining real estate and investment values involves many assumptions. Key inputs and assumptions include rental income and expense amounts, related rental income and expense growth rates, discount rates and capitalization rates. Valuation techniques include discounted cash flow analysis, prevailing market capitalization rates or multiples applied to earnings from the property, analysis of recent comparable sales transactions, actual sale

TIAA Real Estate Account ¡ Prospectus157

NOTES TO THE CONSOLIDATED
FINANCIAL STATEMENTS         continued

negotiations and bona fide purchase offers received from third parties. Amounts ultimately realized from each investment may vary significantly from the fair value presented.

Real estate properties owned by the Account are initially valued based on an independent third party appraisal, as reviewed by TIAA’s internal appraisal staff and as applicable the Account’s independent fiduciary at the time of the closing of the purchase, which may result in a potential unrealized gain or loss reflecting the difference between an investment’s fair value (i.e., exit price) and its cost basis (which is inclusive of transaction costs).

Subsequently, each property is appraised each quarter by an independent third party appraiser, reviewed by TIAA’s internal appraisal staff and as applicable the Account’s independent fiduciary. In general, the Account obtains appraisals of its real estate properties spread out throughout the quarter, which is intended to result in appraisal adjustments, and thus, adjustments to the valuations of its holdings (to the extent such adjustments are made) that happen regularly throughout each quarter and not on one specific day or month in each period.

Further, management reserves the right to order an appraisal and/or conduct another valuation outside of the normal quarterly process when facts or circumstances at a specific property change. For example, under certain circumstances a valuation adjustment could be made when the account receives a bona fide bid for the sale of a property held within the Account or one of the Account’s joint ventures. In addition, adjustments may be made for events or circumstances indicating an impairment of a tenant’s ability to pay amounts due to the Account under a lease (including due to a bankruptcy filing of that tenant). Alternatively, adjustments may be made to reflect the execution or renewal of a significant lease. Also, adjustments may be made to reflect factors (such as sales values for comparable properties or local employment rate) bearing uniquely on a particular region in which the Account holds properties. TIAA’s internal appraisal staff oversees the entire appraisal process, in conjunction with the Account’s independent fiduciary (the independent fiduciary is more fully described in the paragraph below). Any differences in the conclusions of TIAA’s internal appraisal staff and the independent appraiser will be reviewed by the independent fiduciary, which will make a final determination on the matter (which may include ordering a subsequent independent appraisal).

The independent fiduciary, Real Estate Research Corporation, has been appointed by a special subcommittee of the Investment Committee of the Board to, among other things, oversee the appraisal process. The independent fiduciary must approve all independent appraisers used by the Account. All appraisals are performed in accordance with Uniform Standards of Professional Appraisal Practices, the real estate appraisal industry standards

158Prospectus ¡ TIAA Real Estate Account

NOTES TO THE CONSOLIDATED
FINANCIAL STATEMENTS         continued

created by The Appraisal Foundation. Real estate appraisals are estimates of property values based on a professional’s opinion. Appraisals of properties held outside of the U.S. are performed in accordance with industry standards commonly applied in the applicable jurisdiction. These independent appraisers are always expected to be MAI-designated members of the Appraisal Institute (or its European equivalent, Royal Institute of Chartered Surveyors) and state certified appraisers from national or regional firms with relevant property type experience and market knowledge. Under the Account’s current procedures, each independent appraisal firm will be rotated off of a particular property at least every three years, although such appraisal firm may perform appraisals of other Account properties subsequent to such rotation.

Also, the independent fiduciary can require additional appraisals if factors or events have occurred that could materially change a property’s value (including those identified above) and such change is not reflected in the quarterly valuation review, or otherwise to ensure that the Account is valued appropriately. The independent fiduciary must also approve any valuation change of real estate-related assets where a property’s value changed by more than 6% from the most recent independent annual appraisal, or if the value of the Account would change by more than 4% within any calendar quarter or more than 2% since the prior calendar month. When a real estate property is subject to a mortgage, the property is valued independently of the mortgage and the property and mortgage fair values are reported separately (see “Valuation of Mortgage Loans Payable” below). The independent fiduciary reviews and approves all mortgage valuation adjustments before such adjustments are recorded by the Account. The Account continues to use the revised value for each real estate property and mortgage loan payable to calculate the Account’s daily net asset value until the next valuation review or appraisal.

Valuation of Real Estate Joint Ventures — Real estate joint ventures are stated at the fair value of the Account’s ownership interests of the underlying entities. The Account’s ownership interests are valued based on the fair value of the underlying real estate, any related mortgage loans payable, and other factors, such as ownership percentage, ownership rights, buy/sell agreements, distribution provisions and capital call obligations. Upon the disposition of all real estate investments by an investee entity, the Account will continue to state its equity in the remaining net assets of the investee entity during the wind down period, if any, which occurs prior to the dissolution of the investee entity.

Valuation of Real Estate Limited Partnerships — Limited partnership interests are stated at the fair value of the Account’s ownership in the partnership which is based on the most recent net asset value of the partnership, as reported by the sponsor. Since market quotations are not readily available, the limited partnership interests are valued at fair value as

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determined in good faith under the direction of the Investment Committee of the Board and in accordance with the responsibilities of the Board as a whole.

Valuation of Marketable Securities — Equity securities listed or traded on any national market or exchange are valued at the last sale price as of the close of the principal securities market or exchange on which such securities are traded or, if there is no sale, at the mean of the last bid and asked prices on such market or exchange, exclusive of transaction costs.

Debt securities, other than money market instruments, are generally valued at the most recent bid price or the equivalent quoted yield for such securities (or those of comparable maturity, quality and type). Money market instruments, with maturities of one year or less, are valued in the same manner as debt securities or derived from a pricing matrix.

Equity and fixed income securities traded on a foreign exchange or in foreign markets are valued using their closing values under the valuation methods generally accepted in the country where traded, as of the valuation date. This value is converted to U.S. dollars at the exchange rate in effect on the valuation day. Under certain circumstances (for example, if there are significant movements in the United States markets and there is an expectation the securities traded on foreign markets will adjust based on such movements when the foreign markets open the next day), the Account may adjust the value of equity or fixed income securities that trade on a foreign exchange or market after the foreign exchange or market has closed.

Valuation of Mortgage Loans Receivable — Mortgage loans receivable are stated at fair value and are initially valued at the face amount of the mortgage loan funding. Subsequently, mortgage loans receivable are valued at least quarterly based on market factors, such as market interest rates and spreads for comparable loans, the liquidity for mortgage loans of similar characteristics, the performance of the underlying collateral and the credit quality of the counterparty. The Account’s mortgage loans receivable were paid in full during the year ended December 31, 2010.

Valuation of Mortgage Loans Payable — Mortgage loans payable are stated at fair value. The estimated fair values of mortgage loans payable are based on the amount at which the liability could be transferred to a third party exclusive of transaction costs. Mortgage loans payable are valued internally by TIAA’s internal valuation department, as reviewed by the Account’s independent fiduciary, at least quarterly based on market factors, such as market interest rates and spreads for comparable loans, the performance of the underlying collateral (such as the loan-to-value ratio and the cash flow of the underlying collateral), the liquidity for mortgage loans of similar characteristics, the maturity date of the loan, the return demands of the market, and the credit quality of the Account. Interest expense for mortgage loans payable is recorded on the accrual basis taking into account the outstanding principal contractual

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interest rates and financing costs at the time mortgage payables are entered into by the Account.

See Note 6—Assets and Liabilities Measured at Fair Value on a Recurring Basis for further discussion and disclosure regarding the determination of the fair value of the Account’s investments.

Foreign Currency Transactions and Translation: Portfolio investments and other assets and liabilities denominated in foreign currencies are translated into U.S. dollars at the exchange rates prevailing at the end of the period. Purchases and sales of securities, income receipts and expense payments made in foreign currencies are translated into U.S. dollars at the exchange rates prevailing on the respective dates of the transactions. The effect of any changes in foreign currency exchange rates on portfolio investments and mortgage loans payable are included in net realized and unrealized gains and losses on real estate properties and mortgage loans payable. Net realized gains and losses on foreign currency transactions include disposition of foreign currencies, and currency gains and losses between the accrual and receipt dates of portfolio investment income and between the trade and settlement dates of portfolio investment transactions.

Accumulation and Annuity Funds: The accumulation fund represents the net assets attributable to participants in the accumulation phase of their investment (“Accumulation Fund”). The annuity fund represents the net assets attributable to the participants currently receiving annuity payments (“Annuity Fund”). The net increase or decrease in net assets from investment operations is apportioned between the accounts based upon their relative daily net asset values. Once an Account participant begins receiving lifetime annuity income benefits, payment levels cannot be reduced as a result of the Account’s actual mortality experience. In addition, the contracts pursuant to which the Account is offered are required to stipulate the maximum expense charge for all Account level expenses that can be assessed, which is not to exceed to 2.5% of average net assets per year. The Account pays a fee to TIAA to assume mortality and expense risks.

Accounting for Investments: The investments held by the Account are accounted for as follows:

Real Estate Properties — Rent from real estate properties consists of all amounts earned under tenant operating leases, including base rent, recoveries of real estate taxes and other expenses and charges for miscellaneous services provided to tenants. Rental income is recognized in accordance with the billing terms of the lease agreements. The Account bears the direct expenses of the real estate properties owned. These expenses include, but are not limited to, fees to local property management companies, property taxes, utilities, maintenance, repairs, insurance, and other operating and administrative costs. An estimate of the net operating income earned from each real estate property

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is accrued by the Account on a daily basis and such estimates are adjusted when actual operating results are determined.

Real Estate Joint Ventures — The Account has limited ownership interests in various real estate joint ventures (collectively, the “Joint Ventures”). The Account records its contributions as increases to its investments in the Joint Ventures, and distributions from the Joint Ventures are treated as income within income from real estate joint ventures and limited partnerships in the Account’s consolidated statements of operations. Distributions that are identified as returns of capital or capital gains or losses are recorded as unrealized gains and realized gains and losses, respectively. Income from the Joint Ventures is recorded based on the Account’s proportional interest of the income distributed by the Joint Ventures. Income earned but not yet distributed to the Account by the Joint Ventures is recorded as unrealized gains and losses.

Limited Partnerships — The Account has limited ownership interests in various private real estate funds (primarily limited partnerships) and a private real estate investment trust (collectively, the “Limited Partnerships”). The Account records its contributions as increases to the investments, and distributions from the investments are treated as income within income from real estate joint ventures and limited partnerships in the Account’s consolidated statements of operations. Distributions that are identified as returns of capital or capital gains or losses are recorded as unrealized gains and realized gains and losses, respectively. Unrealized gains and losses are recorded based upon the changes in the net asset values of the Limited Partnerships as determined from the financial statements of the Limited Partnerships when received by the Account. Prior to the receipt of the financial statements from the Limited Partnerships, the Account estimates the value of its interest in good faith and will from time to time seek input from the issuer or the sponsor of the investments. Changes in value based on such estimates are recorded by the Account as unrealized gains and losses.

Marketable Securities — Transactions in marketable securities are accounted for as of the date the securities are purchased or sold (trade date). Interest income is recorded as earned. Dividend income is recorded on the ex-dividend date within dividend income. Dividends that are identified as returns of capital or capital gains or losses are recorded as unrealized gains and realized gains and losses, respectively. Realized gains and losses on securities transactions are accounted for on the specific identification method.

Realized and Unrealized Gains and Losses — Realized gains and losses are recorded at the time an investment is sold or a distribution is received in relation to an investment sale from a Joint Venture or Limited Partnership. Real estate transactions are accounted for as of the date on which the purchase or sale transactions for the real estate properties close (settlement

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date). The Account recognizes a realized gain on the sale of a real estate property to the extent that the contract sales price exceeds the cost-to-date of the property being sold. A realized loss occurs when the cost-to-date exceeds the sales price.

Unrealized gains and losses are recorded as the fair values of the Account’s investments are adjusted, and as discussed within the Real Estate Joint Ventures and Limited Partnership sections above.

Net Assets — The Account’s net assets as of the close of each valuation day are valued by taking the sum of:

•	the value of the Account’s cash; cash equivalents, and short-term and other debt instruments;

•	the value of the Account’s other securities and other non-real estate assets;

•	the value of the individual real properties (based on the most recent valuation of that property) and other real estate-related investments owned by the Account;

•

an estimate of the net operating income accrued by the Account from its properties, other real estate-related investments and non-real estate-related investments (including short-term marketable securities) since the end of the prior valuation day; and

•

actual net operating income earned from the Account’s properties, other real estate-related investments and non-real estate-related investments (but only to the extent any such item of income differs from the estimated income accrued for on such investments), and then reducing the sum by liabilities held within the Account, including the daily investment management fee, administration and distribution fees, mortality and expense fee, and liquidity guarantee fee, and certain other expenses attributable to operating the Account. Daily estimates of net operating income are adjusted to reflect actual net operating income on a monthly basis, at which time such adjustments (if any) are reflected in the Account’s unit value.

After the end of every quarter, the Account reconciles the amount of expenses deducted from the Account (which is established in order to approximate the costs that the Account will incur) with the expenses the Account actually incurred. If there is a difference, the Account adds it to or deducts it from the Account in equal daily installments over the remaining days of the following quarter. Material differences may be repaid in the current calendar quarter. The Account’s at-cost deductions are based on projections of Account assets and overall expenses, and the size of any adjusting payments will be directly affected by the difference between management’s projections and the Account’s actual assets or expenses.

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Cash and Cash Equivalents: Cash and cash equivalents are balances held by the Account in bank deposit accounts which, at times, exceed federally insured limits. The Account’s management monitors these balances to mitigate the exposure of risk due to concentration and has not experienced any losses from such concentration.

Federal Income Taxes: Based on provisions of the Internal Revenue Code, Section 817, the Account is taxed as a segregated asset account of TIAA and as such, the Account should incur no material federal income tax attributable to the net investment activity of the Account. Management has analyzed the Account’s tax positions taken for all open federal income tax years (2007-2011) and has concluded no provisions for federal income tax are required as of December 31, 2011.

Restricted Cash: The Account held $44.0 million and $18.9 million as of December 31, 2011 and December 31, 2010, respectively, in escrow accounts for property taxes, insurance, and various other property related matters as required by certain creditors related to the Account’s outstanding mortgage loans payable. These amounts are recorded within other assets on the consolidated statements of assets and liabilities. See Note 9 — Mortgage Loans Payable for additional information regarding the Account’s outstanding mortgage loans payable.

Changes in Net Assets: Premiums include premiums paid by existing accumulation unit holders in the Account and transfers into the Account. Withdrawals and death benefits include withdrawals out of the Account which include transfers out of the Account and required minimum distributions.

Due to/from Investment Advisor: Due to/from investment advisor represents amounts that are to be paid or received by TIAA on behalf of the Account. Amounts generally are paid or received by the Account within one or two business days and no interest is contractually charged on these amounts.

Reclassifications: The Account has reclassified the presentation in the consolidated statements of changes in net assets with regard to transfers to and from TIAA, CREF Accounts, and TIAA-CREF Funds. Transfers into the Account have been reclassified to Premiums, and transfers out of the Account have been reclassified amongst annuity payments and withdrawals and death benefits as appropriate.

Certain other prior period amounts have been reclassified to conform to the current presentation. These reclassifications did not affect the Account’s total net assets, results of operations or net changes in net assets previously reported.

Note 2—Management Agreements and Arrangements

Investment advisory services for the Account are provided by TIAA employees, under the direction of the Board and its Investment Committee,

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pursuant to investment management procedures adopted by TIAA for the Account. TIAA’s investment management decisions for the Account are subject to review by the Account’s independent fiduciary. TIAA also provides various portfolio accounting and related services for the Account.

The Account is a party to the Distribution Agreement for the Contracts Funded by the TIAA Real Estate Account (the “Distribution Agreement”), dated January 1, 2008, by and among TIAA, for itself and on behalf of the Account, and TIAA-CREF Individual and Institutional Services, LLC (“Services”), a wholly owned subsidiary of TIAA, a registered broker-dealer and a member of the Financial Industry Regulatory Authority. Pursuant to the Distribution Agreement, Services performs distribution services for the Account which include, among other things, (i) distribution of annuity contracts issued by TIAA and funded by the Account, (ii) advising existing annuity contract owners in connection with their accumulations and (iii) helping employers implement and manage retirement plans. In addition, TIAA performs administrative functions for the Account, which include, among other things, (i) maintaining accounting records and performing accounting services, (ii) receiving and allocating premiums, (iii) calculating and making annuity payments, (iv) processing withdrawal requests, (v) providing regulatory compliance and reporting services, (vi) maintaining the Account’s records of contract ownership and (vii) otherwise assisting generally in all aspects of the Account’s operations. Both distribution services (pursuant to the Distribution Agreement) and administrative services are provided to the Account by Services and TIAA, as applicable, on an at cost basis.

The Distribution Agreement is terminable by either party upon 60 days written notice and terminates automatically upon any assignment thereof.

TIAA and Services provide investment management, administrative and distribution services at cost. TIAA and Services receive payments from the Account on a daily basis according to formulas established each year and adjusted periodically with the objective of keeping the payments as close as possible to the Account’s expenses actually incurred. Any differences between actual expenses and the amounts paid by the Account are adjusted quarterly.

TIAA also provides a liquidity guarantee to the Account, for a fee, to ensure that sufficient funds are available to meet participant transfer and cash withdrawal requests in the event that the Account’s cash flows and liquid investments are insufficient to fund such requests. TIAA ensures sufficient funds are available for such transfer and withdrawal requests by purchasing accumulation units of the Account. See Note 3 — Related Party Transactions below.

To the extent TIAA owns accumulation units issued pursuant to the liquidity guarantee, the independent fiduciary monitors and oversees, among other things, TIAA’s ownership interest in the Account and may require TIAA

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to eventually redeem some of its units, particularly when the Account has uninvested cash or liquid investments available. TIAA also receives a fee for assuming certain mortality and expense risks.

The expenses for the services noted above that are provided to the Account by TIAA and Services are identified in the accompanying consolidated statements of operations and are reflected in Note 10—Condensed Financial Information.

Note 3—Related Party Transactions

Pursuant to its existing liquidity guarantee obligation, as of December 31, 2011, the TIAA General Account owned 4.7 million accumulation units (which are generally referred to as “liquidity units”) issued by the Account. Since December 2008 and through December 31, 2011, TIAA paid an aggregate of $1.2 billion to purchase these liquidity units in multiple transactions. TIAA has not purchased additional liquidity units since June 1, 2009.

In accordance with this liquidity guarantee obligation, TIAA guarantees that all participants in the Account may redeem their accumulation units at their accumulation unit value next determined after their transfer or cash withdrawal request is received in good order. Liquidity units owned by TIAA are valued in the same manner as accumulation units owned by the Account’s participants. Management believes that TIAA has the ability to meet its obligations under the liquidity guarantee.

As discussed in the Account’s prospectus and in accordance with a prohibited transaction exemption from the U.S. Department of Labor (PTE 96-76), the Account’s independent fiduciary, Real Estate Research Corporation, has certain responsibilities with respect to the Account that it has undertaken or is currently undertaking with respect to TIAA’s purchase of liquidity units, including among other things, reviewing the purchase and redemption of liquidity units by TIAA to ensure the Account uses the correct unit values. In addition, as set forth in PTE 96-76, the independent fiduciary’s responsibilities include:

•	establishing the percentage of total accumulation units that TIAA’s ownership should not exceed (the “trigger point”) and creating a method for changing the trigger point;

•	approving any adjustment of TIAA’s ownership interest in the Account and, in its discretion, requiring an adjustment if TIAA’s ownership of liquidity units reaches the trigger point; and

•

once the trigger point has been reached, participating in any program to reduce TIAA’s ownership in the Account by utilizing cash flow or liquid investments in the Account, or by utilizing the proceeds from asset sales. The independent fiduciary’s role in participating in any such asset sales program would include (i) participating in the selection of properties for

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sale, (ii) providing sales guidelines and (iii) approving those sales if, in the independent fiduciary’s opinion, such sales are desirable to reduce TIAA’s ownership of liquidity units.

The independent fiduciary, which has the right to adjust the trigger point, has established the trigger point at 45% of the outstanding accumulation units and it will continue to monitor TIAA’s ownership interest in the Account and provide further recommendations as necessary. As of December 31, 2011, TIAA owned approximately 8.8% of the outstanding accumulation units of the Account.

The independent fiduciary has indicated to management its intention to initiate systematic redemptions of the liquidity units held by the TIAA General Account from time to time. The independent fiduciary currently intends to cause such redemptions only (i) if recent historical net participant activity has been positive, i.e. net participant in-flows and (ii) if the Account is projected to hold at least 22% of its net assets in cash and cash equivalents and publicly traded liquid non-real estate related securities, after taking into account certain projected sources and uses of cash flow into the Account. In addition, the independent fiduciary’s intention is that redemptions over any given period would not exceed recent historical net participant activity. In administering redemptions, the independent fiduciary has indicated to management that it intends to evaluate, among other things (i) projected acquisitions and dispositions of real estate and real estate related investments, (ii) participant inflow and outflow trends, (iii) the Account’s net income and (iv) obligations to make debt service payments and pay principal balances of mortgages on Account properties. The independent fiduciary is vested with oversight and approval over any redemption of liquidity units owned by TIAA, acting in the best interests of Account participants. Pursuant to PTE 96-76, the independent fiduciary may authorize or direct the redemption of all or a portion of liquidity units at any time and TIAA will request the approval of the independent fiduciary before any liquidity units are redeemed. As of December 31, 2011 the Account was not required to redeem any liquidity units.

As discussed in Note 2—Management Agreements and Arrangements, TIAA and Services provide certain services to the Account on an at cost basis. See Note 10—Condensed Financial Information for details of the expense charge and expense ratio.

Note 4—Credit Risk Concentrations

Concentrations of credit risk may arise when a number of properties or tenants are located in a similar geographic region such that the economic conditions of that region could impact tenants’ obligations to meet their contractual obligations or cause the values of individual properties to decline. The Account has no significant concentrations of tenants as no single tenant

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has annual contract rent that makes up more than 2.1% of the rental income of the Account.

The substantial majority of the Account’s wholly owned real estate investments and investments in joint ventures are located in the United States. The following table represents the diversification of the Account’s portfolio by region and property type:

DIVERSIFICATION BY FAIR VALUE(1)

	East	West	South	Midwest	Foreign(2)	Total

Office	22.1%	15.9%	9.7%	0.4%	2.3%	50.4%
Apartment	6.7%	5.5%	5.0%	0.0%	0.0%	17.2%
Industrial	1.3%	6.8%	4.5%	1.2%	0.0%	13.8%
Retail	2.9%	2.8%	7.6%	0.2%	1.8%	15.3%
Other(3)	3.0%	0.2%	0.1%	0.0%	0.0%	3.3%

Total	36.0%	31.2%	26.9%	1.8%	4.1%	100.0%

(1)	Wholly owned properties are represented at fair value and gross of any debt, while joint venture properties are represented at the net equity value.

(2)	Represents real estate investments in the United Kingdom and France.

(3)	Represents interest in Storage Portfolio investment and fee interest encumbered by a ground lease real estate investment.

Properties in the “East” region are located in: CT, DC, DE, KY, MA, MD, ME, NC, NH, NJ, NY, PA, RI, SC, VA, VT, WV.
Properties in the “West” region are located in: AK, AZ, CA, CO, HI, ID, MT, NM, NV, OR, UT, WA, WY.
Properties in the “South” region are located in: AL, AR, FL, GA, LA, MS, OK, TN, TX.
Properties in the “Midwest” region are located in: IA, IL, IN, KS, MI, MN, MO, ND, NE, OH, SD, WI.

Note 5—Leases

The Account’s wholly owned real estate properties are leased to tenants under operating lease agreements which expire on various dates through 2090. Aggregate minimum annual rentals for the wholly owned properties, excluding short-term residential leases, are as follows (in millions):

Years Ending December 31,

2012	$ 520.3
2013	481.0
2014	420.8
2015	348.0
2016	297.5
Thereafter	3,139.3

Total	$5,206.9

Certain leases provide for additional rental amounts based upon the recovery of actual operating expenses in excess of specified base amounts, sales volume or contractual increases as defined in the lease agreement.

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Note 6—Assets and Liabilities Measured at Fair Value on a Recurring Basis

Valuation Hierarchy: The Account’s fair value measurements are grouped categorically into three levels, as defined by the FASB. The levels are defined as follows:

Level 1 — Valuations using unadjusted quoted prices for assets traded in active markets, such as stocks listed on the New York Stock Exchange. Active markets are defined as having the following characteristics for the measured asset or liability: (i) many transactions, (ii) current prices, (iii) price quotes not varying substantially among market makers, (iv) narrow bid/ask spreads and (v) most information regarding the issuer is publicly available. Level 1 assets held by the Account are generally marketable equity securities.

Level 2 — Valuations for assets and liabilities traded in less active, dealer or broker markets. Fair values are primarily obtained from third party pricing services for identical or comparable assets or liabilities. Level 2 inputs for fair value measurements are inputs, other than quoted prices included within Level 1, that are observable for the asset or liability, either directly or indirectly. Level 2 inputs include:

a.	Quoted prices for similar assets or liabilities in active markets;

b.

Quoted prices for identical or similar assets or liabilities in markets that are not active (that is, markets in which there are few transactions for the asset (or liability), the prices are not current, price quotations vary substantially either over time or among market makers (for example, some brokered markets), or in which little information is released publicly);

c.

Inputs other than quoted prices that are observable within the market for the asset (or liability) (for example, interest rates and yield curves, volatilities, prepayment speeds, loss severities, credit risks, and default rates that are observable at commonly quoted intervals); and

d.	Inputs that are derived principally from or corroborated by observable market data by correlation or other means (for example, market-corroborated inputs).

Examples of securities which may be held by the Account and included in Level 2 include certificates of deposit, commercial paper, government agency notes, variable notes, United States Treasury securities, and debt securities.

Level 3 — Valuations for assets and liabilities that are derived from other valuation methodologies, including pricing models, discounted cash flow models and similar techniques, and are not based on market exchange, dealer, or broker-traded transactions. Level 3 valuations incorporate certain assumptions and projections that are not observable in the market, and require significant professional judgment in determining the fair value assigned to such assets or liabilities. Examples of Level 3 assets and liabilities which may be held by the

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Account from time to time include investments in real estate, investments in joint ventures and limited partnerships, and mortgage loans receivable and payable.

An investment’s categorization within the valuation hierarchy described above is based upon the lowest level of input that is significant to the fair value measurement.

The Account’s determination of fair value is based upon quoted market prices, where available. If listed prices or quotes are not available, fair value is based upon vendor-provided, evaluated prices or internally-developed models that primarily use market-based or independently-sourced market data, including interest rate yield curves, market spreads, and currency rates. Valuation adjustments will be made to reflect changes in credit quality, counterparty’s creditworthiness, the Account’s creditworthiness, liquidity, and other observable and unobservable inputs that are applied consistently over time.

The methods described above are considered to produce fair values that represent a good faith estimate of what an unaffiliated buyer in the marketplace would pay to purchase the asset or would receive to transfer the liability. Since fair value calculations involve significant professional judgment in the application of both observable and unobservable attributes, actual realizable values or future fair values may differ from amounts reported. Furthermore, while the Account believes its valuation methods are appropriate and consistent with other market participants, the use of different methodologies or assumptions to determine the fair value of certain financial instruments, while reasonable, could result in different estimates of fair value at the reporting date. As discussed in Note 1—Organization and Significant Accounting Policies in more detail, the Account generally obtains independent third party appraisals on a quarterly basis; there may be circumstances in the interim in which the true realizable value of a property is not reflected in the Account’s daily net asset value calculation or in the Account’s periodic consolidated financial statements. This disparity may be more apparent when the commercial and/or residential real estate markets experience an overall and possibly dramatic decline (or increase) in property values in a relatively short period of time between appraisals.

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The following tables show the major categories of assets and liabilities measured at fair value on a recurring basis as of December 31, 2011 and December 31, 2010, using unadjusted quoted prices in active markets for identical assets (Level 1); significant other observable inputs (Level 2); and significant unobservable inputs (Level 3) (in millions):

Description	Level 1: Quoted Prices in Active Markets for Identical Assets	Level 2: Significant Other Observable Inputs	Level 3: Significant Unobservable Inputs	Total at December 31, 2011

Real estate properties	$—	$—	$9,857.6	$9,857.6
Real estate joint ventures	—	—	1,591.4	1,591.4
Limited partnerships	—	—	307.5	307.5
Marketable securities:
Real estate related	927.9	—	—	927.9
Government agency notes	—	1,551.6	—	1,551.6
United States Treasury securities	—	1,251.2	—	1,251.2

Total Investments at December 31, 2011	$927.9	$2,802.8	$11,756.5	$15,487.2

Mortgage loans payable	$—	$—	$(2,028.2)	$(2,028.2)

Description	Level 1: Quoted Prices in Active Markets for Identical Assets	Level 2: Significant Other Observable Inputs	Level 3: Significant Unobservable Inputs	Total at December 31, 2010

Real estate properties	$—	$—	$8,115.5	$8,115.5
Real estate joint ventures	—	—	1,358.8	1,358.8
Limited partnerships	—	—	270.3	270.3
Marketable securities:
Real estate related	495.3	—	—	495.3
Government agency notes	—	1,484.8	—	1,484.8
United States Treasury securities	—	911.9	—	911.9

Total Investments at December 31, 2010	$495.3	$2,396.7	$9,744.6	$12,636.6

Mortgage loans payable	$—	$—	$(1,860.2)	$(1,860.2)

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The following tables show the reconciliation of the beginning and ending balances for assets and liabilities measured at fair value on a recurring basis using significant unobservable inputs (Level 3) during the years ended December 31, 2011 and December 31, 2010 (in millions):

	Real Estate Properties	Real Estate Joint Ventures	Limited Partnerships	Total Level 3 Investments	Mortgage Loans Payable

For the year ended December 31, 2011:
Beginning balance January 1, 2011	$8,115.5	$1,358.8	$270.3	$9,744.6	$(1,860.2)
Total realized and unrealized gains (losses) included in changes in net assets	788.2	219.0	41.5	1,048.7	(0.8)
Purchases(1)	1,287.6	15.8	10.0	1,313.4	(185.0)
Sales	(335.9)	—	—	(335.9)	—
Settlements(2)	2.2	(2.2)	(14.3)	(14.3)	17.8

Ending balance December 31, 2011	$9,857.6	$1,591.4	$307.5	$11,756.5	$(2,028.2)

	Real Estate Properties	Real Estate Joint Ventures	Limited Partnerships	Mortgage Loans Receivable	Total Level 3 Investments	Mortgage Loans Payable

For the year ended December 31, 2010:
Beginning balance January 1, 2010	$7,437.3	$1,314.6	$200.3	$71.3	$9,023.5	$(1,858.1)
Total realized and unrealized gains (losses) included in changes in net assets	625.7	106.8	64.9	3.7	801.1	(59.6)
Purchases(1)	143.6	84.2	8.4	—	236.2	(273.3)
Sales	(92.5)	(76.0)	—	—	(168.5)	—
Settlements(2)	1.4	(70.8)	(3.3)	(75.0)	(147.7)	330.8

Ending balance December 31, 2010	$8,115.5	$1,358.8	$270.3	$—	$9,744.6	$(1,860.2)

(1)	Includes purchases, contributions for joint ventures and limited partnerships, and capital expenditures.

(2)	Includes operating income for real estate joint ventures and limited partnerships, net of distributions and principal payments on mortgage loans payable.

During the years ended December 31, 2011 and 2010 there were no transfers in or out of Levels 1, 2 or 3.

172Prospectus ¡ TIAA Real Estate Account

NOTES TO THE CONSOLIDATED
FINANCIAL STATEMENTS         continued

The amount of total net unrealized gains (losses) included in changes in net assets attributable to the change in net unrealized gains (losses) relating to Level 3 investments and mortgage loans payable using significant unobservable inputs still held as of the reporting date is as follows (in millions):

	Real Estate Properties	Real Estate Joint Ventures	Limited Partnerships	Total Level 3 Investments	Mortgage Loans Payable

For the year ended December 31, 2011	$864.2	$360.5	$41.5	$1,266.2	$(0.8)

For the year ended December 31, 2010	$628.0	$113.3	$64.9	$806.2	$(59.6)

Note 7—Investments in Joint Ventures

The Account owns interests in several real estate properties through joint ventures and receives distributions and allocations of profits and losses from the joint ventures based on the Account’s ownership interest in those investments. Several of these joint ventures have mortgage loans payable collateralized by the properties owned by the aforementioned joint ventures. At December 31, 2011, the Account held 11 investments in joint ventures with non-controlling ownership interest percentages that ranged from 50% to 85%. Certain joint ventures are subject to adjusted distribution percentages when earnings in the investment reach a pre-determined threshold. The Account’s equity in the joint ventures was $1.6 billion and $1.4 billion at December 31, 2011 and December 31, 2010, respectively. The Account’s most significant joint venture investment is the DDR Joint Venture which represented 2.5% of the Account’s net assets and 2.2% of the Account’s invested assets.

The Account’s proportionate share of the mortgage loans payable within the joint venture investments at fair value was $1.6 billion at December 31, 2011 and December 31, 2010. The Account’s share in the outstanding principal of the mortgage loans payable within the joint ventures was $1.6 billion at December 31, 2011 and December 31, 2010.

TIAA Real Estate Account ¡ Prospectus173

NOTES TO THE CONSOLIDATED
FINANCIAL STATEMENTS         continued

A condensed summary of the financial position and results of operations of the joint ventures are shown below (in millions):

	December 31, 2011	December 31, 2010

Assets
Real estate properties, at fair value	$4,844.3	$4,454.9
Other assets	128.9	141.8

Total assets	$4,973.2	$4,596.7

Liabilities and Equity
Mortgage loans payable, at fair value	$2,259.1	$2,276.9
Other liabilities	83.6	97.5

Total liabilities	2,342.7	2,374.4
Equity	2,630.5	2,222.3

Total liabilities and equity	$4,973.2	$4,596.7

	Years Ended December 31,
	2011	2010	2009

Operating Revenues and Expenses
Revenues	$457.7	$466.5	$519.2
Expenses	279.4	287.6	317.4

Excess of revenues over expenses	$178.3	$178.9	$201.8

Principal payment schedule on mortgage loans payable within the joint ventures as of December 31, 2011 is as follows (in millions):

Amount

2012*	$877.1
2013	98.5
2014	10.6
2015	261.2
2016	11.9
Thereafter	1,008.7

Total maturities	$2,268.0

*	Includes DDR Joint Venture revolving line of credit.

Management of the Account monitors the financial position of the Account’s joint venture partners. To the extent that management of the Account determines that a joint venture partner has financial or liquidity concerns, management will evaluate all actions and remedies available to the Account under the applicable joint venture agreement to minimize any potential adverse implications to the Account.

Note 8—Investments in Limited Partnerships

The Account invests in limited partnerships that own real estate properties and real estate-related securities and the Account receives distributions from

174Prospectus ¡ TIAA Real Estate Account

NOTES TO THE CONSOLIDATED
FINANCIAL STATEMENTS         continued

the limited partnerships based on the Account’s ownership interest percentages. At December 31, 2011, the Account held five limited partnership investments and one private real estate equity investment trust (all of which featured non-controlling ownership interests) with ownership interest percentages that ranged from 5.3% to 18.5%. Under the terms of the partnership agreements governing such investments, and based upon the expected term of each such partnership, the partnerships could engage in liquidation activities beginning in 2012 through 2015. During 2012, the Account’s investment in MONY/Transwestern Mezz RP II, LLC is anticipated to liquidate. The Account’s ownership interest in limited partnerships was $307.5 million and $270.3 million at December 31, 2011 and December 31, 2010, respectively.

Note 9—Mortgage Loans Payable

At December 31, 2011, the Account had outstanding mortgage loans payable secured by the following properties (in millions):

Property	Interest Rate and Payment Frequency (3)	Principal Amounts as of		Maturity
		Deember 31, 2011	December 31, 2010

Ontario Industrial Portfolio(1)	7.42% paid monthly	$—	$8.2	05/01/11
1 & 7 Westferry Circus(1)(2)(5)	5.40% paid quarterly	203.9	210.2	11/15/12
Reserve at Sugarloaf(1)(5)	5.49% paid monthly	24.3	24.7	06/01/13
South Frisco Village	5.85% paid monthly	26.3	26.3	06/01/13
Fourth & Madison	6.40% paid monthly	145.0	145.0	08/21/13
1001 Pennsylvania Avenue	6.40% paid monthly	210.0	210.0	08/21/13
50 Fremont	6.40% paid monthly	135.0	135.0	08/21/13
Pacific Plaza(1)(5)	5.55% paid monthly	8.2	8.4	09/01/13
Wilshire Rodeo Plaza(5)	5.28% paid monthly	112.7	112.7	04/11/14
1401 H Street(1)(5)	5.97% paid monthly	112.3	113.7	12/07/14
1050 Lenox Park Apartments(5)	4.43% paid monthly	24.0	24.0	08/01/15
San Montego Apartments(5)(6)	4.47% paid monthly	21.8	21.8	08/01/15
Montecito Apartments(5)(6)	4.47% paid monthly	20.2	20.2	08/01/15
Phoenician Apartments(5)(6)	4.47% paid monthly	21.3	21.3	08/01/15
The Colorado(1)(5)	5.65% paid monthly	84.3	85.6	11/01/15
99 High Street	5.52% paid monthly	185.0	185.0	11/11/15
The Legacy at Westwood(1)(5)	5.95% paid monthly	40.5	41.0	12/01/15
Regents Court(1)(5)	5.76% paid monthly	34.5	35.0	12/01/15
The Caruth(1)(5)	5.71% paid monthly	40.4	40.9	12/01/15
Lincoln Centre	5.51% paid monthly	153.0	153.0	02/01/16
The Legend at Kierland(5)(7)	4.97% paid monthly	21.8	21.8	08/01/17
The Tradition at Kierland(5)(7)	4.97% paid monthly	25.8	25.8	08/01/17
Red Canyon at Palomino Park(5)(8)	5.34% paid monthly	27.1	27.1	08/01/20
Green River at Palomino Park(5)(8)	5.34% paid monthly	33.2	33.2	08/01/20
Blue Ridge at Palomino Park(5)(8)	5.34% paid monthly	33.4	33.4	08/01/20
Ashford Meadows(5)	5.17% paid monthly	44.6	44.6	08/01/20
The Corner(5)	4.66% paid monthly	105.0	-	06/01/21
Publix at Weston Commons(5)	5.08% paid monthly	35.0	35.0	01/01/36
The Palatine(5)	4.25% paid monthly	80.0	-	12/01/21

Total Principal Outstanding		$2,008.6	$1,842.9
Fair Value Adjustment(4)		19.6	17.3

Total mortgage loans payable		$2,028.2	$1,860.2

TIAA Real Estate Account ¡ Prospectus175

NOTES TO THE CONSOLIDATED
FINANCIAL STATEMENTS         continued

(1)	The mortgage is adjusted monthly for principal payments.

(2)

The mortgage is denominated in British pounds and the principal payment had been converted to U.S. dollars using the exchange rate as of December 31, 2011. The interest rate is fixed. The cumulative foreign currency translation adjustment (since inception) was an unrealized gain of $24.0 million.

(3)	Interest rates are fixed, unless stated otherwise.

(4)

The fair value adjustment consists of the difference (positive or negative) between the principal amount of the outstanding debt and the fair value of the outstanding debt. See Note 1—Organization and Significant Accounting Policies.

(5)

These properties are each owned by separate wholly owned subsidiaries of TIAA for benefit of the Account. The assets and credit of each of these borrowing entities are not available to satisfy the debts and other obligations of the Account or any other entity or person other than such borrowing entity.

(6)	Represents mortgage loans payable on these individual properties which are held within the Houston Apartment Portfolio.

(7)	Represents mortgage loans payable on these individual properties which are held within the Kierland Apartment Portfolio.

(8)	Represents mortgage loans payable on these individual properties which are held within Palomino Park.

Principal payment schedule on mortgage loans payable as of December 31, 2011 is due as follows (in millions):

Amount

2012	$209.0
2013	552.9
2014	225.3
2015	462.5
2016	153.0
Thereafter	405.9

Total maturities	$2,008.6

On February 29, 2012 the Account entered into a $90.0 million mortgage loan payable by and between T-C Forum at Carlsbad LLC and Massachusetts Life Insurance Company. The debt matures March 1, 2022 and is interest only through March 1, 2017 at which time both principal and interest payments are due through maturity. The interest rate is fixed at 4.25% over the life of the loan.

176Prospectus ¡ TIAA Real Estate Account

NOTES TO THE CONSOLIDATED
FINANCIAL STATEMENTS         continued

Note 10—Financial Highlights

Selected condensed financial information for an Accumulation Unit of the Account is presented below. Per Accumulation Unit data is calculated on average units outstanding.

	Years Ended December 31,
	2011	2010	2009	2008	2007

PER ACCUMULATION UNIT DATA:
Rental income	$17.224	$19.516	$22.649	$18.794	$17.975
Real estate property level expenses and taxes	8.640	9.987	11.193	9.190	8.338

Real estate income, net	8.584	9.529	11.456	9.604	9.637
Other income	2.143	2.214	2.778	3.808	4.289

Total income	10.727	11.743	14.234	13.412	13.926
Expense charges(1)	2.390	2.167	2.280	2.937	2.554

Investment income, net	8.337	9.576	11.954	10.475	11.372
Net realized and unrealized gain (loss) on investments and mortgage loans payable	20.144	16.143	(85.848)	(54.541)	26.389

Net increase (decrease) in Accumulation Unit Value	28.481	25.719	(73.894)	(44.066)	37.761
Accumulation Unit Value:
Beginning of period	219.173	193.454	267.348	311.414	273.653

End of period	$247.654	$219.173	$193.454	$267.348	$311.414

TOTAL RETURN	12.99%	13.29%	–27.64%	–14.15%	13.80%
RATIOS TO AVERAGE NET ASSETS:
Expenses(1)	0.98%	1.09%	1.01%	0.95%	0.87%
Investment income, net	3.42%	4.84%	5.29%	3.38%	3.88%
Portfolio turnover rate:
Real estate properties(2)	3.01%	1.01%	0.75%	0.64%	5.59%
Marketable securities(3)	3.43%	19.18%	0.00%	25.67%	13.03%
Accumulation Units outstanding at end of period (in millions):	53.4	48.1	39.5	41.5	55.1
Net assets end of period (in millions)	$13,527.2	$10,803.1	$7,879.9	$11,508.9	$17,660.5

(1)

Expense charges per Accumulation Unit and the Ratio of Expenses to average net assets reflect the year to date Account-level expenses and exclude real estate property level expenses which are included in real estate income, net. If the real estate property level expenses were included, the expense charge per Accumulation Unit for the twelve months ended December 31, 2011 would be $11.026 ($12.154, $13.473, $12.127, and $10.892 for the years ended December 31, 2010, 2009, 2008, and 2007, respectively), and the Ratio of Expenses to average net assets for the twelve months ended December 31, 2011 would be 4.52% (6.14%, 5.96%, 3.91%, and 3.71%, for the years ended December 31, 2010, 2009, 2008, and 2007, respectively).

(2)

Real estate investment portfolio turnover rate is calculated by dividing the lesser of purchases or sales of real estate property investments (including contributions to, or return of capital distributions received from, existing joint venture and limited partnership investments) by the average value of the portfolio of real estate investments held during the period.

(3)

Marketable securities portfolio turnover rate is calculated by dividing the lesser of purchases or sales of securities, excluding securities having maturity dates at acquisition of one year or less, by the average value of the portfolio securities held during the period.

TIAA Real Estate Account ¡ Prospectus177

NOTES TO THE CONSOLIDATED
FINANCIAL STATEMENTS         continued

Note 11—Accumulation Units

Changes in the number of Accumulation Units outstanding were as follows (in millions):

	For The Years Ended December 31,
	2011	2010	2009

Outstanding:
Beginning of period	48.1	39.5	41.5
Credited for premiums	10.0	12.9	4.8
Annuity payments, withdrawals and death benefits	(4.7)	(4.3)	(6.8)

End of period	53.4	48.1	39.5

Note 12—Commitments and Contingencies

Commitments — The Account had $26.1 million and $33.7 million of outstanding immediately callable commitments to purchase additional interests in four of its limited partnership investments as of December 31, 2011 and 2010, respectively.

The Account has committed a total of $103.5 million and $101.2 million as of December 31, 2011 and 2010, respectively, to various tenants for tenant improvements and leasing inducements.

Contingencies — The Account is party to various claims and routine litigation arising in the ordinary course of business. Management of the Account does not believe the results of any such claims or litigation, individually, or in the aggregate, will have a material effect on the Account’s business, financial position, or results of operations.

Note 13—New Accounting Pronouncements

In January 2010, the FASB issued ASU No. 2010-06, “Improving Disclosures about Fair Value Measurements” which requires new disclosures related to transfers in and out of levels 1 and 2, and the separate disclosure of purchases, sales, issuances and settlements when reconciling activity in level 3. This ASU also amends prior disclosure requirements to call for the disaggregation of assets and liabilities into appropriate subsets, and the disclosure of valuation techniques and inputs for recurring and nonrecurring fair value measurements in levels 2 and 3. The new disclosure requirement for reconciling level 3 activity was effective January 1, 2011. All other new or amended disclosure requirements are reflected in the notes to the consolidated financial statements. These changes did not impact the Account’s financial position or results of operations.

In May 2011, the FASB issued ASU No. 2011-04, “Amendments to Achieve Common Fair Value Measurements and Disclosure Requirements in U.S. GAAP and IFRSs”, with the intention to converge fair value standards between

178Prospectus ¡ TIAA Real Estate Account

NOTES TO THE CONSOLIDATED
FINANCIAL STATEMENTS         continued

U.S. GAAP and International Financial Reporting Standards. This ASU is largely consistent with existing fair value measurement principles in U.S. GAAP, expands ASC 820’s existing disclosure requirements for fair value measurements and makes other amendments. Many of these amendments are being made to eliminate unnecessary wording differences between U.S. GAAP and IFRS. However, some could change how the fair value measurement guidance in ASC 820 is applied. Changes in applying fair value standards and additional disclosure requirements are effective on January 1, 2012. The Account is currently assessing the impact of applying the revised standards but does not anticipate a material impact to the Account’s financial position or results of operations.

TIAA Real Estate Account ¡ Prospectus179

CONSOLIDATED STATEMENTS OF INVESTMENTS

TIAA REAL ESTATE ACCOUNT  ¡  DECEMBER 31, 2011 AND 2010
(Dollar values shown in millions)

Location/Description—Type	Fair Value
	2011		2010

REAL ESTATE PROPERTIES—63.65% AND 64.22%
ARIZONA:
Camelback Center—Office	$34.4		$33.2
Kierland Apartment Portfolio—Apartments	104.2	(1)	96.0	(1)
Phoenix Apartment Portfolio—Apartments	27.4		23.0
CALIFORNIA:
3 Hutton Centre Drive—Office	37.7		32.2
50 Fremont Street—Office	332.3	(1)	315.1	(1)
88 Kearny Street—Office	81.9		65.4
275 Battery Street—Office	210.5		180.4
Centerside I—Office	40.7		34.0
Centre Pointe and Valley View—Industrial	22.6		19.9
Great West Industrial Portfolio—Industrial	99.0		73.5
Larkspur Courts—Apartments	90.2		70.1
Northpark Village Square—Retail	40.6		—
Northern CA RA Industrial Portfolio—Industrial	44.2		39.7
Ontario Industrial Portfolio—Industrial	273.5	(1)	223.7	(1)
Pacific Plaza—Office	61.7	(1)	56.2	(1)
Rancho Cucamonga Industrial Portfolio—Industrial	99.5		83.4
Regents Court—Apartments	68.0	(1)	65.0
Southern CA RA Industrial Portfolio—Industrial	78.1		75.5
The Forum at Carlsbad—Retail	180.5	(1)	—	(1)
The Legacy at Westwood—Apartments	96.8	(1)	93.2	(1)
Wellpoint—Office	—		41.0
Westcreek—Apartments	31.6		29.6
West Lake North Business Park—Office	43.6		40.8
Westwood Marketplace—Retail	97.0		89.0
Wilshire Rodeo Plaza—Office	166.1	(1)	165.5	(1)
COLORADO:
Palomino Park—Apartments	214.7	(1)	168.7	(1)
The Lodge at Willow Creek—Apartments	—		39.7
CONNECTICUT:
Ten & Twenty Westport Road—Office	130.7		100.7
FLORIDA:
701 Brickell Avenue—Office	219.5		201.2
North 40 Office Complex—Office	29.7		36.4
Plantation Grove—Retail	9.9		9.4
Pointe on Tampa Bay—Office	47.3		35.2
Publix at Weston Commons—Retail	46.6	(1)	45.2	(1)
Quiet Waters at Coquina Lakes—Apartments	26.5		23.7
Seneca Industrial Park—Industrial	71.3		63.3
South Florida Apartment Portfolio—Apartments	71.6		60.0
Suncrest Village Shopping Center—Retail	12.2		12.6
The Fairways of Carolina—Apartments	24.5		22.3
Urban Centre—Office	97.9		89.7
Weston Business Center—Industrial	85.3		—

180Prospectus ¡ TIAA Real Estate Account

CONSOLIDATED STATEMENTS OF INVESTMENTS         continued

TIAA REAL ESTATE ACCOUNT  ¡  DECEMBER 31, 2011 AND 2010
(Dollar values shown in millions)

Location/Description—Type	Fair Value
	2011		2010

FRANCE:
Printemps de L’Homme—Retail	$209.9		$223.7
GEORGIA:
Atlanta Industrial Portfolio—Industrial	43.7		38.8
Glenridge Walk—Apartments	35.2		33.6
Reserve at Sugarloaf—Apartments	45.9	(1)	43.7	(1)
Shawnee Ridge Industrial Portfolio—Industrial	51.8		49.0
Windsor at Lenox Park—Apartments	53.2	(1)	50.8	(1)
ILLINOIS:
Chicago Caleast Industrial Portfolio—Industrial	56.7		50.8
Chicago Industrial Portfolio—Industrial	66.5		58.9
Oak Brook Regency Towers—Office	—		70.6
Parkview Plaza—Office	39.4		43.1
MARYLAND:
Broadlands Business Park—Industrial	27.9		24.2
GE Appliance East Coast Distribution Facility—Industrial	34.3		29.1
MASSACHUSETTS:
99 High Street—Office	326.3	(1)	255.0	(1)
Needham Corporate Center—Office	20.4		18.6
Northeast RA Industrial Portfolio—Industrial	27.0		22.1
Residence at Rivers Edge—Apartments	80.9		—
The Newbry—Office	293.8		252.0
MINNESOTA:
Champlin Marketplace—Retail	—		12.7
NEVADA:
Fernley Distribution Facility—Industrial	7.0		7.1
NEW JERSEY:
Konica Photo Imaging Headquarters—Industrial	18.7		14.5
Marketfair—Retail	68.1		66.2
Morris Corporate Center III—Office	—		71.9
Plainsboro Plaza—Retail	25.5		27.5
South River Road Industrial—Industrial	45.9		38.5
NEW YORK:
425 Park Avenue—Ground Lease	320.0		—
780 Third Avenue—Office	340.2		300.6
The Colorado—Apartments	150.6	(1)	123.0	(1)
The Corner—Apartments	215.0	(1)	—
PENNSYLVANIA:
Lincoln Woods—Apartments	30.9		29.1
The Pepper Building—Apartments	53.6		—
TENNESSEE:
Airways Distribution Center—Industrial	12.2		12.1
Summit Distribution Center—Industrial	15.4		15.8
TEXAS:
Dallas Industrial Portfolio—Industrial	159.9		140.6
Four Oaks Place—Office	447.5		383.7

TIAA Real Estate Account ¡ Prospectus181

CONSOLIDATED STATEMENTS OF INVESTMENTS         continued

TIAA REAL ESTATE ACCOUNT  ¡  DECEMBER 31, 2011 AND 2010
(Dollar values shown in millions)

Location/Description—Type	Fair Value
	2011		2010

Houston Apartment Portfolio—Apartments	$206.7	(1)	$186.9	(1)
Lincoln Centre—Office	213.3	(1)	195.4	(1)
Pinnacle Industrial Portfolio—Industrial	41.2		38.4
South Frisco Village—Retail	29.0	(1)	29.0	(1)
The Caruth—Apartments	70.6	(1)	56.1	(1)
The Maroneal—Apartments	43.1		37.6
UNITED KINGDOM:
1 & 7 Westferry Circus—Office	261.6	(1)	260.0	(1)
VIRGINIA:
8270 Greensboro Drive—Office	34.2		27.9
Ashford Meadows Apartments—Apartments	101.3	(1)	95.4	(1)
One Virginia Square—Office	—		51.7
The Ellipse at Ballston—Office	82.9		76.7
The Palatine—Apartments	135.0	(1)	—
WASHINGTON:
Creeksides at Centerpoint—Office	17.5		16.6
Fourth and Madison—Office	385.4	(1)	330.0	(1)
Millennium Corporate Park—Office	127.9		125.2
Northwest RA Industrial Portfolio—Industrial	22.4		17.0
Rainier Corporate Park—Industrial	75.4		66.8
Regal Logistics Campus—Industrial	61.4		52.5
WASHINGTON DC:
1001 Pennsylvania Avenue—Office	656.1	(1)	589.8	(1)
1401 H Street, NW—Office	205.9	(1)	179.3	(1)
1900 K Street, NW—Office	244.4		246.4
Mazza Gallerie—Retail	69.1		76.0

TOTAL REAL ESTATE PROPERTIES
(Cost $10,358.3 and $9,449.1)	$9,857.6		$8,115.5

182Prospectus ¡ TIAA Real Estate Account

CONSOLIDATED STATEMENTS OF INVESTMENTS         continued

TIAA REAL ESTATE ACCOUNT  ¡  DECEMBER 31, 2011 AND 2010
(Dollar values shown in millions)

Location/Description	Fair Value
	2011		2010

OTHER REAL ESTATE-RELATED INVESTMENTS—12.26% and 12.89%
REAL ESTATE JOINT VENTURES—10.27% and 10.75%
CALIFORNIA:
CA-Colorado Center LP Yahoo Center (50% Account Interest)	$199.8	(2)	$157.5	(2)
CA-Treat Towers LP Treat Towers (75% Account Interest)	77.8		67.1
FLORIDA:
Florida Mall Associates, Ltd The Florida Mall (50% Account Interest)	284.3	(2)	239.0	(2)
TREA Florida Retail, LLC Florida Retail Portfolio (80% Account Interest)	173.7		165.5
West Dade Associates Miami International Mall (50% Account Interest)	109.8	(2)	93.2	(2)
GEORGIA:
GA-Buckhead LLC Prominence in Buckhead (75% Account Interest)	50.9		39.8
MASSACHUSETTS:
MA-One Boston Place REIT One Boston Place (50.25% Account Interest)	195.9		150.3
TENNESSEE:
West Town Mall, LLC West Town Mall (50% Account Interest)	54.7	(2)	50.6	(2)
VARIOUS:
DDR TC LLC DDR Joint Venture (85% Account Interest)	338.4	(2,3)	303.7	(2,3)
Storage Portfolio I, LLC Storage Portfolio (75% Account Interest)	60.6	(2,3)	52.8	(2,3)
Strategic Ind Portfolio I, LLC IDI Nationwide Industrial Portfolio (60% Account Interest)	45.5	(2,3)	39.3	(2,3)

TOTAL REAL ESTATE JOINT VENTURES
(Cost $1,895.8 and $1,922.4)	$1,591.4		$1,358.8

LIMITED PARTNERSHIPS—1.99% AND 2.14%
Cobalt Industrial REIT (10.998% Account Interest)	25.7		26.3
Colony Realty Partners LP (5.27% Account Interest)	20.9		18.1
Heitman Value Partners Fund (8.43% Account Interest)	16.7		17.3
Lion Gables Apartment Fund (18.46% Account Interest)	225.4		190.0
MONY/Transwestern Mezz RP II (16.67% Account Interest)	2.8		9.7
Transwestern Mezz Realty Partners III, LLC (11.708% Account Interest)	16.0		8.9

TOTAL LIMITED PARTNERSHIPS
(Cost $297.5 and $300.9)	$307.5		$270.3

TOTAL REAL ESTATE JOINT VENTURES AND LIMITED PARTNERSHIPS
(Cost $2,193.3 and $2,223.3)	$1,898.9		$1,629.1

TIAA Real Estate Account ¡ Prospectus183

CONSOLIDATED STATEMENTS OF INVESTMENTS         continued

TIAA REAL ESTATE ACCOUNT  ¡  DECEMBER 31, 2011 AND 2010
(Dollar values shown in millions)

Shares		Issuer	Fair Value
2011	2010		2011	2010

MARKETABLE SECURITIES—24.09% AND 22.89%
REAL ESTATE-RELATED MARKETABLE SECURITIES—5.99% AND 3.92%
92,462	50,398	Acadia Realty Trust	$ 1.9	$ 0.9
25,960	11,416	Agree Realty Corporation	0.6	0.3
3,783	2,574	Alexander’s, Inc.	1.4	1.1
133,337	66,883	Alexandria Real Estate Equities, Inc.	9.2	4.9
—	200,791	AMB Property Corporation	—	6.4
88,603	—	American Assets Trust Inc	1.8	—
155,209	81,463	American Campus Communities, Inc.	6.5	2.6
264,043	142,051	Apartment Investment and Management Company	6.0	3.7
149,993	65,637	Ashford Hospitality Trust, Inc.	1.2	0.6
92,295	52,433	Associated Estates Realty Corporation	1.5	0.8
204,720	102,725	Avalonbay Communities, Inc.	26.7	11.6
307,597	155,007	BioMed Realty Trust, Inc.	5.6	2.9
315,964	168,877	Boston Properties, Inc.	31.5	14.5
294,369	157,851	Brandywine Realty Trust	2.8	1.8
164,258	77,519	BRE Properties, Inc.	8.3	3.4
154,216	83,321	Camden Property Trust	9.6	4.5
66,398	37,593	Campus Crest Communities, Inc.	0.7	0.5
150,899	75,517	CapLease, Inc.	0.6	0.4
320,397	167,965	CBL & Associates Properties, Inc.	5.0	2.9
152,815	70,256	Cedar Shopping Centers, Inc.	0.7	0.4
39,517	8,763	Chatham Lodging Trust	0.4	0.2
74,212	20,047	Chesapeake Lodging Trust	1.1	0.4
116,477	54,270	Cogdell Spencer Inc.	0.5	0.3
188,864	95,610	Colonial Properties Trust	3.9	1.7
48,303	20,917	CoreSite Realty Corporation	0.9	0.3
157,193	80,891	Corporate Office Properties Trust	3.3	2.8
239,606	123,682	Cousins Properties Incorporated	1.5	1.0
256,060	—	Cubesmart	2.7	—
533,880	253,113	DCT Industrial Trust Inc.	2.7	1.3
597,828	309,541	Developers Diversified Realty Corporation	7.3	4.4
367,697	188,954	DiamondRock Hospitality Company	3.5	2.3
228,152	107,907	Digital Realty Trust, Inc.	15.2	5.6
205,213	113,097	Douglas Emmett, Inc.	3.7	1.9
542,036	298,785	Duke Realty Corporation	6.5	3.7
134,746	72,632	DuPont Fabros Technology, Inc.	3.3	1.5
59,989	33,167	EastGroup Properties, Inc.	2.6	1.4
158,681	65,151	Education Realty Trust, Inc.	1.6	0.5
103,012	56,762	Entertainment Properties Trust	4.5	2.6
87,088	37,659	Equity Lifestyle Properties, Inc.	5.8	2.1
127,616	58,543	Equity One, Inc.	2.2	1.1
633,670	339,604	Equity Residential	36.1	17.6
72,619	38,018	Essex Property Trust, Inc.	10.2	4.3
65,065	21,898	Excel Trust, Inc.	0.8	0.3

184Prospectus ¡ TIAA Real Estate Account

CONSOLIDATED STATEMENTS OF INVESTMENTS         continued

TIAA REAL ESTATE ACCOUNT  ¡  DECEMBER 31, 2011 AND 2010
(Dollar values shown in millions)

Shares		Issuer	Fair Value
2011	2010		2011	2010

207,842	107,440	Extra Space Storage Inc.	$ 5.0	$ 1.9
137,296	73,740	Federal Realty Investment Trust	12.5	5.7
271,895	122,336	FelCor Lodging Trust Incorporated	0.8	0.9
191,213	71,146	First Industrial Realty Trust, Inc.	2.0	0.6
110,661	57,529	First Potomac Realty Trust	1.4	1.0
181,429	98,729	Franklin Street Properties Corp.	1.8	1.4
1,012,300	560,577	General Growth Properties, Inc.	15.2	8.7
56,458	28,271	Getty Realty Corp.	0.8	0.9
20,610	10,676	Gladstone Commercial Corporation	0.4	0.2
220,762	107,080	Glimcher Realty Trust	2.0	0.9
78,067	38,023	Government Properties Income Trust	1.8	1.0
874,526	387,498	HCP, Inc.	36.2	14.3
415,456	175,223	Health Care REIT, Inc.	22.7	8.3
160,772	79,299	Healthcare Realty Trust Incorporated	3.0	1.7
372,823	209,343	Hersha Hospitality Trust	1.8	1.4
155,319	84,755	Highwoods Properties, Inc.	4.6	2.7
103,500	45,795	Home Properties, Inc.	6.0	2.5
265,630	150,100	Hospitality Properties Trust	6.1	3.5
1,524,796	798,787	Host Hotels & Resorts, Inc.	22.5	14.3
180,198	88,294	HRPT Properties Trust	3.0	2.3
59,902	20,487	Hudson Pacific Properties, Inc.	0.8	0.3
198,739	109,424	Inland Real Estate Corporation	1.5	1.0
176,691	98,903	Investors Real Estate Trust	1.3	0.9
1,500,000	1,500,000	iShares Dow Jones US Real Estate Index Fund	85.2	83.9
129,963	61,706	Kilroy Realty Corporation	4.9	2.3
879,374	485,461	Kimco Realty Corporation	14.3	8.8
146,123	83,099	Kite Realty Group Trust	0.7	0.5
181,102	86,269	LaSalle Hotel Properties	4.4	2.3
345,585	165,849	Lexington Realty Trust	2.6	1.3
251,650	138,566	Liberty Property Trust	7.8	4.4
68,836	30,038	LTC Properties, Inc.	2.1	0.8
189,553	93,900	Mack-Cali Realty Corporation	5.1	3.1
114,299	53,134	Maguire Properties, Inc.	0.2	0.1
247,227	136,282	Medical Properties Trust, Inc.	2.4	1.5
81,264	41,729	Mid-America Apartment Communities, Inc.	5.1	2.6
36,864	20,269	Mission West Properties, Inc.	0.3	0.1
81,077	44,989	Monmouth Real Estate Investment Corporation	0.7	0.4
63,644	34,293	National Health Investors, Inc.	2.8	1.5
216,060	101,670	National Retail Properties, Inc.	5.7	2.7
—	152,266	Nationwide Health Properties, Inc.	—	5.5
226,273	120,251	Omega Healthcare Investors, Inc.	4.4	2.7
38,237	16,016	One Liberty Properties, Inc.	0.6	0.3
52,329	27,787	Parkway Properties, Inc.	0.5	0.5
113,497	—	Pebblebrook Hotel Trust	2.2	—
122,245	63,708	Pennsylvania Real Estate Investment Trust	1.3	0.9
379,392	77,918	Piedmont Office Realty Trust, Inc.	6.5	1.6
351,127	196,790	Plum Creek Timber Company, Inc.	12.8	7.4

TIAA Real Estate Account ¡ Prospectus185

CONSOLIDATED STATEMENTS OF INVESTMENTS         continued

TIAA REAL ESTATE ACCOUNT  ¡  DECEMBER 31, 2011 AND 2010
(Dollar values shown in millions)

Shares		Issuer	Fair Value
2011	2010		2011	2010

106,883	59,612	Post Properties, Inc.	$4.7	$2.2
88,608	49,003	Potlatch Corporation	2.8	1.6
990,211	681,117	ProLogis	28.3	9.8
41,980	22,706	PS Business Parks, Inc.	2.3	1.3
275,476	153,807	Public Storage, Inc.	37.0	15.6
87,600	42,225	Ramco-Gershenson Properties Trust	0.9	0.5
261,199	97,616	Rayonier Inc.	11.7	5.1
279,343	141,919	Realty Income Corporation	9.8	4.9
93,946	—	Retail Opportunity Investment	1.1	—
197,908	97,060	Regency Centers Corporation	7.4	4.1
177,170	—	RLJ Lodging Trust	3.0	—
33,036	17,498	Saul Centers, Inc.	1.2	0.8
330,697	150,706	Senior Housing Properties Trust	7.4	3.3
632,140	352,460	Simon Property Group, Inc.	81.6	35.1
183,739	93,168	SL Green Realty Corp.	12.3	6.3
61,829	34,147	Sovran Self Storage, Inc.	2.6	1.3
20,050	—	Stag Industrial Inc	0.2	—
385,489	186,401	Strategic Hotels & Resorts, Inc.	2.1	1.0
59,168	—	Summit Hotel Properties Inc	0.6	—
46,326	24,737	Sun Communities, Inc.	1.7	0.8
60,363	29,324	Sun Healthcare Group, Inc.	0.7	0.5
262,606	137,832	Sunstone Hotel Investors, L.L.C.	2.1	1.4
178,864	49,191	Tanger Factory Outlet Centers, Inc.	5.2	2.5
126,129	50,042	Taubman Centers, Inc.	7.8	2.5
16,174	11,532	Terreno Realty Corporation	0.2	0.2
286,812	155,462	The Macerich Company	14.5	7.4
472,751	220,400	UDR, Inc.	11.9	5.2
21,414	5,400	UMH Properties, Inc.	0.2	0.1
27,258	16,113	Universal Health Realty Income Trust	1.1	0.6
50,503	27,120	Urstadt Biddle Properties Inc.	0.9	0.5
—	119,610	U-Store-It Trust	—	1.1
619,340	188,915	Ventas, Inc.	34.1	9.9
396,923	219,149	Vornado Realty Trust	30.5	18.3
145,677	78,376	Washington Real Estate Investment Trust	4.0	2.4
262,970	142,411	Weingarten Realty Investors	5.8	3.4
1,164,958	646,348	Weyerhaeuser Company	21.8	12.2
53,117	22,256	Winthrop Realty Trust	0.7	0.3

TOTAL REAL ESTATE EQUITY SECURITIES
(Cost $895.3 and $480.4)			$927.9	$495.3

186Prospectus ¡ TIAA Real Estate Account

CONSOLIDATED STATEMENTS OF INVESTMENTS         continued

TIAA REAL ESTATE ACCOUNT  ¡  DECEMBER 31, 2011 AND 2010
(Dollar values shown in millions)

Principal		Issuer	Yield(4)	Maturity Date	Fair Value
2011	2010				2011	2010

OTHER MARKETABLE SECURITIES—18.10% AND 18.97% GOVERNMENT AGENCY NOTES—10.02% AND 11.75%
$—	$15.1	Fannie Mae Discount Notes	0.172%	1/18/11	$—	$15.1
—	21.2	Fannie Mae Discount Notes	0.172%	2/1/11	—	21.2
—	43.6	Fannie Mae Discount Notes	0.183%	2/3/11	—	43.6
—	13.5	Fannie Mae Discount Notes	0.183%	2/14/11	—	13.5
—	50.0	Fannie Mae Discount Notes	0.137%	2/15/11	—	50.0
—	32.5	Fannie Mae Discount Notes	0.162–0.178%	3/1/11	—	32.5
—	32.4	Fannie Mae Discount Notes	0.172%	3/2/11	—	32.4
—	14.0	Fannie Mae Discount Notes	0.162%	3/8/11	—	14.0
—	19.6	Fannie Mae Discount Notes	0.178%	3/21/11	—	19.6
—	31.9	Fannie Mae Discount Notes	0.162%	3/23/11	—	31.9
—	20.2	Fannie Mae Discount Notes	0.178%	4/13/11	—	20.2
36.9	—	Fannie Mae Discount Notes	0.051%	1/3/12	36.9	—
4.5	—	Fannie Mae Discount Notes	0.030%	1/4/12	4.5	—
40.0	—	Fannie Mae Discount Notes	0.035%	1/25/12	40.0	—
41.3	—	Fannie Mae Discount Notes	0.025–0.051%	2/8/12	41.3	—
18.1	—	Fannie Mae Discount Notes	0.030%	2/13/12	18.1	—
25.3	—	Fannie Mae Discount Notes	0.015%	3/8/12	25.3	—
12.0	—	Fannie Mae Discount Notes	0.061%	5/2/12	12.0	—
50.0	—	Fannie Mae Discount Notes	0.152%	5/3/12	50.0	—
56.2	—	Fannie Mae Discount Notes	0.061–0.066%	5/21/12	56.2	—
48.6	—	Fannie Mae Discount Notes	0.071%	5/30/12	48.6	—
24.2	—	Fannie Mae Discount Notes	0.066%	6/6/12	24.2	—
30.2	—	Fannie Mae Discount Notes	0.137–0.142%	7/16/12	30.2	—
—	30.0	Federal Home Loan Bank Discount Notes	0.162%	1/5/11	—	30.0
—	25.0	Federal Home Loan Bank Discount Notes	0.162%	1/7/11	—	25.0
—	30.0	Federal Home Loan Bank Discount Notes	0.172%	1/12/11	—	30.0
—	50.0	Federal Home Loan Bank Discount Notes	0.183%	1/14/11	—	50.0
—	30.0	Federal Home Loan Bank Discount Notes	0.177%	1/19/11	—	30.0
—	15.8	Federal Home Loan Bank Discount Notes	0.157%	1/20/11	—	15.8
—	30.0	Federal Home Loan Bank Discount Notes	0.177%	1/21/11	—	30.0
—	36.4	Federal Home Loan Bank Discount Notes	0.122%	1/26/11	—	36.4
—	50.0	Federal Home Loan Bank Discount Notes	0.157–0.172%	1/28/11	—	50.0
—	39.1	Federal Home Loan Bank Discount Notes	0.167–0.178%	2/2/11	—	39.1
—	30.0	Federal Home Loan Bank Discount Notes	0.167%	2/4/11	—	30.0
—	20.1	Federal Home Loan Bank Discount Notes	0.157%	2/9/11	—	20.1
—	47.0	Federal Home Loan Bank Discount Notes	0.147%	2/16/11	—	47.0
—	41.4	Federal Home Loan Bank Discount Notes	0.157–0.183%	2/18/11	—	41.4
—	35.4	Federal Home Loan Bank Discount Notes	0.183%	2/23/11	—	35.4
—	25.0	Federal Home Loan Bank Discount Notes	0.188%	2/25/11	—	25.0
—	32.8	Federal Home Loan Bank Discount Notes	0.162%	3/9/11	—	32.8
—	27.7	Federal Home Loan Bank Discount Notes	0.162%	3/11/11	—	27.7
—	25.0	Federal Home Loan Bank Discount Notes	0.162%	3/16/11	—	25.0
—	23.8	Federal Home Loan Bank Discount Notes	0.178%	4/15/11	—	23.8
—	16.1	Federal Home Loan Bank Discount Notes	0.178%	4/29/11	—	16.1

TIAA Real Estate Account ¡ Prospectus187

CONSOLIDATED STATEMENTS OF INVESTMENTS         continued

TIAA REAL ESTATE ACCOUNT  ¡  DECEMBER 31, 2011 AND 2010
(Dollar values shown in millions)

Principal		Issuer	Yield(4)	Maturity Date	Fair Value
2011	2010				2011	2010

$—	$20.0	Federal Home Loan Bank Discount Notes	0.211%	5/6/11	$—	$20.0
—	31.8	Federal Farm Credit Bank Discount Notes	0.172%	5/9/11	—	31.8
—	100.0	Federal Home Loan Bank Discount Notes	0.217%	8/12/11	—	100.0
17.0	—	Federal Farm Credit Bank Discount Notes	0.010%	1/3/12	17.0	—
38.0	—	Federal Home Loan Bank Discount Notes	0.020%	1/6/12	38.0	—
50.0	—	Federal Home Loan Bank Discount Notes	0.046%	1/13/12	50.0	—
20.0	—	Federal Home Loan Bank Discount Notes	0.010–0.154%	1/13/12	20.0	—
48.0	—	Federal Home Loan Bank Discount Notes	0.051%	1/18/12	48.0	—
25.2	—	Federal Home Loan Bank Discount Notes	0.015–0.030%	1/20/12	25.2	—
13.3	—	Federal Home Loan Bank Discount Notes	0.011%	1/27/12	13.3	—
50.0	—	Federal Home Loan Bank Discount Notes	0.035%	2/1/12	50.0	—
42.2	—	Federal Home Loan Bank Discount Notes	0.035%	2/3/12	42.2	—
70.1	—	Federal Home Loan Bank Discount Notes	0.025–0.030%	2/10/12	70.1	—
19.4	—	Federal Home Loan Bank Discount Notes	0.025%	2/13/12	19.4	—
60.0	—	Federal Home Loan Bank Discount Notes	0.030–0.071%	2/17/12	60.0	—
7.2	—	Federal Home Loan Bank Discount Notes	0.071%	2/24/12	7.2	—
16.1	—	Federal Home Loan Bank Discount Notes	0.112%	3/7/12	16.1	—
34.4	—	Federal Home Loan Bank Discount Notes	0.025%	3/21/12	34.4	—
19.2	—	Federal Home Loan Bank Discount Notes	0.071%	3/28/12	19.2	—
45.7	—	Federal Home Loan Bank Discount Notes	0.091%	4/4/12	45.7	—
21.0	—	Federal Home Loan Bank Discount Notes	0.076%	5/9/12	21.0	—
47.6	—	Federal Home Loan Bank Discount Notes	0.056–0.081%	5/18/12	47.6	—
50.0	—	Federal Home Loan Bank Discount Notes	0.081%	5/23/12	50.0	—
9.0	—	Federal Home Loan Bank Discount Notes	0.101%	7/11/12	9.0	—
—	45.9	Freddie Mac Discount Notes	0.157–0.162%	1/3/11	—	45.9
—	82.7	Freddie Mac Discount Notes	0.183%	1/10/11	—	82.7
—	28.0	Freddie Mac Discount Notes	0.152%	1/25/11	—	28.0
—	28.2	Freddie Mac Discount Notes	0.172%	1/31/11	—	28.1
—	18.1	Freddie Mac Discount Notes	0.142%	2/22/11	—	18.1
—	49.4	Freddie Mac Discount Notes	0.162–0.178%	3/7/11	—	49.4
—	26.7	Freddie Mac Discount Notes	0.162%	3/14/11	—	26.7
—	14.9	Freddie Mac Discount Notes	0.172%	3/21/11	—	14.9
—	24.6	Freddie Mac Discount Notes	0.183%	4/18/11	—	24.6
—	10.1	Freddie Mac Discount Notes	0.193%	4/19/11	—	10.1
—	50.0	Freddie Mac Discount Notes	0.133–0.137%	11/9/11	—	49.9
50.0	—	Freddie Mac Discount Notes	0.041%	1/9/12	50.0	—
37.0	—	Freddie Mac Discount Notes	0.046%	1/17/12	37.0	—
29.5	—	Freddie Mac Discount Notes	0.035%	1/30/12	29.5	—
20.0	—	Freddie Mac Discount Notes	0.051%	2/14/12	20.0	—
42.9	—	Freddie Mac Discount Notes	0.061–0.101%	2/21/12	42.9	—
27.3	—	Freddie Mac Discount Notes	0.020%	3/5/12	27.3	—
9.5	—	Freddie Mac Discount Notes	0.035%	3/9/12	9.5	—
17.5	—	Freddie Mac Discount Notes	0.035%	3/13/12	17.5	—
25.5	—	Freddie Mac Discount Notes	0.081–0.091%	3/19/12	25.5	—
21.2	—	Freddie Mac Discount Notes	0.086%	4/3/12	21.2	—
35.2	—	Freddie Mac Discount Notes	0.096%	4/9/12	35.2	—
21.3	—	Freddie Mac Discount Notes	0.094%	4/10/12	21.3	—

188Prospectus ¡ TIAA Real Estate Account

CONSOLIDATED STATEMENTS OF INVESTMENTS         continued

TIAA REAL ESTATE ACCOUNT  ¡  DECEMBER 31, 2011 AND 2010
(Dollar values shown in millions)

Principal		Issuer	Yield(4)	Maturity Date	Fair Value
2011	2010				2011	2010

$20.2	$—	Freddie Mac Discount Notes	0.066%	4/16/12	$20.2	$—
23.2	—	Freddie Mac Discount Notes	0.076%	5/7/12	23.2	—
5.7	—	Freddie Mac Discount Notes	0.081%	5/14/12	5.7	—
13.5	—	Freddie Mac Discount Notes	0.081%	5/29/12	13.5	—
29.6	—	Freddie Mac Discount Notes	0.071%	6/4/12	29.6	—
11.0	—	Freddie Mac Discount Notes	0.076%	6/11/12	11.0	—
20.9	—	Freddie Mac Discount Notes	0.071%	6/18/12	20.8	—

TOTAL GOVERNMENT AGENCY NOTES
(Cost $1,551.5 and $1,484.7)					$1,551.6	$1,484.8

UNITED STATES TREASURY SECURITIES—8.08% AND 7.22%
—	32.3	United States Treasury Bills	0.130%	1/13/11	—	32.3
—	31.6	United States Treasury Bills	0.152%	1/27/11	—	31.6
—	32.4	United States Treasury Bills	0.129%	2/10/11	—	32.4
—	30.0	United States Treasury Bills	0.133%	2/17/11	—	30.0
—	30.0	United States Treasury Bills	0.140%	2/24/11	—	30.0
—	91.0	United States Treasury Bills	0.106–0.137%	3/3/11	—	91.0
—	41.4	United States Treasury Bills	0.132–0.178%	3/10/11	—	41.4
—	46.3	United States Treasury Bills	0.142–0.163%	3/17/11	—	46.3
—	34.0	United States Treasury Bills	0.141%	3/24/11	—	34.0
—	30.0	United States Treasury Bills	0.147%	3/31/11	—	30.0
—	50.0	United States Treasury Bills	0.137%	4/7/11	—	50.0
—	38.2	United States Treasury Bills	0.148–0.173%	4/14/11	—	38.1
—	30.0	United States Treasury Bills	0.133–0.173%	4/21/11	—	30.0
—	25.0	United States Treasury Bills	0.173%	4/28/11	—	25.0
—	28.6	United States Treasury Bills	0.153%	5/5/11	—	28.6
—	55.0	United States Treasury Bills	0.162–0.184%	5/12/11	—	55.0
—	49.2	United States Treasury Bills	0.190–0.210%	5/19/11	—	49.2
—	47.1	United States Treasury Bills	0.170–0.200%	5/26/11	—	47.1
—	0.2	United States Treasury Bills	0.061–0.167%	6/9/11	—	0.2
—	19.3	United States Treasury Bills	0.137–0.178%	6/16/11	—	19.3
—	4.3	United States Treasury Bills	0.168–0.181%	6/23/11	—	4.3
19.9	—	United States Treasury Bills	0.020%	3/1/12	19.9	—
3.1	—	United States Treasury Bills	0.030%	3/8/12	3.1	—
50.0	—	United States Treasury Bills	0.037%	3/22/12	50.0	—
40.3	—	United States Treasury Bills	0.020–0.032%	3/29/12	40.3	—
60.8	—	United States Treasury Bills	0.020–0.031%	4/19/12	60.8	—
20.0	—	United States Treasury Bills	0.042%	5/3/12	20.0	—
50.0	—	United States Treasury Bills	0.020%	5/10/12	50.0	—
82.0	—	United States Treasury Bills	0.020–0.035%	5/17/12	82.0	—
23.4	—	United States Treasury Bills	0.025%	5/24/12	23.4	—
40.0	—	United States Treasury Bills	0.020%	5/31/12	40.0	—
40.0	—	United States Treasury Bills	0.056%	8/23/12	40.0	—
80.0	—	United States Treasury Bills	0.087%	11/15/12	79.9	—
—	29.5	United States Treasury Notes	0.148%	2/28/11	—	29.5
—	50.8	United States Treasury Notes	0.174–0.227%	3/31/11	—	50.9

TIAA Real Estate Account ¡ Prospectus189

CONSOLIDATED STATEMENTS OF INVESTMENTS         continued

TIAA REAL ESTATE ACCOUNT  ¡  DECEMBER 31, 2011 AND 2010
(Dollar values shown in millions)

Principal		Issuer	Yield(4)	Maturity Date	Fair Value
2011	2010				2011	2010

$—	$21.5	United States Treasury Notes	0.245%	4/30/11	$—	$21.5
—	33.7	United States Treasury Notes	0.237%	6/30/11	—	33.8
—	30.4	United States Treasury Notes	0.267%	9/30/11	—	30.4
50.0	—	United States Treasury Notes	0.259%	1/15/12	50.0	—
20.0	—	United States Treasury Notes	0.345%	2/15/12	20.0	—
15.0	—	United States Treasury Notes	0.078%	3/15/12	15.0	—
47.5	—	United States Treasury Notes	0.108%	5/15/12	47.6	—
68.0	—	United States Treasury Notes	0.102–0.106%	6/15/12	68.5	—
47.7	—	United States Treasury Notes	0.111–0.156%	8/15/12	48.2	—
50.0	—	United States Treasury Notes	0.085%	10/15/12	50.5	—
11.5	—	United States Treasury Notes	0.024%	1/31/12	11.5	—
30.6	—	United States Treasury Notes	0.138%	2/29/12	30.6	—
9.9	—	United States Treasury Notes	0.040–0.264%	3/31/12	10.0	—
50.0	—	United States Treasury Notes	0.094%	4/30/12	50.2	—
100.0	—	United States Treasury Notes	0.030–0.119%	5/31/12	100.3	—
80.7	—	United States Treasury Notes	0.107–0.133%	7/31/12	81.0	—
61.5	—	United States Treasury Notes	0.131–0.144%	10/31/12	61.6	—
46.6	—	United States Treasury Notes	0.105–0.149%	8/31/12	46.6	—
50.0	—	United States Treasury Notes	0.152%	11/30/12	50.2	—

TOTAL UNITED STATES TREASURY SECURITIES
(Cost $1,251.1 and $911.9)					$1,251.2	$911.9

TOTAL OTHER MARKETABLE SECURITIES
(Cost $2,802.6 and $2,396.6)					$2,802.8	$2,396.7

TOTAL MARKETABLE SECURITIES
(Cost $3,697.9 and $2,877.0)					$3,730.7	$2,892.0

TOTAL INVESTMENTS
(Cost $16,249.5 and $14,549.4)					$15,487.2	$12,636.6

(1)	The investment has a mortgage loan payable outstanding, as indicated in Note 9.

(2)	The market value reflects the Account’s interest in the joint venture and is net of debt.

(3)	Properties within this investment are located throughout the United States.

(4)	Yield represents the annualized yield at the date of purchase.

190Prospectus ¡ TIAA Real Estate Account

REPORT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

To the Participants of the TIAA Real Estate Account and the Board of Trustees of Teachers Insurance and Annuity Association of America:

In our opinion, the accompanying consolidated statements of assets and liabilities, including the consolidated statements of investments, and the related consolidated statements of operations, of changes in net assets and of cash flows, present fairly, in all material respects, the financial position of the TIAA Real Estate Account and its subsidiaries (the “Account”) at December 31, 2011 and 2010, the results of their operations, the changes in their net assets and their cash flows for each of the three years in the period ended December 31, 2011 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Account’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

PricewaterhouseCoopers LLP
Charlotte, North Carolina
March 15, 2012

TIAA Real Estate Account ¡ Prospectus191

PRO FORMA CONDENSED STATEMENT OF
ASSETS AND LIABILITIES (UNAUDITED)

TIAA REAL ESTATE ACCOUNT

As of December 31, 2011

(in millions)	Historical	Adjustments		Proforma

ASSETS
Real estate properties and Real estate joint ventures and limited partnerships, at value	$11,756.5	113.3	(a)	$11,869.8
Marketable securities	3,730.7	—		3,730.7
Other	262.7	—		262.7

TOTAL ASSETS	15,749.9	113.3		15,863.2

Mortgage notes payable	2,028.2	—		2,028.2
Accrued real estate property level expenses and taxes	166.9	—		166.9
Other	27.6	—		27.6

TOTAL LIABILITIES	2,222.7	—		2,222.7

NET ASSETS	$13,527.2	$113.3		$13,640.5

PRO FORMA CONDENSED STATEMENT OF
OPERATIONS (UNAUDITED)

TIAA REAL ESTATE ACCOUNT

For the Year Ended December 31, 2011

(in millions)	Historical	Adjustments		Proforma

Rental income	$874.1	$39.2	(b)	$913.3

Operating expenses	217.8	6.5		224.3
Real estate taxes	111.5	2.7		114.2
Interest expense	109.2	—		109.2

Total real estate property expenses and taxes	438.5	9.2		447.7

Real estate income, net	435.6	30.0		465.6
Income from real estate joint ventures and limited partnerships	86.4	—		86.4
Interest and dividends	22.4	—		22.4

TOTAL INCOME, NET	544.4	30.0		574.4

EXPENSES	121.3	2.4	(c)	123.7

INVESTMENT INCOME, NET	423.1	27.6		450.7
REALIZED AND UNREALIZED GAINS	1,076.0	—		1,076.0

NET INCREASE IN NET ASSETS RESULTING FROM OPERATIONS	$1,499.1	$27.6		$1,526.7

192Prospectus ¡ TIAA Real Estate Account

NOTES TO PRO FORMA CONDENSED FINANCIAL
STATEMENTS (UNAUDITED)

TIAA REAL ESTATE ACCOUNT

Note 1—Purpose and Assumptions

As required by the Securities and Exchange Commission under Regulation S-X Article 11-01(5), these pro forma condensed financial statements of the TIAA Real Estate Account (“Account”) have been prepared because the Account has made significant purchases of real estate property investments during the period from January 1, 2011 through the date of this prospectus. During 2011, the Account purchased eight property investments: two retail properties, four apartment properties, one industrial property, and one ground lease. During the period from January 1, 2012 through the date of this prospectus, the Account purchased one retail property. Information regarding certain of these purchases is included under “Recent Transactions” beginning on page 56.

Various assumptions have been made in order to prepare these pro forma condensed financial statements. The pro forma condensed statement of assets and liabilities has been prepared assuming the real estate property investments purchased during the period from January 1, 2012 through the date of this prospectus were purchased as of December 31, 2011. The pro forma condensed statement of operations for the year ended December 31, 2011 has been prepared assuming real estate property investments purchased during the period from January 1, 2011 through the date of this prospectus were purchased as of January 1, 2011.

Note 2—Pro Forma Adjustments

The following pro forma adjustments were made in preparing the pro forma condensed financial statements to reflect the purpose described in Note 1.

Pro forma Condensed Statement of Assets and Liabilities:

(a)	To record the cost of the real estate property investment purchased during the period from January 1, 2011 through the date of this prospectus.

Pro forma Condensed Statement of Operations:

(b)

To record the rental income and real estate property level expenses of the real estate properties purchased during the period from January 1, 2011 through the date of this prospectus, assuming such properties were owned for the entire year ended December 31, 2011.

(c)

To record additional investment advisory expense charges which would have been incurred during the year ended December 31, 2011, based on the gross investment amounts involved and assuming the real estate property investments purchased during the period from January 1, 2011 through the date of this prospectus had been purchased as of January 1, 2011.

TIAA Real Estate Account ¡ Prospectus193

THE PALATINE, ARLINGTON, VIRGINIA

INDEPENDENT AUDITORS’ REPORT

To the Management of
Teachers Insurance and Annuity Association of America

We have audited the accompanying statement of revenues and certain expenses of The Palatine, Arlington, Virginia (the “Property”), as described in Note A, for the period from March 12, 2010 (date of inception) to December 31, 2010. This financial statement is the responsibility of the Property’s management. Our responsibility is to express an opinion on this financial statement based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

The accompanying statement of revenues and certain expenses was prepared for the purpose of complying with Rule 3-14 of Securities and Exchange Commission Regulation S-X and, as described in Note A, is not intended to be a complete presentation of the Property’s revenues and expenses.

In our opinion, the financial statement referred to above presents fairly, in all material respects, the revenues and certain expenses of the Property for the period from March 12, 2010 (date of inception) to December 31, 2010, in conformity with accounting principles generally accepted in the United States of America.

Aarons Grant & Habif, LLC
May 20, 2011

194Prospectus ¡ TIAA Real Estate Account

THE PALATINE, ARLINGTON, VIRGINIA

STATEMENTS OF REVENUES AND CERTAIN EXPENSES

	For The Period From March 12, 2010 (date of inception) to December 31, 2010 (Audited)	For The Period Ended March 31, 2011 (Unaudited)

REVENUES
Rental income	$5,960,683	$1,808,731
Parking and other income	457,248	135,234

Total revenues	6,417,931	1,943,965

CERTAIN EXPENSES
Advertising and marketing	56,889	13,694
Bad debt expense	14,286	—
General and administrative	199,898	57,371
Insurance	61,030	19,955
Management fees	176,057	59,403
Real estate taxes	688,229	213,290
Repairs and maintenance	358,892	62,109
Salaries and wages	414,333	116,682
Utilities	211,664	107,589

Total certain expenses	2,181,278	650,093

Revenues in excess of certain expenses	$4,236,653	$1,293,872

See Independent Auditors’ Report and Accompanying Notes

NOTES TO STATEMENTS OF REVENUES AND CERTAIN EXPENSES

Note A—Organization and Basis of Presentation

The statement of revenues and certain expenses (the financial statement) for the period from March 12, 2010 (date of inception) to December 31, 2010 relates to the operations of The Palatine (the “Property”), a 262 unit multi-family residential building located in Arlington, Virginia. The Property was approximately 96% and 97% leased at December 31, 2010 and March 31, 2011, respectively.

The accompanying financial statement is presented in conformity with Rule 3-14 of Securities and Exchange Commission Regulation S-X. Accordingly, the financial statement is not representative of the actual operations for the period presented, as certain expenses which may not be comparable to the expenses expected to be incurred in the future operations of the Property have been excluded. Expenses excluded consist of interest, depreciation and amortization and certain other expenses not directly related to the future operations of the Property.

The statement of revenue and certain expenses for the period ended March 31, 2011 is unaudited. However, in the opinion of management, all adjustments (consisting solely of normal recurring adjustments) necessary for the fair presentation of this statement of revenues and certain expenses for the interim period on the basis described above have been included. The results for

See Independent Auditors’ Report         TIAA Real Estate Account ¡ Prospectus195

such an interim period are not necessarily indicative of the results for the entire year.

Note B—Summary of Significant Accounting Policies

Use of estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect various amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Revenue recognition

Rental income from tenant leases is recognized as earned. Lease terms generally do not extend beyond one year.

Note C—Related Party Transactions

The Property entered into a service agreement with an affiliate of the Property owner for the purpose of providing property management services. For the period ended December 31, 2010, the Company paid management fees totaling $176,057 to the affiliate. Additionally, as part of the service agreement, the Property paid $345,893 in salaries and wages to the affiliate.

196Prospectus ¡ TIAA Real Estate Account         See Independent Auditors’ Report

PEPPER BUILDING, PHILADELPHIA, PENNSYLVANIA

INDEPENDENT AUDITORS’ REPORT

To the Management of
Teachers Insurance and Annuity Association of America

We have audited the accompanying statement of revenues and certain expenses of Pepper Building, Philadelphia, Pennsylvania (the “Property”), as described in Note A, for the year ended December 31, 2010. This financial statement is the responsibility of the Property’s management. Our responsibility is to express an opinion on this financial statement based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

The accompanying statement of revenues and certain expenses was prepared for the purpose of complying with Rule 3-14 of Securities and Exchange Commission Regulation S-X and, as described in Note A, is not intended to be a complete presentation of the Property’s revenues and expenses.

In our opinion, the financial statement referred to above presents fairly, in all material respects, the revenues and certain expenses of the Property for the year ended December 31, 2010, in conformity with accounting principles generally accepted in the United States of America.

Aarons Grant & Habif, LLC
June 15, 2011

     TIAA Real Estate Account ¡ Prospectus197

PEPPER BUILDING, PHILADELPHIA, PENNSYLVANIA

STATEMENTS OF REVENUES AND CERTAIN EXPENSES

	For The Year Ended December 31, 2010 (Audited)	For The Period Ended March 31, 2011 (Unaudited)

REVENUES
Rental income	$2,551,011	$858,634
Other income	178,479	105,344

Total revenues	2,729,490	963,978

CERTAIN EXPENSES
Advertising and marketing	44,507	4,057
General and administrative	75,936	39,147
Insurance	53,630	13,408
Management fees	109,180	38,559
Real estate taxes	155,790	49,362
Repairs and maintenance	168,625	51,799
Salaries and wages	195,937	63,187
Utilities	294,513	79,570

Total certain expenses	1,098,118	339,089

Revenues in excess of certain expenses	$1,631,372	$624,889

See Independent Auditors’ Report and Accompanying Notes

NOTES TO STATEMENTS OF REVENUES AND CERTAIN EXPENSES

Note A—Organization and Basis of Presentation

The statement of revenues and certain expenses (the financial statement) for the year ended December 31, 2010 relates to the operations of Pepper Building (the “Property”), a 185 unit multi-family residential building located in Philadelphia, Pennsylvania. The Property was approximately 97% leased at December 31, 2010 and March 31, 2011, respectively.

The accompanying financial statement is presented in conformity with Rule 3-14 of Securities and Exchange Commission Regulation S-X. Accordingly, the financial statement is not representative of the actual operations for the period presented, as certain expenses which may not be comparable to the expenses expected to be incurred in the future operations of the Property have been excluded. Expenses excluded consist of interest, depreciation and amortization and certain other expenses not directly related to the future operations of the Property.

The statement of revenues and certain expenses for the period ended March 31, 2011 is unaudited. However, in the opinion of management, all adjustments (consisting solely of normal recurring adjustments) necessary for the fair presentation of this statement of revenues and certain expenses for the interim period on the basis described above have been included. The results for such an interim period are not necessarily indicative of the results for the entire year.

198Prospectus ¡ TIAA Real Estate Account         See Independent Auditors’ Report

Note B—Summary of Significant Accounting Policies

Use of estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect various amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Revenue recognition

Rental income from tenant leases is recognized as earned. Lease terms generally do not extend beyond one year.

Note C—Related Party Transactions

The Property entered into a service agreement with an affiliate of the Property’s owner for the purpose of providing property management services. For the period ended December 31, 2010, the Property incurred $109,180 in management fees to the affiliate. Additionally, as part of the service agreement, the Property paid $195,937 in salaries and wages to the affiliate.

See Independent Auditors’ Report         TIAA Real Estate Account ¡ Prospectus199

425 PARK AVENUE, NEW YORK, NEW YORK

INDEPENDENT AUDITORS’ REPORT

To the Management of
Teachers Insurance and Annuity Association of America

We have audited the accompanying statement of revenue and certain expenses of 425 Park Avenue (the “Property”), as described in Note A, for the year ended December 31, 2010. This financial statement is the responsibility of the seller’s management. Our responsibility is to express an opinion on this financial statement based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

The accompanying statement of revenue and certain expenses was prepared for the purpose of complying with Rule 3-14 of Securities and Exchange Commission Regulation S-X and, as described in Note A, is not intended to be a complete presentation of the Property’s revenue and expenses.

In our opinion, the financial statement referred to above presents fairly, in all material respects, the revenue and certain expenses of the seller for the year ended December 31, 2010, in conformity with accounting principles generally accepted in the United States of America.

Aarons Grant & Habif, LLC
June 15, 2011

200Prospectus ¡ TIAA Real Estate Account

425 PARK AVENUE, NEW YORK, NEW YORK

STATEMENTS OF REVENUE AND CERTAIN EXPENSES

	For The Year Ended December 31, 2010 (Audited)	For The Period Ended May 26, 2011 (Unaudited)

REVENUE
Rental income	$24,207,235	$9,750,136

CERTAIN EXPENSES
Professional fees	18,000	7,300

Revenues in excess of certain expenses	$24,189,235	$9,742,836

See Independent Auditors’ Report and Accompanying Notes

NOTES TO STATEMENTS OF REVENUE AND CERTAIN EXPENSES

Note A—Organization and Basis of Presentation

The statement of revenue and certain expenses (the “financial statement”) for the year ended December 31, 2010 relates to the operations of the property located at 425 Park Avenue (the “Property”). The Property is encumbered by a master lease that expires in July 2090. The master lease entitles the Lessor to specified payments from the Lessee over a period of time. In return, the Lessee has the right to operate and lease the existing building on the Property. Currently constructed on the land is a 649,647 square foot building which was 100% leased as of December 31, 2010.

The accompanying financial statement is presented in conformity with Rule 3-14 of Securities and Exchange Commission Regulation S-X. Accordingly, the financial statement is not representative of the actual operations for the period presented, as certain expenses which may not be comparable to the expenses expected to be incurred in the future operations of the Property have been excluded. Expenses excluded consist of interest, depreciation and amortization and certain other expenses not directly related to the future operations of the Property.

The statement of revenue and certain expenses for the period ended May 26, 2011 is unaudited. However, in the opinion of management, all adjustments (consisting solely of normal recurring adjustments) necessary for the fair presentation of this statement of revenue and certain expenses for the interim period on the basis described above have been included. The results for such an interim period are not necessarily indicative of the results for the entire year.

Note B—Summary of Significant Accounting Policies

Use of estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect various amounts reported in the

See Independent Auditors’ Report         TIAA Real Estate Account ¡ Prospectus201

financial statements and accompanying notes. Actual results could differ from those estimates.

Revenue recognition

Rental income from the Property’s master lease, which includes scheduled increases over the lease term, is recognized on a straight-line basis. For the year ended December 31, 2010, income recognized on a straight-line basis is more than income that would have accrued in accordance with the lease terms by $5,379,201.

Note C—Concentration of Revenue

The Property earned 100% of rent revenue from a single tenant during the year ended December 31, 2010.

Note D—Future Rent Payments

The Property is rented to the tenant under a non-cancelable operating lease. Approximate minimum future rents required under the lease in effect at December 31, 2010 are as follows:

2011	$11,118,197
2012	11,118,197
2013	11,118,197
2014	11,118,197
2015	11,326,530
2016 and thereafter	1,859,114,538

$1,914,913,856

202Prospectus ¡ TIAA Real Estate Account         See Independent Auditors’ Report

RIVER’S EDGE APARTMENTS, MEDFORD, MASSACHUSETTS

INDEPENDENT AUDITORS’ REPORT

To the Management of
Teachers Insurance and Annuity Association of America

We have audited the accompanying statement of revenues and certain expenses of River’s Edge Apartments, Medford, Massachusetts (the “Property”), as described in Note A, for the year ended December 31, 2010. This financial statement is the responsibility of the Property’s management. Our responsibility is to express an opinion on this financial statement based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

The accompanying statement of revenues and certain expenses was prepared for the purpose of complying with Rule 3-14 of Securities and Exchange Commission Regulation S-X and, as described in Note A, is not intended to be a complete presentation of the Property’s revenues and expenses.

In our opinion, the financial statement referred to above presents fairly, in all material respects, the revenues and certain expenses of the Property for the year ended December 31, 2010, in conformity with accounting principles generally accepted in the United States of America.

Aarons Grant & Habif, LLC
June 15, 2011

     TIAA Real Estate Account ¡ Prospectus203

RIVER’S EDGE APARTMENTS, MEDFORD, MASSACHUSETTS

STATEMENTS OF REVENUES AND CERTAIN EXPENSES

	For The Year Ended December 31, 2010 (Audited)	For The Period Ended March 31, 2011 (Unaudited)

REVENUES
Rental income	$3,255,884	$1,349,133
Other income	246,636	84,577

Total revenues	3,502,520	1,433,710

CERTAIN EXPENSES
Advertising and marketing	109,758	14,773
Bad debt	18,615	564
General and administrative	125,391	21,897
Insurance	48,864	12,216
Management fees	150,645	40,011
Property taxes	347,686	86,922
Repairs and maintenance	206,598	74,532
Salaries and wages	362,083	80,188
Utilities	306,840	57,703

Total certain expenses	1,676,480	388,806

Revenues in excess of certain expenses	$1,826,040	$1,044,904

See Independent Auditors’ Report and Accompanying Notes

NOTES TO STATEMENTS OF REVENUES AND CERTAIN EXPENSES

Note A—Organization and Basis of Presentation

The statement of revenues and certain expenses (the financial statement) for the year ended December 31, 2010 relates to the operations of River’s Edge Apartments (the “Property”), a 222 unit multi-family residential building located in Medford, Massachusetts. The Property was approximately 93% leased at December 31, 2010 and March 31, 2011, respectively.

The accompanying financial statement is presented in conformity with Rule 3-14 of Securities and Exchange Commission Regulation S-X. Accordingly, the financial statement is not representative of the actual operations for the period presented, as certain expenses which may not be comparable to the expenses expected to be incurred in the future operations of the Property have been excluded. Expenses excluded consist of interest, depreciation and amortization and certain other expenses not directly related to the future operations of the Property.

The statement of revenues and certain expenses for the period ended March 31, 2011 is unaudited. However, in the opinion of management, all adjustments (consisting solely of normal recurring adjustments) necessary for the fair presentation of this statement of revenues and certain expenses for the interim period on the basis described above have been included. The results for such an interim period are not necessarily indicative of the results for the entire year.

204Prospectus ¡ TIAA Real Estate Account         See Independent Auditors’ Report

Note B—Summary of Significant Accounting Policies

Use of estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect various amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Revenue recognition

Rental income from tenant leases is recognized as earned. Lease terms generally do not extend beyond one year.

See Independent Auditors’ Report         TIAA Real Estate Account ¡ Prospectus205

NORTHPARK VILLAGE SQUARE, VALENCIA, CALIFORNIA

INDEPENDENT AUDITORS’ REPORT

To the Management of
Teachers Insurance and Annuity Association of America
On behalf of the TIAA Real Estate Account

We have audited the accompanying statement of revenues and certain expenses of Northpark Village Square, Valencia, California (the “Property”), as described in Note A, for the year ended December 31, 2010. This financial statement is the responsibility of the Property’s management. Our responsibility is to express an opinion on this financial statement based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Property’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

The accompanying statement of revenues and certain expenses was prepared for the purpose of complying with Rule 3-14 of Securities and Exchange Commission Regulation S-X and, as described in Note A, is not intended to be a complete presentation of the Property’s revenues and expenses.

In our opinion, the financial statement referred to above presents fairly, in all material respects, the revenues and certain expenses of the Property for the year ended December 31, 2010, in conformity with accounting principles generally accepted in the United States of America.

Aarons Grant & Habif, LLC
June 24, 2011

206Prospectus ¡ TIAA Real Estate Account

NORTHPARK VILLAGE SQUARE, VALENCIA, CALIFORNIA

STATEMENTS OF REVENUES AND CERTAIN EXPENSES

	For The Year Ended December 31, 2010 (Audited)	For The Period Ended January 28, 2011 (Unaudited)

REVENUES
Rental income	$2,471,013	$195,337
Escalation income	829,612	47,851
Other income	9,135	723

Total revenues	3,309,760	243,911

CERTAIN EXPENSES
Bad debt	88,268	21,060
General and administrative	15,148	7,841
Insurance	31,601	2,484
Management fees	74,822	9,158
Real estate taxes	481,089	39,555
Repairs and maintenance	162,725	19,241
Utilities	48,950	4,116

Total certain expenses	902,603	103,455

Revenues in excess of certain expenses	$2,407,157	$140,456

See Independent Auditors’ Report and Accompanying Notes

NOTES TO STATEMENTS OF REVENUES AND CERTAIN EXPENSES

Note A—Organization and Basis of Presentation

The statement of revenues and certain expenses (the financial statement) for the year ended December 31, 2010 relates to the operations of Northpark Village Square, Valencia, California (the Property). The Property contains 87,094 square feet of rentable retail space, and was approximately 98% leased at January 28, 2011.

The accompanying financial statement is presented in conformity with Rule 3-14 of Securities and Exchange Commission Regulation S-X. Accordingly, the financial statement is not representative of the actual operations for the periods presented, as certain expenses, which may not be comparable to the expenses expected to be incurred in the future operations of the Property, have been excluded. Expenses excluded consist of interest, depreciation and amortization and certain other expenses not directly related to the future operations of the Property.

The statement of revenue and certain expenses for the period ended January 28, 2011 is unaudited. However, in the opinion of management, all adjustments (consisting solely of normal recurring adjustments) necessary for the fair presentation of this statement of revenues and certain expenses for the interim period on the basis described above have been included. The results for such an interim period are not necessarily indicative of the results for the entire year.

See Independent Auditors’ Report         TIAA Real Estate Account ¡ Prospectus207

Note B—Summary of Significant Accounting Policies

Use of estimates

The preparation of this financial statement in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect various amounts reported in the financial statement and accompanying notes. Actual results could differ from those estimates.

Revenue recognition

Rental income from the operating leases, which includes scheduled increases over the lease term, is recognized on a straight-line basis. For the year ended December 31, 2010 and the period ended January 28, 2011, income recognized on a straight-line basis is more than income that would have accrued in accordance with the lease terms by approximately $241,354 and $19,505, respectively.

Note C—Future Rental Income

Available space in the Property is leased to tenants under non-cancellable operating leases that expire on various dates. The minimum future rental income from the leases in effect as of December 31, 2010 is as follows:

2011	$2,279,470
2012	2,084,583
2013	2,024,002
2014	1,983,600
2015	1,987,923
Thereafter	20,999,393

$31,358,971

Note D—Concentration of Revenue

The Property earned approximately 62% of rental income from two tenants during the year ended December 31, 2010.

208Prospectus ¡ TIAA Real Estate Account         See Independent Auditors’ Report

THE FORUM AT CARLSBAD, CARLSBAD, CALIFORNIA

INDEPENDENT AUDITORS’ REPORT

To the Management of
Teachers Insurance and Annuity Association of America
On behalf of the TIAA Real Estate Account

We have audited the accompanying statement of revenues and certain expenses of The Forum at Carlsbad, Carlsbad, California (the “Property”), as described in Note A, for the year ended December 31, 2010. This financial statement is the responsibility of the seller’s management. Our responsibility is to express an opinion on this financial statement based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the seller’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

The accompanying statement of revenues and certain expenses was prepared for the purpose of complying with Rule 3-14 of Securities and Exchange Commission Regulation S-X and, as described in Note A, is not intended to be a complete presentation of the Property’s revenues and expenses.

In our opinion, the financial statement referred to above presents fairly, in all material respects, the revenues and certain expenses of the Property for the year ended December 31, 2010, in conformity with accounting principles generally accepted in the United States of America.

Aarons Grant & Habif, LLC
November 28, 2011

     TIAA Real Estate Account ¡ Prospectus209

THE FORUM AT CARLSBAD, CARLSBAD, CALIFORNIA

STATEMENTS OF REVENUES AND CERTAIN EXPENSES

	For The Year Ended December 31, 2010 (Audited)	For The Period Ended June 30, 2011 (Unaudited)

REVENUES
Rental income	$8,336,156	$3,794,134
Escalation income	2,200,386	989,677
Other income	94,732	211,484

Total revenues	10,631,274	4,995,295

CERTAIN EXPENSES
General and administrative	236,570	442,229
Insurance	94,524	56,244
Management fees	400,119	196,556
Professional fees	251,156	161,383
Real estate taxes	929,869	473,744
Repairs and maintenance	691,241	445,823
Utilities	239,634	129,407

Total certain expenses	2,843,113	1,905,386

Revenues in excess of certain expenses	$7,788,161	$3,089,909

See Independent Auditors’ Report and Accompanying Notes

NOTES TO STATEMENTS OF REVENUES AND CERTAIN EXPENSES

Note A—Organization and Basis of Presentation

The statement of revenues and certain expenses (the “financial statement”) for the year ended December 31, 2010 relates to the operations of The Forum at Carlsbad, Carlsbad, California (the “Property”). The Property contains 264,619 square feet of rentable retail space and was approximately 99% leased at June 30, 2011.

The accompanying financial statement is presented in conformity with Rule 3-14 of Securities and Exchange Commission Regulation S-X. Accordingly, the financial statement is not representative of the actual operations for the periods presented, as certain expenses which may not be comparable to the expenses expected to be incurred in the future operations of the Property have been excluded. Expenses excluded consist of interest, depreciation and amortization and certain other expenses not directly related to the future operations of the Property.

The statement of revenue and certain expenses for the period ended June 30, 2011 is unaudited. However, in the opinion of management, all adjustments (consisting solely of normal recurring adjustments) necessary for the fair presentation of this statement of revenues and certain expenses for the interim period on the basis described above have been included. The results for such an interim period are not necessarily indicative of the results for the entire year.

210Prospectus ¡ TIAA Real Estate Account         See Independent Auditors’ Report

Note B—Summary of Significant Accounting Policies

Use of estimates

The preparation of this financial statement in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect various amounts reported in the financial statement and accompanying notes. Actual results could differ from those estimates.

Revenue recognition

Rental income from the operating leases, which includes scheduled increases over the lease term, is recognized on a straight-line basis. For the year ended December 31, 2010, income recognized on a straight-line basis is more than income that would have accrued in accordance with the lease terms by approximately $483,303.

Note C—Future Rental Income

Space in the Property is leased to tenants under non-cancellable operating leases that expire on various dates. The minimum future rental income from the leases in effect as of December 31, 2010 is as follows:

2011	$8,196,961
2012	8,140,287
2013	8,115,929
2014	5,884,141
2015	4,592,952
Thereafter	10,840,660

$45,770,930

See Independent Auditors’ Report         TIAA Real Estate Account ¡ Prospectus211

WESTON BUSINESS CENTER, WESTON, FLORIDA

INDEPENDENT AUDITORS’ REPORT

To the Management of
Teachers Insurance and Annuity Association of America
On behalf of the TIAA Real Estate Account

We have audited the accompanying statement of revenues and certain expenses of Weston Business Center, Weston, Florida (the “Property”), as described in Note A, for the period April 12, 2010 to December 31, 2010. This financial statement is the responsibility of the seller’s management. Our responsibility is to express an opinion on this financial statement based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the seller’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

The accompanying statement of revenues and certain expenses was prepared for the purpose of complying with Rule 3-14 of Securities and Exchange Commission Regulation S-X and, as described in Note A, is not intended to be a complete presentation of the Property’s revenues and expenses.

In our opinion, the financial statement referred to above presents fairly, in all material respects, the revenues and certain expenses of the Property for the period April 12, 2010 to December 31, 2010, in conformity with accounting principles generally accepted in the United States of America.

Aarons Grant & Habif, LLC
November 28, 2011

212Prospectus ¡ TIAA Real Estate Account

WESTON BUSINESS CENTER, WESTON, FLORIDA

STATEMENTS OF REVENUES AND CERTAIN EXPENSES

	For The Period April 12, 2010 to December 31, 2010 (Audited)	For The Seven Months Ended July 31, 2011 (Unaudited)

REVENUES
Rental income	$3,864,544	$3,145,308
Tenant reimbursements	1,006,050	785,830

Total revenues	4,870,594	3,931,138

CERTAIN EXPENSES
General and administrative	31,986	30,304
Insurance	99,741	78,478
Management fees	71,089	52,026
Professional fees	23,050	9,672
Real estate taxes	570,684	443,866
Repairs and maintenance	308,432	198,750
Utilities	19,723	15,241

Total certain expenses	1,124,705	828,337

Revenues in excess of certain expenses	$3,745,889	$3,102,801

See Independent Auditors’ Report and Accompanying Notes

NOTES TO STATEMENTS OF REVENUES AND CERTAIN EXPENSES

Note A—Organization and Basis of Presentation

The statement of revenues and certain expenses (the “financial statement”) for the period April 12, 2010 to December 31, 2010 relates to the operations of Weston Business Center, Weston, Florida (the “Property”). The Property contains 679,918 square feet of rentable retail space and was 100% leased at July 31, 2011.

The accompanying financial statement is presented in conformity with Rule 3-14 of Securities and Exchange Commission Regulation S-X. Accordingly, the financial statement is not representative of the actual operations for the periods presented, as certain expenses which may not be comparable to the expenses expected to be incurred in the future operations of the Property have been excluded. Expenses excluded consist of interest, depreciation and amortization and certain other expenses not directly related to the future operations of the Property.

The statement of revenue and certain expenses for the seven months ended July 31, 2011 is unaudited. However, in the opinion of management, all adjustments (consisting solely of normal recurring adjustments) necessary for the fair presentation of this statement of revenues and certain expenses for the interim period on the basis described above have been included. The results for such an interim period are not necessarily indicative of the results for the entire year.

See Independent Auditors’ Report         TIAA Real Estate Account ¡ Prospectus213

Note B—Summary of Significant Accounting Policies

Use of estimates

The preparation of this financial statement in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect various amounts reported in the financial statement and accompanying notes. Actual results could differ from those estimates.

Revenue recognition

Rental income from the operating leases, which includes scheduled increases over the lease term, is recognized on a straight-line basis. For the period April 12, 2010 to December 31, 2010, income recognized on a straight-line basis is more than income that would have accrued in accordance with the lease terms by approximately $172,457.

Note C—Future Rental Income

Space in the Property is leased to tenants under non-cancellable operating leases that expire on various dates. Approximate minimum future rents required under these leases in effect as of December 31, 2010 are as follows:

2011	$4,904,941
2012	4,529,155
2013	4,594,480
2014	4,547,410
2015	1,490,052
2016 and thereafter	5,778,757

$25,844,795

214Prospectus ¡ TIAA Real Estate Account         See Independent Auditors’ Report

THE CORNER, NEW YORK, NEW YORK

INDEPENDENT AUDITORS’ REPORT

To the Management of
Teachers Insurance and Annuity Association

We have audited the accompanying statement of revenues and certain expenses of The Corner (the “Property”), as described in Note A, for the year ended December 31, 2010. This financial statement is the responsibility of the Property’s management. Our responsibility is to express an opinion on this financial statement based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Property’s internal control over financial reporting. Accordingly we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

The accompanying statement of revenues and certain expenses was prepared for the purpose of complying with Rule 3-14 of Securities and Exchange Commission Regulation S-X and, as described in Note A, is not intended to be a complete presentation of the Property’s revenues and expenses.

In our opinion, the financial statement referred to above presents fairly, in all material respects, the revenues and certain expenses of the Property for the year ended December 31, 2010, in conformity with accounting principles generally accepted in the United States of America.

Aarons Grant & Habif, LLC
February 8, 2012

     TIAA Real Estate Account ¡ Prospectus215

THE CORNER, NEW YORK, NEW YORK

STATEMENTS OF REVENUES AND CERTAIN EXPENSES

	For The Year Ended December 31, 2010 (Audited)	For The Period Ended May 31, 2011 (Unaudited)

REVENUES
Rental income	$4,325,336	$5,003,777
Other income	60,589	37,180

Total revenues	4,385,925	5,040,957

CERTAIN EXPENSES
Advertising and marketing	124,577	39,400
General and administrative	525,954	240,793
Insurance	142,086	134,132
Management fees	63,787	36,450
Real estate taxes	445,751	264,421
Repairs and maintenance	345,659	88,936
Salaries and wages	724,251	346,912
Utilities	261,415	156,798

Total certain expenses	2,633,480	1,307,842

Revenues in excess of certain expenses	$1,752,445	$3,733,115

See Independent Auditors’ Report and Accompanying Notes

NOTES TO STATEMENT OF REVENUES AND CERTAIN EXPENSES

Note A—Organization and Basis of Presentation

The statement of revenues and certain expenses (the “financial statement”) for the year ended December 31, 2010 relate to the operations of The Corner (the “Property”). The Property is a 196 unit multi-family residential building located in New York, New York. The Property, located in Manhattan at the intersection of Broadway and 72nd Street, was approximately 97% leased at December 31, 2010 and May 31, 2011, respectively.

The accompanying financial statement is presented in conformity with Rule 3-14 of Securities and Exchange Commission Regulation S-X. Accordingly, the financial statement is not representative of the actual operations for the period presented, as certain expenses, which may not be comparable to the expenses expected to be incurred in the future operations of the Property, have been excluded. Expenses excluded consist of interest, depreciation and amortization and certain other expenses not directly related to the future operations of the Property.

The statement of revenue and certain expenses for the period ended May 31, 2011 is unaudited. However, in the opinion of management, all adjustments (consisting solely of normal recurring adjustments) necessary for the fair presentation of this statement of revenues and certain expenses for the interim period on the basis described above have been included. The results for such an interim period are not necessarily indicative of the results for the entire year.

216Prospectus ¡ TIAA Real Estate Account         See Independent Auditors’ Report

Note B—Summary of Significant Accounting Policies

Use of estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect various amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Revenue recognition

Rental income from tenant leases is recognized as earned. Lease terms are generally one to two years.

Note C—Future Rental Income

Space in the Property is leased to tenants under non-cancellable operating leases that expire on various dates. The minimum future rental income from the leases in effect as of December 31, 2010 is as follows:

2011	$10,857,555
2012	5,368,385
2013	104,400

$16,330,340

See Independent Auditors’ Report         TIAA Real Estate Account ¡ Prospectus217

SHOPS AT WISCONSIN PLACE, CHEVY CHASE, MARYLAND

INDEPENDENT AUDITORS’ REPORT

To the Management of
Teachers Insurance and Annuity Association of America
On behalf of the TIAA Real Estate Account

We have audited the accompanying statement of revenues and certain expenses of Shops at Wisconsin Place, Chevy Chase, Maryland (the “Property”), as described in Note A, for the year ended December 31, 2011. This financial statement is the responsibility of the Property’s management. Our responsibility is to express an opinion on this financial statement based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

The accompanying statement of revenues and certain expenses was prepared for the purpose of complying with Rule 3-14 of Securities and Exchange Commission Regulation S-X and, as described in Note A, is not intended to be a complete presentation of the Property’s revenues and expenses.

In our opinion, the financial statement referred to above presents fairly, in all material respects, the revenues and certain expenses of the Property for the year ended December 31, 2011, in conformity with accounting principles generally accepted in the United States of America.

Aarons Grant & Habif, LLC
March 8, 2012

218Prospectus ¡ TIAA Real Estate Account

SHOPS AT WISCONSIN PLACE, CHEVY CHASE, MARYLAND

STATEMENTS OF REVENUES AND CERTAIN EXPENSES

	For The Year Ended December 31, 2011 (Audited)	For The Period Ended January 31, 2012 (Unaudited)

REVENUES
Rental income	$5,757,840	$479,803
Escalation income	1,369,145	101,177
Other operating income	320,363	39,094
Loss from investment in joint venture	(721,381)	(74,200)

Total revenues	6,725,967	545,874

CERTAIN EXPENSES
Advertising	103,498	7,131
General and administrative	291,470	18,548
Insurance	42,502	4,246
Management fees	387,818	32,691
Real estate taxes	387,295	34,781
Repairs and maintenance	367,266	26,600
Security expense	327,831	24,548
Utilities	320,890	25,908

Total certain expenses	2,228,570	174,453

Revenues in excess of certain expenses	$4,497,397	$371,421

See Independent Auditors’ Report and Accompanying Notes

NOTES TO STATEMENT OF REVENUES AND CERTAIN EXPENSES

Note A—Organization and Basis of Presentation

The statement of revenues and certain expenses (the “financial statement”) for the year ended December 31, 2011 relates to the operations of Shops at Wisconsin Place (the “Property”). The Property includes 118,442 square feet of rentable retail space and a 33.33% ownership interest in the parking and common areas within a mixed-use office, retail and residential complex. The parking and common areas associated with the entire complex are owned by a separate legal entity. The Property, located in Chevy Chase, Maryland, was approximately 99% leased at December 31, 2011 and January 31, 2012.

The accompanying financial statement is presented in conformity with Rule 3-14 of Securities and Exchange Commission Regulation S-X. Accordingly, the financial statement is not representative of the actual operations for the periods presented, as certain expenses, which may not be comparable to the expenses expected to be incurred in the future operations of the Property, have been excluded. Expenses excluded consist of interest, depreciation and amortization, state income tax and certain other expenses not directly related to the future operations of the Property.

See Independent Auditors’ Report         TIAA Real Estate Account ¡ Prospectus219

The statement of revenue and certain expenses for the period ended January 31, 2012 is unaudited. However, in the opinion of management, all adjustments (consisting solely of normal recurring adjustments) necessary for the fair presentation of this statement of revenues and certain expenses for the interim period on the basis described above have been included. The results for such an interim period are not necessarily indicative of the results for the entire year.

Note B—Summary of Significant Accounting Policies

Use of estimates

The preparation of this financial statement in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect various amounts reported in the financial statement and accompanying notes. Actual results could differ from those estimates.

Revenue recognition

Rental income from the operating leases, which includes scheduled increases over the lease term, is recognized on a straight-line basis. For the year ended December 31, 2011 and the period ended January 31, 2012, income recognized on a straight-line basis is less than income that would have accrued in accordance with the lease terms by approximately $132,405 and $8,447, respectively.

Investment in unconsolidated joint venture

Ownership of the Property also includes a 33.33% equity interest in WP Project Developer, LLC (“Developer LLC”), which owns 100% of the parking and common areas associated with the entire complex. Net income or loss from the investment is recognized in accordance with Property’s interest in the respective operating components owned by Developer LLC.

The Property accounts for its noncontrolling interest in Developer LLC using the equity method of accounting. The Property’s loss from its equity investment in Developer LLC for the year ended December 31, 2011 and the period ended January 31, 2012 was $721,381 and $74,200, respectively.

Note C—Future Rental Income

Available space in the Property is leased to tenants under non-cancellable operating leases that expire on various dates through January 2030. The leases provide for increases in future minimum rental payments as well as contingent rents based on revenues in excess of specified amounts. Also, the leases require reimbursement of common area maintenance charges, certain operating expenses, and real estate taxes.

220Prospectus ¡ TIAA Real Estate Account         See Independent Auditors’ Report

The minimum future rental income from these leases as of December 31, 2011 is as follows:

2012	$5,893,871
2013	5,987,405
2014	6,076,284
2015	6,263,419
2016	6,347,433
Thereafter	34,362,059

$64,930,471

Note D—Future Rental Payments

The Property leases its land from WP Owner Trust under a ground lease with an initial term of 99 years ending August 1, 2103. The lease provides for annual rent payments of $1,000.

The Property leases 45,413 square feet of rentable retail space from the office component of the Project under a non-cancellable operating lease with an initial lease term of 99 years ending August 1, 2103. The lease provides for annual rent payments of $1.

The Property leases an additional 2,634 square feet of rentable retail space from the office component of the Project under a non-cancellable operating lease with an initial term of 30 years ending May 31, 2039. Rent expense under this lease was $79,761 and $6,631 for the year ended December 31, 2011 and the period ended January 31, 2012, respectively. The minimum future rental expense to be incurred under this lease as of December 31, 2011 is as follows:

2012	$81,575
2013	83,603
2014	85,684
2015	87,818
2016	90,004
Thereafter	2,663,211

$3,091,895

Note E—Related Party Transactions

The Property entered into common area and property management agreements with an affiliate of the Property’s owner for the purpose of providing management services to the Property and the common areas owned by Developer LLC. For the year ended December 31, 2011 and the period ended January 31, 2012, the Company paid management fees totaling $387,818 and $32,691, respectively, to the affiliate.

Note F—Concentration of Revenues

The Property earned approximately 33% of rental income from two tenants during the period ended December 31, 2011. The loss of these tenants could have a significant negative impact on the Property’s operations.

See Independent Auditors’ Report         TIAA Real Estate Account ¡ Prospectus221

TEACHERS INSURANCE AND ANNUITY ASSOCIATON OF AMERICA

CONDENSED STATUTORY-BASIS FINANCIAL STATEMENTS INFORMATION

(The following condensed statutory-basis financial statements information has been derived from statutory-basis financial statements which are available upon request.)

TIAA CONDENSED STATUTORY-BASIS STATEMENTS OF ADMITTED ASSETS, LIABILITIES AND CAPITAL AND CONTINGENCY RESERVES

(in millions)	December 31,
	2011	2010

ADMITTED ASSETS
Bonds	$167,931	$161,873
Preferred stocks	82	78
Common stocks	3,582	3,610
Mortgage loans	13,133	13,666
Real estate	1,595	1,341
Cash, cash equivalents and short-term investments	597	1,365
Contract loans	1,316	1,247
Derivatives	185	126
Other long-term investments	16,197	12,920
Investment income due and accrued	1,790	1,772
Federal income taxes	5	19
Net deferred federal income tax asset	3,070	3,246
Other assets	430	372
Separate account assets	16,019	12,909

TOTAL ADMITTED ASSETS	$225,932	$214,544

LIABILITIES, CAPITAL AND CONTINGENCY RESERVES
LIABILITIES
Reserves for life and health insurance, annuities and deposit-type contracts	$175,395	$169,885
Dividends due to policyholders	1,731	1,683
Interest maintenance reserve	1,229	873
Borrowed money	809	960
Asset valuation reserve	2,825	2,023
Derivatives	326	494
Other liabilities	1,662	1,620
Separate account liabilities	14,824	11,850

TOTAL LIABILITIES	198,801	189,388

CAPITAL AND CONTINGENCY RESERVES
Capital (2,500 shares of $1,000 par value common stock issued and outstanding and $550,000 paid-in capital)	3	3
Surplus notes	2,000	2,000
Contingency reserves:
For investment losses, annuity and insurance mortality, and other risks	23,650	22,071
Deferred income taxes	1,478	1,082

TOTAL CAPITAL AND CONTINGENCY RESERVES	27,131	25,156

TOTAL LIABILITIES, CAPITAL AND CONTINGENCY RESERVES	$225,932	$214,544

222Prospectus ¡ TIAA Real Estate Account

TEACHERS INSURANCE AND ANNUITY ASSOCIATON OF AMERICA

(The following condensed statutory-basis financial statements information has been derived from statutory-basis financial statements which are available upon request.)

TIAA CONDENSED STATUTORY-BASIS STATEMENTS OF OPERATIONS

(in millions)	For the Years Ended December 31,
	2011	2010	2009

REVENUES
Insurance and annuity premiums and other considerations	$12,703	$12,938	$11,527
Annuity dividend additions	1,325	1,048	1,325
Net investment income	10,910	10,534	10,340
Other revenue	182	143	124

TOTAL REVENUES	$25,120	$24,663	$23,316

BENEFITS AND EXPENSES
Policy and contract benefits	$11,341	$10,922	$11,175
Dividends to policyholders	3,082	2,733	2,646
Increase in policy and contract reserves	5,460	5,062	6,994
Net operating expenses	859	798	808
Net transfers to (from) separate accounts	1,661	2,130	(1,289)
Other benefits and expenses	53	235	166

TOTAL BENEFITS AND EXPENSES	$22,456	$21,880	$20,500

Income before federal income taxes and net realized capital gains (losses)	$2,664	$2,783	$2,816
Federal income tax (benefit)	(139)	(28)	(58)
Net realized capital gains (losses) less capital gains taxes, after transfers to the interest maintenance reserve	(444)	(1,430)	(3,326)

NET INCOME (LOSS)	$2,359	$1,381	$(452)

BASIS OF PRESENTATION:

The accompanying financial statements have been prepared on the basis of statutory accounting principles prescribed or permitted by the New York State Department of Financial Services (the “Department”); a comprehensive basis of accounting that differs from accounting principles generally accepted in the United States (“GAAP”). The Department requires insurance companies domiciled in the State of New York to prepare their statutory-basis financial statements in accordance with the National Association of Insurance Commissioners’ (“NAIC”) Accounting Practices and Procedures Manual (“NAIC SAP”), subject to any deviation prescribed or permitted by the Department (“New York SAP”).

The following is a summary of the significant accounting policies followed by Teachers Insurance and Annuity Association of America (the “Company”):

Investments: Publicly traded securities are accounted for as of the date the investments are purchased or sold (trade date). Other investments are recorded on the settlement date. Realized capital gains and losses on

TIAA Real Estate Account ¡ Prospectus223

TEACHERS INSURANCE AND ANNUITY ASSOCIATON OF AMERICA

investment transactions are accounted for under the specific identification method. A realized loss is recorded when an impairment is considered to be other-than-temporary.

Bonds: Bonds are stated at amortized cost using the current effective interest method. Bonds in or near default (rated NAIC 6) are stated at the lower of amortized cost or fair value. Bonds the Company intends to sell prior to maturity (“held for sale”) are stated at the lower of amortized cost or fair value.

Included within bonds are loan-backed and structured securities. Estimated future cash flows and expected prepayment speeds are used to determine the amortization of loan-backed and structured securities under the prospective method. Expected future cash flows and prepayment speeds are evaluated quarterly. Certain loan-backed and structured securities are reported at the lower of cost or fair value as a result of the NAIC modeling process.

If it is determined that a decline in the fair value of a bond, excluding loan-backed and structured securities, is other-than-temporary, the cost basis of the bond is written down to fair value and the amount of the write down is accounted for as a realized loss. The new cost basis is not changed for subsequent recoveries in fair value. Future declines in fair value which are determined to be other-than-temporary are recorded as realized losses.

For loan-backed and structured securities, when an OTTI has occurred because the Company does not expect to recover the entire amortized cost basis of the security, the amount of the OTTI recognized as a realized loss is the difference between the security’s amortized cost basis and the present value of cash flows expected to be collected, discounted at the loan-backed or structured security’s effective interest rate.

For loan-backed and structured securities, when an OTTI has occurred because the Company intends to sell the securities or the Company does not have the intent and ability to retain the security for a period of time sufficient to recover the amortized cost basis, the amount of the OTTI recognized is the difference between the security’s amortized cost basis and fair value at the balance sheet date.

In periods subsequent to the recognition of an OTTI loss for a bond, the Company accounts for the other-than-temporarily impaired security as if the security had been purchased on the measurement date of the impairment. The difference between the new amortized cost basis and the cash flows expected to be collected is accreted as interest income in future periods based on prospective changes in cash flow estimates.

The fair values for publicly traded long term bond investments are generally determined using prices provided by third party pricing services. For privately placed long term bond investments without readily ascertainable market value, such values are determined with the assistance of independent pricing services

224Prospectus ¡ TIAA Real Estate Account

TEACHERS INSURANCE AND ANNUITY ASSOCIATON OF AMERICA

utilizing a discounted cash flow methodology based on coupon rates, maturity provisions and credit assumptions.

Preferred Stocks: Preferred stocks are stated at amortized cost unless they have an NAIC rating designation of 4, 5 or 6, which are stated at the lower of amortized cost or fair value. The fair values of preferred stocks are determined using prices provided by third party pricing services.

Common Stocks: Common stocks of unaffiliated companies are stated at fair value, which is based on quoted market prices, where available. Changes in fair value are recorded through surplus. For common stocks without quoted market prices, fair value is estimated using independent pricing services or internally developed pricing models. When it is determined that a decline in fair value of an investment is other than temporary, the cost basis of the investment is reduced to its fair value and the amount of the reduction is accounted for as a realized loss.

Mortgage Loans: Mortgage loans are stated at amortized cost, net of valuation allowances. Mortgage loans held for sale are stated at the lower of amortized cost or fair value. Mortgage loans are evaluated for impairment when it is probable that the receipt of contractual payments of principal and interest may not occur when scheduled. If the impairment is considered to be temporary, a valuation reserve is established for the excess of the carrying value of the mortgage over its estimated fair value. Changes in valuation reserves for mortgage loans are included in net unrealized capital gains and losses on investments. When an event occurs resulting in an impairment that is other than temporary, a direct write-down is recorded as a realized loss and a new cost basis is established. The fair value of mortgage loans is generally determined using a discounted cash flow methodology based on coupon rates, maturity provisions and credit assumptions.

Real Estate: Real estate occupied by the Company and real estate held for the production of income is carried at depreciated cost, less encumbrances. Real estate held for sale is carried at the lower of depreciated cost or fair value, less encumbrances, and estimated costs to sell. The Company utilizes the straight-line method of depreciation on real estate. Depreciation is generally computed over a forty-year period. A real estate property may be considered impaired when events or circumstances indicate that the carrying value may not be recoverable. When the Company determines that an investment in real estate is impaired, a direct write-down is made to reduce the carrying value of the property to its estimated fair value based on an external appraisal, net of encumbrances, and a realized loss is recorded.

The Company makes investments in commercial real estate directly, through wholly owned subsidiaries and through real estate limited partnerships. The Company monitors the effects of current and expected market conditions and other factors on its real estate investments to identify and quantify any impairment in value. The Company assesses assets to

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determine if events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable. The Company evaluates the recoverability of income producing investments based on undiscounted cash flows and then reviews the results of an independent third party appraisal to determine the fair value and if an adjustment is required. Internal estimates of value can be used to determine fair value when a third party appraisal is pending completion. Third party appraisals are also utilized to determine write downs on land investments held for development.

Wholly-Owned Subsidiaries: Investments in wholly-owned subsidiaries are stated at the value of their underlying net assets as follows: (1) domestic insurance subsidiaries are stated at the value of their underlying statutory surplus and (2) non-insurance subsidiaries are stated at the value of their underlying GAAP equity. Dividends and distributions from subsidiaries are recorded in investment income and changes in the equity of subsidiaries are recorded directly to surplus as unrealized gains or losses.

Other Long-term Investments: Other long-term investments primarily include investments in limited partnerships and limited liability companies which are carried at TIAA’s percentage of the underlying GAAP equity as reflected on the respective entity’s financial statements. The Company monitors the effects of current and expected market conditions and other factors on these investments to identify and quantify any impairment in value. The Company assesses impairment information by performing analysis between the carrying value and the cost basis of the investments. The Company evaluates recoverability of the asset to determine if OTTI is warranted. When deemed to be other-than-temporarily impaired, the investment is written down to estimated fair value.

Other long-term investments include the Company’s investments in surplus notes, which are stated at amortized cost. All of the Company’s investments in surplus notes have an NAIC 1 rating designation. The Company changed its classification of its investments in surplus notes to other long-term investments during 2011 pursuant to NAIC guidelines. During 2010, the Company’s investments in surplus notes were classified as bonds.

Cash and Cash Equivalents: Cash includes cash on deposit and cash equivalents. Cash equivalents are short-term, highly liquid investments, with original maturities of three months or less at the date of purchase and are stated at amortized cost.

Short-Term Investments: Short-term investments (debt securities with maturities of one year or less at the time of acquisition, excluding investments classified as cash equivalents) that are not impaired are stated at amortized cost using the straight line interest method. Short-term investments that are impaired are stated at the lower of amortized cost or fair value.

Contract Loans: Contract loans are stated at outstanding principal balances.

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Derivative Instruments: The Company has filed a Derivatives Use Plan with the Department. This plan details the Company’s derivative policy objectives, strategies, controls and any restrictions placed on various derivative types. The plan also specifies the procedures and systems that the Company has established to evaluate, monitor and report on the derivative portfolio in terms of valuation, hedge effectiveness and counterparty credit quality. The Company may use derivative instruments for hedging, income generation, and asset replication purposes.

Derivatives used by the Company include foreign currency, interest rate and credit default swaps, foreign currency forwards, options and interest rate cap contracts.

The carrying value of a derivative position may be at cost or fair value, depending on the type of instrument and accounting status. Hedge accounting is applied for some foreign currency swaps that hedge fixed income investments carried at amortized cost. The foreign exchange premium or discount for these foreign currency swaps is amortized into income and a currency translation adjustment computed at the spot rate is recorded as an unrealized gain or loss. The derivative component of a RSAT is carried at unamortized premiums received or paid, adjusted for any impairments. The cash component of a RSAT is classified as a bond on the Company’s balance sheet. Derivatives used in hedging transactions where hedge accounting is not being utilized are carried at fair value. The Company does not offset the carrying value amounts recognized for derivatives executed with the same counterparty under the same netting agreement.

Investment Income Due and Accrued: Investment income due is investment income earned and legally due to be paid to the Company at the reporting date. Investment income accrued is investment income earned but not legally due to be paid to the Company until subsequent to the reporting date. The Company writes off amounts deemed uncollectible as a charge against investment income in the period such determination is made. Amounts deemed collectible, but over 90 days past due for any invested asset except mortgage loans in default are nonadmitted. Amounts deemed collectible, but over 180 days past due for mortgage loans in default are nonadmitted. The Company accrues interest income on impaired loans to the extent it is deemed collectible.

Separate Accounts: Separate Accounts are established in conformity with insurance laws and are segregated from the Company’s general account and are maintained for the benefit of the separate account contract holders.

Foreign Currency Transactions and Translation: Investments denominated in foreign currencies and foreign currency contracts are valued in U.S. dollars, based on exchange rates at the end of the relevant period. Investment transactions in foreign currencies are recorded at the exchange rates prevailing on the respective transaction dates. All other asset and liability

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accounts that are denominated in foreign currencies are adjusted to reflect exchange rates at the end of the relevant period. Realized and unrealized gains and losses due to foreign exchange transactions and translation adjustments are not separately reported but are collectively included in realized and unrealized capital gains and losses, respectively.

Non-Admitted Assets: For statutory accounting purposes, certain assets are designated as non-admitted assets (principally certain investments in other long-term investments, furniture and equipment, leasehold improvements, prepaid expenses, and a portion of deferred federal income tax (“DFIT”) assets). Investment related non-admitted assets totaled $441 million and $646 million at December 31, 2011 and 2010, respectively. The non-admitted portion of the DFIT asset was $10,249 million and $11,202 million at December 31, 2011 and 2010, respectively. Other non-admitted assets were $470 million and $358 million at December 31, 2011 and 2010, respectively. Changes in non-admitted assets are charged or credited directly to surplus.

Furniture and Fixtures, Equipment, Leasehold Improvements and Computer Software: Electronic data processing (“EDP”) equipment, computer software and furniture and equipment which qualify for capitalization are depreciated over the lesser of useful life or 3 years. Office alterations and leasehold tenant improvements which qualify for capitalization are depreciated over the lesser of useful life or 5 years and the remaining life of the lease, respectively.

The accumulated depreciation on EDP equipment and computer software was $782 million and $626 million at December 31, 2011 and 2010, respectively. Related depreciation expenses allocated to TIAA were $34 million, $45 million and $56 million for the years ended December 31, 2011, 2010 and 2009, respectively.

The accumulated depreciation on furniture and equipment and leasehold improvements was $443 million and $485 million at December 31, 2011, and 2010, respectively. Related depreciation expenses allocated to TIAA were $25 million, $25 million and $37 million for the years ended December 31, 2011, 2010 and 2009, respectively.

Insurance and Annuity Premiums: Life insurance premiums are recognized as revenue over the premium-paying period of the related policies. Annuity considerations are recognized as revenue when received. Expenses incurred when acquiring new business are charged to operations as incurred.

Reserves for Life and Health Insurance, Annuities and Deposit-type Contracts: The Company offers a range of group and individual annuities and individual life policies. Policy and contract reserves for such products are determined in accordance with standard valuation methods approved by the Department and are computed in accordance with standard actuarial formulae. The reserves established utilize assumptions for interest, mortality and other

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risks insured. Such reserves are established to provide for adequate contractual benefits guaranteed under policy and contract provisions.

During 2009, TIAA received approval from the Department to change the valuation basis on a portion of its payout annuity reserves. These reserves, which had previously been calculated on the basis of interest at either 1.5% or 2.5%, with mortality on the basis of either the 1983 Table A with ages set back 9 years or the Annuity 2000 Table with ages set back either 9 or 12 years, are valued on the basis of interest at 2.5% with mortality in accordance with the Annuity 2000 Table with ages set back 4 years. This reserve modification had the net effect of reducing beginning of year 2009 reserves by approximately $2.26 billion.

Liability for deposit-type contracts, which do not contain any life contingencies, are equal to deposits received and interest credited to the benefit of contract holders, less surrenders or withdrawals that represent a return to the contract holder.

The Company performed Asset Adequacy Analysis in order to test the adequacy of its reserves in light of the assets supporting such reserves, and determined that its reserves were sufficient to meet its obligations.

Interest Maintenance Reserve: The IMR defers recognition of realized capital gains and losses resulting from changes in the general level of interest rates. These gains and losses are amortized into investment income over the expected remaining life of the investments sold. The IMR is calculated in accordance with the NAIC Annual Statement Instructions for Life and Accident and Health Insurance Companies.

A realized gain or loss on each bond sold, excluding loan-backed and structured securities, is interest-related if the security’s NAIC rating did not change by more than one classification from the date of purchase to the date of sale, and its NAIC rating was not a 6 at anytime during the holding period.

A realized gain or loss on each preferred stock sold is interest-related if the security did not have an NAIC rating of 4, 5 or 6 at any time during the holding period and the NAIC rating did not change by more than one classification from the date of purchase to the date of sale.

A realized gain or loss on each mortgage loan sold is interest-related if interest is not more than 90 days past due, not in the process of foreclosure or voluntary conveyance, or the mortgage loan was not restructured over the prior two years.

A realized gain or loss on each derivative investment sold is interest-related based on the characteristics of the underlying invested asset.

For loan-backed and structured securities, realized gains or losses resulting from sale transactions and realized losses resulting from OTTI are bifurcated between IMR and AVR based upon the present value of cash flows and amortized cost at the time of the transaction.

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Asset Valuation Reserve: The AVR is established to offset potential credit-related investment losses from bonds, stocks, mortgage loans, real estate, derivatives and other long-term investments. Changes in AVR are recorded directly to surplus. The AVR is calculated in accordance with the NAIC Annual Statement Instructions for Life and Accident and Health Insurance Companies.

Realized gains or losses resulting from the sale of U.S. Government securities and securities of agencies which are backed by the full faith and credit of the U.S. Government are exempt from the AVR.

A realized gain or loss on each bond sold, excluding loan-backed and structured securities, is non-interest-related if the security’s NAIC rating changed by more than one classification from the date of purchase to the date of sale, or its NAIC rating was a 6 at any time during the holding period.

A realized gain or loss on each preferred stock sold is non-interest-related if the security had an NAIC rating of 4, 5 or 6 at any time during the holding period or the NAIC rating changed by more than one classification from the date of purchase to the date of sale.

A realized gain or loss on each mortgage loan sold is non-interest-related if interest is more than 90 days past due, in the process of foreclosure or voluntary conveyance, or the mortgage loan was restructured over the prior two years.

A realized gain or loss on each derivative investment sold is non-interest-related based on the characteristics of the underlying invested asset.

For loan-backed and structured securities, realized gains or losses resulting from sale transactions and realized losses resulting from OTTI are bifurcated between IMR and AVR based upon the present value of cash flows and amortized cost at the time of the transaction.

OTTI for non-loan-backed and structured securities, stocks, mortgage loans, real estate and other long-term investments are considered non-interest related realized losses and included in the AVR calculation.

Dividends Due to Policyholders: Dividends on insurance policies and pension annuity contracts in the payout phase are declared by the TIAA Board of Trustees (the “Board”) in the fourth quarter of each year, and such dividends are credited to policyholders in the following calendar year. Dividends on pension annuity contracts in the accumulation phase are declared by the Board in February of each year, and such dividends on the various existing vintages of pension annuity contracts in the accumulation phase are credited to policyholders during the ensuing twelve month period beginning March 1.

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ADDITIONAL ASSET INFORMATION

(The following condensed statutory-basis financial statements information has been derived from statutory-basis financial statements which are available upon request.)

The book/adjusted carrying value, estimated fair value, excess of fair value over book/adjusted carrying value and excess of book/adjusted carrying value over fair value of long-term bonds and preferred stocks at December 31, 2011 are shown below (in millions):

	Book/ Adjusted Carrying Value	Excess of		Estimated Fair Value
		Fair Value Over Book/ Adjusted Carrying Value	Book/ Adjusted Carrying Value Over Fair Value

Bonds:
U.S. governments	$41,576	$5,998	$(1)	$47,573
All other governments	3,119	612	(6)	3,725
States, territories and possessions	472	48	(7)	513
Political subdivisions of states, territories, and possessions	300	23	—	323
Special revenue and special assessment, non-guaranteed agencies and government	20,171	2,575	(23)	22,723
Credit tenant loans	4,351	773	(3)	5,121
Industrial and miscellaneous	94,212	8,879	(2,678)	100,413
Hybrids	2,039	77	(196)	1,920
Parent, subsidiaries and affiliates	1,691	95	(13)	1,773

Total bonds	167,931	19,080	(2,927)	184,084
Preferred stocks	82	17	(19)	80

TOTAL BONDS AND PREFERRED STOCKS	$168,013	$19,097	$(2,946)	$184,164

The gross unrealized losses and estimated fair values for securities by the length of time that individual securities had been in a continuous unrealized loss position are shown in the table below (in millions):

	Less than twelve months			Twelve months or more
	Amortized Cost	Gross Unrealized Loss	Estimated Fair Value	Amortized Cost	Gross Unrealized Loss	Estimated Fair Value

DECEMBER 31, 2011
Loan-backed and structured bonds	$4,829	$(239)	$4,590	$13,126	$(2,641)	$10,485
All other bonds	4,178	(158)	4,020	1,916	(204)	1,712

TOTAL BONDS	$9,007	$(397)	$8,610	$15,042	$(2,845)	$12,197

Unaffiliated common stocks	55	(7)	48	42	(12)	30
Preferred stocks	7	—	7	25	(19)	6

TOTAL BONDS AND STOCKS	$9,069	$(404)	$8,665	$15,109	$(2,876)	$12,233

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	Less than twelve months			Twelve months or more
	Amortized Cost	Gross Unrealized Loss	Estimated Fair Value	Amortized Cost	Gross Unrealized Loss	Estimated Fair Value

DECEMBER 31, 2010
Loan-backed and structured bonds	$7,779	$(269)	$7,510	$16,844	$(3,297)	$13,547
All other bonds	18,644	(722)	17,922	2,359	(207)	2,152

TOTAL BONDS	$26,423	$(991)	$25,432	$19,203	$(3,504)	$15,699

Unaffiliated common stocks	31	(21)	10	35	(8)	27
Preferred stocks	10	(8)	2	29	(26)	3

TOTAL BONDS AND STOCKS	$26,464	$(1,021)	$25,443	$19,267	$(3,538)	$15,729

As of December 31, 2011, the major categories of securities where the estimated fair value declined and remained below cost for less than twelve months were diversified in residential mortgage-backed securities (32%), commercial mortgage-backed securities (19%) and finance (13%). The preceding percentages were calculated as a percentage of the gross unrealized loss.

As of December 31, 2011, the major categories of securities where the estimated fair value declined and remained below cost for twelve months or greater were diversified in commercial mortgage-backed securities (62%) and residential mortgage-backed securities (26%). The preceding percentages were calculated as a percentage of the gross unrealized loss.

As of December 31, 2010, the major categories of securities where the estimated fair value declined and remained below cost for less than twelve months were diversified in U.S. and other governments (52%) and residential mortgage-backed securities (21%). The preceding percentages were calculated as a percentage of the gross unrealized loss.

As of December 31, 2010, the major categories of securities where the estimated fair value declined and remained below cost for twelve months or greater were diversified in commercial mortgage-backed securities (60%) and residential mortgage-backed securities (30%). The preceding percentages were calculated as a percentage of the gross unrealized loss.

Based upon the Company’s current evaluation of these securities in accordance with its impairment policy, the cause of the decline is primarily attributable to increased market yields for these particular securities since acquisition caused principally by widening of credit spreads primarily from diminished market liquidity as opposed to a long-term deterioration in credit quality. The Company currently intends and has the ability to hold the securities with unrealized losses for a period of time sufficient for them to recover and the Company has concluded that these securities are not other-than-temporarily impaired.

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Mortgage Loan Diversification: The following tables set forth the commercial mortgage loan portfolio by property type and geographic distribution ($ in millions):

	Commercial Mortgage Loans by Property Type
	December 31, 2011		December 31, 2010
	Carrying Value	% of Total	Carrying Value	% of Total

Office buildings	$4,399	33.5%	$4,370	32.0%
Shopping centers	4,211	32.1	4,579	33.5
Industrial buildings	2,313	17.6	2,403	17.6
Apartments	1,351	10.3	1,304	9.5
Mixed use	268	2.0	272	2.0
Land	265	2.0	265	1.9
Hotel	168	1.3	313	2.3
Other	158	1.2	160	1.2

TOTAL	$13,133	100.0%	$13,666	100.0%

	Commercial Mortgage Loans by Geographic Distribution
	December 31, 2011		December 31, 2010
	Carrying Value	% of Total	Carrying Value	% of Total

Pacific	$3,561	27.1%	$3,791	27.7%
South Atlantic	3,144	23.9	3,338	24.4
South Central	1,992	15.2	1,849	13.5
Middle Atlantic	1,988	15.1	1,826	13.4
North Central	1,319	10.1	1,420	10.4
Mountain	410	3.1	515	3.8
New England	280	2.1	399	2.9
Other	439	3.4	528	3.9

TOTAL	$13,133	100.0%	$13,666	100.0%

Net Investment Income: The components of net investment income for the years ended December 31 were as follows (in millions):

	2011	2010	2009

Bonds	$9,462	$9,343	$8,956
Stocks	27	96	55
Mortgage loans	810	1,011	1,204
Real estate	234	244	272
Other long-term investments	785	322	177
Cash, cash equivalents and short-term investments	3	8	28

TOTAL GROSS INVESTMENT INCOME	11,321	11,024	10,692
LESS INVESTMENT EXPENSES	(551)	(566)	(420)

Net investment income before amortization of IMR	10,770	10,458	10,272
Plus amortization of IMR	140	76	68

NET INVESTMENT INCOME	$10,910	$10,534	$10,340

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Realized Capital Gains and Losses: The net realized capital gains (losses) on sales, redemptions and write-downs due to OTTI for the years ended December 31 were as follows (in millions):

	2011	2010	2009

Bonds	$422	$(418)	$(1,913)
Stocks	40	57	(90)
Mortgage loans	28	(240)	(318)
Real estate	15	(4)	(43)
Other long-term investments	(436)	(198)	(1,086)
Cash, cash equivalents and short-term investments	(16)	(3)	15

Total before capital gains taxes and transfers to IMR	53	(806)	(3,435)
Transfers to IMR	(497)	(624)	109
Capital gains taxes	—	—	—

NET REALIZED CAPITAL LOSSES LESS CAPITAL GAINS TAXES, AFTER TRANSFERS TO IMR	$(444)	$(1,430)	$(3,326)

Federal Income Taxes. By charter, TIAA is a stock life insurance Company that operates on a non-profit basis and through December 31, 1997 was exempt from federal income taxation under the Internal Revenue Code. Any non-pension income, however, was subject to federal income taxation as unrelated business income. Effective January 1, 1998, as a result of federal legislation, TIAA is no longer exempt from federal income taxation and is taxed as a stock life insurance company.

Beginning in 1998, TIAA began filing a consolidated federal income tax return with its includable affiliates (the “consolidating companies”). The consolidating companies participate in a tax-sharing agreement. Under the agreement, current federal income tax expense (benefit) is computed on a separate return basis and provides that members shall make payments or receive reimbursements to the extent that their income (loss) contributes to or reduces consolidated federal tax expense. The consolidating companies are reimbursed for net operating losses or other tax attributes they have generated when utilized in the consolidated return. Amounts receivable from TIAA’s subsidiaries for federal income taxes were $5 million and $19 million at December 31, 2011 and 2010, respectively.

For the years 2005 and 2006 Federal income tax returns for the consolidated companies have been audited by the IRS. In July 2011, the IRS completed its audit and presented TIAA with a Revenue Agents Report that had no un-agreed adjustments.

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APPENDIX A — MANAGEMENT OF TIAA

The Real Estate Account has no officers or directors. The Trustees and certain principal executive officers of TIAA as of the date hereof, their dates of birth, and their principal occupations during the past five years, are as follows:

TRUSTEES

Name & Date of Birth (DOB)	Principal Occupations During Past 5 Years

Ronald L. Thompson Chairman of the TIAA Board of Trustees DOB: 6/17/49

Former Chairman and Chief Executive Officer, Midwest Stamping and Manufacturing Company from 1993 through 2005. Lead Director, Chrysler Group, LLC and Director, Washington University in St. Louis. Member, Plymouth Ventures Partnership II Advisory Board.

Jeffrey R. Brown DOB: 2/16/68

William G. Karnes Professor of Finance and Director of the Center for Business and Public Policy, University of Illinois at Urbana-Champaign. Research Associate of the National Bureau of Economic Research (NBER) and Associate Director of the NBER Retirement Research Center. Former member of the Social Security Advisory Board from 2006 to 2008, and Director of the American Risk and Insurance Association.

Robert C. Clark DOB: 2/26/44

Harvard University Distinguished Service Professor and Austin Wakeman Scott Professor of Law, Harvard Law School, Harvard University. Formerly Dean and Royall Professor of Law, Harvard Law School from 1989 to 2003. Director of the Hodson Trust, Time Warner, Inc. and Omnicom Group.

Lisa W. Hess DOB: 8/8/55

President and Managing Partner, Sky Top Capital. Former Chief Investment Officer of Loews Corporation from 2002 to 2008. Founding partner of Zesiger Capital Group. Director of Radian Group, Inc. Trustee of the WT Grant Foundation, the Chapin School, and the Pomfret School.

Edward M. Hundert, M.D. DOB: 10/1/56

Senior lecturer in Medical Ethics and Director of the Center for Teaching and Learning, Harvard Medical School. President, Case Western Reserve University from 2002 to 2006. Formerly, Dean, 2000 to 2002, University of Rochester School of Medicine and Dentistry, Professor of Medical Humanities and Psychiatry, 1997 to 2002. Scientific Advisory Board Member, Massachusetts General Hospital Center for Law, Brain and Behavior.

Lawrence H. Linden DOB: 2/19/47

Retired Managing Director and former General Partner at Goldman Sachs, Inc., retiring in 2008. After joining Goldman Sachs in 1992, served at various times the Head of Technology, Head of Operations, and Co-Chairman of the Global Control and Compliance Committee. Founding Trustee of the Linden Trust for Conservation, trustee of Resources for the Future, Chairman of the Board of Directors of the World Wildlife Fund and co-founder of, and senior advisor to, the Redstone Strategy Group. Strategic Advisory Board Member, New World Capital Group.

Maureen O’Hara DOB: 6/13/53

R.W. Purcell Professor of Finance at Johnson Graduate School of Management, Cornell University, where she has taught since 1979. Chair of the board of Investment Technology Group, Inc. since 2007, and member of the board since 2003. Director of New Star Financial, Inc.

Donald K. Peterson DOB: 8/13/49

Former Chairman and Chief Executive Officer, Avaya Inc. from 2002 to 2006 and President and Chief Executive Officer from 2000 to 2001. Formerly, Executive Vice President and Chief Financial Officer, Lucent Technologies from 1996 to 2000. Member and former chairman of the board of Worcester Polytechnic Institute and trustee of the Committee for Economic Development. Director of Sanford C. Bernstein Fund Inc.

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TRUSTEES         (continued)

Name & Date of Birth (DOB)	Principal Occupations During Past 5 Years

Sidney A. Ribeau DOB: 12/3/47	President, Howard University since 2008. Formerly, President, Bowling Green State University, 1995 to 2008. Director, Worthington Industries.
Dorothy K. Robinson DOB: 2/18/51

Vice President and General Counsel, Yale University since 1995. Formerly General Counsel, Yale University, 1986 to 1995. Trustee, Newark Public Radio Inc., Director, Yale Southern Observatory, Inc., Youth Rights Media, Inc. and Friends of New Haven Legal Assistance.

David L. Shedlarz DOB: 4/17/48

Former Vice Chairman of Pfizer Inc. from 2006 to 2007, Executive Vice President from 1999 to 2005 and Chief Financial Officer of Pfizer from 1995 to 2005. Director, Pitney Bowes Inc. and the Hershey Corporation.

Marta Tienda DOB: 8/10/50

Maurice P. During ‘22 Professor in Demographic Studies and Professor of Sociology and Public Affairs, Princeton University, since 1997. Visiting Research Scholar at the New York University Center for Advanced Research in Social Sciences, 2010 to 2011. Director, Office of Population Research, Princeton University, 1998 to 2002. Commissioner, National Key Indicators Commission and President’s Advisory Commission on Educational Excellence for Hispanics. Trustee, Sloan Foundation and Jacobs Foundation. Member of Visiting Committee, Harvard University Kennedy School of Government. Member, Adrenalina Research Advisory Board.

Rosalie J. Wolf DOB: 5/8/41

Managing Partner, Botanica Capital Partners LLC. Formerly, Senior Advisor and Managing Director, Offit Hall Capital Management LLC and its predecessor company, Laurel Management Company LLC from 2001 to 2003; formerly, Treasurer and Chief Investment Officer, The Rockefeller Foundation. Director, North European Oil Royalty Trust, Director and former Chairman of The Sanford C. Bernstein Fund, Inc. Member of the Brock Capital Group, LLC. Advisory Council Member, Center on Entrepreneurship, Tuck School at Dartmouth College.

OFFICER-TRUSTEES

Name & Date of Birth	Principal Occupations During Past 5 Years

Roger W. Ferguson, Jr. DOB: 10/28/51

President and Chief Executive Officer of TIAA and CREF since April 2008. Formerly, Chairman of Swiss Re America Holding Corporation and Head of Financial Services and member of the Executive Committee, Swiss Re from 2006 to 2008; Vice Chairman and member of the Board of the U.S. Federal Reserve from 1999 to 2006 and a member of its Board of Governors from 1997 to 1999; and Partner and Associate, McKinsey & Company from 1984 to 1997. Currently a member of the advisory board of Brevan Howard Asset Management LLP, a director of Audax Health and International Flavors and Fragrances, Inc., and a member of the President’s Council on Jobs and Competitiveness. Fellow of the American Academy of Arts & Sciences and member of its Commission on the Humanities and Social Sciences. Member of the National Academy of Sciences Commission on the Humanities. Board member at the Institute for Advanced Study, Memorial Sloan-Kettering Cancer Center, and the Committee for Economic Development. Member of the Harvard University Visiting Committee for the Memorial Church, the Economic Club of New York, the Council on Foreign Relations and the Group of Thirty.

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OFFICERS

Name & Date of Birth	Principal Occupations During Past 5 Years

Virginia M. Wilson DOB: 7/22/54

Executive Vice President and Chief Financial Officer, TIAA and CREF since 2010. Served from 2006 to 2009 as Executive Vice President and Chief Financial Officer of Wyndham Worldwide Corporation, one of the world’s largest hospitality firms, following its 2006 spin-off from Cendant Corporation, a multinational holding company with operations in the real estate, travel, car rental, hospitality, mortgage banking and other service sectors. Served from 2003 to 2006 as Cendant’s Executive Vice President and Chief Accounting Officer. Corporate controller of MetLife, Inc. from 1999 to 2003 and was senior vice president and controller for the life insurance operations of Transamerica Corporation (which was acquired by AEGON NV in 1999) from 1995 to 1999. Prior to 1995, was an audit partner at Deloitte & Touche LLP. Currently a director of the Los Angeles Child Guidance Clinic and a trustee and vice chair for Catholic Charities in New York.

Ronald Pressman DOB: 4/11/58

Executive Vice President and Chief Operating Officer of TIAA since 2012 and Executive Vice President of the TIAA-CREF Funds Complex since 2012. From 2007 to 2011, served as President and Chief Executive Officer of General Electric Capital Real Estate. Prior to 2007, served as president and CEO of General Electric Asset Management and Chairman, President and Chief Executive Officer of General Electric Employers Reinsurance Group. Currently a charter trustee of Hamilton College. Also serves as the Chairman of the National Board of A Better Chance and a director of Pathways to College. Currently serves as a director of Aspen Insurance Holdings Limited.

Edward D. Van Dolsen DOB: 4/21/58

Executive Vice President, President of Retirement and Individual Services since 2011 of TIAA and Executive Vice President of CREF since 2008. Formerly, Executive Vice President and President, Chief Operating Officer of TIAA and CREF from 2010 to 2011. Formerly Executive Vice President, Product Development and Management of TIAA from 2009 to 2010, Executive Vice President, Institutional Client Services from 2006 to 2009, and Executive Vice President, Product Management of TIAA from 2005 to 2006, and Executive Vice President of the TIAA-CREF Funds since 2008. Also served as Senior Vice President, Pension Products from 2003 to 2006.

PORTFOLIO MANAGEMENT TEAM

Name & Date of Birth	Principal Occupations During Past 5 Years

Margaret A. Brandwein DOB: 11/26/46	Managing Director and Portfolio Manager, TIAA Real Estate Account since 2004.
Thomas C. Garbutt DOB: 10/12/58	Senior Managing Director and Head of Global Real Estate, TIAA.

TIAA Real Estate Account ¡ Prospectus237

APPENDIX B — DESCRIPTION OF PROPERTIES

Set forth below is general information about the Account’s portfolio of commercial and residential property investments as of December 31, 2011. The Account’s property investments include both properties that are wholly owned by the Account and properties owned by the Account’s joint venture investments. Certain property investments are comprised of a portfolio of properties. Please carefully read the footnotes to these tables, which immediately follow. Market value figures are in thousands.

Property	Location	Year Built		Year Purchased	Rentable Area (Sq. ft.)(1)	Percent Leased	Annual Avg. Base Rent Per Leased Sq. Ft.(2)	Fair Value(3) (in millions)

OFFICE PROPERTIES
1001 Pennsylvania Ave	Washington, DC	1987		2004	772,842	90%	$33.94	$656.1	(4)
Four Oaks Place	Houston, TX	1983		2004	1,722,694	97%	17.18	447.5
Fourth & Madison	Seattle, WA	2002		2004	845,533	100%	29.03	385.4	(4)
780 Third Avenue	New York, NY	1984		1999	487,501	92%	51.29	340.2
50 Fremont Street	San Francisco, CA	1983		2004	817,412	97%	20.91	332.3	(4)
99 High Street	Boston, MA	1971		2005	731,204	86%	34.61	326.3	(4)
The Newbry	Boston, MA	1940–1961	(6)	2006	607,424	96%	40.77	293.8
1 & 7 Westferry Circus(5)	London, UK	1992, 1993		2005	396,140	98%	50.07	261.6	(4)
1900 K Street	Washington, DC	1996		2004	341,914	52%	23.40	244.4
701 Brickell	Miami, FL	1986	(8)	2002	677,667	86%	29.73	219.5
Lincoln Centre	Dallas, TX	1984		2005	1,638,132	80%	15.61	213.3	(4)
275 Battery Street	San Francisco, CA	1988		2005	475,138	89%	37.82	210.5
1401 H Street NW	Washington, D.C.	1992		2006	350,635	92%	43.83	205.9	(4)
Yahoo! Center(7)	Santa Monica, CA	1984		2004	1,185,119	88%	7.60	199.8
One Boston Place(10)	Boston, MA	1970	(8)	2002	804,444	90%	43.62	195.9
Wilshire Rodeo Plaza	Beverly Hills, CA	1935, 1984		2006	246,165	83%	49.51	166.1	(4)
Ten & Twenty Westport Road	Wilton, CT	1974(8); 2001		2001	538,719	94%	17.24	130.7
Millennium Corporate Park	Redmond, WA	1999, 2000		2006	536,884	95%	16.55	127.9
Urban Centre	Tampa, FL	1984, 1987		2005	547,925	80%	18.40	97.9
The Ellipse at Ballston	Arlington, VA	1989		2006	196,063	80%	28.02	82.9
88 Kearny Street	San Francisco, CA	1986		1999	228,359	94%	30.28	81.9
Treat Towers(11)	Walnut Creek, CA	1999		2003	373,636	83%	24.00	77.8
Pacific Plaza	San Diego, CA	2000, 2002		2007	217,890	94%	21.77	61.7	(4)
Prominence in Buckhead(11)	Atlanta, GA	1999		2003	424,309	95%	21.28	50.9

238Prospectus ¡ TIAA Real Estate Account

Property	Location	Year Built		Year Purchased	Rentable Area (Sq. ft.)(1)	Percent Leased	Annual Avg. Base Rent Per Leased Sq. Ft.(2)	Fair Value(3) (in millions)

Pointe on Tampa Bay	Tampa, FL	1982	(8)	2002	252,519	90%	$16.98	$47.3
West Lake North Business Park	Westlake Village, CA	2000		2004	197,288	84%	22.25	43.6
Centerside I	San Diego, CA	1982		2004	202,913	90%	19.76	40.7
Parkview Plaza	Oakbrook, IL	1990		1997	264,162	88%	16.24	39.4
3 Hutton Centre Drive	Santa Ana, CA	1985	(8)	2003	198,217	76%	17.34	37.7
Camelback Center	Phoenix, AZ	2001		2007	231,345	89%	18.03	34.4
8270 Greensboro Drive	McLean, VA	2000		2005	158,110	67%	19.50	34.2
North 40 Office Complex	Boca Raton, FL	1983, 1984		2006	350,000	66%	5.57	29.7
Needham Corporate Center	Needham, MA	1987		2001	138,690	78%	15.50	20.4
Creeksides at Centerpoint	Kent, WA	1985		2006	218,213	48%	5.74	17.5

Subtotal—Office Properties						88%		$5,755.2

Percent leased weighted by property fair value—Office(9)						89%

INDUSTRIAL PROPERTIES
Ontario Industrial Portfolio	Various, CA	1997–1998		1998, 2000, 2004	3,981,894	100%	$3.89	$273.5
Dallas Industrial Portfolio	Dallas and Coppell, TX	1997–2001		2000–2002	3,684,941	98%	2.69	159.9
Rancho Cucamonga Industrial Portfolio	Rancho Cucamonga, CA	2000–2002		2000; 2001; 2002; 2004	1,490,235	87%	2.55	99.5
Great West Industrial Portfolio	Rancho Cucamonga and Fontana, CA	2004–2005		2008	1,358,925	100%	3.36	99.0
Weston Business Center	Weston, FL	1998–1999		2011	679,918	100%	7.44	85.3
Southern California RA Industrial Portfolio	Los Angeles, CA	1982		2004	920,078	83%	4.56	78.1
Rainier Corporate Park	Fife, WA	1991–1997		2003	1,104,399	86%	3.39	75.4
Seneca Industrial Park	Pembroke Park, FL	1999–2001		2007	882,182	93%	4.01	71.3
Chicago Industrial Portfolio	Chicago and Joliet, IL	1997–2000		1998; 2000	1,427,699	93%	3.59	66.5
Regal Logistics Campus	Seattle, WA	1999–2004		2005	968,535	100%	3.83	61.4
Chicago CALEast Industrial Portfolio(13)	Chicago, IL	1974–2005		2003	1,145,152	100%	4.02	56.7
Shawnee Ridge Industrial Portfolio	Atlanta, GA	2000–2005		2005	1,422,922	86%	2.89	51.8
South River Road Industrial	Cranbury, NJ	1999		2001	858,957	100%	4.23	45.9
IDI Nationwide Industrial Portfolio(12)	Various, U.S.	1999–2004		2004	3,656,157	89%	2.90	45.5
Northern California RA Industrial Portfolio	Oakland, CA	1981		2004	657,602	93%	4.31	44.2
Atlanta Industrial Portfolio	Lawrenceville, GA	1996–1999		2000	1,295,440	95%	2.66	43.7
Pinnacle Industrial	Grapevine. TX	2003, 2004, 2006		2006	899,200	100%	3.22	41.2
GE Appliance East Coast Distribution Facility	Perryville, MD	2003		2005	1,004,000	100%	2.82	34.3
Broadlands Business Park	Elkton, MD	2006		2006	756,690	100%	3.15	27.9

TIAA Real Estate Account ¡ Prospectus239

Property	Location	Year Built		Year Purchased	Rentable Area (Sq. ft.)(1)	Percent Leased	Annual Avg. Base Rent Per Leased Sq. Ft.(2)	Fair Value(3) (in millions)

Northeast RA Industrial Portfolio	Boston, MA	2000		2004	384,126	100%	$4.57	$27.0
Centre Pointe and Valley View	Los Angeles County, CA	1965–1989		2004	307,685	93%	5.39	22.6
Northwest RA Industrial Portfolio	Seattle, WA	1996		2004	312,321	100%	4.68	22.4
Konica Photo Imaging Headquarters	Mahwah, NJ	1999		1999	168,000	100%	8.36	18.7
Summit Distribution Center	Memphis, TN	2002		2003	708,532	100%	1.81	15.4
Airways Distribution Center	Memphis, TN	2005		2006	556,600	—%	—	12.2
Fernley Distribution Facility	Fernley, NV	1998		1998	256,000	80%	2.17	7.0

Subtotal—Industrial Properties						93%		$1,586.4

Percent leased weighted by property fair value—Industrial(9)						95%

RETAIL PROPERTIES
DDR Joint Venture(14)	Various	Various		2007	11,894,581	90%	$10.31	$338.4
The Florida Mall(15)	Orlando, FL	1986	(8)	2002	988,154	99%	41.01	284.3
Printemps de l’Homme(5)	Paris, FR	1930		2007	142,363	100%	74.77	209.9	(5)
The Forum at Carlsbad	Carlsbad, CA	2003		2011	264,619	100%	32.72	180.5
Florida Retail Portfolio(16)	Various, FL	1974–2005		2006	1,258,690	85%	12.83	173.7
Miami International Mall(15)	Miami, FL	1982	(8)	2002	288,670	97%	42.26	109.8
Westwood Marketplace	Los Angeles, CA	1950	(8)	2002	202,179	100%	27.82	97.0
Mazza Gallerie	Washington, DC	1975		2004	293,935	93%	16.18	69.1
Marketfair	West Windsor, NJ	1987		2006	241,148	100%	17.76	68.1
West Town Mall(15)	Knoxville, TN	1972	(8)	2002	771,189	98%	22.31	54.7
Publix at Weston Commons	Weston, FL	2005		2006	126,922	99%	25.38	46.6	(4)
Northpark Village Square	Valencia, CA	1996		2011	87,094	98%	24.50	40.6
South Frisco Village Shopping Center	Frisco, TX	2002		2006	227,175	93%	10.93	29.0	(4)
Plainsboro Plaza	Plainsboro, NJ	1987		2005	218,653	90%	11.83	25.5
Suncrest Village	Orlando, FL	1987		2005	93,358	84%	8.95	12.2
Plantation Grove	Ocoee, FL	1995		1995	73,655	93%	10.10	9.9

Subtotal—Retail Properties						92%		$1,749.3

Percent leased weighted by property fair value—Retail(9)						95%

240Prospectus ¡ TIAA Real Estate Account

Property	Location	Year Built	Year Purchased	Rentable Area (Sq. ft.)(1)	Percent Leased	Annual Avg. Base Rent Per Leased Sq. Ft.(2)	Fair Value(3) (in millions)

RESIDENTIAL PROPERTIES
The Corner	New York, NY	2010	2011	N/A	97%	N/A	$215.0	(4)
Palomino Park Apartments	Denver, CO	1996–2001	2005	N/A	97%	N/A	214.7	(4)
Houston Apartment Portfolio(17)	Houston, TX	1984–2004	2006	N/A	95%	N/A	206.7	(4)
The Colorado	New York, NY	1987	1999	N/A	99%	N/A	150.6	(4)
The Palatine	Arlington, VA	2008	2011	N/A	91%	N/A	135.0	(4)
Kierland Apartment Portfolio(17)	Scottsdale, AZ	1996–2000	2006	N/A	98%	N/A	104.2	(4)
Ashford Meadows Apartments	Herndon, VA	1998	2000	N/A	98%	N/A	101.3	(4)
The Legacy at Westwood	Los Angeles, CA	2001	2002	N/A	97%	N/A	96.8	(4)
Larkspur Courts	Larkspur, CA	1991	1999	N/A	97%	N/A	90.2
Residence at Rivers Edge	Medford, MA	2009	2011	N/A	96%	N/A	80.9
South Florida Apartment Portfolio	Boca Raton and Plantation, FL	1986	2001	N/A	98%	N/A	71.6	(4)
The Caruth	Dallas, TX	1999	2005	N/A	96%	N/A	70.6	(4)
Regents Court Apartments	San Diego, CA	2001	2002	N/A	94%	N/A	68.0	(4)
The Pepper Building	Philadelphia, PA	1927/2010	2011	N/A	98%	N/A	53.6
Windsor at Lenox Park	Atlanta, GA	2001	2005	N/A	97%	N/A	53.2	(4)
Reserve at Sugarloaf	Duluth, GA	2000	2005	N/A	97%	N/A	45.9	(4)
The Maroneal	Houston, TX	1998	2005	N/A	94%	N/A	43.1
Glenridge Walk	Atlanta, GA	1996, 2001	2005	N/A	98%	N/A	35.2
Westcreek	Westlake Village, CA	1988	1997	N/A	97%	N/A	31.6
Lincoln Woods	Lafayette Hill, PA	1991	1997	N/A	88%	N/A	30.9
Phoenix Apartment Portfolio(17)	Greater Phoenix Area, AZ	1995–1998	2006	N/A	96%	N/A	27.4
Quiet Water at Coquina Lakes	Deerfield Beach, FL	1995	2001	N/A	97%	N/A	26.5
The Fairways of Carolina	Margate, FL	1993	2001	N/A	97%	N/A	24.5

Subtotal—Residential Properties					96%		$1,977.5

Percent leased weighted by property fair value—Residential(9)					96%

OTHER COMMERCIAL PROPERTIES
425 Park Avenue(19)	New York, NY	N/A	2011	N/A	100%	N/A	320.0
Storage Portfolio I(18)	Various, U.S.	1972–1990	2003	1,682,748	87%	$13.20	60.6

Subtotal—Commercial Properties					—		$9,471.5

Total—All Properties—Percent Leased weighted by property fair value					93%		$11,449.0

TIAA Real Estate Account ¡ Prospectus241

(1)	The square footage is an approximate measure and is subject to periodic remeasurement.

(2)	Based on total contractual rent for leases existing as of December 31, 2011. The contractual rent can be either on a gross or net basis, depending on the terms of the leases.

(3)	Fair value reflects the value determined in accordance with the procedures described in the Account’s prospectus and as stated in the Statement of Investments.

(4)	Property is subject to a mortgage. The fair value shown represents the Account’s interest gross of debt.

(5)

1 & 7 Westferry Circus is located in the United Kingdom. Printemps de l’Homme is located in France. The fair value of each property is converted from local currency to U.S. Dollars at the exchange rate as of December 31, 2011.

(6)	This property was renovated in 2004 and 2006.

(7)	This property is held in 50%/50% joint venture with Equity Office Properties Trust. Fair value shown reflects the value of the Account’s interest in the joint venture, net of debt.

(8)	Undergone extensive renovations since original construction.

(9)	Values shown are based on the property fair value weighted as a percent of the total fair value and based upon the percent leased for each property.

(10)

The Account purchased a 50.25% interest in a private REIT, which owns this property. A 49.70% interest is owned by Societe Immobiler Trans-Quebec, and .05% is owned by 100 individuals. Fair value shown reflects the value of the Account’s interest in the joint venture.

(11)	This investment property is held in a 75%/25% joint venture with Equity Office Properties Trust. Fair value shown reflects the value of the Account’s interest in the joint venture.

(12)	This investment property is held in 60%/40% joint venture with Industrial Development International. Fair value shown reflects the value of the Account’s interest in the joint venture, net of debt.

(13)	A portion of this portfolio was sold in 2008.

(14)

This investment property consists of 41 properties located in 13 states and is held in a 85%/15% joint venture with Developers Diversified Realty Corporation. Fair Value shown reflects the value of the Account’s interest in the joint venture, net of debt.

(15)	This investment property is held in a 50%/50% joint venture with the Simon Property Group. Fair value shown reflects the value of the Account’s interest in the joint venture, net of debt.

(16)

This investment property is held in a 80%/20% joint venture with Weingarten Realty Investors. Fair value shown reflects the value of the Account’s interest in the joint venture. This portfolio contains seven neighborhood and/or community shopping centers located in Ft. Lauderdale, Miami, Orlando, and Tampa, Florida areas.

(17)	A portion of these investment portfolios was sold in 2009.

(18)	This investment property is held in a 75%/25% joint venture with Storage USA. Fair value shown reflects the value of the Account’s interest in the joint venture, net of debt.

(19)	Represents a fee interest encumbered by a ground lease real estate investment.

242Prospectus ¡ TIAA Real Estate Account

Residential Property Portfolio. The table below contains more detailed information regarding the apartment complexes in the Account’s portfolio as of December 31, 2011 and should be read in conjunction with the immediately preceding table.

Property	Location	Number Of Units	Average Unit Size (Square Feet)	Avg. Rent Per Unit/ Per Month

Houston Apartment Porfolio(1)	Houston, TX	1,777	993	$1,189
Palomino Park	Highlands Ranch, CO	1,184	1,100	1,206
Kierland Apartment Portfolio(1)	Scottsdale, AZ	724	1,048	957
South Florida Apartment Portfolio(1)	Boca Raton and Plantation, FL	550	888	1,068
Ashford Meadows Apartments	Herndon, VA	440	1,050	1,434
Windsor at Lenox Park	Atlanta, GA	407	1,024	1,140
The Caruth	Dallas, TX	338	1,167	1,607
Reserve at Sugarloaf	Duluth, GA	333	1,220	1,042
The Maroneal	Houston, TX	309	928	1,252
Glenridge Walk	Sandy Springs, GA	296	1,146	993
The Palatine	Arlington, VA	262	1,055	2,728
The Colorado	New York, NY	256	623	2,878
Regents Court	San Diego, CA	251	886	1,621
Larkspur Courts	Larkspur, CA	248	1,001	2,068
Phoenix Apartment Portfolio	Chandler, AZ	240	975	858
Residences at Rivers Edge	Medford, MA	222	955	2,330
Lincoln Woods Apartments	Lafayette Hill, PA	216	774	1,208
The Fairways of Carolina	Margate, FL	208	1,026	1,124
Quiet Waters at Coquina Lakes	Deerfield Beach, FL	200	1,048	1,143
The Corner	New York, NY	196	857	5,682
The Legacy at Westwood	Los Angeles, CA	187	1,181	3,161
The Pepper Building	Philadelphia, PA	185	820	1,600
Westcreek	Westlake Village, CA	126	951	1,651

(1)	Represents a portfolio containing multiple properties.

TIAA Real Estate Account ¡ Prospectus243

APPENDIX C — SPECIAL TERMS

Accumulation: The total value of your accumulation units in the Real Estate Account.

Accumulation Period: The period that begins with your first premium and continues until the entire accumulation has been applied to purchase annuity income, transferred from the Account, or paid to you or a beneficiary.

Accumulation Unit: A share of participation in the Real Estate Account for someone in the accumulation period. The Account’s accumulation unit value changes daily.

Annuity Unit: A measure used to calculate the amount of annuity payments due a participant.

Beneficiary: Any person or institution named to receive benefits if you die during the accumulation period or if you (and your annuity partner, if you have one) die before the guaranteed period of your annuity ends.

Business Day: Any day the New York Stock Exchange (NYSE) is open for trading. A business day ends at 4 p.m. Eastern Time, or when trading closes on the NYSE, if earlier.

Calendar Day: Any day of the year. Calendar days end at the same time as business days.

Commuted Value: The present value of annuity payments due under an income option or method of payment not based on life contingencies. Present value is adjusted for investment gains or losses since the annuity unit value was last calculated.

Eligible Institution: A nonprofit institution, including any governmental institution, organized in the United States.

ERISA: The Employee Retirement Income Security Act of 1974, as amended.

General Account: All of TIAA’s assets other than those allocated to the Real Estate Account or to other existing or future TIAA separate accounts.

Good Order: Actual receipt of an order along with all information and supporting legal documentation necessary to effect the transaction. This information and documentation generally includes your complete application and any other information or supporting documentation we may require. With respect to purchase requests, “good order” also generally includes receipt of sufficient funds by us to effect the purchase. We may, in our sole discretion, determine whether any particular transaction request is in good order and reserve the right to change or waive any good order requirement at any time either in general or with respect to a particular plan, contract or transaction.

Income Change Method: The method under which you choose to have your annuity payments revalued. Under the annual income change method, your payments are revalued once each year. Under the monthly income change method, your payments are revalued every month.

Separate Account: An investment account legally separated from the general assets of TIAA, whose income and investment gains and losses are credited

244Prospectus ¡ TIAA Real Estate Account

to or charged against its own assets, without regard to TIAA’s other income, gains or losses.

Valuation Day: Any business day.

Valuation Period: The time from the end of one valuation day to the end of the next.

TIAA Real Estate Account ¡ Prospectus245